    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1998

                                            Registration Statement No. 333-43777
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------


                               AMENDMENT NO. 1
                                      TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                            -------------------------

                           AMERICAN REALTY TRUST, INC.
       (Exact name of registrant as specified in its governing instrument)

         GEORGIA                        6513                           54-0697989
 (State of Incorporation)  (Primary Standard Industrial)  (I.R.S. Employer Identification No.)

                         Classification Code Number)
                        10670 NORTH CENTRAL EXPRESSWAY
                                  SUITE 300
                             DALLAS, TEXAS 75231
                                (214) 692-4700
        (Address and telephone number of principal executive offices)
                           ROBERT A. WALDMAN, ESQ.
                        10670 NORTH CENTRAL EXPRESSWAY
                                  SUITE 300
                             DALLAS, TEXAS 75231
                                (214) 692-4700
          (Name, address and telephone number of agent for service)
                          -------------------------
                                   Copy to:
                          THOMAS R. POPPLEWELL, ESQ.
                            Andrews & Kurth L.L.P.
                         1711 Main Street, Suite 3700
                             Dallas, Texas 75201
                          -------------------------

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                                               PROPOSED
                 TITLE OF EACH CLASS                                           MAXIMUM
                 OF SECURITIES TO BE                   AMOUNT TO BE       AGGREGATE OFFERING      AMOUNT OF
                      REGISTERED                        REGISTERED             PRICE(1)       REGISTRATION FEE
-------------------------------------------------- -------------------- -------------------- -----------------
Preferred Stock, $2.00 par value..................    453,552 SHARES         $5,255,448          $1,550.36 (3)
-------------------------------------------------- -------------------- -------------------- -----------------
COMMON STOCK, $0.01 PAR VALUE.....................         (2)
-------------------------------------------------- -------------------- -------------------- -----------------



(1) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the EQK Shares to be acquired by ART in connection with the Merger and is based upon $1.0938, the average of the high and low sales prices of the EQK Shares on the New York Stock Exchange Composite Tapes on January 5, 1998.

(2) The number of shares of Common Stock of the Registrant to be registered is such currently indeterminate number of shares of Common Stock as may be required for issuance upon conversion of the preferred stock being registered hereunder. Such shares of Common Stock will, if issued, be issued for no additional consideration and therefore, pursuant to Rule 457(g), no separate registration fee is required.

(3)   Fee previously paid.


===============================================================================


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             EQK REALTY INVESTORS I

                                ----------------

                    5775 Peachtree Dunwoody Road, Suite 200D
                             Atlanta, Georgia 30342

                              ---------------------

                              ______________, 1998

Dear Shareholder:

     You are cordially invited to attend the delayed 1997 annual meeting (the "Meeting") of the shareholders of EQK Realty Investors I ("EQK") to be held at the offices of EQK, 5775 Peachtree Dunwoody Road, Suite 200D in Atlanta, Georgia on __________, 1998 at 9:00 a.m. Eastern Standard Time. At the Meeting, you will be asked to consider and vote upon (1) the election of the Board of Trustees of EQK (the "Board Election Proposal"), (2) an amendment and restatement of EQK's Amended and Restated Declaration of Trust (the "Declaration Amendment Proposal"), (3) an Agreement and Plan of Merger, dated as of December 23, 1997 (the "Merger Agreement"), pursuant to which ART Newco, LLC ("ART Newco"), an affiliate of American Realty Trust, Inc., a Georgia corporation ("ART"), is to merge with and into EQK(the "Merger"), with EQK being the surviving entity (the "Merger Proposal"), and (4) the termination of EQK's advisory agreement with Equitable Realty Portfolio Management, Inc. ("ERPM") and the execution by EQK of a new advisory agreement with Basic Capital Management, Inc., as the advisor (the "New Advisory Agreement Proposal" and, together with the Board Election Proposal, the Declaration Amendment Proposal and the Merger Proposal, the "Proposals"). If the Merger Proposal is approved by the requisite number of EQK shareholders, you will be entitled to receive for each EQK Share you own (i)
0.0616 of a share of Series F Cumulative Convertible Preferred Stock of ART, liquidation value $10.00 per share and (ii) $0.256 in cash (collectively, the "EQK Merger Consideration"). Immediately after the Merger, ART would own approximately 49% of EQK's outstanding shares.

     The Meeting was delayed as a result of the negotiation of the Merger Agreement and related matters. Further information concerning the Meeting and the terms of the Proposals are set forth in the enclosed Notice of Annual Meeting and Prospectus/Proxy Statement. EQK's management will be in attendance at the annual meeting to answer questions and to explain the proposed merger in detail.

        Your vote on the Merger is of great importance. The affirmative vote of the holders of three-quarters of the outstanding shares of beneficial interest of EQK entitled to vote, among other conditions, is required for the approval of the Proposals, other than the Board Election Proposal. Even if you plan to attend the Meeting, we ask that you execute and promptly return your completed proxy in the enclosed postage-paid envelope so that your vote can be recorded at the meeting. If you attend the Meeting, you may withdraw your proxy and vote your shares personally.

     The EQK Board of Trustees has considered and approved the Proposals, including the Merger Proposal, and unanimously recommends that shareholders vote FOR approval of the Proposals.

                                         Very truly yours,


                                         -------------------------------
                                         President and Chief Executive Officer

                             EQK REALTY INVESTORS I
                    5775 Peachtree Dunwoody Road, Suite 200D
                             Atlanta, Georgia 30342

                             ---------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD __________, 1998

                             ---------------------

         The delayed 1997 annual meeting of the shareholders of EQK Realty Investors I (the "Meeting") is to be held at the offices of EQK Realty Investors I at 5775 Peachtree Dunwoody Road, Suite 200D, Atlanta, Georgia on __________, 1998 at 9:00 a.m. Eastern Standard Time, for the following purposes:

     (1) To consider and vote on the election of the Board of Trustees of EQK Realty Investors I;

     (2) To consider and vote on an amendment and restatement of the Amended and Restated Declaration of Trust of EQK Realty Investors I;

     (3) To consider and vote upon an Agreement and Plan of Merger, dated as of December 23, 1997 (the "Merger Agreement"), which provides for, among other things, the merger of ART Newco, LLC, an affiliate of American Realty Trust, Inc., a Georgia corporation ("ART"), with and into EQK Realty Investors I (the "Merger"), with EQK Realty Investors I being the surviving entity;

     (4) To consider and vote on the termination of EQK's advisory agreement with Equitable Realty Portfolio Management, Inc. the advisor to ART and the execution by EQK of a new advisory agreement between EQK and Basic Capital Management, Inc.; and

     (5) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

     Only shareholders of record of EQK Realty Investors I at the close of business on _____________ are entitled to notice of and to vote at the Meeting. In the event that there are insufficient shares represented to approve the Merger at the Meeting, the Meeting may be adjourned to permit further solicitation. The Meeting was delayed as a result of the negotiation of the Merger Agreement and related matters.

     No statutory dissenter's appraisal rights will be available to EQK shareholders in connection with the Merger and it is the position of EQK that no common law dissenter's rights will be available in connection with the Merger; however, any EQK shareholder who wishes to assert common law dissenter's appraisal rights may file with the Secretary of EQK Realty Investors I a written notice stating such shareholder's intent to dissent to the Merger at the Meeting and to assert such rights. In the event that holders of more than 3% of the outstanding EQK Shares exercise their right to assert such dissenter's appraisal rights, the Merger Agreement may be terminated. For a detailed discussion of the procedures that may be required to exercise this right should it be available, see "The Proposed Merger and Related Matters -- Availability of Appraisal Rights" in the enclosed Prospectus/Proxy Statement.

     Even if you plan to attend the Meeting, we ask that you execute and promptly return your completed proxy in the enclosed postage-paid envelope so that your vote can be recorded at the Meeting. If you attend the Meeting, you may withdraw your proxy and vote your shares personally.

                       By Order of the Board of Trustees,


                       -------------------------
                       Secretary

Atlanta, Georgia
[DATE]

PROSPECTUS/PROXY STATEMENT
--------------------------
                SUBJECT TO COMPLETION, DATED DECEMBER 31, 1997
                           AMERICAN REALTY TRUST, INC.
                             SERIES F CUMULATIVE
                   CONVERTIBLE PREFERRED STOCK COMMON STOCK



Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


         This Prospectus/Proxy Statement relates to 453,552 shares of Series F Cumulative Convertible Preferred Stock with a par value of $2.00 per share and a stated liquidation value ("Liquidation Value") of $10.00 per share (individually, an "ART Preferred Share" and collectively, the "ART Preferred Shares"), of American Realty Trust, Inc., a Georgia corporation ("ART"), that may be issued pursuant to an Agreement and Plan of Merger, dated as of December 23, 1997 (the "Merger Agreement"), among ART, ART Newco, LLC, a Massachusetts limited liability company ("ART Newco") of which ART and ART Newco Holdings LLC, a Texas limited liability company that is a wholly owned subsidiary of ART, are the sole members, and EQK Realty Investors I, a Massachusetts business trust ("EQK"). The Merger Agreement provides for the merger of ART Newco with and into EQK (the "Merger"), with EQK being the surviving entity (the "Trust"). As consideration for the Merger, each holder of record of outstanding shares of beneficial interest, par value $0.01 per share, of EQK (individually, an "EQK Share" and collectively, "EQK Shares") as of ________ (the "EQK Record Date"), other than ART and its affiliates, Equitable Realty Portfolio Management, Inc. ("ERPM") and Greenspring Fund, Incorporated ("Greenspring") (collectively, the "Public EQK Shareholders"), will be entitled to retain the EQK Shares such holder holds and to receive for each EQK Share owned by such holder (i) 0.0616 of an ART Preferred Share with a liquidation value for such portion of a share of $0.616 and (ii) $0.256 in cash (collectively, the "EQK Merger Consideration"). In addition, as consideration for the Merger, ART will be entitled to receive 4,804,761 newly-issued EQK Shares (the "ART Merger Consideration" and, together with the EQK Merger Consideration, the "Merger Consideration"). Immediately prior to the Merger, ART will purchase an aggregate of 2,269,356 EQK Shares from ERPM and Greenspring pursuant to the terms of separate stock purchase agreements (collectively, the "Block Purchase"). Upon consummation of the Block Purchase and the Merger, ART would own approximately 49% of the issued and outstanding EQK Shares. If the Merger is consummated as described herein, the Public EQK Shareholders will have effectively sold approximately 25.44% of their EQK Shares to ART for a price per EQK Share equal to $0.77 in cash and 0.185 of an ART Preferred Share with a Liquidation Value of $1.85.

         This Prospectus/Proxy Statement is being furnished to all holders of EQK Shares (the "EQK Shareholders") as of the EQK Record Date in connection with the solicitation of proxies by the Board of Trustees of EQK (the "EQK Board") from EQK Shareholders, for use at the delayed 1997 annual meeting of EQK Shareholders (the "EQK Annual Meeting") scheduled to be held on ________ __, 1998 at EQK's corporate offices at 5775 Peachtree Dunwoody Road, Suite 200D, Atlanta, Georgia at 9:00 a.m., Eastern Standard Time, and at any adjournment or postponement thereof. The EQK Annual Meeting was delayed as a result of the negotiation of the Merger Agreement and related matters. This Prospectus/Proxy Statement, together with the applicable Notices of Annual Meeting of Shareholders and Letters to Shareholders and the accompanying Proxy Cards, are first being mailed to the EQK Shareholders on or about _______, 1998.

         This Prospectus/Proxy Statement also relates to the shares of ART Common Stock ("ART Common Shares") issuable upon conversion of the ART Preferred Shares that are a part of the EQK Merger Consideration, as described herein.


         ART has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering up to 453,552 ART Preferred Shares issuable in connection with the Merger and the ART Common Shares issuable on conversion thereof. This Prospectus/Proxy Statement constitutes the Prospectus of ART filed as part of the Registration Statement with respect such the ART Preferred Shares and ART Common Shares. This Prospectus/Proxy Statement is first being mailed to EQK Shareholders on or about ____________, 1998.

         SEE "RISK FACTORS" ON PAGE 10 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY THE EQK SHAREHOLDERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION

          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
          ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                        TO THE CONTRARY IS UNLAWFUL.

                             ------------------


         The date of this Prospectus/Proxy Statement is _________, 1998

         THE EQK BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF EQK AND THE EQK SHAREHOLDERS, AND RECOMMENDS THAT EQK SHAREHOLDERS APPROVE THE MERGER.

         The EQK Shares are listed for trading on the New York Stock Exchange (the "NYSE"). On December 24, 1997, the last trading day prior to the public announcement of the Merger Agreement, the closing sales price of the EQK Shares as reported on the NYSE Composite Tape was $0.875 per EQK Share, and on ________, 1998, the most recent date for which prices were available prior to mailing this Prospectus/Proxy Statement, the closing sales price of the EQK Shares as reported on the NYSE Composite Tape was $______ per EQK Share. EQK Shareholders are urged to obtain a current market quotation for the EQK Shares.

         SEE "COMPARISON OF EQK SHARES TO ART PREFERRED SHARES" ON PAGE 101 FOR A DESCRIPTION OF THE PRINCIPAL TERMS OF AND CERTAIN SIGNIFICANT CONSIDERATIONS RELATING TO THE MERGER, THE ART PREFERRED SHARES AND THE EQK SHARES.

         CERTAIN STATEMENTS UNDER CAPTIONS "SUMMARY OF TERMS," "RISK FACTORS," "THE BUSINESS OF ART," "ART MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ART," "THE BUSINESS OF EQK" AND "EQK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EQK" CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF ART TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS, AFFECT THE SUPPLY AND DEMAND FOR COMMERCIAL REAL ESTATE, AVAILABILITY AND CREDITWORTHINESS OF PROSPECTIVE TENANTS, LEASE RATES AND THE AVAILABILITY OF FINANCING; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES, RISKS ASSOCIATED WITH REAL ESTATE ACQUISITIONS; GOVERNMENTAL ACTIONS AND INITIATIVES; ENVIRONMENTAL/SAFETY REQUIREMENTS; AND OTHER CHANGES AND FACTORS REFERENCED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.


                              AVAILABLE INFORMATION

         ART and EQK are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and proxy and information statements filed by ART and EQK with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including ART and EQK, that file electronically with the Commission. The address of such Web site is "http://www.sec.gov". In addition, reports, proxy statements and other information concerning ART (symbol: "ARB") and EQK (symbol: "EKR") can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005- 2601, on which the ART Common Shares and the EQK Shares are currently listed and on which ART intends to seek listing of the ART Preferred Shares.

         ART has filed with the Commission the Registration Statement under the Securities Act, with respect to the ART Preferred Shares and the ART Common Shares. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to ART, the ART Preferred Shares, the ART Common Shares and EQK, reference is made to the Registration Statement and to the exhibits thereto and the documents incorporated by reference herein. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the

Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

         The information set forth or incorporated by reference herein concerning ART has been furnished by ART and the information set forth herein concerning EQK has been provided by EQK or derived from public filings previously made by EQK. ART does not have independent knowledge of the matters set forth or incorporated by reference herein concerning EQK. EQK does not have independent knowledge of the matters set forth or incorporated by reference herein concerning ART.

         No person has been authorized to give any information or make any representation other than those set forth or incorporated by reference herein and, if given or made, such information must not be relied upon as having been authorized by ART or EQK or any of their respective affiliates. This Prospectus/Proxy Statement does not constitute an offer to, or a solicitation of, any person in any jurisdiction in which such offer or solicitation is unlawful.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This Prospectus/Proxy Statement incorporates by reference documents not presented herein or delivered herewith. Each of ART and EQK will provide without charge to each person, including any EQK Shareholder, to whom a copy of this Prospectus/Proxy Statement is delivered, upon the written or oral request of any such person, a copy of any document described below (other than exhibits). Requests for such copies should be directed to (i) in the case of ART, American Realty Trust, Inc., 10670 North Central Expressway, Suite 300, Dallas, Texas 75231, Attention: Investor Relations, telephone number: (214) 692-4700, and (ii) in the case of EQK, EQK Realty Investors I, Inc., 5775 Peachtree Dunwoody Road, Suite 200D, Atlanta, Georgia 30342, Attention: Investor Relations, telephone number (404) 303-6100.

 In order to ensure timely delivery of such documents, any request for documents should be submitted not later than five business days before the date of the EQK Annual Meeting.


         The following documents, heretofore filed by ART with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

         1. ART's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Commission on March 31, 1997.

         2. ART's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 15, 1997, as amended by ART's Form 10-Q/A, as filed with the Commission on August 11, 1997.

         3. ART's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 13, 1997.

         4. ART's Current Report on Form 8-K, dated October 16, 1997, as filed with the Commission on October 24, 1997, as amended by ART's Form 8-K/A, as filed with the Commission on December 16, 1997.


         5. ART's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, as filed with the Commission on November 14, 1997, as amended by ART's Form 10-Q/A, as filed with the Commission on November 20, 1997, as also amended by ART's Form 10-Q Amendment No. 2 as filed with the Commission on November 25, 1997, and as further amended by ART's Form 10-Q Amendment No. 3 as filed with the Commission on January 20, 1998.


         6. The Current Report on Form 8-K for Continental Mortgage and Equity Trust ("CMET") dated December 13, 1996, as filed with the Commission on January 3, 1997, as amended by CMET's Form 8-K/A, as filed with the Commission on February 11, 1997 and by CMET's Form 8-K/A, as filed with the Commission on March 11, 1997.

         7. The Annual Report on Form 10-K for CMET for the year ended December 31, 1996, as filed with the Commission on March 14, 1997.

         8. The Quarterly Report on Form 10-Q for CMET for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 7, 1997.

         9. The Current Report on Form 8-K for CMET dated June 24, 1997, as filed with he Commission on July 9, 1997.

         10. The Quarterly Report on Form 10-Q for CMET for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 8, 1997.

         11. The Current Report on Form 8-K for CMET dated July 18, 1997, as filed with the Commission on August 19, 1997.

         12. The Current Report on Form 8-K for CMET dated August 18, 1997, as filed with the Commission on October 14, 1997.

         13. The Quarterly Report on Form 10-Q for CMET for the fiscal quarter ended September 30, 1997, as filed with the Commission on November 5, 1997.

         14. The Current Report on Form 8-K for CMET dated October 16, 1997, as filed with the Commission on December 22, 1997.

         15. The Annual Report on Form 10-K for Income Opportunity Realty Investors, Inc. ("IORI") for the year ended December 31, 1996, as filed with the Commission on March 13, 1997.

         16. The Quarterly Report on Form 10-Q for IORI for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 7, 1997.

         17. The Current Report on Form 8-K for IORI dated May 14, 1997, as filed with the Commission on May 27, 1997.

         18. The Current Report on Form 8-K for IORI dated June 11, 1997, as filed with the Commission on June 27, 1997, as amended by IORI's Form 8-K/A, as filed with the Commission on August 20, 1997.

         19. The Quarterly Report on Form 10-Q for IORI for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 4, 1997.

         20. The Quarterly Report on Form 10-Q for IORI for the fiscal quarter ended September 30, 1997, as filed with the Commission on November 3, 1997.

         21. The Current Report on Form 8-K for IORI dated November 19, 1997, as filed with the Commission on December 3, 1997.

         22. The Annual Report on Form 10-K for Transcontinental Realty Investors, Inc. ("TCI") for the year ended December 31, 1996, as filed with the Commission on March 26, 1997.

         23. The Quarterly Report on Form 10-Q for TCI for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 12, 1997.

         24. The Quarterly Report on Form 10-Q for TCI for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 7, 1997, as amended by TCI's Form 8-K/A, as filed with the Commission on December 3, 1997.

         25. The Current Report on Form 8-K for TCI dated September 16, 1997, as filed with the Commission on October 14, 1997.

         26. The Quarterly Report on Form 10-Q for TCI for the fiscal quarter ended September 30, 1997 as filed with the Commission on November 7, 1997.

         27. The Annual Report on Form 10-K for National Realty, L.P. ("NRLP") for the year ended December 31, 1996, as filed with the Commission on March 25, 1997.

         28. The Quarterly Report on Form 10-Q for NRLP for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 13, 1997.

         29. The Quarterly Report on Form 10-Q for NRLP for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 11, 1997.

         30. The Quarterly Report on Form 10-Q for NRLP for the fiscal quarter ended September 30, 1997, as filed with the Commission on November 7, 1997.

         31. The Current Report on Form 8-K for NRLP dated December 15, 1997, as filed with the Commission on December 30, 1997.

         32. The description of the Common Stock contained in ART's Registration Statement under Section 12 of the Exchange Act and all amendments and reports filed for the purpose of updating that description.

         In addition, the following documents, heretofore filed by EQK with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

         1. EQK's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Commission on March 31, 1997, as amended by EQK's Form 10-K/A, as filed with the Commission on April 30, 1997.

         2. EQK's Quarterly Report on form 10-Q for the fiscal quarter ended March 31, 1997, as filed with the Commission on May 15, 1997.

         3. EQK's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, as filed with the Commission on August 14, 1997.

         4. EQK's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, as filed with the Commission on November 14, 1997.

         Any statement contained herein or in a document that is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed amendment hereto modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                                TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----


AVAILABLE INFORMATION......................................................................................ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................................................iii

SUMMARY OF TERMS............................................................................................1
      General...............................................................................................1
      Future Proposals of Stockholders......................................................................1
      ART...................................................................................................1
      Business of ART.......................................................................................1
      ART Newco.............................................................................................2
      EQK...................................................................................................2
      Business of EQK.......................................................................................2
      Board Election Proposal...............................................................................3
      Merger Proposal.......................................................................................3
      Declaration Amendment Proposal........................................................................6
      New Advisory Agreement Proposal.......................................................................6
      New York Stock Exchange Listing of ART Preferred Shares...............................................6
      Regulatory Approval...................................................................................6
      The EQK Annual Meeting................................................................................6
      Certain Federal Income Tax Considerations.............................................................7
      Description of ART Preferred Shares...................................................................7
      Description of EQK Shares.............................................................................8
      The Dealer Manager....................................................................................8
      Market and Trading Information........................................................................9
      Comparative Per Share Data............................................................................9

RISK FACTORS...............................................................................................11
      Risks Relating to Merger.............................................................................11
      Risks Relating to ART Preferred Shares...............................................................12
      Potential Adverse Consequences of the Declaration Amendment Proposal.................................13
      Potential Risks Associated with BCM Acting as New Advisor to EQK.....................................13
      Risks Relating to Listing and Trading of EQK Shares..................................................14
      Risks Relating to ART's Business.....................................................................14
      Risks Relating to EQK's Business.....................................................................19

RATIO OF EARNINGS TO FIXED CHARGES.........................................................................19

USE OF PROCEEDS............................................................................................19

THE EQK ANNUAL MEETING.....................................................................................20
      Introduction.........................................................................................20
      Date, Time and Place of Meetings.....................................................................20
      Matters to Be Considered at the EQK Annual Meeting...................................................20
      Record Date and Vote Required........................................................................20
      Proxy................................................................................................20
      Solicitation of Proxies..............................................................................21
      Other Matters........................................................................................21

THE BOARD ELECTION PROPOSAL................................................................................21

THE PROPOSED MERGER AND RELATED MATTERS....................................................................24
      Background of the Merger.............................................................................24
      General..............................................................................................25
      Effects of the Merger................................................................................25
      Effective Time of the Merger.........................................................................25
      Terms of the Merger..................................................................................25
      Cash in Lieu of Fractional Shares of ART Preferred Shares............................................26
      Availability of Appraisal Rights.....................................................................26
      Conditions to the Merger; Termination; Waiver and Amendment..........................................26
      No Solicitation; Board Action; Fees and Expenses.....................................................27
      Conduct of EQK's Businesses Pending Completion of the Merger.........................................27
      ART's Purposes for the Merger........................................................................27
      The EQK Board Recommendation.........................................................................28
      Opinion of Financial Advisor.........................................................................29
      Analysis and Conclusions of Financial Advisor........................................................31
      Certain Federal Income Tax Consequences..............................................................35
      Dividend Payments ...................................................................................35
      Redemption, Sales and Exchanges .....................................................................36
      ART Preferred Shares; Certain Matters ...............................................................37
      Special Tax Rules Applicable to Foreign Holders .....................................................37
      Back-up Withholding .................................................................................38
      Effect of Merger on Market for EQK Shares; Registration Under the Exchange Act.......................38
      Fees and Expenses in connection with the Merger......................................................39
      Accounting Treatment.................................................................................40
      Stock Exchange Listing...............................................................................40

THE DECLARATION AMENDMENT PROPOSAL.........................................................................40

THE NEW ADVISORY AGREEMENT PROPOSAL........................................................................42

DESCRIPTION OF ART.........................................................................................43

THE BUSINESS OF ART........................................................................................44
      General..............................................................................................44
      Geographic Regions...................................................................................46
      Real Estate..........................................................................................46
      Mortgage Loans.......................................................................................63
      Investments in Real Estate Investment Trusts and Real Estate Partnerships............................66
      Other Equity Investments.............................................................................72

SELECTED FINANCIAL DATA OF ART.............................................................................73

ART MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS OF ART.....................................................................76
      Introduction.........................................................................................76
      Liquidity and Capital Resources......................................................................76
      Results of Operations................................................................................83
      Commitments and Contingencies........................................................................86
      Environmental Matters................................................................................87
      Inflation............................................................................................87

DESCRIPTION OF THE CAPITAL STOCK OF ART....................................................................87
      General..............................................................................................87

      ART Preferred Shares.................................................................................87
      ART Common Shares....................................................................................88
      Special Stock........................................................................................88

DESCRIPTION OF EQK.........................................................................................91

THE BUSINESS OF EQK........................................................................................92
      General..............................................................................................92
      Summary of the Existing Declaration of Trust.........................................................93
      Property Management Agreement........................................................................94

SELECTED FINANCIAL DATA OF EQK.............................................................................95

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
      OPERATIONS OF EQK....................................................................................98

DESCRIPTION OF THE EQK SHARES.............................................................................102

COMPARISON OF EQK SHARES TO ART PREFERRED SHARES..........................................................103

DESCRIPTION OF THE HARRISBURG EAST MALL...................................................................106
      General  ...........................................................................................106
      Location and Trade Area Overview....................................................................106
      Anchor Tenants......................................................................................106
      Mall and Other Tenants..............................................................................107
      Lease Expirations...................................................................................108
      Capital Requirements................................................................................108
      Occupancy Data and Average Effective Annual Rent....................................................109
      Competition.........................................................................................110
      Debt................................................................................................111
      Physical Description of Buildings...................................................................111
      Physical Improvements...............................................................................111
      Landauer Appraisal..................................................................................112
      Real Estate Taxes...................................................................................112
      Depreciation........................................................................................112
      Additional Information..............................................................................112

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...............................................113

ART AND EQK
      UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..................................................128

PLAN OF DISTRIBUTION......................................................................................128

LEGAL MATTERS.............................................................................................128

EXPERTS...................................................................................................128

INDEX TO FINANCIAL STATEMENTS.............................................................................F-1

APPENDICES:

      APPENDIX A - Index of Terms
      APPENDIX B - Merger Agreement
      APPENDIX C - Fairness Opinion of Legg Mason
      APPENDIX D - Amended and Restated Declaration of Trust of EQK

                                SUMMARY OF TERMS

      The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere herein and in the documents incorporated herein by reference. Certain capitalized terms used herein may be defined elsewhere in this Prospectus/Proxy Statement. See "Index of Terms" included as Appendix A to this Prospectus/Proxy Statement.

GENERAL

     This Prospectus/Proxy Statement relates to the EQK Annual Meeting at which the EQK Shareholders will consider and vote upon the following proposals:

      (1) The election of the EQK Board (the "Board Election Proposal");

      (2) An amendment and restatement of EQK's Amended and Restated Declaration of Trust dated February 27, 1985, as amended on March 5, 1986 (the "Declaration of Trust"), as described herein (the "Declaration Amendment Proposal");

      (3) The Merger Agreement and the Merger (the "Merger Proposal");

      (4) The termination of ERPM's rights and obligations under the advisory agreement between ERPM and EQK (the "Advisory Agreement") and the execution by EQK of a new advisory agreement (the "New Advisory Agreement") between EQK and Basic Capital Management, Inc., a Nevada corporation and an affiliate of ART ("BCM"), as the advisor (the "New Advisory Agreement Proposal"); and

      (5) Such other business as may properly come before the EQK Annual Meeting or any adjournment thereof.

      The Board Election Proposal will require the affirmative vote of EQK Shareholders representing a majority of the total votes authorized to be cast by EQK Shares then outstanding which are present at the EQK Annual Meeting in person or by proxy and entitled to vote thereon. The Merger Proposal, the Declaration Amendment Proposal and the New Advisory Agreement Proposal (collectively, the "Merger-Related Proposals") will each require the affirmative vote of EQK Shareholders representing three-quarters of the total votes authorized to be cast by EQK Shares then outstanding (the "Requisite Shareholder Approval"). None of the Merger-Related Proposals will take effect unless all such proposals receive the Requisite Shareholder Approval. The Board Election Proposal and the Merger-Related Proposals are referred to herein collectively as the "Proposals."

FUTURE PROPOSALS OF STOCKHOLDERS

     Any proposal intended to be presented by an EQK Stockholder at the 1998 Annual Meeting of EQK Shareholders must be received at EQK's principal office not later than ___, 1998, in order to be considered for that meeting.

ART

     ART, a Georgia corporation, is the successor to a District of Columbia business trust organized pursuant to a declaration of trust dated July 14, 1961. The business trust merged into ART on June 24, 1988. ART elected to be treated as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), during the period from July 1, 1987 through December 31, 1990. ART allowed its REIT status to lapse in 1991.

     ART's principal offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. ART's telephone number is (214) 692-4700. See "Description of ART."

BUSINESS OF ART

     ART's primary business is investing in equity interests in real estate (including equity securities of real estate-related entities), leases, joint venture development projects and partnerships and financing real estate and real estate activities through investments in mortgage loans, including first, wraparound and junior mortgage loans. ART has invested in private and open market purchases in the equity securities of Continental Mortgage and Equity Trust ("CMET"), Income Opportunity Realty Investors, Inc. ("IORI"), Transcontinental Realty Investors, Inc. ("TCI") and National Realty, L.P. ("NRLP"), each of which is an affiliate of ART.

     ART's Board of Directors (the "ART Board") has broad authority under ART's governing documents to make all types of real estate investments, including investments in mortgage loans and equity real estate investments, as well as investments in the securities of other entities, regardless of whether such entities are engaged in real estate related activities.

     Although the ART Board is directly responsible for managing ART's affairs and for setting the policies which guide it, the day-to-day operations of ART are conducted by BCM. BCM is a contractual advisor to ART under the supervision of the ART Board. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources for ART. BCM also serves as a consultant in connection with ART's business plan and investment policy decisions made by the ART Board.

     ART's business is not seasonal. ART has decided to pursue a balanced investment policy, seeking both current income and capital appreciation. ART's plan of operation is to continue, to the extent its liquidity permits, to make equity investments in lower risk real estate such as apartment complexes and residential development projects or equity securities of real estate-related entities and to continue to service and hold for investment mortgage loans. ART also intends to pursue higher risk, higher reward investments, such as undeveloped land, where it can obtain financing of a significant portion of a property's purchase price. In addition, ART will continue to seek selected dispositions of certain of its assets where the prices obtainable for such assets justify their disposition and will pursue its rights vigorously with respect to mortgage notes receivable that are in default. For a detailed description of ART's business, see "The Business of ART."

ART NEWCO

     ART Newco is a limited liability company formed under the laws of the Commonwealth of Massachusetts. The members of ART Newco consist of ART and ART Newco Holdings, LLC, a Texas limited liability company, of which ART is the sole member. ART Newco was formed specifically for purposes of the Merger and, as described herein, subject to the Requisite Shareholder Approval, will be merged with and into EQK pursuant to the Merger.

EQK

     EQK was formed pursuant to the filing of its initial declaration of trust on October 8, 1984. ERPM currently acts as the advisor (in such capacity, the "Advisor") to EQK. ERPM is a wholly owned subsidiary of Equitable Real Estate Investment Management, Inc. ("ERE"), itself originally an indirect wholly-owned subsidiary of The Equitable Life Assurance Society of the United States ("Equitable"). On June 10, 1997, Lend Lease Corporation, an Australian public property and financial services company, acquired ERE, including its subsidiaries, ERPM and Compass Retail, Inc. ("Compass") from Equitable. ERE and certain of its business units, including ERPM, currently operate under the name "ERE Yarmouth." Upon consummation of the Merger, subject to Requisite Shareholder Approval of the Merger-Related Proposals, ERPM has agreed to terminate its rights and duties as Advisor under the Advisory Agreement, at which time BCM will become the new advisor to EQK (in such capacity, the "New Advisor") under the New Advisory Agreement.

     EQK has transacted its affairs so as to qualify as, and has elected to be treated as, a REIT under applicable provisions of the Code. Under the Code, a REIT that meets applicable requirements is not subject to Federal income tax on that portion of its taxable income that is distributed to its shareholders.

     The principal executive offices of EQK and ERPM are located at 5775 Peachtree Dunwoody Road, Suite 200D, Atlanta, Georgia, 30342, and their telephone number is (404) 303-6100. See "Description of EQK."

BUSINESS OF EQK

     EQK was formed for the purpose of acquiring three substantially unleveraged income-producing properties. EQK sold two of such properties, one in transactions in 1992 and 1993 and the other in transactions in 1991 and 1995. The remaining property, the Harrisburg East Mall (the "Center"), is currently EQK's only real estate investment. The Center is a two-level enclosed regional mall shopping center located approximately three miles from the central business district of Harrisburg, Pennsylvania. EQK is currently a closed-end trust (i.e., it may not issue any additional EQK Shares without the approval of holders of three-quarters of the outstanding EQK Shares), and, except in limited circumstances, it may not make any additional real estate investments and must distribute to its shareholders the net proceeds from each sale and financing of any investment. Consequently, EQK is currently a self-liquidating trust. As described below, upon consummation of the Merger, subject to the Requisite Shareholder Approval, the Declaration of Trust will be amended to extend the term of EQK by 20 years and to permit EQK to issue additional equity securities and to make all types of real estate investments. See "Risk Factors -- Potential Adverse Consequences of the Declaration Amendment Proposal -- Extension of Finite Life of EQK."

BOARD ELECTION PROPOSAL

     The term of office of each current member of the EQK Board (each, a "Trustee") expires at the EQK Annual Meeting or when the respective successor is elected and qualifies. At the EQK Annual Meeting, the EQK Shareholders, voting together as a class, will be asked to consider and vote upon the Board Election Proposal. The Board Election Proposal will require the affirmative vote of EQK Shareholders representing a majority of the total votes authorized to be cast by EQK Shares then outstanding which are present at the meeting in person or by proxy and entitled to vote thereon. See "The Board Election Proposal."

MERGER PROPOSAL

     Background of the Merger. On March 5, 1996, Mr. Doug Tibetts, President of Equitable (formerly the indirect parent of ERPM which holds 1,685,556 EQK Shares), met with ART representatives at ART's office in Dallas. The meeting was general in nature without a formal agenda. Mr. Tibetts suggested that representatives of ART speak with Mr. Gregory R. Greenfield, Executive Vice President and Treasurer of EQK, concerning the possible sale of EQK. During March and April of 1996, various telephone conversations were held between Mr. Cooper B. Stuart, an Executive Vice President of BCM, and Mr. Greenfield regarding the Center and a possible transaction involving EQK.

     In August of 1996, Messrs. Stuart and Greenfield had various additional discussions regarding the possible sale of EQK. Mr. Greenfield informed Mr. Stuart that EQK needed to focus on completing the sale of certain properties and Messrs. Stuart and Greenfield agreed to discontinue their discussions until the beginning of 1997.

     On January 23, 1997, representatives of ART held a meeting with Mr. William
G. Brown, Vice President and Controller of EQK, and Mr. Greenfield to discuss a proposed exchange offer by ART with respect to the EQK Shares. EQK agreed to engage Legg Mason Wood Walker, Incorporated ("Legg Mason") to review the fairness of the proposed exchange offer for the EQK Board.

     On February 20, 1997, Mr. Stuart and Mr. A. Cal Rossi, Jr., an Executive Vice President of BCM, met with Messrs. Greenfield and Brown to discuss the specifics and structure of the proposed exchange offer.

     On March 6, 1997, ART and EQK entered into a cost sharing agreement with respect to the proposed exchange offer. Under the terms of such agreement, (i) if ART and EQK do not execute a definitive agreement, EQK's liability would shall be limited to the lesser of 50% of the actual transaction costs or $50,000 and ART shall be responsible for all additional transaction costs, (ii) if ART and EQK agree upon the terms of and execute a definitive agreement and proceed in good faith to complete the proposed transaction, but are unsuccessful in this effort by reason of inadequate shareholder response to the related proxy statement or otherwise, EQK's liability shall be limited to the lesser of 50% of the actual transaction costs or $100,000, and ART shall be responsible for all additional transaction costs, and (iii) if the proposed transaction is ultimately initiated and successfully achieves the desired shareholder exchange in accordance with the terms of a definitive agreement, EQK's liability shall be limited to the lesser of 50% of the actual transaction costs or $150,000, and ART shall be responsible for all additional transaction costs.

     On March 24, 1997, representatives of Legg Mason visited ART's offices to interview key personnel of both ART and BCM.

     During April 1997, discussions continued between representatives of ART and EQK concerning the terms of the ART Preferred Shares, the terms of the proposed tender offer and the fairness opinion. On April 11, 1997, BCM received from EQK a copy of a draft appraisal prepared by Landauer Associates, Inc. ("Landauer") with respect to the leasehold interests in the Center. On May 7, 1997, Legg Mason orally issued a fairness opinion with respect to the terms of the proposed exchange offer. The EQK Board met on May 7, 1997 and approved the terms of the proposed transaction, which was to be structured as an exchange offer from ART to the EQK Shareholders.

     On June 10, 1997, Lend Lease Corporation acquired ERE, including its subsidiaries, ERPM and Compass. In connection with such acquisition, the ownership of ERPM's EQK Shares was transferred for tax purposes, thus effectively limiting the number of EQK Shares that could be acquired by ART in an exchange offer without limiting the availability of EQK's NOLs. As a result, during June and July of 1997, Mr. Stuart and Mr. Brown held further discussions regarding a proposed change in the structure of the transaction from an exchange offer to a merger and two separate stock purchases between ART and the 5% Holders who had acquired or experienced a change in ownership in EQK Shares during the past three years.

     On July 9, 1997, ART and EQK entered into a revised cost sharing agreement that reflected the change in the proposed structure of the transaction from an exchange offer to a merger. The terms and conditions of the revised cost sharing agreement remained substantially the same.

     During August and September 1997, Legg Mason evaluated the revised structure of the transaction and suggested that the consideration to be paid to ERPM and Greenspring in connection with the Block Purchase should be reduced to the 0.185 Shares of ART Preferred Stock per EQK Share that is the consideration being paid for the Block Purchase. On September 30, 1997, Legg Mason orally issued a revised fairness opinion with respect to the proposed Merger.

     On September 30, 1997, and November 13, 1997, the EQK Board and the ART Board, respectively, approved the terms of the Merger Agreement.

     In October 1997 Mr. Brown contacted Greenspring regarding its interest in the Block Purchase. From September 30, 1997 until December 24, 1997 the parties held numerous telephone conferences to finalize the definitive agreements for the Merger and Block Purchase.

     On December 24, 1997, ART and EQK issued a joint press release to the effect that a definitive agreement for the Merger had been signed.

     ART's Purpose for the Merger. ART intends to acquire an aggregate of 7,074,117 EQK Shares pursuant to the Block Purchase and the Merger for the purpose of investment, principally because the ART Board believes that the EQK Shares are currently undervalued as compared to the value of its sole asset, the Center, and the value of its net operating losses (the "NOLs") which approximate $92,000,000. In addition, the ART Board believes that the issuance and the listing of the ART Preferred Shares on the NYSE in connection with the Merger will provide ART with greater access to the public capital markets for future acquisition transactions. Assuming market conditions, industry conditions and EQK's business and financial condition do not suffer adversely in the interim, it is currently ART's intention (but not obligation) to seek to acquire (a) up to 50% of the remaining outstanding EQK Shares at some time after the third anniversary of the consummation of the Merger and (b) any remaining outstanding EQK Shares at some time thereafter for consideration of either (i) cash in an amount equal to at least $1.00 per currently outstanding EQK Share, or (ii) a combination of (A) cash in an amount equal to at least $0.27 per currently outstanding EQK Share, and (B) 0.123 of an ART Preferred Share (with a Liquidation Value of $1.23 per currently outstanding EQK Share. Notwithstanding the foregoing, ART is not obligated to make any further acquisition of EQK Shares and no assurance can be given that ART will make any such acquisitions in the future. In addition, any such acquisitions may be for a consideration per EQK Share which is greater or less than the consideration offered in the Merger.

     EQK Board Recommendation. The EQK Board believes that the Merger is fair to, and in the best interests of, EQK and the EQK Shareholders. The EQK Board also believes that the proposed amendments to the Declaration of Trust as described herein under "The Declaration Amendment Proposal" are in the best interests of EQK and the EQK Shareholders in order to facilitate the Merger. The EQK Board has unanimously approved the terms and conditions of the Merger and the proposed amendments to the Declaration of Trust and the transactions contemplated thereby as set forth in the Merger Agreement and unanimously recommends that the EQK Shareholders vote FOR the Declaration Amendment Proposal, the Merger Proposal, and the New Advisory Agreement Proposal. See "The Proposed Merger and Related Matters."

     Conditions of the Merger. The Merger is conditioned upon, among other things, (i) the consummation of the Block Purchase, (ii) the Requisite Shareholder Approval of the Merger-Related Proposals, (iii) the execution by each EQK Shareholder (other than ART or its affiliates) holding five percent or more of the EQK Shares (each, a "5% Holder") of an agreement pursuant to which each 5% Holder will receive $0.10 per EQK Share held by such 5% Holder in exchange for a restriction on the rights of such 5% Holder to sell or purchase any EQK Shares for a period of 42 months after the consummation of the Merger (a "Standstill Agreement"), (iv) the approval of the ART Preferred Shares for listing on the NYSE, subject to official notice of issuance, (v) no stop order suspending the effectiveness of the Registration Statement having been issued and no proceedings for that purpose having been initiated or threatened by the Commission, (vi) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, (vii) the receipt by ART and EQK of all required material governmental authorizations, permits, consents, orders or approvals,
(viii) the receipt of all licenses, permits, consents, approvals and authorizations from all third parties and governmental bodies and agencies which are necessary in connection with consummation of the Merger and the conduct of EQK's business after the Merger (ix) EQK operating in all respects in its ordinary course of business without any material adverse change in its business, properties or financial condition, (x) the receipt by ART of written resignations from all members of the current EQK Board, other than Mr. Robert C. Robb, and (xi) the number of outstanding EQK Shares immediately prior to the Merger being 9,264,344, plus any additional EQK Shares to be issued upon the exercise of certain warrants to purchase 367,868 EQK Shares (the "Prudential Warrants") held by The Prudential Insurance Company of America ("Prudential"). See "The Proposed Merger and Related Matters -- Conditions to the Merger; Termination; Waiver and Amendment."

     Effect of Merger on Market for EQK Shares. The Merger, the Block Purchase and the Standstill Agreements will have the cumulative effect of reducing the number of EQK Shares that are likely to trade publicly. This may adversely affect the liquidity of the market for EQK Shares after the Merger. As a result of this and the dilution resulting from the issuance of additional EQK Shares as the ART Merger Consideration, the market value of the remaining EQK Shares held by the Public EQK Shareholders is likely to be materially adversely affected.

     The EQK Shares are listed and principally traded on the NYSE. According to the NYSE's published guidelines (the "NYSE Rules"), the NYSE would consider delisting the EQK Shares if, among other things, the total number of EQK Shareholders is less than 1200 and the average monthly trading volume of the EQK Shares falls below 100,000 shares (for the previous 12 month period). If, as a result of the Merger, the Standstill Agreements or otherwise, the EQK Shares do not meet the requirements of the NYSE for continued listing and the listing of the EQK Shares is discontinued, the market for the EQK Shares could be adversely affected. See "Risk Factors -- Risks Relating to Listing and Trading of EQK Shares" and "The Proposed Merger and Related Matters -- Effect of Merger on Market for EQK Shares; Registration Under the Exchange Act." herein.

     Regulatory and Foreign Approvals. To the best of ART's knowledge, ART is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of EQK Shares in connection with the Merger or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of EQK Shares pursuant to the Merger. Should any such approval or other action be required, ART currently contemplates that it will seek such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to ART's business. ART intends to make all required filings under the Securities Act, the Exchange Act and state securities laws.

     Availability of Appraisal Rights. No statutory dissenter's appraisal rights will be available to EQK shareholders in connection with the Merger and it is the position of EQK that no common law dissenter's rights will be available in connection with the Merger; however, any EQK shareholder who wishes to assert common law dissenter's appraisal rights may file with the Secretary of EQK Realty Investors I a written notice stating such shareholder's intent to dissent to the Merger at the EQK Meeting and to assert such rights. In the event that holders of more than 3% of the outstanding EQK Shares exercise their right to assert such dissenter's appraisal rights, the Merger Agreement may be terminated. For a detailed discussion of the procedures that may be required to exercise this right should it be available, see "The Proposed Merger and Related Matters -- Availability of Appraisal Rights."

     The Merger Agreement. The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, ART Newco will be merged with and into EQK, whereupon the separate existence of ART Newco will cease and EQK will be the surviving entity of the Merger. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of the Commonwealth of Massachusetts (the "Effective Time"). At the Effective Time, ART will pay the EQK Merger Consideration to the EQK Shareholders and EQK will pay the ART Merger Consideration to ART. See "The Proposed Merger and Related Matters."

     The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, whether before or after the EQK Shareholder Approvals are obtained, as follows: (i) by mutual written consent of ART, ART Newco and EQK;
(ii) by ART Newco or ART, on or after June 30, 1998, if any of the conditions precedent to ART or ART Newco's obligations under the Merger Agreement have not been met or, to the extent permitted by applicable law, have not been waived in writing by ART and ART Newco prior to such date, (iii) by EQK on or after June 30, 1998, if any of the conditions precedent to EQK's obligations under the Merger Agreement have not been met or, to the extent permitted by applicable law, have not been waived in writing by EQK prior to such date or (iv) by EQK upon a determination by the EQK Board that, in the exercise of its fiduciary duties, it can no longer recommend the approval of the Merger-Related Proposals to the EQK Shareholders (a "Negative Determination").

     Under the Merger Agreement, the EQK Board has agreed to propose and recommend to the EQK Shareholders at the EQK Annual Meeting the adoption and approval of the Declaration Amendment Proposal, the New Advisory Agreement Proposal and the Merger Proposal, each as described herein.

DECLARATION AMENDMENT PROPOSAL

     In connection with the Merger, subject to the Requisite Shareholder Approval, EQK's Declaration of Trust will be amended and restated (such Declaration of Trust, as so amended and restated, the "Amended Declaration of Trust") to, among other things, (i) extend the finite life of EQK for an additional 20 year period, (ii) reduce the number of EQK Shareholders required to vote on the duration of EQK and approve certain other amendments of the Declaration of Trust from three-quarters to a majority, (iii) remove certain prohibitions on investments and activities, including (a) prohibitions on the issuance of additional EQK Shares or other securities, (b) restrictions on additional investments in the fee ownership of real estate and investments in mortgage loans and unimproved, non-income producing real property, and (c) aggregate borrowing restrictions, (iv) authorize an unlimited number of EQK Shares, (v) revise certain provisions with respect to the number of Unaffiliated Trustees and voting requirements in respect thereof, (vi) add specific provisions restricting the ownership of more than 4.9% of the outstanding EQK Shares by any single shareholder, other than ART (the "Ownership Limit"), (vii) change the name of EQK to "ART Realty Investors I," and (viii) reduce the number of Trustees required to approve certain matters. See "Risk Factors -- Potential Adverse Consequences of the Declaration of Amendment Proposal" and "Declaration of Trust -- Statement of Policy" and "--Amendment Procedure." The full text of the Amended Declaration of Trust is attached hereto as Appendix D.

NEW ADVISORY AGREEMENT PROPOSAL

     Upon consummation of the Merger and subject to Requisite Shareholder Approval of the Merger-Related Proposals by the New EQK Board (as defined herein under "The Board Election Proposal"), ERPM will terminate its rights and duties as Advisor under the Advisory Agreement and BCM will enter into the New Advisory Agreement pursuant to which BCM will become the New Advisor of EQK. As New Advisor, BCM will be entitled to receive the same advisory fees that ERPM received under the Advisory Agreement, provided that, if the Center is sold, BCM will be limited to a disposition fee of 1% of the sales price, as opposed to the 2% fee to which ERPM would have been entitled under the Advisory Agreement. In consideration of ERPM's agreement to terminate the Advisory Agreement, ART has agreed to pay to ERPM at the closing of the Merger, in the form of ART Preferred Shares valued at the Liquidation Value, $1,975,000 (197,500 ART Preferred Shares). In addition, on the first business day following the third anniversary of the Effective Time, ART will pay to ERPM in the form of ART Preferred Shares valued at the Liquidation Value, $1,360,000 (136,000 ART Preferred Shares). ERPM will also continue to be entitled to receive deferred portfolio advisory fees and deferred refinancing fees in the amount of $303,465 as of November 1, 1997, plus additional amounts that accrue but are not paid in accordance with the terms of the Advisory Agreement through the closing date of the Merger, which fees and additional amounts shall remain an obligation of EQK.

NEW YORK STOCK EXCHANGE LISTING OF ART PREFERRED SHARES

     Following the execution of the Merger Agreement by EQK, ART will promptly take such actions as are necessary and within its control to cause the ART Preferred Shares to become listed on the NYSE. Approval of the listing of such shares for trading on the NYSE is a condition to the respective obligations of ART and EQK to consummate the Merger. See "The Proposed Merger and Related Matters -- Conditions to the Merger; Termination, Waiver and Amendment."

REGULATORY APPROVAL

     Other than (i) the Commission's declaring the Registration Statement effective , (ii) certain approvals in connection with compliance with applicable Blue Sky or state securities laws, (iii) the filing of the Certificate of Merger with the Secretary of the Commonwealth of Massachusetts, (iv) the filing of such reports under Section 13(a) of the Exchange Act as may be required subsequent to the Merger in connection with the Merger Agreement, and (v) such filings as may be required in connection with the payment of any transfer and gains taxes, neither ART's nor EQK's management believes that any filing with or approval of any governmental authority is necessary in connection with the consummation of the Merger.

THE EQK ANNUAL MEETING

     The EQK Annual Meeting will be held at the corporate offices of EQK, 5775 Peachtree Dunwoody Road, Suite 200D, Atlanta, Georgia on ________ __, 1998, at 9:00 a.m., Eastern Standard Time. At the EQK Annual Meeting, the EQK Shareholders, voting together as a class, will be asked to consider and vote upon the Proposals.

     The Board Election Proposal will require the affirmative vote of EQK Shareholders representing a majority of the total votes authorized to be cast by EQK Shares then outstanding which are present at the EQK Annual Meeting in person or by proxy and entitled to vote thereon.

The Merger-Related Proposals will each require the Requisite Shareholder Approval. None of the Merger-Related Proposals will take effect unless all such proposals receive the Requisite Shareholder Approval. ERPM and Greenspring have agreed to vote their EQK Shares in favor of the Merger-Related Proposals.

     As of November 30, 1997, Trustees and executive officers of EQK as a group beneficially held EQK Shares representing less than 1% of all the votes entitled to be cast by EQK Shareholders at the EQK Annual Meeting and as of the EQK Record Date, such persons as a group held outstanding EQK Shares representing less than 1% of such shares. The Block Purchase will not be consummated unless the EQK Shareholders first approve the Merger-Related Proposals at the EQK Annual Meeting. See "The EQK Annual Meeting."

     A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Such broker non-votes and abstentions will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. BECAUSE APPROVAL OF THE MERGER-RELATED PROPOSALS AT THE EQK ANNUAL MEETING REQUIRES THE AFFIRMATIVE VOTE OF THREE QUARTERS OF THE OUTSTANDING EQK SHARES AS DESCRIBED MORE FULLY IN "THE EQK ANNUAL MEETING--MATTERS TO BE CONSIDERED AT THE EQK ANNUAL MEETING," ANY BROKER NON-VOTES OR ABSTENTIONS ON THE PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER-RELATED PROPOSALS AND ACCORDINGLY WILL AFFECT WHETHER THE MERGER-RELATED PROPOSALS
WILL BE APPROVED.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Andrews & Kurth L.L.P. ("Tax Counsel"), the issuance of
(i) the ART Preferred Shares and cash to the Public EQK Shareholders as the EQK Merger Consideration and (ii) the EQK Shares to ART as the ART Merger Consideration pursuant to the Merger will be treated as a taxable transaction for Federal income tax purposes. Such opinion is not binding on the Internal Revenue Service or any court and is subject to the accuracy of certain facts and assumptions stated and referenced therein, and no ruling has been sought from the Internal Revenue Service as to the Federal income tax consequences of the Merger.

     In general, a Public EQK Shareholder will recognize a gain equal to the fair market value of the EQK Merger Consideration over the adjusted tax basis of EQK Shares deemed sold in the taxable Merger. It is expected that such Public EQK Shareholders will be deemed to have sold approximately 25.4% of their respective EQK Shares held before the Merger. Such gain will be treated as a capital gain if the EQK Shares are capital assets in the hands of the Public EQK Shareholder.

     The tax consequences described in the preceding paragraphs may not apply to certain non-resident aliens and foreign corporations and stockholders who are otherwise subject to special tax treatment under the Code.

     The Federal income tax consequences set forth above are for general information only. Each Public EQK Shareholder is urged to consult his own tax advisor to determine the particular tax consequences to him of the Merger, including the applicability and effect of state, local and other tax laws. See "The Merger -- Certain Federal Income Tax Consequences" herein.

DESCRIPTION OF ART PREFERRED SHARES

     The ART Board has designated and authorized the issuance of 7,500,000 ART Preferred Shares with a par value of $2.00 per share and a preference on liquidation equal to the Liquidation Value $10.00 per share plus the amount of any accrued and unpaid dividends. The Liquidation Value plus such amount is referred to as the "Adjusted Liquidation Value". The ART Preferred Shares are non-voting except (i) as provided by law and (ii) at any time or times when all or any portion of the dividends on the ART Preferred Shares for any six quarterly dividends, whether or not consecutive, shall be in arrears and unpaid. In the latter event, the number of directors constituting the ART Board shall be increased by two and the holders of ART Preferred Shares, voting separately as a class, shall be entitled to elect two directors to fill such newly created directorships with each holder being entitled to one vote in such election for each share of ART Preferred Shares held. ART is not obligated to maintain a sinking fund with respect to the ART Preferred Shares.

     The ART Preferred Shares are convertible, at the option of the holder, into fully paid and nonassessable ART Common Shares at any time and from time to time, in whole or in part, after the earliest to occur of (i) the August 15, 2003; (ii) the first business day, if any, occurring after a Quarterly Dividend Payment Date (as defined below) on which dividends equal to or in excess of 5% of the Liquidation

Value (i.e., $0.50 per ART Preferred Share) are accrued and unpaid, or (iii) ART becomes obligated to mail a statement, signed by an officer of ART, to the holders of record of each of the ART Preferred Shares because of a proposal by ART, to merge or consolidate with or into any other corporation (unless ART is the surviving entity and holders of ART Common Shares continue to hold such ART Common Shares without modification and without receipt of any additional consideration), or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up. The ART Preferred Shares are convertible into that number of shares of ART Common Shares obtained by multiplying the number of ART Preferred Shares being converted by $10.00, then adding all accrued and unpaid dividends, then dividing such sum by (in most instances) 90% of the simple average of the daily closing price of the ART Common Shares for the 20 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such ART Common Shares are then listed (the "Conversion Price"). Notwithstanding the foregoing, ART, at its option, may elect to redeem any ART Preferred Shares sought to be so converted by paying the holder of such ART Preferred Shares cash in an amount equal to the Conversion Price.

     The ART Preferred Shares bear a cumulative, compounded dividend per share equal to 10% per annum of the Adjusted Liquidation Value, payable quarterly on the 15th day of the month following the end of each calendar quarter (each, a "Quarterly Dividend Payment Date"), and commencing accrual on August 16, 1998 to and including the date on which the redemption price of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of ART legally available for the payment of such dividends. Dividends on the ART Preferred Shares are in preference to and with priority over dividends upon the ART Common Shares. Except as described in the following sentence, the ART Preferred Shares rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other Special Stock (as defined herein under "Description of Capital Stock of ART") issued by ART. ART will not issue any shares of Special Stock of any series which are superior to the ART Preferred Shares as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any ART Preferred Shares are issued and outstanding, without the prior written consent of the holders of at least 662/3% of such ART Preferred Shares then outstanding voting separately as a class. As of December 1, 1997, ART had outstanding 2,000,000 ART Preferred Shares, 4,000 shares of Series B 10% Cumulative Preferred Stock and 16,681 shares of Series C 10% Cumulative Preferred Stock.

     ART may redeem any or all of the ART Preferred Shares at any time and from time to time, at its option, for cash upon no less than 20 days nor more than 30 days prior notice thereof. The redemption price of ART Preferred Shares to be redeemed shall be an amount per share equal to (i) 105% of the Adjusted Liquidation Value of such shares during the period from August 15, 1997 to August 15, 1998; (ii) 104% of the Adjusted Liquidation Value of such shares during the period from August 16, 1998 through August 15, 1999; and (iii)103% of the Adjusted Liquidation Value of such shares at any time on or after August 16, 1999.

     There is no established trading market for the ART Preferred Shares. While ART intends to apply for listing of the ART Preferred Shares on the NYSE, there can be no assurance that an active market for the ART Preferred Shares will develop or be sustained in the future on the NYSE or otherwise. There is no assurance that the ART Preferred Shares will have a market value at or near their Adjusted Liquidation Value. See "Risk Factors -- Risks Relating to ART Preferred Shares."

DESCRIPTION OF EQK SHARES

     EQK is currently authorized to issue 10,055,555 EQK Shares, and the EQK Board may not currently issue any additional EQK Shares unless such issuance is approved by the holders of three-quarters of the outstanding EQK Shares. As of December 1, 1997, there were 9,264,344 EQK Shares issued and outstanding. The only other outstanding equity securities of EQK as of such date were the Prudential Warrants. Subject to Requisite Shareholder Approval, EQK's Declaration of Trust will be amended to remove all limitations on the authorized number of EQK Shares that may be issued by the EQK Board. See "Risk Factors -- Potential Adverse Consequences of the Declaration Amendment Proposal -- Possible Issuance of Additional EQK Shares or Other Securities." The EQK Shareholders are entitled to receive and to participate ratably in dividends, when and as declared by the EQK Board out of any funds legally available for such purpose and, in the event of termination of EQK or upon the distribution of its net assets, to receive and to participate ratably in payments and distributions. All EQK Shares have equal voting rights. The EQK Shares do not have any preference, appraisal, conversion, exchange or preemptive rights. Outstanding EQK Shares are freely transferable, subject to the Ownership Limit (if the Declaration Amendment Proposal is adopted and implemented) and except that, in certain limited circumstances, the EQK Board currently may refuse to transfer EQK Shares or may compel redemption of EQK Shares. See "Description of the EQK Shares." The outstanding EQK Shares have been legally issued and are fully paid and nonassessable, except to the extent of any personal liability of the EQK Shareholders as described herein under "Description of the EQK Shares."

THE DEALER MANAGER

     Interfirst Capital Corporation, a California corporation that is an affiliate of ART and BCM, will act as dealer manager ("Dealer Manager") for the Merger in the states of Florida, Kansas, Missouri, New Jersey, North Carolina, North Dakota and Vermont.

MARKET AND TRADING INFORMATION

     The EQK Shares are listed and traded on the NYSE. The following table sets forth for the calendar periods indicated the high and low per share closing sales prices for the EQK Shares as reported in published financial sources:

Year Ended December 31, 1997              HIGH            LOW
                                         -------        -------
        First Quarter                    $ 1.625        $ 1.375
        Second Quarter                   $ 1.500        $ 1.125
        Third Quarter                    $ 1.250        $ 1.062
        Period October 1, 1997           $ 1.250        $0.9375
          to December 19,1997

Year Ended December 31, 1996              HIGH            LOW
                                         -------        -------
        First Quarter                    $ 1.500        $ 1.125
        Second Quarter                     1.750          1.250
        Third Quarter                      1.750          1.375
        Fourth Quarter                     1.500          1.250

Year Ended December 31, 1995              HIGH            LOW
                                         -------        -------
        First Quarter                    $ 2.250        $ 1.625
        Second Quarter                     2.250          1.500
        Third Quarter                      2.125          1.375
        Fourth Quarter                     2.000          1.375

     EQK has not paid any dividends with respect to the EQK Shares since a $.10 per share dividend was declared in 1990 and paid in January 1991. On December 24, 1997, the last trading day prior to the public announcement of the Merger Agreement, the closing sales price of the EQK Shares as reported on the NYSE Composite Tape was $0.875 per EQK Share, and on ________, 1998, the most recent date for which prices were available prior to mailing this Prospectus/Proxy Statement, the closing sales price of the EQK Shares as reported on the NYSE Composite Tape was $______ per EQK Share. EQK Shareholders are urged to obtain a current market quotation for the EQK Shares. See "Risk Factors -- Risks Related to Listing and Trading of the EQK Shares".

     HOLDERS OF EQK SHARES ARE URGED TO OBTAIN CURRENT INFORMATION WITH RESPECT TO THE SALES PRICES OF THE EQK SHARES.

     While ART intends to list the ART Preferred Shares on the NYSE, there can be no assurance that an active market for the ART Preferred Shares will develop or be sustained in the future on the NYSE or otherwise. Listing will depend upon the satisfaction of the NYSE's listing requirements with respect to the ART Preferred Shares. Accordingly, no assurance can be given as to the liquidity of, or trading for, the ART Preferred Shares.

COMPARATIVE PER SHARE DATA

     The following table sets forth per share data of the ART Common Shares and EQK Shares on both historical and pro forma combined bases. This table should be read in conjunction with the historical and financial statements and notes thereto contained in ART's Annual

Report on Form 10-K (the "ART Form 10-K") for the year ended December 31, 1996 and EQK's Annual Report on Form 10-K (the "EQK Form 10-K") for the year ended December 31, 1996, each of which is incorporated by reference herein, and in conjunction with the unaudited pro forma combined financial information appearing elsewhere in this Prospectus/Proxy Statement.

     Pro forma combined per share data reflects the historical results of ART combined with EQK under the equity method of accounting as if the Merger had been consummated for all periods presented. This information has been prepared on the basis of accounting for the Merger as a purchase and is based on the assumptions set forth in the notes thereto. The pro forma share data is not necessarily indicative of actual results had the Merger been consummated on such dates or of future expected results.

                                                Historical                   Proforma Combined
                                                ----------                   -----------------
(Loss) per share
Nine months ended
   September 30, 1997                              $  (.29)                            $  (.35)

Fiscal year ended
   December 31, 1996                                  (.43)                               (.51)

Cash dividends per
Common Share

   Nine months ended                               $   .15                             $   .15
   September 30, 1997

   Fiscal Year ended                               $   .15                             $   .15
   December 31, 1996

Book value per Common Share

   Nine months ended                               $  3.42                             $  3.42
   September 30, 1997


   Fiscal year ended                                  3.74                                3.74
   December 31,1996


                                  RISK FACTORS

         EQK Shareholders should consider, among other things, the following risk factors in connection with the transactions contemplated by the Merger. These factors are intended to identify the significant sources of risk affecting an investment in the ART Preferred Shares and the EQK Shares.

RISKS RELATING TO MERGER

              Foregoing Current Sale and Liquidation. Consummation of the Merger will result in EQK's foregoing a sale of the Center and liquidation of EQK by March of 1999. Consequently, EQK Shareholders will be subject to the risk of a decline in value of the Center over time, as well as risks in connection with the refinancing of EQK's mortgage debt, that could be avoided by a sale and liquidation.

              Dilution of Current EQK Shareholders and Likely Decline in Trading Price per EQK Share. Consummation of the Merger will result in the reduction of the percentage ownership of the Public EQK Shareholders in EQK as a result of the issuance of EQK Shares to ART as the ART Merger Consideration. Accordingly, after the Merger, the Public EQK Shareholders will have a correspondingly smaller share of any appreciation in value of the Center and the trading price of the EQK Shares is likely to decline substantially.

              Anti-Takeover Effect. Consummation of the Merger and the Block Purchase will result in the acquisition by ART of an aggregate of 7,074,117 EQK Shares (or approximately 49% of the EQK Shares to be outstanding after the Merger). As a result of the foregoing and the effect of the Ownership Limit described herein under "The Declaration Amendment Proposal -- Addition of Excess Share Provisions", third party attempts to acquire control of EQK may not be practicable. Accordingly, if the Merger is approved, it is unlikely that an attempted take-over of EQK, which might result in an increase in the price at which EQK Shares could be sold, will occur.

              Benefits to ERPM and Compass. If the Merger is consummated, ART has agreed to pay to ERPM at the closing of the Merger, in the form of ART Preferred Shares valued at the Liquidation Value, an aggregate of $1,975,000 (197,500 ART Preferred Shares). In addition , on the first business day following the third anniversary of the Effective Time, ART will pay to ERPM in the form of ART Preferred Shares valued at the Liquidation Value, an additional $1,360,000 (136,000 ART Preferred Shares). ERPM will also continue to be entitled to receive deferred portfolio advisory fees and deferred refinancing fees in the amount of $303,465 as of November 1, 1997, plus additional amounts that accrue but are not paid in accordance with the terms of the Advisory Agreement through the closing date of the Merger, which fees and additional amounts shall remain an obligation of EQK.

              In addition, ERPM has entered into an agreement (the "ERPM/ART Stock Purchase Agreement") with ART to sell all of its 1,685,556 EQK Shares to ART for 311,828 ART Preferred Shares with an aggregate Liquidation Value of $3,118,280. Closing under the ERPM/ART Stock Purchase Agreement is conditioned upon the consummation of the Merger. The Merger Agreement also provides for Compass, an affiliate of ERPM, to continue as manager of the Center under the terms of the current property management agreement between EQK and Compass (the "Property Management Agreement") until the Center is sold by EQK. Compass will continue to receive all of the fees to which it is entitled under the Property Management Agreement.

              Conflicts of Interest. The management of EQK is subject to conflicts of interest in recommending the Merger and approval of the Merger-Related Proposals because most members of management of EQK also are members of the management of ERPM and Compass, which are receiving the benefits described above under "-- Benefits of Merger to ERPM and Compass."

              Management of BCM (including Thomas A. Holland, A. Cal Rossi, Jr. and Cooper B. Stuart who are expected to become Trustees of EQK upon consummation of the Merger) will be subject to conflicts of interest in carrying out its duties as New Advisor to EQK because: (i) properties owned by the affiliates of BCM (the "BCM Affiliates") may compete with the Center (or any additional properties that may be acquired by EQK) for tenants; (ii) BCM Affiliates may compete with EQK in connection with the acquisition of properties; (iii) BCM's personnel and other resources must be allocated among EQK and other BCM Affiliates; (iv) decisions may have to be made with respect to the extension, termination or modification of the New Advisory Agreement with BCM; and (v) BCM will be subject to conflicts between its obligations as New Advisor and its interests in and as an affiliate of ART in light of ART's intended purchase of additional EQK Shares three years after the date of the consummation of the Merger. See "The Proposed Merger and Related Matters -- ART's Purposes for the Merger."

RISKS RELATING TO ART PREFERRED SHARES

              Risks Associated with the Listing and Trading of ART Preferred Shares. There are currently 2,000,000 ART Preferred Shares outstanding; however, there is currently no established public market for the ART Preferred Shares. While ART intends to apply for listing of the ART Preferred Shares on the NYSE, there can be no assurance that an active market for the ART Preferred Shares will develop or be sustained in the future on such exchange. Listing will also depend upon the satisfaction of the NYSE's listing requirements with respect to the ART Preferred Shares. Although the NYSE has not established any minimum numerical criteria for the listing of preferred stock, it has published certain numerical delisting criteria therefor. Pursuant to such criteria, the NYSE will consider suspending or delisting a series of preferred stock if the aggregate market value of publicly-held shares of such preferred stock is less than $2,000,000 and the number of publicly-held shares of such preferred stock is less than 100,000. Upon consummation of the Merger, the aggregate number and aggregate value of the ART Preferred Shares will satisfy the NYSE listing requirements; however, since the ART Preferred Shares are subject to conversion or redemption as described herein under "Description of the Capital Stock of ART -- ART Preferred Shares, there can be no assurance that the ART Preferred Shares will continue to satisfy the NYSE's continued listing requirements. In addition, no assurance can be given as to the liquidity of, or trading for, the ART Preferred Shares. The trading price of ART Preferred Shares is likely to be below their Liquidation Value and there is no assurance as to the price at which the ART Preferred Shares will actually trade.

              Risks Associated with Dividend Payments. Although dividends will accrue cumulatively on the ART Preferred Shares from August 16, 1998, such dividends will not be paid unless and until they are declared by the ART Board. Holders of ART Preferred Shares will not have the authority to direct or compel the ART Board to declare dividends with respect to the ART Preferred Shares. The ART Preferred Shares are non-voting except (i) as provided by law and (ii) at any time or times when all or any portion of the dividends on the ART Preferred Shares for any six quarterly dividends, whether or not consecutive, shall be in arrears and unpaid. In the latter event, the number of directors constituting the ART Board shall be increased by two and the holders of ART Preferred Shares, voting separately as a class, shall be entitled to elect two directors to fill such newly created directorships with each holder being entitled to one vote in such election for each share of ART Preferred Shares held.

              Risks Associated with Conversion Feature. The ART Preferred Shares are convertible into ART Common Shares as described herein under "Summary of Terms -- Description of ART Preferred Shares" and "Description of the Capital Stock of ART -- ART Preferred Shares." The Articles of Amendment of ART's Articles of Incorporation that authorize the ART Preferred Shares provide that a number of authorized ART Common Shares sufficient to provide for the conversion of the outstanding ART Preferred Shares as described herein shall at all times be reserved for such conversion. However, the number of ART Common Shares into which an ART Preferred Share is convertible is dependent upon the then-current market price of the ART Common Shares. Therefore, if at the time a holder of ART Preferred Shares seeks to convert such ART Preferred Shares, ART has failed to reserve a sufficient number of authorized ART Common Shares to effect such conversion and assuming that ART does not elect to redeem such ART Preferred Shares as described herein, such holder would be unable to effect such conversion. In addition to the ART Preferred Shares, ART has authorized and issued other preferred stock that may be converted from time to time into ART Common Shares. See "Description of the Capital Stock of ART." In the future, ART expects to authorize and issue additional preferred stock or other securities that may be converted from time to time into ART Common Shares. Certain of the preferred stock that has been authorized by ART (including the ART Preferred Shares) is, and securities that may be issued by ART in the future may be, convertible into a number of ART Common Shares calculated by reference to the price of ART Common Shares (i.e., the lower the price of the ART Common Shares, the higher the number of ART Common Shares to be received upon conversion of the applicable security). At any given time, a decrease in the price of ART Common Shares below a certain level could result in the number of authorized ART Common Shares being insufficient to provide for the conversion of all of ART's convertible securities, including the ART Preferred Shares. ART currently intends to seek shareholder approval for the authorization of additional ART Common Shares, but there can be no assurance that such approval will be obtained. The closing price of ART's common stock as of 5 p.m. Eastern Standard Time on December 30, 1997, as published in the December 31, 1997 edition of The Wall Street Journal, was $14.375 per share. Assuming such price was used for purposes of calculating the number of ART Common Shares issuable on conversion of ART's authorized convertible preferred stock (which currently constitutes the only securities authorized by ART that is convertible into ART Common Shares), ART has sufficient ART Common Shares to convert all outstanding shares of such preferred stock, but does not have sufficient ART Common Shares to convert all authorized shares of such preferred stock. However, the other authorized but unissued ART preferred stock may not ever be issued, and management expects that such preferred stock would not be issued at a time when such preferred stock would be immediately convertible into ART Common Shares. So long as management of ART and affiliates of ART own a majority of the ART Common Shares, management expects that ART will have the ability to increase the number of authorized ART Common Shares to a number sufficient to provide for the conversion of its convertible preferred stock. However, there can be no assurance that management and affiliates of ART will continue to own a majority of the ART Common Shares. The actual basis for calculating the number of ART Common Shares issuable upon conversion of ART's authorized preferred stock is described under "Description of the Capital Stock of ART."

               In the event that ART Preferred Shares are converted into ART Common Shares, there can be no assurance as to the existence of an active trading market for the ART Common Shares at the time of such conversion or that the trading price of the ART Common Shares will not decline substantially after such conversion.

POTENTIAL ADVERSE CONSEQUENCES OF THE DECLARATION AMENDMENT PROPOSAL

              Subject to the Requisite Shareholder Approval of the Declaration Amendment Proposal, EQK's Declaration of Trust will be amended to provide for, among other things, (i) the Ownership Limit; (ii) a 20 year extension of the finite life of the trust, (iii) the ability to change investment, financing, borrowing and distribution policies without shareholder approval, and (iv) the ability to issue additional EQK Shares and other types of securities, in each case as more fully described below. See "The Declaration Amendment Proposal."

              Effect of Limits on Ownership and Issuance of Additional EQK Shares or other Securities. In order to maintain EQK's qualification as a REIT under the Code, subject to Requisite Shareholder Approval of the Merger-Related Proposals, the Declaration of Trust will be amended to prohibit ownership of more than 4.9% of the outstanding EQK Shares by any single shareholder other than ART and the current 5% Holders. Under the Amended Declaration of Trust, the EQK Board may exempt a proposed transferee from this restriction upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel or other evidence satisfactory to the EQK Board that ownership of EQK shares by a proposed transferee will not adversely affect EQK's qualification as a REIT under the Code, and upon such other conditions as the EQK Board may direct.

              The Ownership Limit, as well as the ability of EQK to issue additional EQK Shares or other securities (which may have rights and preferences senior to the EQK Shares), may discourage a change of control of EQK and may also (i) deter future tender or exchange offers for the EQK Shares, which offers may be advantageous to EQK Shareholders, and (ii) limit the opportunity for EQK Shareholders to receive a premium for their EQK Shares that might otherwise exist if an investor were attempting to assemble a block of EQK Shares in excess of the Ownership Limit or otherwise effect a change of control of EQK.

              Extension of Finite Life of EQK. The self liquidating provisions included in EQK's Declaration of Trust reflected an intention of the original EQK Board to liquidate EQK's assets by March of 1999, and the Declaration of Trust provides that no additional investments will be made beyond such date. The EQK Board however, has the discretion to hold current investments for up to two years beyond such date should market conditions or other circumstances so dictate, if such action is in the best interests of the EQK Shareholders. At some time on or before the date on which EQK would be required to terminate its operations, EQK's investments would be liquidated and the proceeds thereof, net of taxes, selling expenses and disposition fees, would be distributed to the EQK Shareholders.

              Subject to Requisite Shareholder Approval, EQK's Declaration of Trust will be amended to extend the duration of EQK for an additional 20 year period and to revise the liquidation provisions to which EQK is subject. Following such amendment, if EQK's assets are sold, the proceeds thereof are expected to be reinvested in additional assets and the EQK Shareholders will have to sell their EQK Shares in the market to realize the cash value of their investment in such assets. In addition, the extension of EQK's duration will likely increase the amount of fees paid to BCM, which is expected to succeed ERPM as EQK's Advisor.

              Changes in Policies without Shareholder Approval. EQK's Declaration of Trust currently provides that, in general, none of EQK's policies may be amended without the approval of holders of three-quarters of the outstanding EQK Shares. Subject to Requisite Shareholder Approval of the Merger Related Proposals, EQK's Declaration of Trust will be amended to provide that the EQK Board may change EQK's investment policies from time to time with the approval of a committee consisting solely of Unaffiliated Trustees and without the approval of EQK's Shareholders. Accordingly, EQK Shareholders will be relying upon the discretion of BCM, as EQK's New Advisor, and the EQK Board in selecting any additional investments. Any such change in investment policies could adversely affect EQK's financial condition, results of operations and the market price of the EQK Shares.

              Possible Issuance of Additional EQK Shares or Other Securities. Subject to Requisite Shareholder Approval, EQK's Declaration of Trust will be amended to remove prohibitions relating to the issuance of additional EQK Shares or other types of securities, including securities with preferential rights senior to the EQK Shares. Any such issuance of additional EQK Shares (other than upon exercise of the Prudential Warrants) would require the affirmative vote of the holders of not less than a majority of the then outstanding EQK Shares. Any such issuance of other types of securities would not require the approval of the EQK Shareholders. In the event that additional EQK Shares or other equity securities are so issued by EQK, holders of outstanding EQK Shares will incur dilution in their percentage of equity in EQK.

POTENTIAL RISKS ASSOCIATED WITH AFFILIATE OF CONTROLLING SHAREHOLDER OF NEW ADVISOR

              Upon consummation of the Merger, ERPM and EQK will terminate the Advisory Agreement and EQK will enter into the New Advisory Agreement with BCM pursuant to which BCM will become the New Advisor. BCM is a privately held Nevada corporation owned by a trust established for the benefit of the children of Gene E. Phillips. Mr. Phillips currently serves as a representative of such trust and, in such capacity, has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services. Mr. Phillips is the former chairman of Southmark Corporation ("Southmark"), a real estate syndicator and parent of San Jacinto Savings Association ("San Jacinto"). Mr. Phillips resigned his positions with Southmark and certain of its affiliates in January 1989. Southmark filed a voluntary petition of bankruptcy under Chapter 11 of the United States Bankruptcy Code in July 1989. In November 1990, San Jacinto was placed under conservatorship of the Resolution Trust Corporation ("RTC") by federal banking authorities. Mr. Phillips was named as a defendant in a number of lawsuits brought by the RTC and private plaintiffs in which the allegations made against Mr. Phillips included breach of fiduciary duty and other misconduct, which allegations were denied by Mr. Phillips. All of these actions have been dismissed or settled. See "Description of ART" and "The Business of ART - Investments in Real Estate Investment Trusts and Real Estate Partnership."

RISKS RELATING TO LISTING AND TRADING OF EQK SHARES

              The Merger, the Block Purchase and the Standstill Agreements will have the cumulative effect of reducing the number of EQK Shares that might otherwise trade publicly. As a result, the liquidity and market value of the remaining EQK Shares held by the public may be adversely affected and the EQK Shares may no longer meet the requirements of the NYSE for continued listing on the NYSE. According to the NYSE Rules, the NYSE would consider delisting the EQK Shares if, among other things, (i) the number of publicly held EQK Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000, (ii) the total number of EQK Shareholders falls below 400, (iii) the total number of EQK Shareholders falls below 1200 and the average monthly trading volume of the EQK Shares is less than 100,000 shares (for the previous 12 month period), or (iv) the aggregate market value of publicly held EQK Shares should fall below $8 million. As a result of the Merger, the Block Purchase, the Standstill Agreements, the EQK Shares may no longer meet the requirements of the NYSE for continued listing on the NYSE. If the listing of the EQK Shares is discontinued, the market for the EQK Shares could be adversely affected.

              In the event that the EQK Shares are delisted by the NYSE, it is possible the EQK Shares would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, by the NASD through the NASDAQ Stock Market ("NASDAQ") or by other sources. The extent of the public market for such EQK Shares and the availability of such quotations would, however, depend upon such factors as the number of shareholders remaining at such time, the trading volume at such time, the interest in maintaining a market in the EQK Shares on the part of securities firms and the trading value at such time. See "The Proposed Merger and Related Matters -- Effect of the Merger on Market for EQK Shares; Registration Under the Exchange Act."

RISKS RELATING TO ART'S BUSINESS

              As part of the Merger Consideration and pursuant to the Merger, EQK Shareholders will receive ART Preferred Shares (and subsequently may receive ART Common Shares upon conversion of the ART Preferred Shares) as described herein, the value of which will be substantially dependent upon the success of ART's business. Set forth below is a summary of potential risks relating to ART's business.

              Recent Operating History. ART experienced net losses for each of the fiscal years ended December 31, 1996, 1995, 1994, 1993 and 1992. During 1996, ART paid a dividend of $0.15 with respect to each ART Common Share, and during the nine months ended September 30, 1997, ART paid a cumulative dividend of $0.15 with respect to each ART Common Share. From 1992 through 1995, ART paid no dividends in respect of the ART Common Shares. There can be no assurance that ART will be able to pay dividends in respect of the ART Preferred Shares or the ART Common Shares in the future.

              Changes in ART's Policies Without Stockholder Approval. The investment, financing, borrowing and distribution policies of ART and its policies with respect to all other activities, growth, debt, capitalization and operations, will be determined by the ART Board. Although it has no present intention to do so, the ART Board may amend or revise these policies at any time and from time to time at its discretion without a vote of the stockholders of ART. A change in these policies could adversely affect the market price of the ART Preferred Shares or the ART Common Shares. See "The Business of ART -- General."

              Investments in Real Property. Real property investments are subject to varying degrees of risk and are relatively illiquid. Income from real property investments and ART's resulting ability to pay dividends to its shareholders may be adversely affected by a number of factors, including general economic climate and local real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of ART's properties; the ability of ART or the owner of such properties to provide adequate management, maintenance and insurance; energy and supply shortages; the ability to collect on a timely basis all rent from tenants and interest from borrowers; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the investment. If a property of ART is mortgaged to secure the payment of indebtedness and if ART or an entity in which ART invests or to which it lends is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. Real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

              Nature of Investments Made by ART May Involve High Risk; Illiquidity of Real Estate Investments. ART may make investments in real estate-related assets and businesses which have experienced severe financial difficulties, which difficulties may never be overcome. Since such investments may involve a high degree of risk, poor performance by any such investments could severely affect the financial condition and results of operations of ART.

              The illiquid nature of ART's real estate investments may limit the ability of ART to modify its portfolio in response to changes in economic or other conditions. Such illiquidity may result from the absence of an established market for ART's investments as well as legal or contractual restrictions on their resale by ART.

              Difficulty of Locating Suitable Investments; Competition. Identifying, completing and realizing on real estate investments has from time to time been highly competitive, and involves a high degree of uncertainty. ART competes for investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and real estate investment trusts) and other institutional investors, as well as individuals. There can be no assurance that ART will continue to be able to locate and complete investments which satisfy ART's objectives or realize upon their value or that it will be able to fully invest its available capital.

              Many of those with whom ART competes for investments and its services are far larger than ART, may have greater financial resources than ART and may have management personnel with more experience than the officers of ART.

              Risks of Acquisition Activities. From time to time, ART will acquire existing properties to the extent that they can be acquired on advantageous terms and meet ART's investment criteria. Acquisitions of properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected, that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate and the occupancy rates and rents achieved may be less than anticipated.

              Dependence on Rental Income from Real Property. ART's cash flow, results of operations and value of its assets would be adversely affected if a significant number of tenants of ART's properties failed to meet their lease obligations or if ART or the owner of a property in which ART has an interest were unable to lease a significant amount of space on economically favorable terms. In the event of a default by a lessee, the owner may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on a property. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow of the property. If a tenant rejects its lease, the owner's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. Generally, the amount of the claim would be capped at the amount owed for unpaid pre- petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). No assurance can be given that the properties in which ART has an interest will not experience significant tenant defaults in the future.

              Operating Risks. The properties in which ART has an interest are subject to operating risks common to the particular property type, any and all of which may adversely affect occupancy or rental rates. Such properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air-conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While commercial tenants are often obligated to pay a portion of these escalating costs, there can be no assurance that they will agree to pay such costs or that the portion that they agree to pay will fully cover such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. To the extent rents cannot be increased or costs controlled, the cash flow of ART and its financial condition may be adversely affected.

              Adverse Consequences of Debt Financing. ART is subject to the risks normally associated with debt or preferred equity financing, including the risk that ART's cash flow will be insufficient to meet required payments of principal, interest and dividend distributions, the risk that existing indebtedness may not be refinanced or that the terms of such refinancing will not be as favorable as the terms of current indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements may not be financed on favorable terms or at all. If ART were unable to refinance its indebtedness on acceptable terms, or at all, ART might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to ART and might adversely affect the cash available for distributions to its shareholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, ART's interest expense would increase, which would affect ART's ability to make distributions to its shareholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and ART is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to ART.

              Some of ART's real estate equity investments may utilize a leveraged capital structure, in which case a third party lender would be entitled to cash flow generated by such investments prior to ART receiving a return. As a result of such leverage, in addition to the risks described above, ART would be subject to the risk that existing debt (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancings will not be as favorable to ART and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. While such leverage may increase returns or the funds available for investment by ART, it also will increase the risk of loss on a leveraged investment. If ART defaults on secured indebtedness, the lender may foreclose and ART could lose its entire investment in the security for such loan. Because ART may engage in portfolio financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, ART could lose its interests in performing investments in the event such investments are cross- collateralized with poorly performing or nonperforming investments. In addition, recourse debt may subject other assets of ART to risk of loss. Any such losses will adversely affect ART's ability to make distributions in respect of the ART Preferred Shares.

              Virtually all of ART's mortgage notes receivable, real estate, equity security holdings in CMET, IORI, TCI, NRLP and its trading portfolio of equity securities are held subject to secured indebtedness. Such borrowings increase ART's risk of loss because they represent a prior claim on ART's assets and require fixed payments regardless of profitability. If ART defaults on such secured indebtedness, the lender may foreclose on ART's assets securing such indebtedness, and ART could lose its investment in the pledged assets.

              The organizational documents of ART do not contain any limitation on the amount of indebtedness ART may incur. Accordingly, ART could become even more highly leveraged than it currently is, thus resulting in an increase in debt service that could increase the risk of default on ART's indebtedness.

              Distributions in respect of the ART Preferred Shares will be subordinate in right of payment to ART's debt obligations which, as of September 30, 1997, have an aggregate outstanding principal balance of approximately $265.4 million.

              Existing Debt Maturities. ART anticipates that only a portion of the principal of its indebtedness outstanding from time to time will be repaid prior to maturity. ART may not have sufficient funds to repay such indebtedness at maturity; it may therefore be necessary for ART to refinance debt through additional debt financing or equity offerings. If ART is unable to refinance this indebtedness on acceptable terms, ART may be forced to dispose of properties upon disadvantageous terms, which could result in losses to ART and adversely affect the amount of cash available for further investment, to make payments on its outstanding indebtedness or to make distributions in respect of the ART Preferred Shares.

              Risk of Rising Interest Rates. As of September 30, 1997, approximately 28% and 72% of ART's indebtedness is subject to variable interest rates and fixed interest rates, respectively. ART may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in variable interest rates could increase ART's interest expense and adversely effect the financial condition and results of operations of ART.

              Covenants. Various debt obligations may require ART to comply with a number of customary financial and other covenants on an ongoing basis. Failure to comply with such covenants may limit ART's ability to borrow funds or may cause a default under its then-existing indebtedness.

              Lack of Control and Other Risks of Equity Investments in and with Third Parties. ART may invest in shares or other equity interests of real estate investment trusts or other entities that invest in real estate assets. In such cases, ART will be relying on the assets, investments and management of the real estate investment trust or other entity in which it is investing. Such entities and their properties will be subject to the other risks affecting the ownership and operation of real estate set forth herein.

              ART may also co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity and, therefore, will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity.

              Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks which would not be present were a third party not involved, including the possibility that ART's partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of ART, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of ART and contrary to ART's policies or objectives. Such investments may also have the potential risk of impasse on decisions, such as a sale, because neither ART nor the partner or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, ART may in certain circumstances be liable for the actions of its third-party partners or co-venturers.

              Risks of Investments in Mortgage Loans. To the extent ART invests in mortgage loans, such mortgage loans may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under such obligations, ART may have to foreclose its mortgage or protect its investment by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the property's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. Relatively high "loan-to-value" ratios and declines in the value of the mortgaged property may prevent ART from realizing an amount equal to its mortgage loan upon foreclosure.

              ART may participate in loans originated by other financing institutions. As a participant, ART may not have the sole authority to declare a default under the mortgage or to control the management or disposition of the related property or any foreclosure proceedings in respect thereof.

              Any investments in junior mortgage loans which are subordinate to liens of senior mortgages would involve additional risks, including the lack of control over the collateral and any related foreclosure proceeding. In the event of a default on a senior mortgage, ART may make payments to prevent foreclosure on the senior mortgage without necessarily improving ART's position with respect to the subject real property. In such event, ART would be entitled to share in the proceeds only after satisfaction of the amounts due to the holder of the senior mortgage.

              Limitations on Remedies. Although ART will have certain contractual remedies upon the default by borrowers under certain debt instruments, such as foreclosing on the underlying real estate or collecting rents generated therefrom, certain legal requirements (including the risks of lender liability) may limit the ability of ART to effectively exercise such remedies.

              The right of a mortgage lender to convert its loan position into an equity interest may be limited or prevented by certain common law or statutory prohibitions.

              Risks of Uninsured Loss. ART carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the improved real property that it owns, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, ART could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could adversely affect the financial condition and results of operations of ART.

              With respect to those properties in which ART holds an interest through a mortgage, as well as those properties owned by entities to whom ART makes unsecured loans, the borrowers will most likely be obligated to maintain insurance on such properties and to arrange for ART to be covered as a named insured on such policies. The face amount and scope of such insurance coverage may be less comprehensive than ART would carry if it held the fee interest in such property. Accordingly, in such circumstances, or in the event that the borrowers fail to maintain required coverage, uninsured or underinsured losses may occur, which could have an adverse impact on ART's cash flow or financial condition.

              Costs of Compliance with the Americans with Disabilities Act and Similar Laws. Under the Americans with Disabilities Act of 1980 (the "ADA"), places of public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with ADA requirements could require both structural and non-structural changes to the properties in which ART invests and noncompliance could result in imposition of fines by the United States government or an award of damages to private litigants. Although management of ART believes that its properties are substantially in compliance with present requirements of the ADA, ART may incur additional costs of compliance in the future. A number of additional Federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to properties in which ART invests, or restrict certain further renovations thereof. The ultimate amount of the cost of compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on ART, they could be substantial. If required changes involve greater expense than ART currently anticipates, ART's financial condition and results of operations could be adversely affected.

              Potential Environmental Liability Affecting ART. Under various Federal, state and local environmental laws, ordinances and regulations, an owner of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure properly to remediate such substances, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain laws impose liability for release of asbestos- containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, ART may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as for certain other related costs, including governmental fines and injuries to persons and property.

              ART's management is not aware of any environmental matters affecting its properties or investments that would have a material adverse effect on ART's business, assets or results of operations.

              The Center has been the subject of a Phase I or similar environmental assessment completed by a qualified independent environmental consultant company within the last five years. This environmental assessment did not reveal, and neither ART nor EQK is aware of, any environmental liability that would have a material adverse effect on EQK's business, assets or results of operations.

              No assurance can be given that existing environmental assessments with respect to any of ART's properties or the Center reveal all environmental liabilities, that any prior owner of a property did not create any material environmental condition not known to ART, or that a material environmental condition does not otherwise exist with respect to the Center or any one or more properties of ART.

              Noncompliance with Other Laws. Real estate properties are also subject to various Federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. ART believes that its properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by ART and could have an adverse effect on ART's results of operations.

              Changes in Laws. Increases in real estate taxes, income taxes and service or other taxes generally are not passed through to tenants under existing leases and may adversely affect ART's cash flow from operations and its ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect ART's funds from operations and thus its ability to make payments on its outstanding indebtedness and to make distributions to its shareholders.

              Dependence on Key Personnel. ART will be dependent on the efforts of its executive officers and the executive officers of BCM. While ART believes that it and BCM could find replacements for these key personnel, the loss of their services may have a temporary adverse effect on the operations of ART. Only Randall M. Paulson, the President of BCM, has an employment agreement with BCM. None of the other officers has entered or is expected to enter into employment agreements with ART or BCM.

RISKS RELATING TO EQK'S BUSINESS

              EQK Shareholders are subject to many of the risks described above under "--Risks Relating to ART's Business," as they may also pertain to the business of EQK. The value of the EQK Shares may be affected by such risks and the risks set forth below.

              Possible Loss of NOLs. EQK currently has net operating losses ("NOLs") of approximately $92,000,000. In general, such NOLs may be used to offset any taxable gains realized upon the sale of EQK's assets so long as there is not or more than a 50 percentage point change in the ownership of the EQK Shares during any three year period. In the event that there is more than a 50 percentage point change in the ownership of EQK Shares during a three year period, the availability of such NOLs to offset taxable gains or income would be reduced to a very significant extent. Although it is not expected that the Merger, the Block Purchase or the Standstill Agreements would reduce the availability of the NOLs, a reduction in the availability of such NOLs would likely have a material adverse effect on the market value of EQK and the EQK Shares.

              Consequences of Failure of EQK to Qualify as a REIT. EQK has transacted its affairs so as to qualify as, and has elected to be treated as, a real estate investment trust under applicable provisions of the Code. Under the Code, a real estate investment trust that meets the applicable requirements is not subject to Federal income tax on that portion of its taxable income that is distributed to its shareholders. Upon consummation of the Merger, EQK intends to continue to operate in a manner so as to qualify as a REIT under the Code. However, no assurance can be given that EQK will be able to continue to operate in a manner to so qualify. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within EQK's control.

              If EQK were to fail to qualify as a REIT in any taxable year, EQK would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, EQK also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of EQK available for investment or distribution to shareholders because of the additional tax liability to EQK for the years involved. In addition, distributions to EQK Shareholders would no longer be required to be made.

              Refinancing of the Center. As described herein under "The Business of EQK," EQK has negotiated an extension of the maturity of its existing mortgage debt (aggregating $45,379,000 as of September 30, 1997) until June 15, 1998. On or prior to June 15, 1998, EQK must refinance the Center. There can be no assurance that EQK will be able to refinance such mortgage debt upon terms which are the same or more favorable than the terms under which the mortgage debt is currently financed. In the event that EQK is unable to obtain favorable refinancing terms, EQK's operating expenses will increase and EQK's results of operations may be adversely affected. If a refinancing cannot be obtained, EQK may be compelled to sell the Center on disadvantageous terms.



                       RATIO OF EARNINGS TO FIXED CHARGES

              The following table summarizes the ratio of ART's earnings to combined fixed charges and preferred stock dividends for each of the five fiscal years of ART ended December 31, 1996:



                                                        Year Ended December 31,
                                            1996        1995       1994       1993       1992
                                            ----        ----       ----       ----       ----
RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS       *           *          *          *          *

* Earnings were inadequate to cover fixed charges and preferred stock dividends by $4,819,000, $189,000, $1,390,000, $4,923,000 and $7,117,000 in 1996, 1995,
1994, 1993 and 1992, respectively.

                                 USE OF PROCEEDS

              Neither ART nor EQK will receive any cash proceeds from the Merger. ART plans to hold the EQK Shares that it receives as the ART Merger Consideration for investment purposes. See "The Proposed Merger and Related Matters -- Purposes of the Merger".

                             THE EQK ANNUAL MEETING

INTRODUCTION

              This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the EQK Board for use in connection with the EQK Annual Meeting and any adjournments or postponements of such meeting.

              It is anticipated that the mailing of this Prospectus/Proxy Statement to EQK Shareholders will commence on _________ __, 1998.

DATE, TIME AND PLACE OF MEETINGS

     The EQK Annual Meeting is scheduled to be held at the corporate offices of EQK, 5775 Peachtree Dunwoody Road, Suite 200D, Atlanta, Georgia on ________ __, 1998 at 9:00 a.m. Eastern Standard Time.

MATTERS TO BE CONSIDERED AT THE EQK ANNUAL MEETING

              At the EQK Annual Meeting, the EQK Shareholders, voting together as a single class, will be asked to consider and vote upon the Proposals. The Board Election Proposal will require the affirmative vote of EQK Shareholders representing a majority of the total votes authorized to be cast by EQK Shares then outstanding which are present at the EQK Annual Meeting in person or by proxy and entitled to vote thereon. The Merger-Related Proposals will each require the Requisite Shareholder Approval. None of the Merger-Related Proposals will take effect unless all such proposals receive the Requisite Shareholder Approval.

RECORD DATE AND VOTE REQUIRED

              The EQK Board has fixed the close of business on ________ __, 1997 as the EQK Record Date for the EQK Annual Meeting. As of such date, there were _________________ EQK Shares issued and outstanding.

              The presence, in person or by proxy, of EQK Shareholders owning EQK Shares representing a majority of all the votes entitled to be cast by EQK Shareholders at the EQK Annual Meeting is necessary to constitute a quorum at such meeting.

              The Board Election Proposal will require the affirmative vote of EQK Shareholders representing a majority of the total votes authorized to be cast by EQK Shares then outstanding which are present at the EQK Annual Meeting in person or by proxy and entitled to vote thereon. The Merger-Related Proposals will each require the Requisite Shareholder Approval. None of the Merger-Related Proposals will take effect unless all such proposals receive the Requisite Shareholder Approval. ERPM and Greenspring have agreed to vote their EQK Shares in favor of the Merger-Related Proposals. The number of affirmative votes required for approval of the Proposals at the EQK Annual Meeting is also described above under "--Matters to be Considered at the EQK Annual Meeting."

              As of November 1, 1997, Trustees and executive officers of EQK as a group beneficially held outstanding EQK Shares representing less than 1% of all the votes entitled to be cast by EQK Shareholders at the EQK Annual Meeting and each such person has advised ART that he or she intends to vote to approve and adopt the Proposals.

              A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Such broker non-votes and abstentions will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. BECAUSE APPROVAL OF THE MERGER-RELATED PROPOSALS AT THE EQK ANNUAL MEETING REQUIRES THE AFFIRMATIVE VOTE OF THREE QUARTERS OF THE OUTSTANDING EQK SHARES AS DESCRIBED MORE FULLY ABOVE IN "--MATTERS TO BE CONSIDERED AT THE EQK ANNUAL MEETING," ANY BROKER NON-VOTES OR ABSTENTIONS ON THE PROPOSALS WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER-RELATED PROPOSALS AND ACCORDINGLY WILL AFFECT WHETHER THE MERGER-RELATED PROPOSALS
WILL BE APPROVED.

PROXY

              Enclosed is a form of proxy which should be completed, dated, signed and returned by each EQK Shareholder before the EQK Annual Meeting to ensure that such stockholder's shares will be voted at such meeting. Any EQK Shareholder signing and delivering a proxy has the power to revoke the proxy at any time prior to its use by filing with the corporate secretary of EQK a written revocation of the proxy or a duly executed proxy bearing a later date or by attending and voting in person at the meetings.

              Shares represented by a properly executed proxy will be voted in accordance with the instructions indicated on such proxy with respect to the proposal at the EQK Annual Meeting, and at the discretion of the proxy holders on all other matters to come properly before such meeting. If an EQK Shareholder executes a proxy with no instructions indicated thereon, shares represented by such proxy will be voted in favor of the Proposals.

SOLICITATION OF PROXIES

              ART will bear the expense of the proxy solicitation. ART has retained Shareholder Communications Corporation (the "Proxy Solicitor") to act as proxy solicitor in connection with the Merger. The Proxy Solicitor may contact EQK Shareholders by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the proxy materials to beneficial owners of EQK Shares. The Proxy Solicitor will receive a fee estimated not to exceed $9,500 for such services, plus reimbursement of out-of-pocket expenses, and ART will indemnify the Proxy Solicitor against certain liabilities and expenses in connection with the Merger, including liabilities under federal securities laws. The telephone number of the Proxy Solicitor is 1-800-221-5724.

OTHER MATTERS

              The EQK Board of Trustees knows of no matters, other than those described in this Prospectus/Proxy Statement, which are to be brought before the EQK Annual Meeting. However, if any other matters properly come before such meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.


                           THE BOARD ELECTION PROPOSAL

              At the EQK Annual Meeting, the EQK Shareholders, voting together as a class, will be asked to consider and vote upon the Board Election Proposal. The Board Election Proposal will require the affirmative vote of EQK Shareholders representing a majority of the total votes authorized to be cast by EQK Shares then outstanding which are present at the EQK Annual Meeting in person or by proxy and entitled to vote thereon.

              The current members of the EQK Board are described below. The term of office of each member of the EQK Board expires at the 1998 annual meeting of the EQK Board or when the respective successor is elected and qualifies.

                      Sylvan M. Cohen, age 82, has been a Trustee since 1988.
              Mr. Cohen has been Chairman, Chief Executive Officer, and Trustee of Pennsylvania Real Estate Investment Trust, an American Stock Exchange-listed real estate investment trust, since 1994 and was President and Trustee since its inception in 1960. Mr. Cohen has been Of Counsel to the law firm Drinker Biddle & Reath since 1995. For more than five years prior thereto, Mr. Cohen was a partner in the Philadelphia law firm of Cohen, Shapiro, Polisher, Shiekman and Cohen. Mr. Cohen is formerly a director of Fidelity Bank, Philadelphia, Pennsylvania, and is currently a director of FPA Corporation, an American Stock Exchange-listed real estate development company. Mr. Cohen was a managing trustee of Arbor Property Trust, a NYSE-listed real estate investment trust and successor in interest to EQK Green Acres, L.P., until December 1997. He formerly served as President of the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers.

                      Alton G. Marshall, age 75, has been a Trustee since the
              Trust's inception in 1985. Mr. Marshall has been President of Alton G. Marshall Associates, Inc. a New York City real estate investment firm since 1971. He was formerly a Senior Fellow of the Nelson A. Rockefeller Institute of Government in Albany, New York. He was also Chairman of the Board and Chief Executive Officer of The Lincoln Savings Bank, FSB from March 1984 through December 1990. From 1971 to 1981, he was President of the Rockefeller Center, Inc., a real estate, manufacturing and entertainment company. Mr. Marshall is currently a director of the Hudson River Trust and the New York State Electric & Gas Corp., and was a managing trustee of Arbor Property Trust until December 1997. He is an independent partner of Equitable Capital and Equitable Capital Retirement Fund.

                      George R. Peacock, age 73, has been a Trustee since 1988.
              Mr. Peacock has been sole-owner and President of Carluke, Inc., a real estate investment consulting firm, since 1988. Mr. Peacock had retired from ERE, a wholly-owned subsidiary of Equitable in August 1988 after serving as Chairman and Chief Executive Officer. Mr. Peacock is a past member of Equitable's Investment Policy Committee. Prior to his retirement, he was also a Senior Vice President of Equitable for approximately twelve years. He is also a former director of ERE and was a managing trustee of Arbor Property Trust until December 1997.

                      Phillip E. Stephens, age 49, has been a Trustee since
              1990. Mr. Stephens is currently a consultant to ERE and Mr. Stephens was Chairman and Chief Executive Officer of Compass, a subsidiary of ERE, from February 1996 to June 1997 and was President and Chief Executive Officer from January 1992 to January 1996. Mr. Stephens was Executive Vice President of Compass from January 1990 to December 1991. He has also served as President of ERPM, EQK's advisor and a wholly-owned subsidiary of ERE, from December 1989 to June 1997. Prior to that date and since October 1987, he was President of EQK Partners, the predecessor in interest to ERPM. Prior to that date and since its inception in September 1983, he was Senior Vice President and subsequently President of EQK Partners. Mr. Stephens was also a managing trustee of Arbor Property Trust until December 1997.

                      Robert C. Robb, Jr., age 51, has been a Trustee since
              1991. Mr. Robb has been President of and partner in the management and financial consulting firm of Lewis, Eckert, Robb & Company since 1981. Mr. Robb is currently a director of PNC Bank, N.A., Pittsburgh, Pennsylvania, Tamaqua Cable Products Company, and Brynwood Partners, and is a former director of Brinks, Inc. of Darien, Connecticut.

              Subject to Requisite Shareholder Approval of the Merger-Related Proposals, upon completion of the Merger, pursuant to the Merger Agreement, all of the members of the then current EQK Board, other than Mr. Robb, will resign and the related vacancies shall be filled with (i) one independent person designated by ART (such person is referred to as the "ART Independent Trustee"), and (ii) three persons designated by ART who are affiliated with ART or its affiliates (such three persons are referred to herein as the "ART Affiliated Trustees" and, together with the ART Independent Trustee, the "ART Designated Trustees"). In addition, at the time the ART Designated Trustees take office (the "Initial Board Change"), and at each election of the EQK Board until ART acquires more than 80% of the EQK Shares, ART agrees to nominate (or cause to be nominated and vote all of its EQK Shares for the election of) or, at the time of the Initial Board Change, cause the ART Designated Trustees to elect (i)
William G. Brown, Jr. and Gregory R. Greenfield (who together with their successors are referred to herein as the "Non-ART Affiliated Trustees"), and
(ii) Robert C. Robb (who together with his successor is referred to as the "Non-ART Independent Trustee" and, together with the Non-ART Affiliated Trustees, the "Non-ART Designated Trustees"). The ART Designated Trustees and the Non-ART Designated Trustees shall constitute the new seven member board of EQK (the "New EQK Board"). The ART Independent Trustee and the Non-ART Designated Trustees are collectively referred to herein as "Unaffiliated Trustees". ART currently intends to designate Thomas A. Holland, A. Cal Rossi, Jr. and Cooper B. Stuart as the ART Affiliated Trustees and Al Gonzalez as the ART as the ART Independent Trustee. To the extent that the current Unaffiliated Trustees are unwilling or unable to continue to serve as Trustees of EQK, their successors will generally be nominated by the remaining Unaffiliated Trustees. See "The Declaration Amendment Proposal -- Revision of Trustee Provisions".

              Set forth below are descriptions of the members of the proposed New EQK Board, other than Mr. Robb whose description is set forth above.

                      Thomas A. Holland, age 55, has served ART as Executive
              Vice President and Chief Financial Officer since August 1995, and Senior Vice President and Chief Accounting Officer from July 1990 to August 1995. Mr. Holland has also served BCM, Syntek Asset Management, Inc. ("SAMI"), CMET, IORI and TCI as Executive Vice President and Chief Financial Officer since August 1995 and Senior Vice President and Chief Accounting Officer from July 1990 to August 1995. He has been Secretary of CMET, IORI and TCI since February 1997. Mr. Holland was Senior Vice President and Chief Accounting Officer of National Income Realty Trust and Vinland Property Trust from July 1990 to February 1994. His other previous positions include Vice President and Controller from December 1986 to June 1990 of Southmark, Vice President-Finance from January 1986 to December 1986 of Diamond Shamrock Chemical Company, Assistant Controller from May 1976 to January 1986 of Maxus Energy Corporation (formerly Diamond Shamrock Corporation), and Trustee from August 1989 to June 1990 of Arlington Realty Investors. Mr. Holland has been a Certified Public Accountant since 1970.

                      A. Cal Rossi, Jr., age 60, currently serves as Executive
              Vice President and Director of Capital Markets at BCM. He joined BCM as a permanent employee on March 1, 1996. Mr. Rossi is the President of the Rossi Group of Companies and has created world-class hotels and resorts throughout the United States.

                      Cooper B. Stuart, age 45, currently serves as Executive
              Vice President at BCM, where he commenced employment in early 1994. Mr. Stuart currently works in the Capital Markets area of BCM where he is principally involved in both debt and equity transactions including public offerings. Mr. Stuart was also Managing Director of InveQuest Realty Corporation. He was also President of InveQuest Ventures, Inc., InveQuest Incorporated and its subsidiary, InveQuest Properties, Inc., and a General Partner of numerous real estate syndications involving land, office and apartment development. Mr. Stuart served as Senior Vice President of First Financial Equities Corporation from 1988 to 1989. Mr. Stuart is a licensed real estate broker and worked for Moore Myers & Associates from 1980 to 1981. He was employed by Xerox Corporation as a sales executive in the New York and Connecticut areas from 1975 to 1979.

                      Al Gonzalez, age 60, has served ART as a Director since
              1989. He has been the President of AGE Refining, Inc., a petroleum refining and marketing firm, since March 1991. Mr. Gonzalez served as President of Moody-Day Inc., which sells and leases construction equipment and supplies, from January 1988 to March 1991. He is the owner and President of Gulf-Tex Construction Company and the owner and lessor of two restaurant sites in Dallas, Texas. Mr. Gonzalez has served as a Director of Avecelle, Inc. since April of 1990. He also served as a Director of Greenbriar Corp., formerly Medical Resource Companies of America from 1988 to 1992. Mr. Gonzalez served as a member of the Dallas City Council from 1987 through 1989,

                      William G. Brown, Jr., age 42, is an Executive Vice
              President with ERE and was an Executive Vice President and Chief Financial Officer of Compass from February 1996, to June 1997 and was Senior Vice President and Chief Financial Officer from January 1992 through January 1996. Mr. Brown was Vice President of the Compass Retail division of Equitable Real Estate from March 1990 to December 1991. He has also served as a Vice President of ERPM since March 1990. Prior to that date and since November 1988, he was Vice President and Chief Financial Officer of Envirosafe Services, Inc., a hazardous waste management company. Mr. Brown joined Envirosafe in July 1987. From 1981 to 1987, he held financial management positions with IU International Corporation, and from 1978 to 1981, he was associated with the accounting firm of Coopers & Lybrand.

                    Gregory R. Greenfield, age 41, is an Executive Vice
              President with ERE and was the President and Chief Operating Officer of Compass from February 1996 to June 1997, and was Executive Vice President and Chief Operating Officer from January 1992 to January 1996. Mr. Greenfield was Senior Vice President of the Compass division of ERE from January 1990 to December 1991. He has also served as Vice President and Treasurer of ERPM since December 1989. Prior to that date and since November 1988, he was Senior Vice President, General Counsel and Secretary of EQK Partners. Mr. Greenfield joined EQK Partners in June 1984. From 1981 to 1984, he was associated with the law firm of Wolf, Block, Schorr and Solis-Cohen LLP.

              A committee of the New EQK Board consisting solely of the ART Independent Trustee and the Non-ART Designated Trustees shall approve (i) transactions between EQK and ART and any of their respective affiliates and other related persons (other than transactions between related parties pursuant to the New Advisory Agreement), and (ii) any amendments to EQK's organizational documents.

                     THE PROPOSED MERGER AND RELATED MATTERS

BACKGROUND OF THE MERGER

              On March 5, 1996, Mr. Doug Tibetts, President of Equitable, (formerly the indirect parent of ERPM which holds 1,685,556 EQK Shares), met with ART representatives at ART's office in Dallas. The meeting was general in nature without a formal agenda. Mr. Tibetts suggested that representatives of ART speak with Mr. Gregory R. Greenfield, Executive Vice President and Treasurer of EQK, concerning the possible sale of EQK. During March and April of 1996, various telephone conversations were held between Mr. Cooper B. Stuart, an Executive Vice President of BCM, and Mr. Greenfield regarding the Center and a possible transaction involving EQK.

              In August of 1996, Messrs. Stuart and Greenfield had various additional discussions regarding the possible sale of EQK. Mr. Greenfield informed Mr. Stuart that EQK needed to focus on completing the sale of certain properties and Messrs. Stuart and Greenfield agreed to discontinue their discussions until the beginning of 1997.

              On January 23, 1997, representatives of ART held a meeting with Mr. William G. Brown, Vice President and Controller of EQK, and Mr. Greenfield to discuss a proposed exchange offer by ART with respect to the EQK Shares. EQK agreed to engage Legg Mason, Wood Walker, Incorporated ("Legg Mason") to review the fairness of the proposed exchange offer for the EQK Board.

              On February 20, 1997, Mr. Stuart and Mr. Cal A. Rossi Jr., an Executive Vice President of BCM, met with Messrs. Greenfield and Brown to discuss the specifics and structure of the proposed exchange offer.

              On March 6, 1997, ART and EQK entered into a cost sharing agreement with respect to the proposed exchange offer. Under the terms of such agreement, (i) if ART and EQK do not execute a definitive agreement, EQK's liability would shall be limited to the lesser of 50% of the actual transaction costs or $50,000 and ART shall be responsible for all additional transaction costs, (ii) if ART and EQK agree upon the terms of and execute a definitive agreement and proceed in good faith to complete the proposed transaction, but are unsuccessful in this effort by reason of inadequate shareholder response to the related proxy statement or otherwise, EQK's liability shall be limited to the lesser of 50% of the actual transaction costs or $100,000, and ART shall be responsible for all additional transaction costs, and (iii) if the proposed transaction is ultimately initiated and successfully achieves the desired shareholder exchange in accordance with the terms of a definitive agreement, EQK's liability shall be limited to the lesser of 50% of the actual transaction costs or $150,000, and ART shall be responsible for all additional transaction costs.

              On March 24, 1997, representatives of Legg Mason visited ART's offices to interview key personnel of both ART and BCM.

              During April 1997, discussions continued between representatives of ART and EQK concerning the terms of the ART Preferred Shares, the terms of the proposed tender offer and the fairness opinion. On April 11, 1997, BCM received from EQK a copy of a draft appraisal prepared by Landauer Associates, Inc. ("Landauer") with respect to the leasehold interests in the Center. On May 7, 1997, Legg Mason orally issued a fairness opinion with respect to the terms of the proposed exchange offer. The EQK Board met on May 7, 1997 and approved the terms of the proposed exchange offer from ART to the EQK Shareholders.

              On June 10, 1997, Lend Lease Corporation Acquired ERE, including its subsidiaries, ERPM and Compass. In connection with such acquisition, the ownership of ERPM's EQK Shares was transferred for tax purposes, thus effectively limiting the number of EQK Shares that could be acquired by ART in an exchange offer without limiting the availability of EQK's NOLs. As a result, during June and July of 1997, Mr. Stuart and Mr. Brown held further discussions regarding a proposed change in the structure of the transaction from an exchange offer to a merger and two separate stock purchases between ART and the 5% Holders who had acquired or experienced a change in ownership in EQK Shares during the past three years.

              On July 9, 1997, ART and EQK entered into a revised cost sharing agreement that reflected the change in the proposed structure of the transaction from an exchange offer to a merger. The terms and conditions of the revised cost sharing agreement remained substantially the same.

              During August and September 1997, Legg Mason evaluated the revised structure of the transaction and suggested that the consideration to be paid to ERPM and Greenspring in connection with the Block Purchase should be reduced to the 0.185 shares of ART Preferred Stock that is the consideration being paid for the Block Purchase. On September 30, 1997, Legg Mason orally issued a revised fairness opinion with respect to the proposed Merger.

              On September 30, 1997 and November 13, 1997, the EQK Board and the ART Board, respectively, approved the terms of the Merger Agreement.

              On December 24, 1997, ART and EQK issued a joint press release to the effect that a definitive agreement for the Merger had been signed.

GENERAL

              The following description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix B to this Prospectus/Proxy Statement and incorporated herein by reference. EQK Shareholders are urged to read the Merger Agreement in its entirety.

EFFECTS OF THE MERGER

              The Merger Agreement provides that, subject to the Requisite Shareholder Approval of the Merger-Related Proposals and the satisfaction or waiver of the other conditions to the Merger, ART Newco will be merged with and into EQK, whereupon the separate existence of ART Newco will cease and EQK will be the surviving corporation of the Merger. At the Effective Time (as defined below), the payment of the EQK Merger Consideration will be effected as described below. The Amended Declaration of Trust and the Trustees' Regulations, as in effect at the Effective Time, will continue to be the Declaration of Trust and Trustees' Regulations of EQK after consummation of the Merger. Following completion of the Merger, the New EQK Board will be comprised of the individuals identified above in "--The Board Election Proposal."

EFFECTIVE TIME OF THE MERGER

              Following the adoption of the Merger Agreement by the EQK Shareholders and subject to satisfaction or waiver of the terms and conditions thereof, the Merger will become effective upon the filing of a Certificate of Merger filed with the Secretary of the Commonwealth of Massachusetts at the Effective Time.

TERMS OF THE MERGER

              At the Effective Time, ART will pay the EQK Merger Consideration to the EQK Shareholders and EQK will pay the ART Merger Consideration to ART.

              Following the Effective Time, American Stock Transfer and Trust Company, which will act as Merger Agent (the "Merger Agent") in connection with the Merger, shall distribute or shall cause the Dealer Manager to distribute the EQK Merger Consideration to each EQK Shareholder of record. In addition, following the Effective Time, EQK will distribute the ART Merger Consideration to ART. No interest will be paid or accrued on the Merger Consideration. No EQK Shareholder will be entitled to dividends or other rights in respect of any fractional interests. See "--Cash in Lieu of Fractional Shares of ART Preferred Shares."

              ART or the Merger Agent shall be entitled to deduct and withhold from the EQK Merger Consideration otherwise payable pursuant to the Merger Agreement to any EQK Shareholder such amounts as ART or the Merger Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ART or the Merger Agent, such withheld amounts shall be treated for all purposes as having been paid to the holder of the EQK Shares in respect of which such deduction and withholding was made by ART or the Merger Agent. See "The Proposed Merger and Related Matters -- Certain Federal Income Tax Consequences".

              None of ART, ART Newco, EQK or the Merger Agent shall be liable to any person in respect of any EQK Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              The ART Preferred Shares to be issued to EQK Shareholders in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of ART or EQK within the meaning of Rule 145 under the Securities Act. It is expected that the affiliates of ART and EQK will be able to sell such shares without registration in accordance with the applicable limitations of Rule 145 under the Securities Act.

CASH IN LIEU OF FRACTIONAL SHARES OF ART PREFERRED SHARES

              No certificates representing fractional shares of ART Preferred Shares will be issued pursuant to the Merger. In lieu thereof, each EQK Shareholder who would otherwise be entitled to a fractional ART Preferred Share will receive, on the date the EQK Merger Consideration is paid to such EQK Shareholder, cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the Liquidation Value of an ART Preferred Share.

AVAILABILITY OF APPRAISAL RIGHTS

              The EQK Board has been advised that no statutory appraisal rights are available to EQK Shareholders in connection with the Merger under Massachusetts law. However, in at least one case, the Massachusetts Supreme Judicial Court held that shareholders of a merging corporation were entitled to common law appraisal rights. Neither ART nor EQK believes that the Merger would give rise to such common law appraisal rights. However, any EQK Shareholder may, by written notice prior to the EQK Annual Meeting, assert his or her entitlement to common law dissenter's appraisal rights. EQK intends to oppose any such assertion of such rights. In the event that holders of more than 3% of the outstanding EQK Shares asserts common law dissenter's appraisal rights, the Merger Agreement may be terminated.

              All written notices of an EQK Shareholders's assertion of common law dissenter's appraisal rights with respect to the Merger, if any, should be addressed to: EQK Realty Investors I, Inc., 5775 Peachtree Dunwoody Road, Suite 200D, Atlanta, Georgia 30342, Attention: Secretary, and should be executed by, or with the consent of, the holder of record. In the notice, the EQK Shareholders' name should be stated as it appears on his or her stock certificates(s). If the EQK Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such notice should be executed by or for the fiduciary. If the EQK Shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such notice should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notice for an EQK Shareholder of record; however, the agent should identify the record owner(s) and expressly disclose the fact that, in sending the notice, he is acting as agent for the record owners.

CONDITIONS TO THE MERGER; TERMINATION; WAIVER AND AMENDMENT

              In addition to the Requisite Shareholder Approval, the obligations of ART Newco on the one hand and EQK on the other to consummate the Merger are subject to the satisfaction or waiver of certain other conditions including, among others: (i) the consummation of the Block Purchase, (ii) the execution by each 5% Holder (other than ART or its affiliates) of a Standstill Agreement,
(iii) the approval of the ART Preferred Shares for listing on the NYSE, subject to official notice of issuance, (iv) no stop order suspending the effectiveness of the Registration Statement having been issued and no proceedings for that purpose having been initiated or threatened by the Commission, (v) no order, injunction or decree having been issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, (vi) the receipt by ART and EQK of all required material governmental authorizations, permits, consents, orders or approvals, the failure to obtain which could reasonably be expected to have a material adverse effect on EQK or ART, (vii) the receipt of all licenses, permits, consents, approvals and authorizations from all third parties and governmental bodies and agencies which are necessary in connection with consummation of the Merger and the conduct of EQK's business after the Merger, (viii) EQK operating in all respects in its ordinary course of business without any material adverse change in its business, properties or financial condition subsequent to the date of the Merger Agreement, (ix) the receipt by ART of written resignations from all members of the current EQK Board, other than Mr. Robb, and (x) the number of outstanding EQK Shares immediately prior to the Merger being 9,264,344, plus any additional EQK Shares issued upon the exercise of the Prudential Warrants.

              The obligations of ART to consummate the Merger are subject to the satisfaction or waiver of certain other conditions including, among others: (i) the continuing accuracy in all material respects of the representations and warranties made by EQK in the Merger Agreement; (ii) the performance in all material respects of all agreements and covenants to be performed by EQK or ERPM under the Merger Agreement; (iii) the receipt of certain opinions of counsel;
(iv) the exercise in full, termination or cancellation of any options or warrants (or other derivative or convertible interests in the equity securities of EQK) for EQK

Shares, including the Prudential Warrants, and (v) there having been no change in EQK's business, results of operations or financial condition which would have a material adverse effect on EQK.

              The obligations of EQK to consummate the Merger are subject to the satisfaction or waiver of certain other conditions including, among others: (i) the continuing accuracy in all material respects of the representations and warranties made by ART in the Merger Agreement; (ii) the performance in all material respects of all agreements and covenants to be performed by ART under the Merger Agreement; and (iii) there having been no change in ART's business, results of operations or financial condition had occurred which would have a material adverse effect on ART.

              The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, whether before or after the Requisite Shareholder
Approval: (i) by mutual written consent of ART and EQK; (ii) by ART Newco or ART, on or after June 30, 1998, if any of the conditions precedent to ART or ART Newco's obligations under the Merger Agreement have not been met or, to the extent permitted by applicable law, have not been waived in writing by ART or ART Newco prior to such date, (iii) by EQK on or after June 30, 1998, , if any of the conditions precedent to EQK's obligations under the Merger Agreement have not been met or, to the extent permitted by applicable law, have not been waived in writing by EQK prior to such date, or (iv) by EQK upon a Negative Determination by the EQK Board.

              ART and EQK may, by an appropriate instrument executed at any time prior to the Effective Time, whether before or after the Requisite Shareholder Approval is obtained, amend the Merger Agreement; provided that after the receipt of such approvals, no amendment or modification may be made which alters the amount or changes the form of the EQK Merger Consideration or ART Merger Consideration.

              The parties to the Merger Agreement may also, at any time prior to the Effective Time, by action taken by its Board of Directors or Trustees, as applicable: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) subject to limitations on amendment, waive compliance with any of the agreements or conditions contained in the Merger Agreement to the extent permitted by law.

NO SOLICITATION; BOARD ACTION; FEES AND EXPENSES

              The Merger Agreement provides that EQK and those acting on its behalf will not solicit, encourage, or initiate any discussions with, or provide any information to, any person or entity other than ART and its officers, employees, agents and advisers, concerning any merger, sale of substantial assets, or similar transaction involving EQK, or any sale of any of the EQK Shares (other than pursuant to the exercise of fiduciary duties by of the EQK Board to the EQK Shareholders and in connection with the Block Purchase as described herein). EQK must notify ART in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.

              None of the foregoing shall prohibit any conduct in a manner in keeping with the ordinary conduct of EQK's business, providing information to others as required to satisfy the fiduciary obligations of EQK's Trustees, or providing information to government authorities.

CONDUCT OF EQK'S BUSINESSES PENDING COMPLETION OF THE MERGER

              The Merger Agreement provides that, prior to the Effective Time or the termination of the Merger Agreement pursuant to its terms, unless ART shall otherwise consent in writing, EQK will conduct its operations according to its ordinary and usual course of business and will not (i) enter into or agree to any transaction outside the ordinary course of business, (ii) incur any additional indebtedness for borrowed money except pursuant to existing lines of credit and in the ordinary course of business, (iii) pay dividends on or make other distributions or payments in respect of its capital stock, (iv) issue any additional equity securities or rights therefor (except upon the exercise of any outstanding warrants), (v) increase or agree to increase the salary, compensation, bonus or benefits of any officer, Trustee or employee of EQK other than in the ordinary course of business (except for reasonable consideration to be granted to Trustees upon their retirement from the EQK Board) or (vi) sell or otherwise dispose of any of its properties other than in the ordinary course of business.

ART'S PURPOSES FOR THE MERGER

              ART intends to acquire an aggregate of 7,074,117 EQK Shares pursuant to the Block Purchase and the Merger primarily for the purpose of investment and the Merger is based principally on the opinion of the ART Board that the EQK Shares are currently undervalued as compared to the value of its sole asset, the Center, and the value of its net operating losses (the "NOLs") which are approximately $92,000,000. In addition, the ART Board believes that the listing of the ART Preferred Shares on the NYSE in connection with the Merger will provide ART with greater access to the public capital markets for future acquisition transactions. Assuming market conditions, industry conditions and EQK's business and financial condition do not suffer adversely in the interim, it is currently ART's intention (but not obligation) to seek to acquire
(a) up to 50% of the remaining outstanding EQK Shares at some time after the third anniversary of the consummation of the Merger and (b) any remaining outstanding EQK Shares at some time thereafter for consideration of either (i) cash in an amount equal to at least $1.00 per currently outstanding EQK Share, or (ii) a combination of (A) cash in an amount equal to at least $0.27 per currently outstanding EQK Share and (B) 0.123 of an ART Preferred Share (with a Liquidation Value of $1.23) per currently outstanding EQK Share.
Notwithstanding the foregoing, ART is not obligated to make any further acquisitions of EQK Shares and no assurance can be given that ART will make any such acquisitions in the future. In addition, any such acquisitions may be for a consideration per EQK Share which is greater or less than the consideration offered in the Merger or set forth above.

THE EQK BOARD RECOMMENDATION

              The EQK Board believes that the Merger is fair to, and in the best interests of, EQK and the holders of EQK Shares. By unanimous vote, the EQK Board approved the Merger and the transactions contemplated thereby and unanimously recommend that the EQK Shareholders approve the Merger.

              In approving the Merger Agreement and determining to recommend that the EQK Shareholders approve the Merger, the EQK Board considered certain information, including primarily the following:

                      (i) The financial condition, results of operations, business and prospects of EQK.

                      (ii) Certain publicly available information regarding the financial condition, results of operations, business and properties of ART.

                      (iii) The Legg Mason Opinion (as defined below under "--Opinion of the Financial Advisor") which sets forth certain assumptions made, matters considered and limits of the review by Legg Mason in rendering its opinion, to the effect that as of the date of the Legg Mason Opinion the proposed Merger Consideration to be received by the EQK Shareholders in the Merger is fair to such holders from a financial point of view, and the analyses of Legg Mason in reaching its opinion, as described below under "--Opinion of Financial Advisor." A copy of the Legg Mason Opinion is attached as Appendix C and EQK Shareholders are urged to read the Legg Mason Opinion carefully in its entirety.

              The following factors were deemed by the EQK Board to be reasons supporting its recommendation that the EQK Shareholders approve the Merger.

              (i) Based upon available information, the Merger Consideration appeared to represent, in the judgment of the EQK Board, the highest available overall return to EQK Shareholders as compared to the return that might be realized by selling the Center and liquidating EQK currently or within approximately the next 12 to 18 months. Furthermore, the Merger Consideration is based upon, in the judgment of the EQK Board, the value of EQK as an entity, and not solely the value of the Center as a property.

              (ii) The Merger-Related Proposals are subject to Requisite Shareholder Approval.

              (iii) As a result of the receipt of the Merger Consideration, the Merger would allow current EQK Shareholders effectively to reduce the risk of further declines in the value of the EQK Shares and the possible future inability to locate a buyer for the Center or the EQK Shares at a reasonable price. The current EQK Shareholders will retain their ability to participate in any future increases in value of the Center, subject to the reduction in the percentage of EQK Shares held by the Public EQK Shareholders resulting from the issuance of EQK Shares to ART pursuant to the Merger.

              (iv) The Merger has been structured to preserve the availability of EQK's accumulated NOLs, although the EQK Board recognizes that there is no assurance that some or all of such availability will not be lost as a result of future changes in the ownership of EQK Shares or otherwise.

              (v) The ART Preferred Shares received as part of the Merger Consideration will entitle the recipients thereof to quarterly dividend payments commencing on October 15, 1998, whereas the EQK Shares have not been paying dividends, and the ART Preferred Shares will represent an equity interest in an entity with a greater net worth than that of EQK.

              (vi) The affiliation of EQK with ART that will result from the Merger may provide EQK with improved ability to negotiate a refinancing of EQK's debt to Prudential and to pursue development opportunities related to the Center, although there can be no assurance of this.

              (vii) The retention, subsequent to the Merger, of Compass as the property manager of the Center will encourage continuity of operations for the Center.

              The following factors were deemed by the EQK Board to be reasons that would weigh against recommending that the EQK Shareholders accept the Offer (see "Risk Factors" for a further discussion of certain of these considerations):

              (i) The Merger does not represent a complete liquidation for the EQK Shareholders of all of their EQK Shares, and no assurance can be given as to the availability of alternative methods of liquidation for the EQK Shares held by the Public EQK Shareholders. Accordingly, the current EQK Shareholders will be at risk of a future decline in value of the Center and the possible risk that EQK may not be able to refinance its debt with Prudential upon the same or more favorable terms than the current financing arrangement, as well as the likely decline in the trading price of EQK Shares as a result of the dilution arising from the issuance of EQK Shares to ART as the ART Merger Consideration.

              (ii) The ART Preferred Shares may not trade at or near their Liquidation Value. Furthermore, the ART Preferred Shares will be subject to the risks of ART's business, including those described under "Risk Factors -- Risks Relating to ART's Business."

              (iii) The execution of Standstill Agreements by certain EQK Shareholders and the concentration of ownership in ART may adversely affect the market for EQK Shares.

              (iv) The Public EQK Shareholders will, to the extent that their percentage ownership of EQK Shares is reduced as a result of the issuance of EQK Shares to ART pursuant to the Merger, surrender their right to participate in future earnings or increases in the value of the Center.

              (v) ART and BCM and certain of their management personnel had relationships with Southmark Corporation, which underwent bankruptcy proceedings beginning in July 1989 and was the subject of various legal proceedings. For a further description of such bankruptcy and certain related and other legal proceedings, see the discussion under the caption "Description of ART." See "Risk Factors -- Potential Risks Associated With Affiliate of Controlling Shareholder of New Advisor."

              (vi) Certain conflicts of interest exist with regard to the approval of the Merger-Related Transactions and the resulting control of EQK by ART. See "Risk Factors -- Risks Relating to Merger -- Conflicts of Interest" herein.

              The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

              The EQK Board retained Legg Mason to render an opinion to the EQK Board as to whether the amount of the EQK Merger Consideration to be received by the Public EQK Shareholders pursuant to the Merger Agreement is fair to such shareholders from a financial point of view. The EQK Board retained Legg Mason to act as its advisor based upon Legg Mason's prominence as an investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes, especially with respect to REITs and other real estate companies.

              On September 30, 1997, Legg Mason delivered its oral opinion to the EQK Board, which was confirmed in writing on _______, 1998 (the "Legg Mason Opinion"), to the effect that, as of the applicable date of such opinion, based on Legg Mason's review and subject to the limitations described below, the amount of the EQK Merger Consideration to be received by the Public EQK Shareholders pursuant to the Merger Agreement is fair to them from a financial point of view. The Legg Mason Opinion addresses only the fairness of the EQK Merger Consideration from a financial point of view and does not constitute a recommendation of the Merger Proposal over any other alternative transactions which may be available to EQK and does not address the underlying business decision of the EQK Board to proceed with or effect the Merger. Legg Mason was not requested to, and did not participate in the structuring or negotiating of the Merger and did not make any recommendation to the EQK Board as to the form or amount of consideration to be offered to the Public EQK Shareholders in the Merger. Furthermore, Legg Mason expresses no opinion and makes no recommendation to any EQK Shareholder as to how such shareholder should vote on the Merger-Related Proposals.

              EQK SHAREHOLDERS ARE URGED TO READ THE LEGG MASON OPINION (A COPY OF WHICH IS ATTACHED AS APPENDIX C TO THIS PROSPECTUS/PROXY STATEMENT) CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND SCOPE AND LIMITATIONS OF THE REVIEWS UNDERTAKEN AND THE PROCEDURES FOLLOWED BY LEGG MASON IN RENDERING ITS OPINION. THE FOLLOWING DESCRIPTION OF THE LEGG MASON OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

              In rendering this opinion, Legg Mason has, among other things: (i) reviewed a draft of the Agreement and Plan of Merger to be used in connection with the Merger; (ii) reviewed a draft in substantially final form of the Prospectus/Proxy Statement of ART to be filed with the Securities and Exchange Commission; (iii) reviewed certain historical and pro forma financial and operating data of EQK, the Center, ART and its affiliates that was available from public sources or furnished to it by EQK; (iv) analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that it considered relevant to its inquiry; (v) reviewed certain publicly available financial and stock market data with respect to operating statistics relating to selected public companies that it deemed relevant to its inquiry; (vi) held meetings and discussions with certain Trustees, officers and employees of EQK, ART and its affiliates concerning the operations, financial condition and future prospects of EQK, ART and its affiliates, as well as the combined company; (vii) held meetings and discussions with associates of Landauer, a recognized appraisal firm that has conducted multiple appraisals of the Center, and reviewed one such appraisal dated March 31, 1997; (viii) reviewed and discussed with EQK management and its accountants regulations governing the utilization of NOLs; (ix) conducted site visits of the Center and held meetings with members of Compass; and (x) conducted such other financial studies, analyses and investigations and considered such other information as it deemed appropriate.

              In preparing its opinion, Legg Mason relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by management of EQK and ART, and further relied upon the assurances of management that they were unaware of any facts that would make the information provided to Legg Mason incomplete or misleading. Legg Mason assumed that the financial forecasts examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the managements of EQK, ART and its affiliates as to the future performance of EQK, ART and its affiliates, respectively. Legg Mason also assumed, with the consent of EQK, that any material liabilities (contingent or otherwise, known or unknown) of EQK, ART and its affiliates are as set forth in the financial statements of EQK, ART and its affiliates, respectively. Legg Mason has not been requested to make, nor has it made or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of EQK. Legg Mason relied upon the appraisal prepared by Landauer and upon EQK's counsel for legal matters relevant to the Merger. The Legg Mason Opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to Legg Mason as of the date thereof. Subsequent developments may affect the Legg Mason Opinion, and Legg Mason does not have any obligation to update, revise or reaffirm the Legg Mason Opinion.

              The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, Legg Mason believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the Legg Mason Opinion. Any estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither EQK, the EQK Board nor Legg Mason assumes responsibility for the accuracy of such analyses or estimates. The following paragraphs summarize the significant quantitative and qualitative analyses performed by Legg Mason in arriving at the Legg Mason Opinion.

ANALYSIS AND CONCLUSIONS OF FINANCIAL ADVISOR

              As background for its analyses, Legg Mason held extensive discussions with members of senior management of EQK, ART and its affiliates regarding the history, current business operations, financial condition, future prospects and strategic objectives of EQK, ART and its affiliates.

              In valuing EQK, Legg Mason considered a variety of valuation methodologies, including (i) an analysis of the historical closing prices and trading volumes of the EQK Shares; (ii) an analysis of selected publicly traded regional mall and shopping center REITs; (iii) an analysis of certain transactions pursuant to which publicly traded REITs have acquired other publicly traded REITs; (iv) an analysis of certain transactions pursuant to which publicly traded REITs have acquired certain regional mall or shopping center properties; (v) a discounted cash flow analysis; and (vi) an analysis of EQK's current balance of net operating loss carryforwards.

              Legg Mason believes that EQK should be valued in terms of the profitability and cash flow of its operations and therefore focused its analysis on EQK's and of the Center's earnings before interest, taxes, depreciation and amortization ("EBITDA"), funds from operations ("FFO"), and cash flow both on a historical and on a forecasted basis.

              In connection with rendering its oral opinion to the EQK Board on September 30, 1997, Legg Mason performed a variety of financial and comparative analyses, including those summarized below. Legg Mason updated these analyses for purposes of rendering its written opinion attached to this Prospectus/Proxy Statement. Legg Mason's opinion is directed only to the fairness of the amount of the EQK Merger Consideration to be received by the Public EQK Shareholders pursuant to the Merger Agreement from a financial point of view. The summary set forth below does not purport to be a complete description of the analyses performed and factors considered by Legg Mason in this regard.

              EQK MERGER CONSIDERATION ANALYSIS. For purposes of its financial analysis, Legg Mason used a dollar value range of the EQK Merger Consideration to be paid to the Public EQK Shareholders of approximately $5.7 million ($0.78 per EQK Share to be held by the Public EQK Shareholders after the Merger (each, a "Continuing EQK Share")) to approximately $6.1 million ($0.84 per Continuing EQK Share), with a mean value of approximately $5.9 million ($0.80 per Continuing EQK Share). Legg Mason assumed that the Continuing EQK Shares will consist of all currently issued and outstanding EQK Shares (assuming exercise of the Prudential Warrants) with the exception of approximately 2.3 million currently issued and outstanding EQK Shares that will be purchased from ERPM and Greenspring by ART pursuant to the Block Purchase. For purposes of its opinion, Legg Mason therefore calculated the number of EQK Shares entitled to the EQK Merger Consideration to be approximately 7.3 million.

              The total value of the EQK Merger Consideration to be paid to the Public EQK Shareholders was obtained by adding (i) the value of the cash component of the EQK Merger Consideration, or approximately $1.9 million ($0.26 per Continuing EQK Share) and (ii) the value of the ART Preferred Share component of the EQK Merger Consideration (the "ART Preferred Consideration"), which ranged in value from approximately $3.8 million ($0.52 per Continuing EQK share) to approximately $4.2 million ($0.58 per Continuing EQK share), with a mean of approximately $4.0 million ($0.54 per Continuing EQK share). The range of values of the ART Preferred Consideration was calculated by first discounting the streams of quarterly dividend payments and then adding these values to the net present values of the principal amount, utilizing certain redemption premium assumptions. Legg Mason utilized a discount rate of 12.5%, which reflects Legg Mason's assessment of the risks of the business of ART and of the ART Preferred Consideration. Legg Mason assumed that because the ART Preferred Consideration cannot be converted by the holder into ART Common Stock for a period of six years following the closing of the Merger, at which time its converted value would exceed its redeemable value, the ART Preferred Consideration would instead be redeemed by ART at some point prior to six years following the closing of the Merger, and therefore was valued as a debt instrument rather than equity.

              Although Legg Mason evaluated the financial terms of the Merger and participated in discussions concerning the consideration to be paid, Legg Mason did not recommend the specific EQK Merger Consideration payable to the Public EQK Shareholders in the Merger.

              PUBLIC MARKET ANALYSIS. Legg Mason analyzed the historical closing prices and trading volumes of EQK's Common Stock for the twenty day trading period from August 29, 1997 to September 26, 1997, inclusive. Legg Mason noted that for the twenty day period, the closing price per EQK Share (the "Pre Merger Public Market Equity Value per EQK Share") ranged from $1.06 per share to $1.19 per share with a mean closing price (as weighted by daily trading volume) of $1.07 per share, assuming approximately 9.6 million EQK Shares are outstanding. Following the Merger and the issuance of approximately 4.7 million new EQK Shares to ART in connection with the Merger, the adjusted equity value per EQK Share (the "Post Merger Public Market Equity Value per EQK Share") ranged from $0.72 per share to $0.80 per share with a mean value (as weighted by daily trading volume) of $0.72 per share, assuming approximately 14.3 million EQK Shares outstanding.

              By adding the range of values of the EQK Merger Consideration to the range of values of the Post Merger Public Market Equity Value per EQK Share, the resulting value per Continuing EQK Share (the "Post Merger Public Market Investment Value per Continuing EQK Share") ranged from $1.50 per share to $1.64 per share with a mean value of $1.52 per share.

              Given that the mean value of the Post Merger Public Market Investment Value per Continuing EQK Share of $1.52 per share is above the mean value of the Pre Merger Public Market Equity Value per EQK Share of $1.07 per share, as derived from the historical closing prices of EQK's Common Stock, Legg Mason believes that this analysis supports the fairness of the amount of the EQK Merger Consideration to be received by the Public EQK Shareholders pursuant to the Merger Agreement from a financial point of view.

              SELECTED MULTIPLES ANALYSIS. Legg Mason analyzed selected publicly traded REITs engaged primarily in the ownership, acquisition and management of regional mall and shopping center properties (the "Retail REITs"). The Retail REITs include: CBL & Associates Properties, Inc.; Crown American Realty Trust; Federal Realty Investment Trust; First Washington Realty Trust; General Growth Properties, Inc.; Glimcher Realty Trust; JDN Realty Corporation; JP Realty, Inc.; Kranzco Realty Trust; The Macerich Company; Mid Atlantic Realty Trust; Simon DeBartolo Group, Inc.; Taubman Centers, Inc.; Urban Shopping Centers, Inc.; and Weingarten Realty Investors.

              Legg Mason compared the total market capitalization (equity market capitalization plus debt) or equity market capitalization of each of the Retail REITs with its actual EBITDA and FFO for the trailing twelve months ended June 30, 1997, as well as its 1997 and 1998 projected FFO. Based on closing market trading prices as of September 26, 1997, the Retail REITs traded in the following ranges: a range of total market capitalization to trailing twelve months EBITDA of 9.5x to 14.8x with a mean of 12.4x; a range of equity market capitalization to trailing twelve months FFO of 7.9x to 14.3x with a mean of 12.1x; a range of equity market capitalization to 1997 projected FFO of 8.0x to 13.5x with a mean of 11.8x; and a range of equity market capitalization to 1998 projected FFO of 7.5x to 12.4x with a mean of 10.9x.

              Legg Mason also analyzed certain transactions (the "REIT Transactions") pursuant to which publicly traded REITs have acquired other publicly traded REITs (the "Target Companies"). These transactions included Equity Office Properties Trust's pending acquisition of Beacon Properties Corporation; Equity Residential Properties Trust's pending acquisition of Evans Withycombe Residential, Inc.; Post Properties, Inc.'s pending acquisition of Columbus Realty Trust; Chateau Properties, Inc.'s acquisition of ROC Communities, Inc.; Equity Residential Properties Trust's acquisition of Wellsford Residential Properties Trust; Camden Property Trust's acquisition of Paragon Group, Inc.; Kranzco Realty Trust's acquisition of Union Property Investors; Patriot American Hospitality, Inc.'s acquisition of California Jockey and Bay Meadows; United Dominion Realty Trust's acquisition of South West Property Trust; Simon Property Group, Inc.'s acquisition of DeBartolo Realty Corporation; Bradley Real Estate, Inc.'s acquisition of Tucker Properties Corporation; BRE Properties, Inc.'s acquisition of Real Estate Investment Trust of California; Horizon Group, Inc.'s acquisition of McArthur/ Glen Realty Corporation; and Wellsford Residential Properties, Inc.'s acquisition of Holly Residential Properties Trust. Legg Mason did note that none of the REIT Transactions took place under market conditions or competitive circumstances that were directly comparable to those of the Merger, and each of the Target Companies is distinguishable from EQK in certain respects.

              Legg Mason compared the purchase price paid (or to be paid in the cases of the pending transactions) in each REIT Transaction with the latest twelve months or reported period, on an annualized basis, EBITDA and FFO of the Target Companies and calculated the following range of multiples: a range of purchase price to Target Company EBITDA of 9.5x to 14.7x, with a mean of 12.0x; and a range of purchase price to Target Company FFO of 6.7x to 14.1x, with a mean of 11.4x.

              Applying the applicable range of these selected multiples to EQK's EBITDA and FFO for the trailing twelve month period ended June 30, 1997, to EQK's 1997 projected FFO, and to EQK's 1998 projected FFO, as adjusted to reflect management's pro forma adjustments (including, as appropriate, the subtraction of EQK's approximately $45.4 million in outstanding mortgage indebtedness at June 30, 1997) and certain additional adjustments that Legg Mason deemed appropriate yielded an implied range of equity values per EQK
Share (the "Pre Merger Multiples Equity Value per EQK Share") from $0.21 per share to $2.98 per share, with a mean of $1.19 per share, assuming approximately 9.6 million EQK Shares outstanding.

              Following the Merger and the issuance of approximately 4.7 million new EQK Shares to ART in connection with the Merger, the adjusted equity value per EQK Share (the "Post Merger Multiples Equity Value per EQK Share") ranged from $0.14 per share to $2.01 per share with a mean value of $0.80 per share, assuming approximately 14.3 million EQK Shares outstanding.

              By adding the range of values of the EQK Merger Consideration to the range of values of the Post Merger Multiples Equity Value per EQK Share, the resulting value per Continuing EQK Share (the "Post Merger Multiples Investment Value per Continuing EQK Share") ranged from $0.92 per share to $2.84 per share with a mean value of $1.60 per share.

              Given that the mean value of the Post Merger Multiples Investment Value per Continuing EQK Share of $1.60 per share is above the mean value of the Pre Merger Multiples Equity Value per EQK Share of $1.19 per share, Legg Mason believes that this analysis supports the fairness of the amount of the EQK Merger Consideration to be received by the Public EQK Shareholders pursuant to the Merger Agreement from a financial point of view.

              COMPONENTS ANALYSIS. Legg Mason calculated an equity value of EQK by deriving values for (i) the Center, net of EQK's approximately $45.4 million in outstanding mortgage indebtedness and net of certain estimated selling expenses ("Selling Costs"); (ii) the other net assets of EQK which included all assets and liabilities not directly related to the Center ("Net Assets"); and
(iii) EQK's current balance of NOLs.

              Legg Mason compared certain financial information relating to the Center to certain transactions ("Retail Transactions") whereby selected publicly traded REITs engaged primarily in the ownership, acquisition and management of regional mall and shopping center properties acquired individual retail properties or small portfolios of retail properties ("Target Properties"). Each of the 26 Retail Transactions occurred between August 1995 and September 1997 and involved one to ten buildings with total square footage ranging from approximately 100,000 square feet to 2.5 million square feet. Acquiring REITs for which data was available included Burnham Pacific Properties, Inc.; CBL & Associates Properties, Inc.; Federal Realty Investment Trust; General Growth Properties; JP Realty, Inc.; Mid Atlantic Realty Trust; The Macerich Company; The Taubman Realty Group; and Urban Shopping Centers, Inc. Legg Mason did note that none of the Retail Transactions took place under market conditions or competitive circumstances that were directly comparable to those of the Merger, and each of the Target Properties is distinguishable from the Center in certain respects.

              Legg Mason compared the purchase price paid in each Retail Transaction with the latest twelve months or reported period, on an annualized basis, EBITDA and FFO of the Target Properties and calculated the following range of multiples: a range of purchase price to Target Property EBITDA of 7.6x to 15.2x, with a mean of 10.4x; and a range of purchase price to Target Property FFO of 5.4x to 15.6x, with a mean of 9.8x. Legg Mason then applied the applicable range of these acquisition multiples to the EBITDA and FFO of the Center for the trailing twelve month period ending June 30, 1997, as adjusted to reflect management's pro forma adjustments (including, as appropriate, the subtraction of EQK's approximately $45.4 million in outstanding mortgage indebtedness at June 30, 1997) and certain additional adjustments that Legg Mason deemed appropriate.

              Legg Mason also derived values for the Center using a discounted cash flow approach. The discounted cash flow approach assumes, as a basic premise, that the intrinsic value of any business is the current value of the future cash flow that the business will generate for its owners. To establish a current implied value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Legg Mason used projections and other information provided by the management of EQK to estimate the free cash flows, defined as total property related revenue minus property related expenses and capital expenditures net of available cash reserve accounts ("Free Cash Flows") for the six months ending December 31, 1997 and for each calendar year from 1998 to 2007, inclusive. Legg Mason then calculated the net present value of the Free Cash Flows, using discount rates ranging from 11.0% to 14.0%, with a mid point of 12.5% and terminal value growth rates applied to projected 2007 Free Cash Flows from 3.50% to 4.25%. These discount rates reflected Legg Mason's assessment of equity investments in general, and the specific risks of regional mall ownership and management, in particular.

              Legg Mason's calculations from its Retail Transactions analysis and from its discounted cash flow analysis resulted in an implied range of values of the Center per EQK Share from $-0.45 per share to $3.82 per share, with a mean of $1.54 per share, assuming approximately 9.6 million EQK Shares outstanding.

              Legg Mason then subtracted the Selling Costs as provided by EQK from the above values of the Center to calculate a range of net values of the Center. Selling Costs included estimates of disposition fees, transfer taxes, title expenses, alternative minimum tax liability and other miscellaneous closing costs. The amount of the estimated Selling Costs is approximately $2.3 million, or $0.24 per EQK Share, assuming approximately 9.6 million EQK Shares outstanding.

              Legg Mason then calculated the value of the Net Assets of EQK which included all assets and liabilities not directly related to the Center. These Net Assets, as listed on EQK's 10-Q at June 30, 1997 and in the associated work papers, consisted of excess cash balances, accounts receivable, prepaid expenses, accounts payable, miscellaneous accruals and approximately $2.7 million in deferred advisory fees owed by EQK to ERPM. The Net Assets as adjusted to reflect certain additional adjustments that Legg Mason deemed appropriate were estimated at -$3.2 million, or -$0.33 per EQK Share, assuming approximately 9.6 million EQK Shares outstanding.

              Legg Mason then derived a range of values for EQK's current balance of NOLs. Legg Mason utilized an aggregate balance of NOLs of $92 million as provided by EQK and an estimated corporate tax rate of 40% to arrive at an undiscounted after tax aggregate value of the NOLs of $36.8 million. Legg Mason then assumed that transfer of control would be accomplished under the stipulation of Rule 382 of the Code and full use of net operating losses against taxable income would commence three years following consummation of the Merger. Legg Mason then applied three year, five year, seven year and ten year utilization rates to the $36.8 million balance of after-tax NOLs; each usage period would begin three years following consummation of the Merger. Legg Mason then calculated the net present value of the NOLs by discounting the streams of utilized NOLs at discount rates ranging from 25.0% to 35.0%, which reflects Legg Mason's assessment of the risks of the business of ART and of the likelihood of the assumed utilization rate of the NOLs. Legg Mason's calculations resulted in an implied range of values of the NOLs per EQK Share from $0.42 per share to $1.27 per share, with a mean of $0.79 per share, assuming approximately 9.6 million EQK Shares outstanding.

              By adding the range of values of (i) the Center (net of $45.4 million in outstanding mortgage indebtedness and Selling Costs); (ii) the Net Assets; and (iii) the NOLs, Legg Mason calculations resulted in an implied range of equity values per share (the "Pre Merger Components Equity Value per EQK Share") from -$0.60 per share to $4.52 per share, with a mean of $1.76 per share, assuming approximately 9.6 million EQK Shares outstanding.

              Following the Merger and the issuance of approximately 4.7 million new EQK Shares to ART in connection with the Merger, the adjusted equity value per Continuing EQK Share (the "Post Merger Components Equity Value per Continuing EQK Share") ranged from -$0.14 per share to $3.31 per share with a mean value of $1.45 per share, assuming approximately 14.3 million EQK Shares outstanding. In connection with the terms of the Merger Agreement, Legg Mason also made adjustments to the Selling Costs (specifically to the calculations of the appropriate disposition fees) and to the Net Assets (specifically the elimination of EQK's $2.7 million liability for deferred advisory fees owed to
ERPM).

              By adding the range of values of the EQK Merger Consideration to the range of values of the Post Merger Components Equity Value per EQK Share, the resulting value per Continuing EQK Share (the "Post Merger Components Investment Value per Continuing EQK Share") ranged from $0.64 per share to $4.14 per share with a mean value of $2.25 per share.

              Given that the mean value of the Post Merger Components Investment Value per Continuing EQK Share of $2.25 per share is above the mean value of the Pre Merger Components Equity Value per EQK Share of $1.76 per share, Legg Mason believes that this analysis supports the fairness of the amount of the EQK Merger Consideration to be received by the Public EQK Shareholders pursuant to the Merger Agreement from a financial point of view.

              Based on and subject to the foregoing, Legg Mason concluded that, as of the date of the Legg Mason Opinion and based on various assumptions and considerations, the amount of the EQK Merger Consideration to be received by the Public EQK Shareholders pursuant to the Merger Agreement is fair to them from a financial point of view.

              Pursuant to an engagement letter dated February 28, 1997 and a subsequent addendum dated September 22, 1997, Legg Mason received an upfront fee of $50,000 upon the signing of the engagement letter and will receive an additional $200,000 upon delivery of the Legg Mason Opinion and its inclusion in the Prospectus/Proxy Statement. If the EQK Board or ART determines not to request the Legg Mason Opinion, then EQK will pay Legg Mason a fee of $50,000 in addition to the $50,000 fee paid upon signing of the engagement letter. Legg Mason will also be reimbursed for certain of its expenses, in an amount not to exceed $40,000 without the prior consent of the EQK Board. EQK has also agreed to indemnify Legg Mason, its affiliates and each of its directors, officers, employees, agents, consultants and attorneys, and each person or firm, if any, controlling Legg Mason or any of the foregoing, against certain liabilities, including liabilities under federal securities law, arising out of or related to the services rendered by Legg Mason under the engagement letter.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

              The following is a summary of certain Federal income tax consequences of the Merger. This summary may not apply to certain classes of persons, including, without limitation, foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired EQK Shares pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold EQK Shares as part of a straddle or conversion transaction. This summary is based upon laws, regulations, rulings and decisions, all of which are subject to change (possibly with retroactive effect), and no ruling has been or will be requested from the Internal Revenue Service on the tax consequences of the Merger.

              In the opinion of Andrews & Kurth L.L.P., special tax counsel to ART, which opinion is based upon certain assumptions made with the consent of ART, the payment of the EQK Merger Consideration to the Public EQK Shareholders pursuant to the Merger will be treated as a taxable transaction for Federal income tax purposes.

              In general, a Public EQK Shareholder will recognize a gain equal to the fair market value of the EQK Merger Consideration over the adjusted tax basis of EQK Shares deemed sold in the taxable Merger. It is expected that such Public EQK Shareholders will be deemed to have sold approximately 25.4% of their respective EQK Shares held before the Merger. Such gain will be treated as a capital gain if the EQK Shares are capital assets in the hands of the Public EQK Shareholder.

              The Federal income tax consequences set forth above are for general information only. Each EQK Shareholder is urged to consult his own tax advisor to determine the particular tax consequences to him or her of the Merger, including the applicability and effect of state, local and other tax laws.

DIVIDEND PAYMENTS

              A distribution made with respect to ART Common Shares or ART Preferred Shares (other than a distribution in redemption of such stock or in liquidation of ART) will be a dividend for federal income tax purposes to the extent made out of the current or accumulated earnings and profits, as determined for federal income tax purposes, of ART. If a distribution exceeds the current or accumulated earnings and profits of ART, such distribution will be treated first as a return of capital to the extent of the holder's adjusted basis in the stock on which the distribution was made (the basis of such stock would be reduced by the amount of the distribution) and will be treated second as an amount received from the sale or exchange of the stock on which the distribution was made.

              A domestic corporation which holds ART Common Shares or ART Preferred Shares will be entitled to the 70% dividends received deduction with respect to dividends received thereon, subject however to generally applicable limitations thereon which are discussed below. The special rule that the dividends received deduction is 80% for a stockholder who owns 20% by vote and value of the stock of ART is not discussed here. The dividends received deduction (taking into account dividends received from ART and from other corporations) may not exceed 70% of the taxable income (adjusted as provided in
Section 246(b) of the Code) of the corporate stockholder. Moreover, the dividends received deduction is completely disallowed if the stock with respect to which the dividend is paid is not held for 46 days or more during the 90-day period beginning on the date which is 45 days before the stock becomes ex-dividend (91 days or more during the 180 day period beginning 90 days before the date on which the stock becomes ex-dividend, if the dividends are with respect to ART Preferred

Shares and are attributable to a period or periods of 366 days or more) or the holder of such stock is obligated to make related payments with respect to a position in substantially similar or related property. The holding period of stock includes the day of disposition of the stock but not the day of acquisition, does not include any day which is more than 45 days (or 90 days in the case of ART Preferred Shares) after the date on which the stock becomes ex-dividend, and is determined without regard to Section 1223(4) of the Code with respect to wash sales. A holder may not count toward the required holding period any period during which it (a) has an option to sell, is under a contractual obligation to sell, or has made (and not closed) a short sale of substantially identical stock or securities, (b) is the grantor of an option (other than a qualified covered call) to buy substantially identical stock or securities, or (c) has diminished its risk of loss by holding one or more other positions with respect to substantially similar or related property (with respect to the meaning of which regulations have recently been proposed). The dividends received deduction is reduced under Section 246A of the Code to the extent that a holder incurs indebtedness directly attributable to its investment in the stock with respect to which the dividend is received. A corporate holder must reduce its basis, but not below zero, in stock with respect to which an extraordinary dividend is received by the amount of the extraordinary dividend which is not subject to tax by reason of the dividends received deduction. An extraordinary dividend is, with an exception that excludes qualified preferred dividends within the meaning of Section 1059(e)(3) of the Code from classification thereas, a dividend with respect to stock held for two years or less on the dividend announcement date (i) exceeds 5% (10%, in the case of ART Common Shares) of the holder's basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or
(ii) that exceed 20% of the holder's basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. Fair market value, if it can be established by the holder to the satisfaction of the IRS, may be substituted for basis for purposes of the preceding sentence. In addition, an amount treated as a dividend in the case of a redemption that is either not pro rata as to all stockholders, an amount which is a dividend and is part of a partial liquidation, and an amount which is a dividend with respect to stock the issue price of which exceeds its liquidation rights or its stated redemption price is an extraordinary dividend without regard to the length of time that the stock has been held. A holder disposing of stock with respect to which one or more extraordinary dividends has been paid will recognize gain upon such disposition, in addition to the gain which would otherwise be recognized upon such disposition, in an amount which is equal to the untaxed portion of the extraordinary dividends, if any, which were in excess of the basis in the stock at the time of the distribution.

              Dividend income that is not subject to regular corporate taxation as a consequence of the dividends received deduction may give rise to alternative minimum tax liability. Holders of ART Preferred Shares or ART Common Shares may be liable for state and local income taxes with respect to dividends or other distributions paid on the ART Preferred Shares or ART Common Shares. Because a state or locality may not allow, or may limit, a dividends received deduction, each prospective purchaser of ART Preferred Shares or ART Common Shares is advised to consult its own tax advisor concerning state and local taxes.

REDEMPTION, SALES AND EXCHANGES

              Generally, any redemption of ART Common Shares or preferred stock will be treated as a sale or exchange thereof if the redemption (a) results in a complete termination of the holder's stock interest in ART, (b) is substantially disproportionate with respect to the holder or (c) is not essentially equivalent to a dividend with respect to the holder, in each case within the meaning of
Section 302(b) of the Code. In determining whether any of these tests has been met, stock which is constructively owned by reason of Section 318 of the Code (pursuant to which a holder will be deemed to own stock owned (actually or constructively) by certain related individuals and entities and to own stock subject to option), as well as stock actually owned is taken into account. A distribution will generally be treated as substantially disproportionate if the percentage of the voting stock of ART which is owned immediately after the redemption is less than 80% of the percentage of the voting stock of ART which is owned immediately before the redemption and if the percentage of the ART Common Shares of ART which is owned by such person is also so reduced. A distribution will be not essentially equivalent to a dividend if it results in a "meaningful reduction" in a holder's stock interest in ART. The IRS has stated in published rulings that a redemption that results in a reduction in the actual and constructive stock interest of a minority stockholder, whose relative actual and constructive stock interest is minimal and who exercises no control over corporate affairs, will generally be treated as not essentially equivalent to a dividend. If a redemption does not satisfy any of the Section 302 tests, the amount received in the redemption will be treated as a distribution which is made by ART with respect to the stock so redeemed which is taxable as provided in "Dividend Payments" above, and the adjusted tax basis of the stock so redeemed will be transferred to any retained stock interest in ART.

              The amount of gain or loss which is recognized upon the sale or exchange (including a redemption which is treated as a sale or exchange) of ART Common Shares or ART Preferred Shares is the difference between the amount realized and the adjusted basis in the ART Common Shares or ART Preferred Shares so sold or exchanged. Reductions in adjusted basis which are the result of distributions as discussed above will increase the amount of gain recognized or reduce the amount of loss recognized upon the sale thereof. Any gain or loss so recognized upon such a disposition of ART Common Shares or ART Preferred Shares will be a capital gain or loss if such stock is a capital asset.

ART PREFERRED SHARES; CERTAIN MATTERS

              Conversion into ART Common Shares. No gain or loss will be recognized upon the conversion of ART Preferred Shares into shares of ART Common Shares except as noted below. As discussed below, special rules apply to Foreign Holders. Any cash which is received in lieu of a fractional share upon any such conversion will be treated under the current advance ruling policy of the IRS as an amount received in exchange of the fractional share. Moreover, if dividends on the ART Preferred Stock are in arrears at the time of conversion into ART Common Shares, a portion of the ART Common Shares so received the value of which is less than or equal to the amount of such arrearage may be includible in income as a dividend (to the extent of ART's current or accumulated earnings and profits).

              The adjusted tax basis of the shares of ART Common Shares received upon such a conversion (excluding any shares the receipt of which was taxable because of dividend arrearages) will be equal to the adjusted tax basis of the ART Preferred Shares converted (exclusive of any tax basis allocated to a fractional share in lieu of which cash was received). The holding period of the shares of ART Common Shares which are held with a carryover basis will include the holding period of the ART Preferred Shares converted, if the ART Preferred Shares were held as a capital asset at the time of the exchange. The holding period of any shares the receipt of which was taxable because of dividend arrearages will begin the day after the receipt thereof.

              Redemption Premium. Under Section 305 of the Code and applicable regulations, any excess of the redemption price of the ART Preferred Shares over the issue price thereof is includible in income as a dividend (to the extent of ART's current or accumulated earnings and profits) on a constant yield to maturity base under current regulations (in accordance with the economic accrual principles of Section 1272 of the Code under regulations which are to be prescribed) even though no cash is received in respect thereof units if (i) based on all of the facts and circumstances as of the issue date, the redemption pursuant to ART's call right is more likely than not to occur and (ii) the premium is not solely in the nature of a penalty for premature redemption. Although the issue is not free from doubt, ART intends to take the position that no such accrual will be required. A redemption premium for the ART Preferred Shares is reasonable if it is in the nature of a penalty for premature redemption and if it does not exceed the amount which ART would be required to pay for such redemption right under market conditions existing at the time of issuance of the ART Preferred Shares. ART believes that the redemption premium on the ART Preferred Shares satisfies this standard.

              Adjustment of Conversion Price. Under applicable Treasury regulations certain adjustments to the conversion price of convertible preferred stock, such as adjustments to reflect taxable distributions of cash or property on the related common stock, will be treated as a constructive distribution of stock and will be treated as a dividend to the holders of the preferred stock to the extent of the current or accumulated earnings and profits of the corporation. The formula for the conversion price of the ART Preferred Stock is not adjusted to reflect such distributions, however, the actual conversion price may be adjusted through changes in the value of the ART Common Stock as a result of such distributions. Adjustments to reflect nontaxable stock splits or distributions to the holders of ART Common Shares of stock, stock warrants or stock rights will, however, generally not be so treated. The failure to adjust fully the conversion price for the ART Preferred Shares to reflect distributions of stock, stock warrants or stock rights with respect to the ART Common Shares may result in a taxable dividend to holders of ART Common Shares.

SPECIAL TAX RULES APPLICABLE TO FOREIGN HOLDERS

              As used herein in the discussion of U.S. federal income tax matters, a "Foreign Holder" is a person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a foreign estate, a foreign trust, or a foreign partnership. Foreign Holders seeking benefits under applicable tax treaties or an exemption from United States withholding tax for "effectively connected income," as described below, will be required to comply with certain certification and other requirements in order to establish their entitlement to such benefits or exemption. Additional or different rules, not discussed herein, may apply in light of the circumstances of a particular Foreign Holder. Accordingly, each prospective Foreign Holder should discuss these matters with its own tax advisors.

              Dividends. Dividends on the ART Preferred Shares or the ART Common Shares which are paid to a Foreign Holder and which are not effectively connected with the conduct of a trade or business in the United States will be subject to United

States withholding tax at a rate of 30% (or such lower rate as may be prescribed by an applicable tax treaty). If the dividends on the ART Preferred Shares or the ART Common Shares are effectively connected with the conduct of a trade or business carried on in the United States, such dividends will be subject to tax at the rates and in the manner applicable to United States persons and may also be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

              Gain on Disposition of ART Preferred Shares or ART Common Shares. Foreign Holders will not be subject to U.S. federal income tax on gain realized on a disposition of the ART Preferred Shares or the ART Common Shares unless (a) the gain is effectively connected with the conduct of a trade or business in the United States in which case such gain will be subject to tax at the rates and in the manner applicable to United States persons (the branch profits tax described above may also apply if the holder is a foreign corporation), (b) in the case of an individual Foreign Holder, such holder is present in the United States for at least 183 days in the taxable year of the disposition and either the income from the disposition is attributable to an office or other fixed place of business maintained by the holder in the United States or the holder has a tax home, as defined in Section 911(d)(3) of the Code, in the United States or (c) the gain is subject to tax under Section 897 of the Code.

              Gain realized by a Foreign Holder on a disposition of ART Preferred Shares (including a disposition by conversion or redemption) will not be subject to tax under Section 897 of the Code if the Foreign Holder, after taking into account certain constructive ownership rules, does not own and has not owned within the five-year period ending on the date of the disposition more than five percent of the outstanding ART Preferred Shares assuming that the ART Preferred Shares is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. Similarly, gain realized by a Foreign Holder on a disposition of ART Common Shares will not be subject to tax under Section 897 of the Code if the Foreign Holder after taking into account certain constructive ownership rules has not owned within the five year period ending on the date of the disposition more than five percent of the outstanding ART Common Shares assuming that the ART Common Shares is regularly traded on an established securities market, within the meaning of Section 897 of the Code. If the exemption which is discussed in the two preceding sentences is not available, then a Foreign Holder of ART Preferred Shares or of ART Common Shares should discuss the effect of Section 897 of the Code with its tax advisors.

              United States Federal Income Tax. Unless otherwise provided in an applicable estate tax treaty, shares of ART Preferred Shares and ART Common Shares will be considered property situated in the United States for federal estate tax purposes and will be subject to U.S. federal estate tax.

BACK-UP WITHHOLDING

              A noncorporate holder of ART Preferred Shares or ART Common Shares may be subject to backup withholding at the rate of 31 percent with respect to dividends paid on ART Preferred Shares or ART Common Shares or the proceeds of a sale, exchange or redemption thereof if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee under reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to back-up withholding.

              The payment of the proceeds of a sale of ART Preferred Shares or ART Common Shares to or through the foreign office of a broker generally will not be subject to back-up withholding. However, information reporting requirements will apply to a payment of proceeds from the sale of shares of ART Preferred Shares or ART Common Shares through a foreign office of a broker that is a United States person or of certain foreign brokers unless the broker has documentary evidence in its files that the owner is a non-United States holder and the broker has no actual knowledge to the contrary.

              Any amounts withheld under the back-up withholding rules from a payment to a holder will be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

EFFECT OF MERGER ON MARKET FOR EQK SHARES; REGISTRATION UNDER THE EXCHANGE ACT

              One effect of the Block Purchase and the Merger could be to reduce the number of EQK Shareholders and the number of EQK Shares that might otherwise trade publicly and, thus, the liquidity and market value of the EQK Shares could be adversely affected. In addition, the Merger is conditioned upon the execution by each 5% Holder (other than ART or its affiliates) of a Standstill Agreement which will restrict the ability of such holders to purchase or sell any EQK Shares for a period of 42 months after the Expiration Date. Thus, the Standstill Agreements will have the effect of reducing the number of EQK Shares that might otherwise be traded publicly and could adversely affect the liquidity and market value of the EQK Shares that are not subject to a Standstill Agreement.

              The EQK Shares are listed and principally traded on the NYSE. Depending upon the number of EQK Shares ART acquires pursuant to the Merger and the number of EQK Shares subject to restrictions under the Standstill Agreements, following consummation of the Merger, the EQK Shares may no longer meet the requirements of such exchange for continued listing. According to the NYSE Rules, the NYSE would consider delisting the outstanding EQK Shares if, among other things, (i) the number of publicly held EQK Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000,
(ii) the total number of EQK Shareholders falls below 400, (iii) the total number of EQK Shareholders falls below 1200 and the average monthly trading volume of the EQK Shares is less than 100,000 shares (for the previous 12 month period), or (iv) the aggregate market value of publicly held EQK Shares should fall below $8 million.

              If the NYSE were to delist the EQK Shares, the market therefor could be adversely affected. It is possible that the EQK Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the NASDAQ Stock Market or by other sources. The extent of the public market for such EQK Shares and the availability of such quotations would, however, depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in the EQK Shares on the part of securities firms, the trading value at such time, the possible termination of registration of EQK Shares under the Exchange Act, as described below, and other factors.

              The EQK Shares are currently registered under the Exchange Act. Such registration may be terminated by EQK upon application to the Commission if the outstanding EQK Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of EQK Shares. As of February 28, 1997 EQK had 271 holders of record. Although legally permissible, pursuant to the Merger Agreement, EQK will agree not to affirmatively deregister the EQK Shares. Termination of registration of the EQK Shares under the Exchange Act would reduce the information required to be furnished by EQK to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the EQK Shares. Furthermore, the ability of "affiliates" of EQK and persons holding "restricted securities" of EQK to dispose of such securities pursuant to Rules 144 or 145 under the Securities Act may be impaired or eliminated.

FEES AND EXPENSES IN CONNECTION WITH THE MERGER

              ART has retained Shareholder Communications Corporation to act as Proxy Solicitor in connection with the Merger. The Proxy Solicitor may contact EQK Shareholders by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the Merger materials to beneficial owners of EQK Shares. The Proxy Solicitor will receive a fee estimated not to exceed $9,500 for such services, plus reimbursement of out-of-pocket expenses, and ART will indemnify the Proxy Solicitor against certain liabilities and expenses in connection with the Merger, including liabilities under federal securities laws.

              ART will pay the Merger Agent and the Dealer Manager reasonable and customary compensation for their respective services in connection with the Merger, plus reimbursement for their out-of-pocket expenses, and will indemnify each of them against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. ART will not pay any fees or commissions to any broker or dealer or other person (other than the Proxy Solicitor and the Dealer Manager) for soliciting proxies in connection with the Merger. Brokers, dealers, commercial banks and trust companies will be reimbursed by ART for customary mailing and handling expenses incurred by them in forwarding material to their customers.

              ART and EQK have entered into an expense sharing agreement (the "Expense Sharing Agreement") whereby each of ART and EQK will share the costs and expenses associated with the Merger. Under the terms of the Expense Sharing Agreement, if EQK and ART enter into the Merger Agreement and proceed in good faith to complete the Merger but are unsuccessful in such effort by reason of an inadequate EQK Shareholder response to this Prospectus/Proxy Statement or otherwise, EQK's liability under the Expense Sharing Agreement shall be limited to the lesser of 50% of the actual transaction costs or $100,000, and ART shall be responsible for all additional transaction costs. In addition, if the Merger is consummated in accordance with the terms of the Merger Agreement, EQK's liability shall be limited to the lesser of 50% of the actual transaction costs or $150,000 and ART shall be responsible for all additional transaction costs.

ACCOUNTING TREATMENT

              Since ART may be considered to have the ability to exercise significant influence over the operating policies of EQK upon consummation of the Merger, ART will account for its investment in EQK using the equity method.

STOCK EXCHANGE LISTING

              Application will be made to list the ART Preferred Shares to be issued pursuant to the Merger on the NYSE. See "Risk Factors -- Risks Relating to ART Preferred Shares -- Risks Associated with the Listing and Trading of ART Preferred Shares."

                       THE DECLARATION AMENDMENT PROPOSAL

              The following is a brief summary of proposed amendments to the Declaration of Trust that will be reflected in the Amended Declaration of Trust. All of the amendments contemplated by the Amended Declaration of Trust are subject to the Requisite Shareholder Approval of the Merger-Related Proposals. The full text of the Amended Declaration of Trust is attached hereto as Appendix D.

              Extension of the Duration and Termination of the Trust. The Declaration of Trust currently provides that the term of EQK will expire in March 1999. The Amended Declaration of Trust will permit the existence of EQK to continue for an additional 20 year period, unless sooner terminated as otherwise provided under "The Business of EQK -- Summary of the Existing Declaration of Trust -- Duration and Termination of the Trust".

              Removal of Limitation of Number of Authorized EQK Shares. The Declaration of Trust currently provides that the total number of authorized EQK Shares is 10,055,555. There will be no limitation on the number of authorized EQK Shares under the Amended Declaration of Trust.

              Reduction of the Number of EQK Shareholders Required to Vote on Certain Matters. The Declaration of Trust currently provides that each of the following amendments to the Declaration of Trust shall require the affirmative vote of the holders of three-quarters of the outstanding EQK Shares: (i) increases in the number of authorized EQK Shares, (ii) amendments to the investment policies of EQK, (iii) any plan for the termination of EQK which contemplates the distribution to the EQK Shareholders of securities or other property-in-kind (other than the right promptly to receive cash), and (iv) any amendments which would reduce the percentage vote required to approve any amendments to the amendment provisions of the Declaration of Trust. The Amended Declaration of Trust will remove restrictions on the number of authorized EQK Shares and will allow the Trustees to amend EQK's investment policies without the approval of the EQK Shareholders. In addition, the Amended Declaration of Trust will reduce the number of affirmative votes of EQK Shareholders required to amend the Amended Declaration of Trust in all other instances to a majority. See "The Business of EQK -- Summary of the Existing Declaration of Trust -- Duration and Termination of the Trust."

              Removal of Prohibitions and Restrictions from Certain Activities and Investments. The Declaration of Trust currently provides that EQK may acquire additional real properties, but only under very limited circumstances. The Amended Declaration of Trust will remove all restrictions on EQK's ability to acquire additional real or personal property and other debt and equity investments, although it is not currently intended that any such acquisitions or additional investments will be made in the foreseeable future. See "The Business of EQK -- Summary of the Existing Declaration of Trust -- Prohibited Activities and Investments."

              Removal of Prohibitions on the Issuance of EQK Shares and other Securities. Under the Declaration of Trust, EQK is currently prohibited from issuing any additional EQK Shares or any rights, warrants or options to subscribe to, purchase or acquire any EQK Shares. The Amended Declaration of Trust will allow EQK to issue additional EQK Shares and other types of securities from time to time, including securities with preferential rights to the EQK Shares, provided that any issuance of additional EQK Shares (other than in connection with the Prudential Warrants) will require the affirmative vote of holders of not less than a majority of the then outstanding EQK Shares entitled to vote thereon.

              Removal of Borrowing Restrictions. The Declaration of Trust currently restricts the aggregate amount of secured or unsecured borrowings that EQK may incur to 75% of EQK's total assets (other than intangibles). The Amended Declaration of Trust will eliminate such borrowing restrictions.

              Revision of Trustee Provisions. The Declaration of Trust currently provides that the number of Trustees must be no fewer than five and no more than twelve and that a majority of the Trustees shall be unaffiliated with EQK and its affiliates. The Amended Declaration of Trust will reduce the maximum number of Trustees to seven and will provide that there shall be at least four Unaffiliated Trustees at all times until ART owns at least 80% of the outstanding EQK Shares; provided, however, that if, as a result of vacancies created by the resignation, removal or death of an Unaffiliated Trustee, there are less than four Unaffiliated Trustees, the remaining Unaffiliated Trustees, if any, must fill such vacancy with one or more substitute Unaffiliated Trustees (in such capacity, the "Substitute Unaffiliated Trustees") until the total number of Unaffiliated Trustees is equal to four or more; and provided further that, if there are no Unaffiliated Trustees, the remaining Trustees, if any, must fill such vacancies with four or more Substitute Unaffiliated Trustees; and, provided further that, if there are no Trustees, the Shareholders shall elect at least four or more Unaffiliated Trustees by a majority vote. At and after such time as ART owns

80% or more of the outstanding EQK Shares, the number of Unaffiliated Trustees required under the Amended Declaration of Trust will be reduced to two. See "The Business of EQK -- Summary of the Existing Declaration of Trust -- Trustees".

              Ownership Limit. The Declaration of Trust currently contains provisions which allow the Trustees to restrict ownership of EQK Shares in order to maintain EQK's qualification as a REIT under the Code. The Amended Declaration of Trust will specifically prohibit ownership of more than 4.9% of the outstanding EQK Shares by any single shareholder, other than ART and the current 5% Holders. Under the Amended Declaration of Trust, the EQK Board may exempt a proposed transferee from this restriction upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel or other evidence satisfactory to the EQK Board that ownership of EQK by a proposed transferee will not adversely affect EQK's qualification as a REIT under the Code, and upon such other conditions as the EQK Board may direct.

              Change the Name of EQK. The Amended Declaration of Trust will change the name of EQK from "EQK Realty Investors I" to "ART Realty Investors I" to eliminate any reference to EQK or ERPM or any of their affiliates.

              Reduction of the Number of EQK Trustees Required to Vote on Certain Matters. The Declaration of Trust currently requires the approval of two-thirds of the EQK Board to amend the Declaration of Trust, without the vote or consent of EQK Shareholders, in order to conform the Declaration of Trust to the requirements of (a) the REIT provisions of the Code, (b) other applicable Federal laws or regulations or (c) any state securities or "blue sky" laws or requirements of administrative agencies thereunder in connection with the initial public offering of EQK Shares. The Amended Declaration of Trust will require only a majority vote of the New EQK Board to approve amendments to the Declaration of Trust with respect to the aforementioned conformity issues. The Declaration of Trust will also be amended to require only a majority vote of the New EQK Board, without EQK Shareholder approval, to change the investment policies of EQK from time to time, in keeping with the other provisions of the Declaration of Trust. Approval of the following transactions shall require the approval of a majority of the Unaffiliated Trustees: (i) transactions between the Trust (including any subsidiaries of the Trust) and ART and any of ART's affiliates and other related persons (other than transactions between related parties pursuant to the New Advisory Agreement which shall be approved or ratified by the holders of a majority of the outstanding EQK Shares, including holders of a majority of the EQK Shares not held by ART or any of its affiliates, that actually vote at the applicable meeting); (ii) amendments to The Declaration of Trust; and (iii) amendments to the Trustees' regulations which govern the Trustees. See "The Business of EQK -- Summary of the Existing Declaration of Trust - Amendment of Declaration of Trust; Merger."

              Incorporation. The Amended Declaration of Trust will provide that, upon a vote of a majority of the New EQK Board (including a majority of the Unaffiliated Trustees), and with the affirmative vote of the holders of a majority of the outstanding EQK Shares, the New EQK Board shall have the power to cause to be organized or to assist in organizing a corporation or corporations under the laws of any jurisdiction or any other trust, partnership, association, or other organization to take over the trust estate of EQK or any part or parts thereof or to carry on any business in which EQK shall directly or indirectly have any interest, and to sell, convey and transfer the trust estate of EQK or any part or parts thereof to any such corporation, trust, partnership, association, or organization in exchange for the EQK Shares or securities issued by EQK or otherwise, and to lend money to, subscribe for the EQK Shares or securities issued by EQK, and enter into any contracts with any such corporation, trust, partnership, association, or organization, or any corporation, trust partnership, association, or organization in which EQK holds or is about to acquire shares or any other interest. The New EQK Board may also cause a merger or consolidation between EQK or any successor thereto and any such corporation if and to the extent permitted by law, provided that under the law then in effect, the federal income tax benefits available to qualified real estate investment trusts and their shareholders, or substantially similar benefits, are also available to such corporation, trust, partnership, association, or organization and its stockholders or members, and provided that the resulting investment would be substantially equal in quality and substantially the same in type as an investment in the EQK Shares.

              The EQK Board believes that the Amended Declaration of Trust is fair to, and in the best interests of, EQK and the holders of EQK Shares. By unanimous vote, the EQK Board approved the Declaration Amendment Proposal and unanimously recommends that the EQK Shareholders approve the Declaration Amendment Proposal.


                       THE NEW ADVISORY AGREEMENT PROPOSAL

              EQK has entered into an agreement with ERPM, a wholly owned subsidiary of ERE, to act as its "Advisor." The Advisor makes recommendations to EQK concerning investments, administration and day-to-day operations.

         Under the terms of the Advisory Agreement, the Advisor receives a management fee that is based upon the average daily per share price of EQK's shares plus the average daily balance of outstanding mortgage indebtedness. Such fee is calculated using a factor of 42.5 basis points (0.425%) and generally has been payable monthly without subordination. Commencing with the December 1995 extension of debt and continuing with the December 1996 debt extension, Prudential requested, and the Advisor agreed to, a partial deferral of payment of its fee. Whereas the fee continues to be computed as described above, payments to the Advisor are limited to $37,500 per quarter. Accrued but unpaid fees, which amounted to $303,465 as of November 1, 1997, will be eligible for payment upon the repayment of the Mortgage Note (as defined in "The Business of EQK -- General"). For the years ended December 31, 1996, 1995 and 1994, portfolio management fees were $250,000, $403,000, and $430,000, respectively. For the nine months ended September 30, 1997 and 1996, portfolio management fees amounted to $183,000 and 188,000, respectively.

              Upon consummation of the Merger and subject to Requisite Shareholder Approval of the Merger-Related Proposals, ERPM will terminate its rights and duties as Advisor under the Advisory Agreement and BCM will become the New Advisor to EQK under the New Advisory Agreement. As New Advisor, BCM will be entitled to receive the same advisory fees that ERPM received under the Advisory Agreement, provided that if the Center is sold, BCM will be limited to a disposition fee of 1% of the sales price, as opposed to the 2% fee to which ERPM would have been entitled. In consideration of ERPM's agreement to terminate the Advisory Agreement, ART has agreed to pay to ERPM at Closing, in the form of ART Preferred Shares valued at the Liquidation Value, (i) 1,975,000 (197,500 ART Preferred Shares). In addition, on the first business day following the third anniversary of the Effective Time, ART will pay to ERPM, in the form of ART Preferred Shares valued at the Liquidation Value, $1,360,000 (136,000 ART Preferred Shares). ERPM will also continue to be entitled to receive deferred portfolio advisory fees and deferred refinancing fees in the amount of $303,465 as of November 1, 1997, plus additional amounts that accrue but are not paid in accordance with the terms of the Advisory Agreement through the closing date of the Merger, which fees and additional amounts shall remain an obligation of EQK.

              The EQK Board believes that the New Advisory Agreement is fair to, and in the best interests of, EQK and the holders of EQK Shares. By unanimous vote, the EQK Board approved the New Advisory Agreement Proposal and unanimously recommend that the EQK Shareholders approve the New Advisory Agreement Proposal.


                               DESCRIPTION OF ART

              ART, a Georgia corporation, is the successor to a District of Columbia business trust organized pursuant to a declaration of trust dated July 14, 1961. The business trust merged into ART on June 24, 1988. ART invests in equity interests in real estate (including equity securities of real estate-related entities), leases, joint venture development projects and partnerships and finances real estate and real estate activities through investments in mortgage loans. ART has invested in private and open market purchases in the equity securities of CMET, IORI, TCI and NRLP.

              The ART Board has broad authority under ART's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate related activities.

              Although the ART Board is directly responsible for managing the affairs of ART and for setting the policies which guide it, the day-to-day operations of ART are performed by BCM. BCM is a contractual advisor under the supervision of the ART Board. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources for ART. BCM also serves as a consultant in connection with ART's business plan and investment policy decisions made by the ART Board.

              BCM is a company owned by a trust for the benefit of the children of Gene E. Phillips, the Chairman of the Board and a Director of ART until November 16, 1992. Gene E. Phillips served as a director of BCM until December 22, 1989 and as Chief Executive Officer of BCM until September 1, 1992. Gene E. Phillips currently serves as a representative of the trust for the benefit of his children that owns BCM and, in such capacity, Gene E. Phillips has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to ART. Ryan T. Phillips, the son of Gene E. Phillips and a Director of ART until June 4, 1996, is also a director of BCM and a trustee of the trust for the benefit of the children of Gene E. Phillips which owns BCM. As of October 31, 1997, BCM owned 5,246,124 shares of ART's Common Stock, representing approximately 49.0% of the shares then outstanding. BCM has been providing advisory services to ART since February 6, 1989. BCM also serves as advisor to CMET, IORI and TCI. Karl L. Blaha, Randall M. Paulson, Bruce A.

Endendyk and Thomas A. Holland, executive officers of ART, are also executive officers of CMET, IORI and TCI. Karl L. Blaha also serves as a Director of ART. Oscar W. Cashwell, a Director of ART, served as Executive Vice President of BCM until January 10, 1997. Randall M. Paulson, Executive Vice President of ART, serves as President and sole director of SAMI, the managing general partner of Syntek Asset Management, L.P. ("SAMLP"), the general partner of NRLP and National Operating, L.P. ("NOLP"), the operating partnership of NRLP. Gene E. Phillips is also a general partner of SAMLP and served as a director and Chief Executive Officer of SAMI until May 15, 1996. SAMI is a company owned by BCM. BCM performs certain administrative functions for NRLP and NOLP on a cost reimbursement basis.

              Gene E. Phillips is the former chairman of Southmark, a real estate syndicator and parent of San Jacinto. As a result of a deadlock on Southmark's Board of Directors, Mr. Phillips, among others, reached an agreement whereby he resigned his positions with Southmark and certain of Southmark's subsidiaries and affiliates in January 1989. Southmark filed a voluntary petition in bankruptcy under Chapter 11 of the United States Bankruptcy Code in July 1989. In November 1990, San Jacinto was placed under conservatorship of the RTC by federal banking authorities. In December 1990, San Jacinto was converted into a Federal Association and placed in receivership. Mr. Phillips has been named as a defendant in a number of lawsuits brought by the RTC and private plaintiffs in which the allegations made against Mr. Phillips included breach of fiduciary duty and other misconduct, which allegations were denied by Mr. Phillips. These actions have been dismissed or settled.

              Since February 1, 1990, affiliates of BCM have provided property management services to ART. Currently, Carmel Realty Services, Ltd. ("Carmel, Ltd.") provides such property management services. Carmel, Ltd. subcontracts with other entities for the provision of the property-level management services to ART at various rates. The general partner of Carmel, Ltd. is BCM. The limited partners of Carmel, Ltd. are (i) First Equity Properties, Inc. ("First Equity") which is 50% owned by BCM, (ii) Gene E. Phillips, and (iii) a trust for the benefit of the children of Gene E. Phillips. Carmel, Ltd. subcontracts the property-level management of ART's hotels, shopping centers, one of its office buildings and the Denver Merchandise Mart to Carmel Realty, Inc. ("Carmel Realty") which is owned by First Equity. Carmel Realty is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Carmel, Ltd.

              Affiliates of BCM are also entitled to receive real estate brokerage commissions in accordance with the terms of the advisory agreement between ART and BCM.

              ART has no employees itself, but a wholly-owned food service subsidiary of ART has approximately 800 employees as of November 1, 1997. Employees of BCM render services to ART.

              ART's principal offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. ART's telephone number is (214) 692-4700.


                               THE BUSINESS OF ART

GENERAL

              ART, a Georgia corporation, is the successor to a District of Columbia business trust. ART elected to be treated as a REIT under Sections 856 through 860 of the Code, during the period July 1, 1987 through December 31, 1990. ART allowed its REIT tax status to lapse in 1991.

              ART's primary business is investing in equity interests in real estate (including equity securities of real estate-related entities), leases, joint venture development projects and partnerships and financing real estate and real estate activities through investments in mortgage loans, including first, wraparound and junior mortgage loans. The ART Board has broad authority under ART's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate related activities. ART does not have a policy limiting the amount or percentage of assets that may be invested in any particular property or type of property or in any geographic area. ART's governing documents do not contain any limitation on the amount or percentage of indebtedness ART may incur.

              ART's business is not seasonal. ART has determined to pursue a balanced investment policy, seeking both current income and capital appreciation. ART's plan of operation is to continue, to the extent its liquidity permits, to make equity investments in lower risk real estate such as apartment complexes and residential development projects or equity securities of real estate-related entities and to continue to service and hold for investment its mortgage notes. ART also intends to pursue higher risk, higher reward investments, such as developed, partially developed and undeveloped land where it can obtain financing of a significant portion of a property's purchase price. ART intends to seek selected dispositions of certain of its assets, in particular certain of its land holdings, where the prices obtainable for such assets justify their disposition. ART intends to continue to service and hold for investment its mortgage notes. ART also intends to pursue its rights vigorously with respect to mortgage notes receivable that are in default.

              ART may purchase or lease properties for long-term investment, develop or redevelop its properties or sell such properties, in whole or in part, when circumstances warrant. ART currently participates and may continue to participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that have priority over ART's equity interest.

              ART may repurchase or otherwise reacquire ART Common Shares, Special Stock (as defined under "Description of the Capital Stock of ART -- General") or other securities and may also invest in securities of other entities engaged in real estate activities or securities of other issuers. ART may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate (normally general or limited partnership interests in special purpose partnerships owning one or more properties). ART may in the future acquire all or substantially all of the securities or assets of real estate investment trusts, management companies or similar entities where such investments would be consistent with its investment policies. ART may also invest in securities of other issuers from time to time for the purpose of exercising control. It is not intended that ART's investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, as amended, and it is intended that ART would divest securities before any such registration would be required.

              The ART Board may devote available assets to particular investments or types of investments, without restriction on the amount or percentage of ART's assets that may be so devoted to a single investment or to any particular type of investment, and without limit on the percentage of securities of any one issuer that ART may acquire. ART's investment objectives and policies may be changed at any time by the ART Board without the approval of ART's shareholders. See "Risk Factors -- Risks Relating to ART's Business -- Changes in ART's Policies Without Stockholder Approval."

              To the extent that the ART Board determines to seek additional capital, ART may raise such capital through additional equity offerings, debt financing or retention of cash flow, or a combination of these methods. If the ART Board determines to raise additional equity capital, it may, without stockholder approval, issue additional shares of ART Common Stock or Special Stock up to the amount of its authorized capital in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Such securities may be senior to the outstanding ART Common Shares and may include additional series of Special Stock (which may be convertible into ART Common Shares). Existing stockholders of ART will have no preemptive right to purchase shares in any subsequent offering of securities by ART, and any such offering could cause a dilution of a stockholder's investment in ART.

              To the extent that the ART Board determines to obtain additional debt financing, ART intends to do so generally through mortgages on properties. Such mortgages may be recourse, non-recourse or cross-collateralized. ART does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. ART may also borrow funds through bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of properties, any of which indebtedness may be unsecured or may be secured by any or all of the assets of ART or any existing or new property-owning entity in which ART holds an interest and may have full or limited recourse to all or any portion of the assets of ART, or any such existing or new property-owning entity.

              ART may seek to obtain unsecured or secured lines of credit or may determine to issue debt securities (which may be convertible into capital stock or be accompanied by warrants to purchase capital stock), or to sell or securitize its receivables. The proceeds from any borrowings may be used to finance acquisitions, to develop or redevelop properties, to refinance existing indebtedness or for working capital or capital improvements. ART also may determine to finance acquisitions through the exchange of properties or issuance of additional ART Preferred Shares, ART Common Shares, Special Stock or other securities.

              ART has made and may in the future make loans to joint ventures or other entities in which it participates. ART does not intend to engage in (i) trading, underwriting or agency distribution or sale of securities of other issuers and (ii) the active trade of loans and investments, other than in connection with acquisitions of additional interests in CMET, IORI, TCI and NRLP.

              Except as required under the Exchange Act, ART is not required to make annual or other reports to its securityholders.

              The specific composition of ART's real estate and mortgage notes receivable portfolios from time to time depends largely on the judgment of ART's management as to changing investment opportunities and the level of risk associated with specific investments or types of investments. ART's management intends to continue to maintain real estate and mortgage notes receivable portfolios diversified by location and type of property. In addition to its equity investments in real estate and mortgage notes, ART has also invested in private and open market purchases of the equity securities of CMET, IORI, TCI and NRLP.

GEOGRAPHIC REGIONS

For purposes of its investments, ART has divided the continental United States into the following six geographic regions.

              Northeast region comprised of the states of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont, and the District of Columbia. ART has no properties in this region.

              Southeast region comprised of the states of Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. As of September 30, 1997, ART had two hotels in this region.

              Southwest region comprised of the states of Arizona, Arkansas, Louisiana, New Mexico, Oklahoma and Texas. As of September 30, 1997, ART had one commercial property in this region.

              Midwest region comprised of the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, West Virginia and Wisconsin. As of September 30, 1997 ART had two commercial properties and one hotel in this region.

              Mountain region comprised of the states of Colorado, Idaho, Montana, Nevada, Utah and Wyoming. As of September 30, 1997, ART had two commercial properties and one hotel in this region.

              Pacific region comprised of the states of California, Oregon and Washington. As of September 30, 1997, ART had no properties in this region.

Excluded from the above are a single family residence in Dallas, Texas and 32 parcels of developed, partially developed and undeveloped land as described below.

REAL ESTATE

              At September 30, 1997, approximately 79% of ART's assets were invested in real estate and the equity securities of real estate entities. ART has invested in real estate located throughout the continental United States, either on a leveraged or nonleveraged basis. ART's real estate portfolio consists of properties held for investment, investments in partnerships, properties held for sale and investments in equity securities of CMET, IORI, TCI and NRLP.

              Types of Real Estate Investments. ART's real estate consists of commercial properties (office buildings, shopping centers and a merchandise mart), hotels and developed, partially developed and undeveloped land. In selecting new real estate investments, the location, age and type of property, gross rents, lease terms, financial and business standing of tenants, operating expenses, fixed charges, land values and physical condition are among the factors considered. ART may acquire properties subject to or assume existing debt and may mortgage, pledge or otherwise obtain financing for its properties. The ART Board may alter the types of and criteria for selecting new real estate investments and for obtaining financing without a vote of ART's stockholders.

              Although ART has typically invested in developed real estate, ART may also invest in new construction or development either directly or in partnership with nonaffiliated parties or affiliates (subject to approval by the ART Board). To the extent that ART invests in construction and development projects, ART would be subject to business risks, such as cost overruns and construction delays, associated with such higher risk projects.

              At September 30, 1997, the only property owned by ART on which significant capital improvements were in process was the Denver Merchandise Mart located in Denver, Colorado.

              In the opinion of ART's management, the properties owned by ART are adequately covered by insurance.

              The following table sets forth the percentages, by property type and geographic region, of ART's owned real estate (excluding the 32 parcels of developed, partially developed and undeveloped land, and a single family residence, described below) at September 30, 1997.

                                                     Commercial
Region                                               Properties         Hotels
------                                               ----------         ------
Midwest ..................................            50%                25%
Mountain .................................            33                 25
Southwest ................................            17                 --
Southeast ................................            --                 50
                                                     ---                ---
                                                     100%               100%

         The foregoing table is based solely on the commercial square footage and hotel rooms owned by ART, and does not reflect the value of ART's investment in each region. Excluded from the above table are a single family residence in Dallas, Texas and 32 parcels of developed, partially developed and undeveloped land consisting of: one developed residential lot in a residential subdivision in Fort Worth, Texas, two parcels of partially developed land in Las Colinas, Texas, totaling 115.69 acres, 3.5 acres of undeveloped land in downtown Atlanta, Georgia, 42.7 acres of partially developed land in Denver, Colorado, 567.7 acres of partially developed land in Houston, Texas, 280.0 acres of partially developed land in Dallas, Texas, 78.45 acres of partially developed land in Lewisville, Texas, 428.0 acres of partially developed land in Irving, Texas,
420.0 acres of undeveloped land in Duchense, Utah, 82.4 acres of undeveloped land in Oceanside, California, 546 acres of undeveloped land in Tarrant County, Texas, 130.6 acres of undeveloped land in Harris County, Texas, six parcels of undeveloped land in Collin County, Texas, totaling 426.1 acres, 17.1 acres of undeveloped land in Farmer's Branch, Texas, 60.5 acres of undeveloped land in Plano, Texas, 1,448 acres of undeveloped land in Austin, Texas, 129.6 acres of undeveloped land in Collin County, Texas, 811.8 acres of undeveloped land in Tarrant County, Texas, 182.5 acres of undeveloped land in Collin County, Texas,
645.5 acres of undeveloped land in Collin County, Texas, 10.4 acres of undeveloped land in Dallas, Texas, and 6 additional parcels of land totaling approximately 74.5 acres.

         A summary of the activity in ART's owned real estate portfolio during 1996 and through September 30, 1997 is as follows:

                  Owned properties in real estate portfolio at January 1, 1996..        15*
                  Properties acquired through purchase..........................        29
                  Property obtained through foreclosure.........................         1
                  Properties sold...............................................        (1)
                                                                                        --

                  Owned properties in real estate portfolio at
                    September 30, 1997..........................................        42*


---------------------

* Includes one residential subdivision with 22 developed residential lots at January 1, 1996, and one developed residential lot at September 30, 1997.

         Properties Held for Investment. Set forth below are ART's properties held for investment and the average annual rental rate per square foot for commercial properties and the average daily room rate for hotels and occupancy at December 31, 1996, 1995, 1994, 1993 and 1992 for commercial properties and average occupancy during 1996, 1995, 1994, 1993 and 1992 for hotels:


------------------------------------------------------------------------------------------------------------------
                                                                           Average Annual Rental Per Square Foot
                                                                                    or Average Room Rate
                                                                           -----------------------------------
------------------------------------------------------------------------------------------------------------------
                                                      Square
        Property                 Location          Footage/Rooms         1996      1995      1994    1993   1992
        --------                 --------          -------------         ----      ----      ----    ----   ----
Office Building:
Rosedale Towers                Minneapolis, MN      84,798 Sq. Ft.      $ 14.88  $ 13.16  $ 14.46   $14.00  $14.43
------------------------------------------------------------------------------------------------------------------
Shopping Centers:
Oak Tree Village               Lubbock, TX          45,623 Sq. Ft.         7.98     7.34     *        *       *
Park Plaza                     Manitowoc, WI        105,507 Sq. Ft.        5.61     5.72     5.65     5.65    5.25
------------------------------------------------------------------------------------------------------------------
Merchandise Mart:
Denver Mart                    Denver, CO           509,008 Sq. Ft.       15.33    14.53    14.18     *       *
------------------------------------------------------------------------------------------------------------------
Hotels:
Best Western                   Virginia Beach, VA   110 Rooms             41.11    *         *        *       *
  Oceanside
Inn at the Mart                Denver, CO           156 Rooms             46.66    44.69    42.38     *       *
Kansas City
  Holiday Inn                  Kansas City, MO      196 Rooms             66.46    61.66    52.47     *       *
------------------------------------------------------------------------------------------------------------------

*  Property was acquired in 1995 or 1996





------------------------------------------------------------------------------------
                                                    Occupancy
                                           -----------------------------
        Property             1996         1995        1994        1993         1992
        --------             ----         ----        ----        ----         ----
------------------------------------------------------------------------------------
Office Building:
Rosedale Towers                91%          90%         94%         92%          89%
------------------------------------------------------------------------------------
Shopping Centers:
Oak Tree Village               89%          91%           *           *            *
Park Plaza                    100%          93%         93%         86%          52%
------------------------------------------------------------------------------------
Merchandise Mart:
Denver Mart                    95%          96%         97%           *            *
------------------------------------------------------------------------------------
Hotels:
Best Western                   42%            *           *           *            *
  Oceanside
Inn at the Mart                36%          40%         42%           *            *
Kansas City
  Holiday Inn                  79%          75%         75%           *            *
------------------------------------------------------------------------------------

*  Property was acquired in 1995 or 1996.

Occupancy presented above is without reference to whether leases in effect are at, below or above market rates.


         Denver Merchandise Mart. The Denver Merchandise Mart is a wholesale trade mart located in Denver, Colorado. No tenant occupies ten percent or more of the rentable square footage of the Denver Merchandise Mart. The principal business carried on in or from the Denver Merchandise Mart is wholesale sales of goods. At September 30, 1997, significant capital improvements were in process at the Denver Merchandise Mart.

         The following table shows lease expiration information for the tenants of the Denver Merchandise Mart at September 30, 1997:

                                                                                               % of
                                                      Gross                  1997          Aggregate 1997
                               Number of             Leased                Minimum            Minimum
                                 Leases               Area                  Annual             Annual
           Year               Expiring (a)         (Sq. Ft.)                 Rent               Rent
           ----               ------------         ---------               -------         --------------
      Month to Month               --                    --           $         --                --%
           1997                    14                17,856                225,828              4.62%
           1998                   131                73,774              1,150,524             23.54%
           1999                   143               103,318              1,634,016             33.43%
           2000                   117                92,823              1,564,260             32.00%
           2001                    26                18,711                313,464              6.41%
           2002                    --                    --                     --                --%
           2003                    --                    --                     --                --%
           2004                    --                    --                     --                --%
           2005                    --                    --                     --                --%
    2006 and thereafter             1                 2,278                      1                --%
                                  ---                 -----           ------------             -----
           TOTAL                  432               308,760           $  4,888,093             100.00%
                                  ===               =======              =========             ======
----------------

(a) Assumes no renewal options will be exercised in order to show the earliest termination of the leases.


         In April 1996, ART refinanced the $5.1 million of mortgage debt secured by the Denver Merchandise Mart for $15.0 million. The loan was secured by a mortgage against the Denver Merchandise Mart and a pledge of 632,000 newly issued shares of ART's Common Stock. ART received net refinancing proceeds of $7.8 million after the payoff of the existing mortgage debt, purchasing the ground lease on the Denver Merchandise Mart for $678,000 and payment of various closing costs associated with the refinancing. In October 1997, ART again refinanced the mortgage debt secured by the Denver Merchandise Mart for $23.0 million. The new loan is secured primarily by a mortgage against the Denver Merchandise Mart. ART received net refinancing proceeds of $5.4 million after the payoff of $14.8 million in existing mortgage debt that was scheduled to mature in October 1997. The new loan bears interest at 8.3% per annum, requires monthly principal and interest payments of $198,000 and matures in October, 2012.

         Real estate taxes are levied against the Denver Merchandise Mart for county and township, and school tax purposes. Denver Merchandise Mart paid $312,175 in real estate taxes in 1996. The 1996 millage rate was 8.8055/100. ART estimates that Denver Merchandise Mart will owe approximately $300,000 in real estate taxes in 1997. Real estate taxes are substantially reimbursed by the tenants through real estate tax recovery billings.

         As of December 31, 1996, for Federal income tax purposes, ART depreciates the Denver Merchandise Mart under the Modified Accelerated Cost Recovery System ("MACRS") as follows:

Buildings:
Gross Federal Income Tax Basis                   $ 4,938,057
Accumulated Depreciation                         $   118,308
Depreciation Method                              MACRS - Straight Line ("SL")
Depreciable Life                                 40 years

Land Improvements:

Gross Federal Income Tax Basis                   $ 2,932,033
Accumulated Depreciation                         $   136,637
Depreciation Method                              MACRS - SL
Depreciable Life                                 40 years

Personal Property:

Not applicable.


         Oak Tree Village. Oak Tree Village is a retail shopping center located in Lubbock, Texas. One tenant, American Home Patient, occupies ten percent or more of the rentable square footage of Oak Tree Village and the principal nature of business of such tenant is the sale of home healthcare equipment. The principal business carried on in or from the Oak Tree Village is the retail sale of goods and professional services. ART currently has no plans to renovate or improve Oak Tree Village.

         The principal tenants of Oak Tree Village are American Home Patient, Dr. Martinez and Uniform Today. The principal tenants of Oak Tree Village lease their space and the underlying land pursuant to leases which are summarized below.

          Principal Tenant                  Area               Minimum             Expiration              Renewal
          ----------------               (Sq. Ft.)           Annual Rent              Date                 Options
                                         ---------           -----------           ----------              -------
American Home Patient                      4,931               $29,900               3/31/99                 No
Dr. Martinez                               4,437               $28,841              11/30/98                 No
Uniform Today                              3,973               $40,723               2/28/02                 No

         The following table shows lease expiration information for the tenants of Oak Tree Village at September 30, 1997:

                                                                                                               % of
                                                               Gross                   1997               Aggregate 1997
                                    Number of                  Leased                Minimum                 Minimum
                                      Leases                    Area                  Annual                  Annual
           Year                    Expiring (a)              (Sq. Ft.)                 Rent                    Rent
           ----                    ------------              ---------                ------              --------------
      Month to Month                    --                         --         $           --                    --%
           1997                         --                         --                     --                    --%
           1998                          3                      7,973                 54,971                 16.12%
           1999                          6                      9,769                 77,165                 22.63%
           2000                          7                     13,198                119,043                 34.91%
           2001                          2                      4,925                 36,431                 10.68%
           2002                          2                      5,922                 53,392                 15.66%
           2003                         --                         --                     --                    --%
           2004                         --                         --                     --                    --%
           2005                         --                         --                     --                    --%
    2006 and thereafter                 --                         --                     --                    --%
                                       ---             --------------         --------------                -------
           TOTAL                        20                     41,787         $      341,002                100.00%
                                       ===             ==============         ==============                =======

-----------------

(a) Assumes no renewal options will be exercised in order to show the earliest termination of the leases.


     In October 1997, ART refinanced, at maturity, the $1.4 million mortgage debt secured by the Oak Tree Village for $1.5 million. ART received no net financing proceeds after the payoff of the existing mortgage and the payment of various closing costs associated with the refinancing. The new loan bears interest at a rate of 8.48% per annum, requires monthly principal and interest payments of $13,344 and matures in October 2007.

     Real estate taxes are levied against Oak Tree Village for county and township, and school tax purposes. Oak Tree Village paid $52,200 in real estate taxes in 1996. The 1996 millage rate was 2.3536/100. ART estimates that Oak Tree Village will owe approximately $54,863 in real estate taxes in 1997. Real estate taxes are substantially reimbursed by the tenants through real estate tax recovery billings.

      As of December 31, 1996, for Federal income tax purposes, ART depreciates Oak Tree Village under the MACRS as follows:

Buildings:
Gross Federal Income Tax Basis                   $ 1,430,781
Accumulated Depreciation                         $    40,241
Depreciation Method                              MACRS - Straight Line ("SL")
Depreciable Life                                 40 years

Land Improvements:

Not Applicable.

Personal Property:

Not applicable.


         Park Plaza. Park Plaza is a retail shopping center located in Manitowoc, Wisconsin. Sentry Foods, a grocery store, and Big Lots, a discount department store, occupy ten percent or more of the rentable square footage of Park Plaza. The principal business carried on in or from the Park Plaza is retail sales of goods. ART currently has no plans to renovate or improve Park Plaza.

         The principal tenants of Park Plaza lease their space and the underlying land pursuant to leases which are summarized below.

          Principal Tenant                  Area               Minimum             Expiration              Renewal
          ----------------               (Sq. Ft.)           Annual Rent              Date                 Options
                                         ---------          ------------           ----------              -------
Sentry Foods                               45,000             $242,100               2/28/06                 No
Big Lots                                   29,063             $100,000              11/30/98                 No

         The following table shows lease expiration information for the tenants of Park Plaza at September 30, 1997:

                                                                                                               % of
                                                               Gross                   1997               Aggregate 1997
                                    Number of                  Leased                Minimum                 Minimum
                                      Leases                    Area                  Annual                  Annual
           Year                    Expiring (a)              (Sq. Ft.)                 Rent                    Rent
           ----                    ------------              ---------                ------                  -----
      Month to Month                    --                         --         $           --                     --%
           1997                         --                         --                     --                     --%
           1998                          3                     33,641                141,474                  23.89%
           1999                          3                     11,006                 50,581                   8.54%
           2000                          1                      4,224                 28,512                   4.81%
           2001                         --                        --                     --                      --%
           2002                         --                        --                     --                      --%
           2003                          1                      7,837                 79,932                  13.50%
           2004                          1                      3,533                 26,749                   4.52%
           2005                         --                        --                     --                      --%
    2006 and thereafter                  2                     45,000                264,999                  44.74%
                                      ----             --------------         --------------                 -------
           TOTAL                        11                    105,241         $      592,247                 100.00%
                                      ====             ==============         ==============                 =======

----------------

(a) Assumes no renewal options will be exercised in order to show the earliest termination of the leases.

         At November 1, 1997, the property secured a mortgage with a principle balance of $3.1 million. The mortgage less interest at 7.5% per annum, requires monthly principal and interest payments of $38,804 and matures in May 2003.

         Real estate taxes are levied against Park Plaza for county and township, and school tax purposes. Park Plaza paid $74,553 in real estate taxes in 1996. The 1996 millage rate was 2.184/100. ART estimates that Park Plaza will owe approximately $95,173 in real estate taxes in 1997. Real estate taxes are substantially reimbursed by the tenants through real estate tax recovery billings.

         As of December 31, 1996, for Federal income tax purposes, ART depreciates Park Plaza under the MACRS as follows:


Buildings:

Gross Federal Income Tax Basis                   $ 3,583,779
Accumulated Depreciation                         $   414,373
Depreciation Method                              MACRS - SL
Depreciable Life                                 40 years

Land Improvements:

Gross Federal Income Tax Basis                   $ 1,058,435
Accumulated Depreciation                         $     83,715
Depreciation Method                              MACRS - SL
Depreciable Life                                 40 years

Personal Property:

Not applicable.


         Rosedale Towers. Rosedale Towers is a commercial office building located in Minneapolis, Minnesota. One tenant, Guasman & Moore, occupies ten percent or more of the rentable square footage of the Rosedale Towers and the principal nature of business of such tenant is engineering. The other principal businesses carried on in or from the Rosedale Towers are financial services and insurance. ART currently has no plans to renovate or improve Rosedale Towers.

         The principal tenants of Rosedale Towers are Guasman & Moore, FBS Mortgage and Frank & Riach. The principal tenants of Rosedale Towers lease their space and the underlying land pursuant to leases which are summarized below.

          Principal Tenant                  Area               Minimum             Expiration              Renewal
          ----------------               (Sq. Ft.)           Annual Rent              Date                 Options
                                         ---------           -----------           -----------             -------
Guasman & Moore                           11,143              $161,574               3/31/03                 No
FBS Mortgage                               4,806              $ 73,292               6/30/98                 No
Frank & Riach                              4,432              $ 68,696              10/31/97                 No

         The following table shows lease expiration information for the tenants of the Rosedale Towers at September 30, 1997:

                                                                                                     % of
                                                            Gross                1997            Aggregate 1997
                                    Number of               Leased             Minimum              Minimum
                                      Leases                 Area               Annual               Annual
           Year                    Expiring (a)           (Sq. Ft.)              Rent                 Rent
           ----                    ------------           ---------            -------           --------------
      Month to Month                    1                      400               6,804                 0.61%
           1997                         8                   10,354             161,914                14.62%
           1998                         9                   16,423             252,404                22.80%
           1999                         9                   18,088             271,374                24.51%
           2000                         7                   10,852             168,880                15.25%
           2001                         4                    7,214              84,307                 7.61%
           2002                        --                       --                  --                   --%
           2003                         1                   11,143             161,574                14.60%
           2004                        --                       --                  --                   --%
           2005                        --                       --                  --                   --%
    2006 and thereafter                --                       --                  --                   --%
                                     ----              -----------          ----------               ------
           TOTAL                       39                   74,474           1,107,257               100.00%
                                     ====              ===========          ==========               ======

----------------

(a) Assumes no renewal options will be exercised in order to show the earliest termination of the leases.


         In August 1996, ART refinanced the $2.4 million of mortgage debt secured by the Rosedale Towers for $2.8 million. The loan bears interest at 9.05% per annum, requires monthly principal and interest payments of $24,000 and matures in August 2006. The current principal balance of the loan as of November 1, 1997 is $2.7 million.

         Real estate taxes are levied against Rosedale Towers for county and township, and school tax purposes. Rosedale Towers paid $216,045 in real estate taxes in 1996. The 1996 millage rate was 6.5468/100. ART estimates that Rosedale Towers will owe approximately $220,000 in real estate taxes in 1997. Real estate taxes are substantially reimbursed by the tenants through real estate tax recovery billings.

         As of December 31, 1996, for Federal income tax purposes, ART depreciates Rosedale Towers under the MACRS as follows:


Buildings:

Gross Federal Income Tax Basis                   $1,893,482
Accumulated Depreciation                         $  279,151
Depreciation Method                              MACRS - SL
Depreciable Life                                 40 years

Land Improvements:

Gross Federal Income Tax Basis                   $  865,784
Accumulated Depreciation                         $   45,778
Depreciation Method                              MACRS - SL
Depreciable Life                                 40 years

Personal Property:

Not applicable.

         Inn at the Mart. The Inn at the Mart is a 156 room hotel located in Denver, Colorado.

         In August 1996, ART financed the previously unencumbered Inn at the Mart for $2.0 million to facilitate renovation of the property. The loan bears interest at a variable rate, currently 10.50% per annum and requires monthly interest only payments through February 1, 1998. Commencing March 1, 1998, monthly payments of interest plus a $3,000 principal paydown are required until maturity on September 1, 2001. The current principal balance on the loan as of November 1, 1997 is $2.0 million.

         Real estate taxes are levied against Inn at the Mart for county and township, and school tax purposes. Inn at the Mart paid $47,304 in real estate taxes in 1996. The 1996 millage rate was 0.087871/100. ART estimates that Inn at the Mart will owe approximately $47,403 in real estate taxes in 1997.

         As of December 31, 1996, for Federal income tax purposes, ART depreciates Inn at the Mart under the MACRS as follows:



Buildings:

Gross Federal Income Tax Basis                   $ 402,916
Accumulated Depreciation                         $  33,996
Depreciation Method                              MACRS - SL
Depreciable Life                                 40 years

Land Improvements:

Gross Federal Income Tax Basis                   $  49,347
Accumulated Depreciation                         $   4,165
Depreciation Method                              MACRS - SL
Depreciable Life                                 40 years

Personal Property:

Gross Federal Income Tax Basis                   $ 279,285
Accumulated Depreciation                         $  80,164
Depreciation Method                              MACRS - SL
Depreciable Life                                 10 years


         Best Western Oceanside. The Best Western Oceanside is a 110 room hotel located in Virginia Beach, Virginia. In December 1996, ART purchased the Best Western Oceanside for $6.8 million. ART acquired the property through Ocean Beach Partners, L.P. ("Ocean, LP"), a newly formed partnership of which a wholly-owned subsidiary of ART is the 1% general partner and ART is the 99% Class B limited partner. In conjunction with the acquisition, Ocean, LP issued 1,813,660 Class A limited partner units in Ocean, LP having an agreed value of $1.00 per partnership unit to the former owners of the property. The Class A limited partner units are entitled to a $.095 per unit annual preferred return. The Class A limited partners do not otherwise participate in the income, loss or cash flow of the partnership. The Class A limited partner units may be exchanged for Series D Cumulative Preferred Stock of ART at a rate of 20 units per share. ART obtained new mortgage financing for the remaining $5.0 million of the purchase price. The loan bears interest at 9.94% per annum, requires monthly payments of principal and interest of $49,000 and matures in January 2007. The current principal balance on the loan as of November 1, 1997 is $5.0 million. ART currently has no plans to renovate or improve the Best Western Oceanside.

         Real estate taxes are levied against Best Western Oceanside for county and township, and school tax purposes. Best Western Oceanside paid $62,634 in real estate taxes in 1996. The 1996 millage rate was 1.18/100. ART estimates that Best Western Oceanside will owe approximately $71,126 in real estate taxes in 1997.

         As of December 31, 1996, for Federal income tax purposes, ART depreciates Best Western Oceanside under the Accelerated Cost Recovery System ("ACRS") and the Straight Line or Declining Balance method ("DB") as follows:



Buildings:

Gross Federal Income Tax Basis                   $3,849,069
Accumulated Depreciation                         $2,748,157
Depreciation Method                              ACRS - SL
Depreciable Life                                 15 years

Land Improvements:

Gross Federal Income Tax Basis                   $  51,189
Accumulated Depreciation                         $  43,528
Depreciation Method                              ACRS - SL
Depreciable Life                                 15 years

Personal Property:

Gross Federal Income Tax Basis                   $ 472,741
Accumulated Depreciation                         $ 271,794
Depreciation Method                              200% DB
Depreciable Life                                 7 years


         Kansas City Holiday Inn. The Kansas City Holiday Inn is a 196 room hotel located in Kansas City, Missouri. In December 1996, ART obtained second lien financing on the Kansas City Holiday Inn of $3.2 million. ART received net financing proceeds of $3.0 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 15% per annum, requires monthly interest payments of $41,000 and matures in February 1999. The current principal balance on the second lien loan as of November 1, 1997 is $3.2 million. In April and October 1994, ART refinanced the first lien mortgage debt in the amount of $6.0 million. ART received net cash of $2.8 million after the payoff of $2.9 million of the existing first lien mortgage debt and various closing costs associated with the refinancing. The first lien mortgage bears interest at 9.45% per annum, requires monthly principal and interest payments of $45,000 and matures in November 2005. The current principal balance of the first lien loan as of November 1, 1997 is $5.8 million. ART currently has no plans to renovate or improve the Kansas City Holiday Inn.

         Real estate taxes are levied against the Kansas City Holiday Inn for county and township, and school tax purposes. The Kansas City Holiday Inn paid $99,783 in real estate taxes in 1996. The 1996 millage rate was 7.08/100. ART estimates that the Kansas City Holiday Inn will owe approximately $102,776 in real estate taxes in 1997.

         As of December 31, 1996, for Federal income tax purposes, ART depreciates the Kansas City Holiday Inn under the MACRS as follows:


Buildings:

Gross Federal Income Tax Basis                   $ 5,905,794
Accumulated Depreciation                         $   436,783
Depreciation Method                              MACRS - SL
Depreciable Life                                 40 years

Land Improvements:

Gross Federal Income Tax Basis                   $ 2,025,540
Accumulated Depreciation                         $   114,243
Depreciation Method                              MACRS - SL
Depreciable Life                                 40 years

Personal Property:

Not applicable


         In July 1997, ART purchased an additional 9% interest in Campbell Center Joint Venture for $868,000 in cash, increasing to 36% ART's interest in the Campbell Center Joint Venture.

         In September 1997, ART foreclosed on its $14.6 million junior mortgage note receivable secured by the Williamsburg Hospitality House, a 297 room hotel in Williamsburg, Virginia. ART acquired the property at foreclosure subject to a first lien mortgage of $11.9 million.

         In September 1997, ART purchased the Collection, a 206,048 square foot retail and commercial center in Denver, Colorado, for $19.5 million. ART paid $791,000 in cash and assumed existing mortgages totaling $14.7 million, and issued 400,000 ART Preferred Shares having a liquidation value of $10.00 per share or a total of $4.0 million. The first lien mortgage in the amount of $14.2 million bears interest at 8.64% per annum, requires monthly principal and interest payments of $116,000 and matures in May 2017. The second lien mortgage in the amount of $580,000 bears interest at 7% per annum from April 1995 to April 2001, 7.5% per annum from May 2001 to April 2006, and 8% per annum from May 2006 to May 2010, requires monthly principal and interest payments of $3,000 and matures in May 2010.

         In October 1997, ART purchased, in a single transaction, four hotels in Fresno, California, for $33.0 million, consisting of (i) Piccadilly Inn Shaw (194 rooms), (ii) Piccadilly Inn University (190 rooms), (iii) Piccadilly Inn Airport (185 rooms) and (iv) Chateau Inn (78 rooms). ART issued 1.6 million ART Preferred Shares having a liquidation value of $10.00 per share or a total of $16.0 million and obtained mortgage financing of $19.8 million. ART received net financing proceeds of $2.2 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 8.40% per annum, requires monthly principal and interest payments of $158,000 and matures in October 2013.

         Properties Held for Sale. Set forth below are ART's properties held for sale, primarily undeveloped, partially developed and undeveloped land:

Land
----

Atlanta              Atlanta, GA           3.5 Acres
Las Colinas I        Las Colinas, TX       68.0 Acres
BP Las Colinas       Las Colinas, TX       60.3 Acres
Rivertrails I        Ft. Worth, TX         10.0 Lots
Parkfield            Denver, CO            442.7 Acres
Pin Oak              Houston, TX           567.7 Acres
Valwood              Dallas, TX            280.0 Acres
Lewisville           Lewisville, TX        78.5 Acres
Valley Ranch         Irving, TX            452.0 Acres
Jeffries Ranch       Oceanside, CA         82.4 Acres
Bad Lands            Duchense, Utah        420.0 Acres
Other
   (6 properties)    Various               74.5 Acres


         In October 1995, ART purchased BP Las Colinas, a 92.6 acre parcel of partially developed land in Las Colinas, Texas. In February 1996, ART entered into a contract to sell 72.5 acres of such parcel for $12.9 million. The contract called for the sale to close in two phases. In July 1996, ART completed the first phase sale of 32.3 acres for $4.9 million in cash. In accordance with the terms of the term loan secured by such property, ART applied the net proceeds of the sale, $4.7 million, to pay down the term loan, in exchange for that lenders' release of its collateral interest in the 32.3 acres sold. ART recognized a gain of $2.0 million on such sale. In February 1997, ART completed the second phase sale of 40.2 acres for $8.0 million, of which $7.2 million was paid in cash. Of the net sales proceeds of $6.9 million, $1.5 million was used to payoff the underlying debt secured by the BP Las Colinas parcel, pay a $500,000 maturity fee to the lender, make a $1.5 million principal paydown on a note secured by Parkfield land in Denver, Colorado with the same lender, and $1.0 million was applied as a principal paydown on the term loan secured by the Las Colinas I land parcel. In conjunction with the sale ART provided $800,000 in purchase money financing in the form of a six month unsecured loan. The loan has been paid in full.

         In March 1996, ART sold 2.3 acres of the Las Colinas I land parcel for $961,000 in cash. In accordance with the provisions of the term loan secured by such parcel, ART applied the net proceeds of the sale, $891,000, to pay down the term loan. ART recognized a gain of $538,000 on the sale. In May 1996, ART sold an additional 2.3 acres of the Las Colinas I land parcel for $941,000 in cash. In accordance with the provisions of the term loan secured by such parcel, ART applied the net proceeds of the sale of $864,000 to pay down the term loan. ART recognized a gain of $534,000 on the sale.

         In June 1996, ART purchased Parkfield land, 442.7 acres of partially developed land in Denver, Colorado, for $8.5 million. In connection with the acquisition, ART obtained mortgage financing of $7.5 million and issued to the seller 15,000 shares of ART's Series C Cumulative Convertible Preferred Stock with an aggregate liquidation preference of $1.5 million. The excess financing proceeds of $500,000 were applied to the payment of various closing costs associated with the acquisition. The loan bears interest at 15% per annum, requires monthly interest only payments at a rate of 12% per annum, with the remaining 3% being deferred and added to the principal balance of the loan. The principal balance, accrued and unpaid interest and a $600,000 "maturity fee" is due at the loan's maturity in June 1998.

         Also in June 1996, ART sold for $120,000 in cash a parcel of land in Midland, Michigan that was leased under a long-term ground lease. ART recognized a gain of $44,000 on the sale.

         In July 1996, ART purchased Pin Oak land, 567.7 acres of partially developed land in Houston, Texas, for $6.2 million. ART paid $451,000 in cash and obtained seller mortgage financing for the remaining $5.7 million of the purchase price. The loan bears interest at 9% per annum, required a $500,000 principal and interest payment on November 1, 1996 and requires quarterly principal and interest payments of $145,000, thereafter. The loan matures in August 1998. In September 1996, ART entered into a contract to sell the land for a price in excess of the land's purchase price and carrying and estimated selling costs. The sale, should it be consummated, would close on or about December 31, 1997.

         In August 1996, ART purchased a pool of assets for $3.1 million from Southmark, consisting of a total of 151.5 acres of unimproved land in California, Indiana and Idaho, various percentage interests, ranging from 15% to 45%, in five partnerships and trusts that hold an unsecured note receivable with a principal balance of $3.4 million and Southmark's 19.2% limited partner interest in SAMLP, as more fully discussed in "--Investments in Real Estate Investment Trusts and Real Estate Partnerships," below. To complete the acquisition, ART borrowed an additional $3.0 million from the lender whose term loan is secured by the Las Colinas I land in Las Colinas, Texas. The term loan was amended to increase the loan amount from $10.9 million to $13.9 million. The $3.0 million advance is secured by the 82.4 acres of unimproved land acquired from Southmark in Oceanside, California and the 19.2% limited partner interest in SAMLP.

         Also in August 1996, ART purchased Valwood land, 280 acres of partially developed land in Dallas County, Texas, for $13.5 million. ART paid $3.8 million in cash and obtained new mortgage financing for the remaining $9.7 million of the purchase price as a third advance under the term loan from the Las Colinas I lender discussed above. The term loan was again amended increasing the term loan amount from $13.9 million to $19.5 million with an additional $4.0 million being loaned on an overline advance note. The amendment also changed the principal reduction payments to $2.0 million in November 1996 and $3.0 million on the last day of March 1997, June 1997, September 1997 and January 1998, and added 240 acres of the Valwood land as additional collateral on the term loan. All other terms of the term loan remained unchanged. The $4.0 million overline advance note was repaid in full in December 1996.

         In November 1996, ART sold an additional 2.2 acres of the Las Colinas I land parcel for $899,000 in cash. ART used the net proceeds of the sale of $749,000 to pay down the term loan secured by such parcel in accordance with provisions of the loan. ART recognized a gain of $505,000 on the sale. At December 31, 1996, 68 acres of the Las Colinas I land remained to be sold.

         Also in November 1996, ART purchased Lewisville land, 78.5 acres of undeveloped land in Lewisville, Texas, for $3.6 million. ART paid $1.1 million in cash and obtained mortgage financing for the remaining $2.5 million of the purchase price. The mortgage bears interest at 10% per annum, requires an annual interest payment of $250,000 on November 9, 1997, and quarterly interest payments of $62,500 thereafter. The loan matures in October 1999.

         Also in December 1996, ART purchased Valley Ranch land, 452 acres of partially developed land in Irving, Texas, for $15.5 million. In conjunction with the acquisition, a wholly owned subsidiary of ART became the 1% general partner and ART became the 99% Class B limited partner in Valley Ranch Limited Partnership ("VRLP"). VRLP ,in turn issued 8,000,000 Class A limited partner units having an agreed value of $1.00 per partnership unit to the former VRLP limited partners. The Class A limited partner units are entitled to a $.10 per unit preferred annual return for 36- months and $.11 per unit preferred annual return thereafter. The Class A limited partners do not otherwise participate in the income, loss or cash flow of the partnership. The Class A limited partner units may be exchanged for Series E Cumulative Convertible Preferred Stock of ART at a rate of 100 units per share of preferred stock. VRLP obtained new mortgage financing for the remaining $7.7 million of the purchase price. The mortgage bears interest at a variable rate currently 10.25% per annum, requires monthly interest payments of $70,000, and matures in December 1999.

         In January 1997, ART sold 3.0 acres of the Las Colinas I land in Las Colinas, Texas, for $1.2 million in cash. ART recognized a gain of $697,000 on the sale.

         Also in January 1997, ART purchased Scout land, 546 acres of undeveloped land in Tarrant County, Texas, for $2.2 million. ART paid $725,000 in cash and obtained mortgage financing for the remaining $1.5 million of the purchase price. The mortgage bears interest at 16% per annum, requires quarterly interest payments of $61,000 beginning on April 15, 1997, and matures in January 2000.

         In March 1997, ART purchased Katy Road land, 130.6 acres of undeveloped land in Harris County, Texas, for $5.6 million. ART paid $1.6 million in cash and obtained seller financing for the remaining $4.0 million of the purchase price. The mortgage bears interest at 9% per annum, requires quarterly interest-only payments of $92,000, and matures in March 2000.

         In April 1997, ART purchased McKinney Corners I, 30.4 acres of undeveloped land in Collin County, Texas for $3.5 million. ART paid $1.0 million in cash and obtained mortgage financing for the remaining $2.5 million of the purchase price. The loan bears interest at 14% per annum, requires monthly interest-only payments of $29,000 and matures in April 1998.

         Also in April 1997, ART purchased McKinney Corners II, 173.9 acres of undeveloped land in Collin County, Texas, for $5.7 million. ART paid $700,000 in cash and obtained mortgage financing for the remaining $5.0 million of the purchase price as a fourth advance under the term loan from the Las Colinas I lender. The term loan was amended increasing the term loan amount from $19.5 million to $24.5 million. The amendment also changed the required principal reduction payments to $500,000 in June, July, September and October 1997 and $1.0 million in August and November 1997. The McKinney Corners II land was added as additional collateral on the term loan.

         Also, in April 1997, ART sold 3.115 acres of the Las Colinas I land for $1.3 million in cash. ART used $1.0 million of the sales proceeds as a collateral escrow deposit in accordance with the provision of the Valley Ranch land loan. ART recognized a gain of $648,000 on the sale.

         In May 1997, ART purchased McKinney Corners III land, 15.5 acres undeveloped land in Collin County, Texas, for $896,000 in cash.

         Also in May 1997, ART purchased Lacy Longhorn land, 17.1 acres of undeveloped land in Farmers Branch, Texas, for $1.8 million. ART paid $200,000 in cash and obtained seller financing of the remaining $1.6 million of the purchase price. The loan bears interest at 10% per annum, requires monthly principal and interest payments of $400,000 and matures in October 1997.

         Also in May 1997, ART purchased Chase Oaks land, 60.5 acres of undeveloped land in Plano, Texas, for $4.2 million. ART paid $200,000 in cash and obtained seller financing of the remaining $4.0 million of the purchase price. The note bears interest at 18% per annum, requires monthly interest only payments of $60,000 and matures May 2000.

         Also in May 1997, ART purchased Pioneer Crossing land, 1,448 acres of undeveloped land in Austin, Texas, for $21.5 million. ART paid $5.4 million in cash and obtained seller financing of the remaining $16.1 million of the purchase price. The notes bear interest at 9.5% per annum, requires monthly interest only payments of $127,000 and matures in May 2001.

         In June 1997, ART purchased Kamperman land, 129.6 acres of undeveloped land in Collin County, Texas, for $5.0 million in cash. ART simultaneously closed on a sale of 99.7 acres for $4.5 million in cash. ART recognized a $215,000 gain on the sale.

         Also in June 1997, ART purchased Keller land, 811.8 acres of undeveloped land in Tarrant County, Texas, for $6.3 million. ART paid $2.3 million in cash and obtained mortgage financing for the remaining $4.0 million of the purchase price. The loan bears interest at 12.95% per annum, requires monthly interest only payments of $43,000 and matures in June 1998.

         Also in June 1997, ART purchased McKinney Corners IV land, 31.3 acres of undeveloped land in Collin County, Texas, for $2.4 million. ART paid $400,000 in cash and obtained mortgage financing for the remaining $2.0 million of the purchase price, as a fifth advance under the term loan from the Las Colinas I lender. The McKinney Corners IV land was added as additional collateral on the term loan.

         Also in June 1997, ART purchased Pantex land, 182.5 acres of undeveloped land in Collin County, Texas, for $5.4 million. ART paid $900,000 in cash and obtained seller financing of the remaining $4.5 million of the purchase price. The note bears interest at 10.5% per annum, requires semiannual interest only payments of $239,000 and matures in December 2000.

         In July 1997, ART sold 3.9 acres of the Las Colinas I land in Las Colinas, Texas, for $1.6 million in cash. In accordance with the provisions of the term loan secured by such parcel, ART applied the net sales proceeds of $1.4 million, to paydown the term loan in exchange for that lender's release of its collateral interest in such land. ART will record a gain of approximately $750,000 on such sale.

         Also in July 1997, ART purchased Dowdy and McKinney Corners V land, which parcels are adjacent to ART's other McKinney Corners land, and consists of a total of 175 acres of undeveloped land in Collin County, Texas, for $2.9 million. ART obtained mortgage financing of $3.3 million as a sixth advance under the term loan from the Las Colinas

I lender. The Dowdy land, McKinney Corners V land and McKinney Corners III land were added as additional collateral on the term loan.

         Also in July 1997, ART purchased Perkins land, 645.4 acres of undeveloped land in Collin County, Texas, for $5.8 million. ART paid $3.3 million in cash and assumed the existing mortgage of $2.5 million. The loan bears interest at 8.5% per annum, requires quarterly interest only payments of $53,000 and matures in March 2002.

         Also in July 1997, ART obtained a third mortgage loan of $2.0 million from the second mortgage lender on the Pin Oak land. The loan bears interest at 12% per annum compounded monthly and matures in December 1997.

         Also in July 1997, ART purchased LBJ land, 10.4 acres of undeveloped land in Dallas County, Texas, for $2.3 million. ART paid $300,000 in cash and obtained seller financing of the remaining $2.0 million of the purchase price. The loan bears interest at 13% per annum, with interest and principal payable at maturity in October 1997.

         In September 1997, ART sold the Mopac Building in St. Louis, Missouri, for $1.0 million in cash. In accordance with the provisions of the Las Colinas I term loan, ART applied $350,000 of the sales proceeds to paydown the term loan in exchange for the lender's release of its collateral interest in such property. ART recognized a gain of $481,000 on the sale.

         Also in September 1997, ART sold a 2.6 acre parcel of the Las Colinas I land in Las Colinas, Texas, for $1.2 million in cash. In accordance with the provisions of the term loan secured by such parcel, ART applied the net sales proceeds of $1.0 million, to paydown the term loan in exchange for the lender's release of its collateral interest in such land. ART recognized a gain of $578,000 on the sale.

         Also in September 1997, ART sold three tracts of Valley Ranch land totaling 24.0 acres for $1.6 million in cash. The net sales proceeds of $1.2 million were put into a certificate of deposit for the benefit of the lender, in accordance with the terms of the term loan secured by such land. ART recognized a gain of $567,000 on the sale.

         Also in September 1997, ART refinanced the Las Colinas I land Double O tract for $7.3 million. ART received net refinancing proceeds of $2.1 million, after the payoff of existing mortgage debt of $4.0 million. The note bears interest at the prime rate plus 4.5% per annum, currently 13%, requires monthly interest only payments of $77,000 and matures in October 1998.

         In 1991, ART purchased all of the capital stock of a corporation which owned 198 developed residential lots in Fort Worth, Texas. Through December 31, 1996, 188 of the residential lots had been sold. Through September 30, 1997, nine additional lots were sold for an aggregate gain of $17,000, and at such date one lot remained to be sold.

         In November 1991, ART transferred the Porticos Apartments to IORI in satisfaction, at the time, of ART's $3.6 million obligation to IORI. ART recorded a deferred gain of $3.0 million on the transfer. In June 1997, IORI sold the property, and accordingly ART recognized such previously deferred gain.

         In October 1997, ART purchased Palm Desert land, a 315.2 acre parcel of undeveloped land in Palm Desert, California, for $11.2 million. ART paid $3.8 million in cash and assumed the existing mortgage of $7.4 million. The mortgage bears interest at 9% per annum, requires monthly principal and interest payments of $76,000 and matures in February 2002.

         Also in October 1997, ART purchased Thompson land, a 4.0 acre parcel of undeveloped land in Dallas County, Texas, for $869,000 in cash.

         Also in October 1997, ART purchased Santa Clarita land, a 20.6 acre parcel of undeveloped land, in Santa Clarita, California, for $1.3 million in cash.

         Also in October 1997, ART purchased Tomlin land, a 9.2 acre parcel of undeveloped land in Dallas County, Texas, for $1.7 million in cash.

         Also in October 1997, ART purchased Rasor land, a 378.2 acre parcel of undeveloped land in Plano, Texas, for $14.4 million. ART paid $1.5 million in cash, obtained mortgage financing from the Las Colinas I lender of $3.5 million, applied the net proceeds of $3.5 million from the simultaneous $3.8 million sale of an 86.5 acre tract, and exchanged the Perkins land, a 645.4 acre parcel of undeveloped land in Collin County, Texas, for the remainder of the purchase price. ART will recognize a gain of approximately $200,000 on the sale of the 86.5 acre tract.

         Also in October 1997, a newly formed partnership, of which ART is the 1% general partner and 99% Class B limited partner, purchased a 15.8 acre parcel of undeveloped land in Tarrant County, Texas, for $4.5 million. The partnership paid $800,000 in cash, assumed $2.5 million of existing mortgage debt and issued
1.1 million Class A limited partner units with an agreed value of $1.00 per unit. The Class A limited partner is entitled to a $.10 per unit annual preferred return paid quarterly. The Class A units may be exchanged for either shares of ART's Series G Preferred Stock on or after the second anniversary of the closing date at a rate of one share of Series G Preferred Stock for each 100 Class A units exchanged or ART Common Shares only on or after the third anniversary of the closing date. The Class A units are exchangeable for ART Common Shares at a rate of $1.00 per unit plus any outstanding preferred return divided by 0.9 times the simple average of the daily closing price of the ART Common Shares for the 20 business days preceding the date of conversion. The assumed mortgage bears interest at 12.95% per annum requires quarterly interest only payments of $81,000 and matures in June 1998.

         Competition. Identifying, completing and realizing on real estate investments has from time to time been highly competitive, and involves a high degree of uncertainty. ART competes for investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and REITs) and other institutional investors, as well as individuals. Many of those with whom ART competes for investments and its services are far larger than ART, may have greater financial resources than ART and may have management personnel with more experience than the officers of ART.

MORTGAGE LOANS

         In addition to real estate, a substantial portion of ART's assets have been and are expected to continue to be invested in mortgage notes receivable, principally those secured by income-producing real estate. ART's mortgage notes receivable consist of first, wraparound, and junior mortgage loans.

         Types of Mortgage Activity. In addition to originating its own mortgage loans, ART has acquired existing mortgage notes either directly from builders, developers or property owners, or through mortgage banking firms, commercial banks or other qualified brokers. BCM, in its capacity as a mortgage servicer, services ART's mortgage notes receivable.

         Types of Properties Subject to Mortgages. The types of properties securing ART's mortgage notes receivable portfolio at September 30, 1997 consisted of office buildings, apartment complexes, shopping centers, single-family residences, hotels and developed land. The ART Board may alter the types of properties subject to mortgages in which ART invests without a vote of ART's stockholders.

         At September 30, 1997, the obligors on $1.3 million or 5.6% of ART's mortgage notes receivable portfolio were affiliates of ART. Also at that date, $19.0 million or 89.7% of ART's mortgage notes receivable portfolio was in default.

         The following table sets forth the percentages (based on the outstanding mortgage note balance at September 30, 1997), by both property type and geographic region, of the properties that serve as collateral for ART's mortgage notes receivable at September 30, 1997.

                                                           Commercial
         Region                    Apartments              Properties            Total
         ------                    ----------              ----------           -------
         Mountain............           --                      84.53%            84.53%
         Southeast...........          .28                        .05               .33
         Southwest...........         5.10                         --              5.10
         Midwest.............           --                        .07               .07
         Northeast...........           --                       9.97              9.97
                                   -------                  ---------           -------
                                      5.38%                     94.62%            100.0%

A summary of the activity in ART's mortgage notes receivable portfolio during 1996 and through September 30, 1997 is as follows:

     Loans in mortgage notes receivable portfolio
        at January 1, 1996..................         10*
     Loans funded...........................          6
     Loan paid in full......................         (4)
     Loan foreclosed........................         (1)
                                                   ----
     Loans in mortgage notes receivable portfolio
         at September 30, 1997..............         11

---------------

* Includes a mortgage note receivable collateralized by three condominium mortgage loans.

         During 1996, ART collected $4.3 million in interest and $1.5 million in principal on its mortgage notes receivable. During the first nine months of 1997, ART collected $2.6 million in interest and $22.9 million in principal payments or sales proceeds on its mortgage notes receivable. ART plans, for the foreseeable future, to hold, to the extent its liquidity permits, rather than to sell in the secondary market, the mortgage notes in its portfolio.

         First Mortgage Loans. ART may invest in first mortgage loans, with either short-, medium- or long-term maturities. First mortgage loans generally provide for level periodic payments of principal and interest sufficient to substantially repay the loan prior to maturity, but may involve interest-only payments or moderate or negative amortization of principal and a "balloon" principal payment at maturity. With respect to first mortgage loans, it is ART's general policy to require that the borrower provide a mortgagee's title policy or an acceptable legal opinion of title as to the validity and the priority of the mortgage lien over all other obligations, except liens arising from unpaid property taxes and other exceptions normally allowed by first mortgage lenders in the relevant area. ART may grant to other lenders participations in first mortgage loans originated by ART.

         The following discussion briefly describes the events that affected previously funded first mortgage loans during 1996 and through September 30, 1997.

         The borrower on a $1.7 million mortgage note receivable secured by land in Osceola, Florida, failed to pay the note on its November 1, 1993 maturity. ART instituted foreclosure proceedings and was awarded summary judgment in January 1994. During 1994 and 1995, the borrower paid ART a total of $270,000 in nonrefundable fees to delay foreclosure of the property until April 24, 1995. On April 21, 1995, the borrower filed for bankruptcy protection. On August 24, 1996, the bankruptcy court's stay was lifted allowing ART to proceed with foreclosure. The note had a principal balance of $1.6 million at December 31, 1996. On February 21, 1997, ART sold its note for $1.8 million in cash. ART recognized a gain of approximately $171,000 on the sale.

         Wraparound Mortgage Loans. ART may invest in wraparound mortgage loans, sometimes called all-inclusive loans, made on real estate subject to prior mortgage indebtedness. A wraparound mortgage note is a mortgage note having an original principal amount equal to the outstanding balance under the prior existing mortgage loan plus the amount actually advanced under the wraparound mortgage loan.

         Wraparound mortgage loans may provide for full, partial or no amortization of principal. ART's policy is to make wraparound mortgage loans in amounts and on properties as to which it would otherwise make a first mortgage loan. The following discussion briefly describes events that affected previously funded wraparound mortgage loans during 1996 and through September 30, 1997.

         In February 1996, ART refinanced the $7.8 million of debt collateralized by a mortgage note receivable with a principal balance of $18.2 million at December 31, 1996, which is secured by a shopping center in Las Vegas, Nevada, for $12.0 million. ART received net refinancing proceeds of $2.3 million after the payoff of the existing debt, payment of various closing costs associated with the refinancing and making a $1.5 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas, in exchange for that lender's release of its participation in the note receivable. In September 1997, ART sold its wraparound mortgage note receivable secured by the Las Vegas Plaza

Shopping Center for $15.0 million. ART received net cash of $5.5 million after the payoff of the loan in the amount of $9.2 million secured by such note receivable. ART incurred no loss on the sale beyond the reserve previously established.

         In August 1990, ART foreclosed on its fourth lien note receivable secured by the Continental Hotel and Casino in Las Vegas, Nevada. ART acquired the hotel and casino through foreclosure subject to first and second lien mortgages totaling $10.0 million. In June 1992, ART sold the hotel and casino for a $22.0 million wraparound mortgage note receivable, a $500,000 unsecured note receivable, which was collected in full, and $100,000 in cash. The $22.0 million note bears interest at 11% and was scheduled to mature in July 1995. ART recorded a deferred gain of $4.6 million in connection with the sale of the hotel and casino resulting from a disputed third lien mortgage being subordinated to ART's wraparound mortgage note receivable. ART and the borrower agreed to extend ART's wraparound mortgage note receivable to December 31, 1995. A one percent extension fee was added to the principal balance of the wraparound mortgage note. The monthly payments on the note remained at $175,000 per month as did the other terms of the note. At the note's extended maturity, ART and the borrower again agreed to extend ART's wraparound mortgage note to July 1, 1996. A one percent extension fee was again added to the principal balance of ART's wraparound mortgage note. The monthly payments on the wraparound mortgage note remained at $175,000 per month as did the other terms of the note. ART's modified wraparound note continued to accrue interest at 11% per annum with any unpaid interest being added monthly to the principal balance. In March 1997, the wraparound note was again modified and extended in exchange for, among other things, the borrower's commitment to invest $2.0 million in improvements to the hotel and casino within four months of the March 1997 modification and an additional $2.0 million prior to December 1997. The borrower has not made the required mortgage payments since April 1997, nor the required improvements . ART is in negotiations with the borrower, but has also begun foreclosure proceedings. If the negotiations are not successful and ART forecloses on the property it does not expect to incur a loss as the fair value of the property exceeds the carrying value of ART's note receivable. ART's wraparound mortgage note receivable had a principal balance of $27.6 million at December 31, 1996 and $28.1 million at September 30, 1997. ART recognizes interest income on this wraparound mortgage note only to the extent interest is collected.

         In April 1996, the underlying liens relating to this wraparound mortgage note receivable were refinanced for $16.8 million. ART received net cash of $11.2 million after the payoff of the underlying liens then totaling $2.9 million, the payment of various closing costs associated with the refinancing and making a $1.4 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas, in exchange for that lender's release of its participation in the wraparound note receivable. The new underlying lien bears interest at 16.5% per annum, requires monthly interest only payments of $180,000, at a rate of 12.5% per annum, with the remaining 4% being deferred and added to the loan's principal balance. The loan matures in April 1998.

         Junior Mortgage Loans. ART may invest in junior mortgage loans. Such notes are secured by mortgages that are subordinate to one or more prior liens either on the fee or a leasehold interest in real estate. Recourse on such notes ordinarily includes the real estate which secures the note, other collateral and personal guarantees of the borrower.

         The following discussion briefly describes the junior mortgage loans funded in 1996 and during the first nine months of 1997 and the events that affected previously funded junior mortgage notes during 1996 and the first nine months of 1997.

         In May 1996, ART funded a $100,000 second lien mortgage secured by a single family residence in Oklahoma City, Oklahoma. The mortgage note receivable bears interest at 10% per annum, with the principal and all accrued but unpaid interest being payable in a single installment on demand or the note's June 1, 1998 maturity.

         At December 31, 1996, ART held a mortgage note receivable secured by a third lien mortgage secured by a commercial property in South Carolina and personal guaranties of several individuals. The note had an extended maturity date of September 1, 1996. ART and the borrower have again agreed to extend the mortgage note receivable's maturity date to September 1, 1997. The extension required an additional $90,000 principal reduction payment payable in three equal monthly installments beginning November 1, 1996. ART received $85,000 of the required principal reduction payments in 1996 and the remaining $5,000 in 1997. The monthly interest, quarterly principal reduction payments of $25,000 and all other terms remained the same. The principal balance of the note was $93,000 at December 31, 1996 and the note is performing in accordance with its modified terms.

         ART held a junior mortgage note receivable secured by the Williamsburg Hospitality House in Williamsburg, Virginia, that is subject to a first lien mortgage of $12.0 million at December 31, 1996. In October 1993, the then first lien debt was restructured and split into three pieces. During 1995, ART advanced the borrower $3.3 million to payoff the then second lien, allowing the borrower to receive a $2.4 million discount offered by the lender for early payoff of such lien. In conjunction with such advance, ART extended the maturity date of its note to April 1, 1996. All other terms of the note remained unchanged. In December 1996, the underlying lien debt was refinanced for $12.0 million. Of the loan proceeds, $9.0 million was used to payoff the existing underlying lien, $700,000 was applied to the principal and interest due ART with the remainder of the loan proceeds being used to fund a repair escrow and pay various closing costs associated with the refinancing. The new first mortgage bears interest at 9.85% per annum, requires monthly payments of principal and interest of $120,000 and matures in December 2001. ART is the 1% general partner in the partnership owning the property. The partnership paid a mortgage brokerage and equity refinancing fee of $128,000 to BCM based on the $12.0 million purchase price. In September 1997, ART foreclosed on its $14.6 million junior mortgage note receivable secured by the Williamsburg Hospitality House. ART obtained the property at foreclosure subject to a first lien mortgage of $11.9 million. ART incurred no loss on foreclosure as the fair value of the property exceeded the carrying value of its mortgage note receivable.

         At December 31, 1996, ART held a mortgage note receivable secured by an apartment complex in Merrillville, Indiana, with a principal balance of $3.5 million. The property is owned by a subsidiary of Davister Corp. ("Davister"), a general partner in a partnership that owns approximately 13.7% of ART's outstanding shares of Common Stock. The note matured in December 1996. ART and borrower agreed to extend the note's maturity date from December 1996 to December 2000. In May 1997, the note, including accrued and unpaid interest thereon, was paid in full.

INVESTMENTS IN REAL ESTATE INVESTMENT TRUSTS AND REAL ESTATE PARTNERSHIPS

         ART's investment in real estate entities at September 30, 1997 includes
(i) equity securities of three publicly traded real estate investment trusts (collectively the "REITs"), CMET, IORI and TCI, (ii) units of limited partner interest of NRLP, (iii) a general partner interest in NRLP and NOLP, through its 96% limited partner interest in SAMLP, the general partner of NRLP and NOLP, and
(iv) interests in real estate joint venture partnerships. Gene E. Phillips, Chairman of the Board and a Director of ART until November 16, 1992, served until May 15, 1996 as a director and Chief Executive Officer of SAMI, a company owned by BCM that serves as SAMLP's managing general partner. Randall M. Paulson, Executive Vice President of ART, serves as the sole director and as President of SAMI. Gene E. Phillips is also a general partner of SAMLP. BCM, ART's advisor, serves as advisor to the REITs, and performs certain administrative and management functions for NRLP and NOLP on behalf of SAMLP.

         Since acquiring its initial investments in the equity securities of the REITs and NRLP in 1989, ART has made additional investments in the equity securities of these entities through private and open market purchases. ART's cost with respect to shares of the REITs at September 30, 1997 totaled $27.0 million, and its cost with respect to units of limited partner interest in NRLP totaled $29.9 million. The aggregate carrying value (cost plus or minus equity in income or losses and less distributions received) of such equity securities of the REITs and NRLP was $40.0 million at September 30, 1997 and the aggregate market value of such equity securities was $138.0 million. The aggregate investee book value of the equity securities of the REITs based upon the September 30, 1997 financial statements of each such entity was $65.7 million and ART's share of NRLP's revaluation equity at December 31, 1996 was $188.5 million.

         The ART Board has authorized the expenditure by ART of up to an aggregate of $35.0 million to acquire, in open market purchases, units of NRLP and shares of the REITs, excluding private purchase transactions which were separately authorized. As of September 30, 1997, ART had expended $4.0 million to acquire units of NRLP and an aggregate of $5.6 million to acquire shares of the REITs, in open market purchases, in accordance with these authorizations. ART expects to make additional investments in the equity securities of the REITs and NRLP.

         At September 30, 1997, SAMLP, the general partner of NRLP and NOLP, owned 26,475 shares of TCI. ART owns a 96% limited partnership interest in SAMLP which ART consolidates for financial statement purposes.

         The purchases of the equity securities of the REITs and NRLP were made for the purpose of investment and were based principally on the opinion of ART's management that the equity securities of each were and are currently undervalued. The determination by ART to purchase additional equity securities of the REITs and NRLP is made on an entity-by-entity basis and depends on the market price of each entity's equity securities relative to the value of its assets, the availability of sufficient funds and the judgment of ART's management regarding the relative attractiveness of alternative investment opportunities. Substantially all of the equity securities of the REITs and NRLP owned by ART are pledged as collateral for borrowings. Pertinent information regarding ART's investment in the equity securities of the REITs and NRLP, at September 30, 1997, is summarized below (dollars in thousands):

                Percentage              Carrying               Equivalent
                of ART's                Value of               Investee                Market Value
                Ownership at            Investment at          Book Value at           of Investment at
Investee        September 30, 1997      September 30, 1997     September 30, 1997      September 30, 1997
--------        ------------------      ------------------     ------------------      ------------------
NRLP.......           54.4%                 16,516               $      *                 $76,996
CMET.......           40.6                  14,888                 35,387                  32,674
IORI.......           29.6                   3,457                  7,342                   5,626
TCI........           30.6                   5,162                 22,941                  22,682
                                            ------                                        -------

                                           $40,023                                       $137,978



---------------
* At September 30, 1997, NRLP reported a deficit partners' capital. ART's share of NRLP's revaluation equity at December 31, 1996, however, was $188.5 million. Revaluation equity is defined as the difference between the appraised value of the partnership's real estate, adjusted to reflect the partnership's estimate of disposition costs, and the amount of the mortgage notes payable and accrued interest encumbering such property as reported in NRLP's Annual Report on Form 10-K for the year ended December 31, 1996.

         Each of the REITs and NRLP own a considerable amount of real estate, much of which, particularly in the case of NRLP, has been held for many years. Because of depreciation, these entities may earn substantial amounts in periods in which they sell real estate and will probably incur losses in periods in which they do not. ART's reported income or loss attributable to these entities will differ materially from its cash flow attributable to them. ART does not have a controlling equity interest in any of the REITs and therefore it cannot, acting by itself, determine either the individual investments or the overall investment policies of such investees. However, due to ART's equity investments in, and the existence of common officers with, each of the REITs, and that the REITs have the same advisor as ART and that Mr. Randall M. Paulson, an Executive Vice President of ART, is also the President of the REITs and BCM, ART's advisor, and is the President and sole director of SAMI, a company owned by BCM, that is the managing general partner of SAMLP, ART may be considered to have the ability to exercise significant influence over the operating and investing policies of these entities. ART accounts for its investment in these entities using the equity method. Under the equity method, ART recognizes its proportionate share of the income or loss from the operations of these entities currently, rather than when realized through dividends or on sale. ART continues to account for its investment in NRLP under the equity method due to the pending resignation of SAMLP as general partner of NRLP and NOLP, as more fully discussed in "NRLP" below. The carrying value of ART's investment in these entities, as set forth in the table above, is the original cost of each such investment adjusted for ART's proportionate share of each entity's income or loss and distributions received.

         The following is a summary description of each of NRLP and the REITs, based upon information publicly reported by such entities.

         NRLP. NRLP is a publicly traded master limited partnership which was formed under the Delaware Uniform Limited Partnership Act on January 29, 1987. It commenced operations on September 18, 1987 when, through NOLP, it acquired all of the assets, and assumed all of the liabilities, of 35 public and private limited partnerships sponsored by or otherwise related to Southmark. NRLP is the sole limited partner of NOLP and owns 99% of the beneficial interest in NOLP. NRLP and NOLP operate as an economic unit and, unless the context otherwise requires, all references herein to the Partnership shall constitute references to NRLP and NOLP as a unit. The general partner and owner of 1% of the beneficial interest in each of NRLP and NOLP is SAMLP, a Delaware limited partnership.

         SAMI, a company owned by BCM, is the managing general partner of SAMLP. In November 1992, NOLP transferred 52 apartment complexes and a wraparound mortgage note receivable to Garden Capital, L.P. ("GCLP"), a Delaware limited partnership in which NOLP owns a 99.3% limited partner interest. Concurrent with such transfer, GCLP refinanced all of the mortgage debt associated with the transferred properties and the wraparound mortgage note under a new first mortgage in the amount of $223.0 million.

         ART is a limited partner in SAMLP, holding a 96% limited partner interest therein, which ART consolidates for financial statement purposes. As discussed in more detail under "Real Estate" above, in August 1996, ART purchased Southmark's 19.2% limited partner interest in SAMLP. Gene E. Phillips and SAMI are the general partners of SAMLP.

         SAMI, as the managing general partner of SAMLP, has discretion in determining methods of obtaining funds for the Partnership's operations, and the acquisition and disposition of its assets. The Partnership's governing documents place no limitation on the amount of leverage that the Partnership may incur either in the aggregate or with respect to any particular property or other investment. At December 31, 1996, the aggregate loan-to-value ratio of the Partnership's real estate portfolio was 44.6% computed on the basis of the ratio of total property-related debt to aggregate appraised values. As of December 31, 1996 NRLP owned 83 properties located in 22 states. These properties consisted of 67 apartment complexes comprising 16,848 units, seven office buildings with an aggregate 495,594 square feet and nine shopping centers with an aggregate of
1.1 million square feet.

         For the year ended December 31, 1996, the Partnership reported a net loss of $375,000 compared to net income of $3.8 million for the year ended December 31, 1995. The Partnership's net income in 1995 was attributable to a $7.7 million gain on the sale of two apartment complexes. The Partnership's loss from operations of $436,000 in 1996 was a 89% decrease when compared to its $3.9 million loss from operations in 1995. The improvement in the Partnership's 1996 operating results is due to a 1.2% increase in rents due to increased rental rates at the Partnership's apartments and commercial properties coupled with 1.5% decrease in operating expenses, primarily interest.

         For the nine months ended September 30, 1997, NRLP reported net income of $5.3 million as compared with a net loss of $1.5 million for the nine months ended September 30, 1996. NRLP's net income in 1997, is attributable to $5.7 million of gains on sale of real estate. NRLP's loss from operations improved to a loss of $361,000 in the first nine months of 1997 as compared to a loss of $1.5 million in 1996. The improvement is due to increased rental rates at NRLP's apartment and commercial properties. NRLP's cash flow from property operations (rents collected less payments for property operating expenses) increased to $34.9 million for the nine months ended September 30, 1997 as compared to $30.9 million for the nine months ended September 30, 1996. At September 30, 1997, NRLP had total assets of $281.5 million which consisted of $21.5 million of mortgage notes and interest receivable (net of allowance for estimated losses), $216.4 million of real estate held for investment, $25.1 million in investments and other assets and $18.5 million in cash.

         The Partnership has paid quarterly distributions to unitholders since the fourth quarter of 1993. In 1996 and during the first nine months of 1997, ART received a total of $6.9 million and $1.0 million in distributions from the NRLP, respectively.

         The Partnership, SAMLP, Mr. Phillips and William S. Friedman, a general partner of SAMLP until March 4, 1994, were among the defendants in a class action lawsuit arising out of the transactions discussed above whereby the Partnership was formed. An agreement settling such lawsuit as to the defendants, the Partnership, SAMLP and Messrs. Phillips and Friedman (the "Moorman Settlement Agreement"), became effective on July 5, 1990. The Moorman Settlement Agreement provided for, among other things, the appointment of an oversight committee for NRLP (the "NRLP Oversight Committee"); the establishment of specified annually increasing targets for a five-year period relating to the price of NRLP units; a limitation and deferral or waiver of NRLP's reimbursement to SAMLP of certain future salary costs; and a deferral or waiver of certain future compensation to SAMLP; the required distribution to unitholders of all of the Partnership's cash from operations in excess of certain renovation costs unless the NRLP oversight committee approves alternative uses for such cash from operations; the issuance of unit purchase warrants to members of the plaintiff class; the contribution by certain co-defendants of cash and notes payable to the Partnership aggregating $5.5 million including a $2.5 million contributed by SAMLP. The Partnership also agreed to pay certain settlement costs, including plaintiffs' attorneys' fees in the amount of $3.4 million. The settlement plan remains in effect until the withdrawal of SAMLP as general partner of NRLP and NOLP.

         The Moorman Settlement Agreement provides for the resignation and replacement of SAMLP as general partner if the price targets are not met for two consecutive anniversary dates. The Partnership did not meet the unit price targets for the first and second anniversary dates. On July 8, 1992, SAMLP notified the NRLP Oversight Committee of the failure to meet the unit price targets for two successive years and that it expects to resign as general partner of NRLP and NOLP.

         The withdrawal of SAMLP as general partner would require the Partnership to purchase SAMLP's general partner interest (the "Redeemable General Partner Interest") at its then fair value, and to pay certain fees and other compensation as provided in the partnership agreement. SAMI, the managing general partner of SAMLP, has calculated the fair value of such Redeemable General Partner Interest to be $40.2 million at September 30, 1997 before reduction for the principal balance ($4.2 million at September 30, 1997) and accrued interest ($6.7 million at September 30, 1997) on the note receivable from SAMLP for its original capital contribution to the Partnership.

         In January 1995, NRLP, SAMLP, the NRLP Oversight Committee and William
H. Elliott executed an Implementation Agreement which provided for the nomination of an entity controlled by Mr. Elliott as successor general partner and for the resolution of all related matters under the Moorman Settlement Agreement. On February 20, 1996, the parties to the Implementation Agreement executed an Amended and Restated Implementation Agreement.

         In September 1996, the Judge supervising the implementation of the Moorman Settlement Agreement (the "Supervising Judge") entered an order granting tentative approval of the Amended and Restated Implementation Agreement and the form of notice to be sent to the original class members. On April 7, 1997, the Supervising Judge issued an order granting final approval of the notice and scheduled a hearing on June 27, 1997 for final approval of the Amended and Restated Implementation Agreement. A notice was sent to all class members and unitholders in April 1997 and the hearing was held on June 27, 1997. On September 8, 1997, the Supervising Judge rendered a Statement of Decision in which he declined to approve the Amended and Restated Implementation Agreement.

         As a result of the Statement of Decision, the original class action settlement shall remain in full force and effect and all of the provisions of the Amended and Restated Implementation Agreement have been voided. On December 15, 1997 SAMLP and the NRLP Oversight Committee executed a new agreement to implement the election of a successor general partner as required under the original class action settlement. The new agreement will be submitted to the Supervising Judge for approval.

         On September 26, 1997, one of the original class action defendants, Robert A. McNeil filed motions to (i) be installed as receiver for the Partnership, and (ii) disband the NRLP Oversight Committee. A hearing on the motions has been set for January 23, 1998.

         CMET. CMET is a California business trust which was organized on August 27, 1980 and commenced operations on December 3, 1980. CMET's primary business is investing in real estate through direct equity investments and partnerships and financing real estate and real estate related activities through investments in mortgage notes. CMET holds equity investments in apartment complexes and commercial properties (office buildings, industrial warehouses and shopping centers) throughout the continental United States. CMET's apartment complexes and commercial properties are concentrated in the Southeast, Southwest and Midwest regions of the continental United States. CMET also holds mortgage notes receivable secured by real estate located in the Southeast, Southwest and Midwest regions of the continental United States, with a concentration in the Southeast and Southwest regions.

         For the year ended December 31, 1996, CMET reported a net income of $8.7 million as compared with a net loss of $1.4 million for the year ended December 31, 1995. CMET's 1996 net income includes gains on the sale of real estate and marketable equity securities of $10.1 million and an extraordinary gain of $812,000, whereas CMET's net loss for 1995 included no such gains. CMET's cash flow from property operations (rents collected less payments for property operating expenses) improved to $19.8 million in 1996 compared to $15.1 million in 1995. At December 31, 1996 CMET had total assets of $250 million which consisted of $7.4 million in mortgage notes and interest receivable (net of allowance for estimated losses), $214.5 million in real estate held for investment, $5.4 million in real estate held for sale, $19.8 million in investments in partnerships and other assets and $3.0 million in cash and cash equivalents.

         For the nine months ended September 30, 1997, CMET reported net income of $3.5 million as compared with net income of $9.6 million in the corresponding period of 1996. Included in CMET's net income are gains on the sale of real estate of $6.6 million in the nine months ended September 30, 1997 and $9.4 million in the nine months ended September 30, 1996. CMET's loss from operations increased from $763,000 in the nine months ended September 30, 1996 to $3.1 million in 1997. The increase in loss from operations is primarily due to increased interest expense resulting from CMET acquiring ten properties in 1996 and nine properties in 1997, encumbered by debt. CMET's cash flow from property operations (rents collected less payments for property operating expenses) improved to $18.9 million in the first nine months of 1997 as compared to $14.3 million during the corresponding period in 1996. At September 30, 1997 CMET had total assets of $296.6 million which consisted of $4.6 million in mortgage notes and interest receivable (net of allowance for estimated losses), $247.2 million in real estate held for investment, $14.7 million in real estate held for sale, $29.2 million in investments in partnerships and other assets and $918,000 in cash and cash equivalents.

         CMET has paid regular quarterly distributions since the first quarter of 1993. ART received a total of $1.5 million and $544,000 in distributions from CMET in 1996 and during the first nine months of 1997, respectively.

         IORI. IORI is a Nevada corporation which was originally organized on December 14, 1984 as a California business trust and commenced operations on April 10, 1985. Like CMET, IORI's primary business is investing in real estate through direct equity investments and partnerships and financing real estate and real estate related activities through investments in mortgage notes. IORI holds equity investments in apartment complexes and commercial properties (office buildings) in the Pacific, Southeast, Southwest, and Midwest regions of the continental United States. IORI holds one mortgage note receivable which is secured by a shopping center in the Midwest region.

         For the year ended December 31, 1996, IORI reported a net loss of $568,000 as compared with a net loss of $906,000 for the year ended December 31, 1995. The decrease in IORI's net loss is due to a decrease in equity losses of partnerships which improved from a loss of $744,000 in 1995 to income of $85,000 in 1996. The equity loss in 1995 was primarily due to the writedown of a wraparound mortgage note receivable by a partnership in which IORI has a 40% general partner interest. IORI's cash flow from property operations decreased to $3.5 million in 1996 from $3.9 million in 1995. At December 31, 1996, IORI had total assets of $63.6 million which consisted of $46.7 million in real estate held for investment, $6.6 million of real estate held for sale, $2.0 million in notes and interest receivable, $5.1 million in investments in partnerships and other assets and $3.2 million in cash and cash equivalents.

         For the nine months ended September 30, 1997, IORI reported a net income of $2.8 million as compared with a net loss of $587,000 for the nine months ended September 30, 1996. The increase in IORI's net income is due to $3.3 million of gains on the sale of real estate. IORI's cash flow from property operations increased to $4.9 million in the nine months ended September 30, 1997 from $3.4 million in the corresponding period of 1996. At September 30, 1997, IORI had total assets of $76.3 million which consisted of $67.9 million in real estate held for investment, $1.0 million of real estate held for sale, $2.0 million in notes and interest receivable, $4.3 million in investments in partnerships and other assets and $1.1 million in cash and cash equivalents.

         IORI has paid regular quarterly dividends since the first quarter of 1993. ART received a total of $186,000 and $115,000 in dividends from IORI in 1996 and during the first nine months of 1997, respectively.

         TCI. TCI is a Nevada corporation which was originally organized on September 6, 1983, as a California business trust, and commenced operations on January 31, 1984. TCI also has investment policies similar to those of CMET and IORI. TCI holds equity investments in a hotel, apartment complexes and commercial properties (office buildings, industrial warehouses and shopping centers) throughout the continental United States with a concentration in the Northeast, Southeast and Southwest regions. TCI also holds mortgage notes receivable secured by real estate located in the Northeast, Midwest, Southeast and Southwest regions of the continental United States, with a concentration in the Northeast and Southeast regions.

         For the year ended December 31, 1996, TCI reported a net loss of $7.8 million as compared with a net loss of $3.7 million for the year ended December 31, 1995. TCI's net loss for 1996 includes gains on the sale of real estate of $1.6 million and extraordinary gains of $256,000, whereas TCI's 1995 net loss included gains on the sale of real estate of $5.8 million and an extraordinary gain of $1.4 million. TCI's cash flow from property operations decreased to $12.6 million in 1996 as compared to $15.3 million in 1995. At December 31, 1996, TCI had total assets of $245.4 million, which consisted of $8.6 million in notes and interest receivable (net of allowance for estimated losses), $216.4 million in real estate held for investment, $4.0 million in real estate held for sale, $15.4 million in investments in real estate entities and other assets and $1.0 million in cash and cash equivalents. At December 31, 1996, TCI owned 341,500 shares of IORI's common stock, approximately 22.5% of IORI's shares then outstanding.

         For the nine months ended September 30, 1997, TCI reported a net loss of $3.3 million as compared with a net loss of $7.2 million for the nine months ended September 30, 1996. The decrease in TCI's net loss is primarily due to TCI's acquisition of eight properties subsequent to September 30, 1996. 1996 results also include a $1.6 million provision for loss. No such provision was recorded in 1997. TCI's cash flow from property operations increased to $11.9 million in the first nine months of 1997 as compared to $11.6 million in the corresponding period of 1996. At September 30, 1997, TCI had total assets of $280.2 million, which consisted of $4.0 million in notes and interest receivable (net of allowance for estimated losses), $256.6 million in real estate held for investment, $281,000 in real estate held for sale, $14.9 million in investments in real estate entities and other assets and $4.4 million in cash and cash equivalents. At September 30, 1997, TCI owned 341,500 shares of IORI's common stock, approximately 22.5% of IORI's shares then outstanding.

         TCI resumed the payment of quarterly dividends in the fourth quarter of 1995. ART received $373,000 and $211,000 in dividends from TCI in 1996 and during the first nine months of 1997, respectively.

         SAMLP. As discussed in more detail under "Real Estate" above, in August 1996, ART purchased a pool of assets from Southmark for $3.1 million. Included in the asset pool was Southmark's 19.2% limited partner interest in SAMLP. Such purchase increased ART's limited partner interest in SAMLP from 76.8% to 96%. SAMLP is the 1% general partner of and holder of a 1% interest in each of NRLP and NOLP. Gene E. Phillips, a Director and Chairman of the Board of ART until November 16, 1992, is a general partner of SAMLP, and until March 4, 1994, William S. Friedman, a Director and President of ART until December 31, 1992, was also general Partner of SAMLP.

         ART consolidates SAMLP for financial statement purposes and accordingly SAMLP's accounts and operations are included in the accompanying Consolidated Financial Statements. As a limited partner, ART has no role in the management of the business affairs of SAMLP. Rather, SAMI, the managing general partner of SAMLP, has full and complete authority to manage SAMLP.

         River Trails II. In January 1992, ART entered into a partnership agreement with an entity affiliated with the owner of, at the time, in excess of 14% of ART's outstanding shares of Common Stock, to acquire 287 developed residential lots adjacent to ART's other residential lots in Fort Worth, Texas. The partnership agreement designates ART as managing general partner. The partnership agreement also provides each of the partners with a guaranteed 10% return on their respective investments. Through December 31, 1996, 184 residential lots had been sold. In the first nine months of 1997, an additional 13 lots were sold . At September 30, 1997, 90 lots remained to be sold. During the first nine months of 1997, each partner received $21,000 in return of capital distributions from the partnership.

         R. G. Bond, Ltd. In June 1995, ART purchased the corporate general partner of a limited partnership which owns apartment complexes in Illinois, Florida and Minnesota, with a total of 900 units. The corporate general partner has a 1% interest in the partnership which is subordinated to a priority return of the limited partner.

         Campbell Center Associates, Ltd. In April 1996, ART purchased a 28% general partner interest in Campbell Center Associates, Ltd. which in turn has a 56.25% interest in Campbell Centre Joint Venture, which owns a 413,175 square foot office building in Dallas, Texas. The purchase price of the general partner interest was $550,000 in cash and a $500,000 note, which bears interest at 8% per annum, requires monthly interest only payments commencing in April 1997 and matures April 2000. In January 1997, ART exercised its option to purchase an additional 28% general partner interest in Campbell Center Associates, Ltd. The purchase price was $300,000 in cash and a $750,000 note, which bears interest at 8% per annum, requires monthly interest only payments commencing in April 1997 and matures in April 2000. In addition, in July 1997, ART exercised its option to purchase an additional 9% general partner interest in Campbell Center Associates, Ltd. for $868,000 in cash.

         Highway 380/Preston Partners, Ltd. In June 1996, a newly formed limited partnership, of which ART is 1% general partner, purchased 580 acres of undeveloped land in Collin County, Texas for $5.7 million in cash. ART contributed $100,000 in cash to the partnership with the remaining $5.6 million being contributed by the limited partner. The partnership agreement designates ART as the managing general partner. In September 1996, the partnership obtained financing of $2.8 million secured by the 580 acres of land and personal guarantees of the limited partner. The loan bears interest at a variable rate currently 9.75% per annum, requires monthly interest only payments of $23,000 and matures in September 1998. The partnership agreement also provides that the limited partner receive a 12% preferred cumulative return on his investment before any sharing of partnership profits occurs. In April 1997, the partnership sold 35.0 acre tract for $1.3 million in cash. The net proceeds of $1.2 million were distributed to the limited partners in accordance with the partnership agreement. The partnership recognized a gain of $884,000 on the sale. In July 1997, the Partnership sold an additional 24.6 acres for $800,000 in cash. In accordance with the terms of the term loan secured by such property, $197,000 of the net sales proceeds were used to paydown such term loan. The remaining $545,000 was distributed to the limited partners in accordance with the partnership agreement. The partnership recognized a gain of approximately $497,000 on the sale. In September 1997, the partnership sold a 77.19 acre tract for $1.5 million in cash. In accordance with the terms of the term loan secured by such property, the net proceeds were used to paydown such loan. The partnership recognized a gain of $704,000 on the sale. In October 1997, the partnership sold a 96.53 acre tract for $1.7 million in cash. In accordance with the terms of the term loan secured by such property $548,000 of the net sales proceeds were used to payoff such loan. The remaining $1.1 million was distributed to the limited partners in accordance with the partnership agreement. The partnership will recognize a gain of approximately $691,000 on the sale. ART has received no distributions from the partnership in 1997.

         Elm Fork Branch Partners, Ltd. In September 1997, a newly formed limited partnership of which ART is a 1% general partner and 21.5% limited partner, purchased a 422.4 acre parcel of undeveloped land in Denton County, Texas, for $16.0 million in cash. ART contributed $3.6 million in cash to the partnership with the remaining $12.4 million being contributed by the other limited partners. The partnership agreement designates ART as the managing general partner. In September 1997, the partnership obtained financing of $6.5 million secured by the 422.4 acres of land. The loan bears interest at 10% per annum, requires monthly interest only payments of $54,000 and matures in September 2001. The net financing proceeds were distributed to the partners, ART receiving repayment of $2.9 million of its initial investment. The partnership agreement also provides that the limited partners receive a 12% preferred cumulative return on their investment before any sharing of partnership profits occurs.

OTHER EQUITY INVESTMENTS

         Pizza World Supreme, Inc. In April 1996, a wholly-owned subsidiary of ART purchased for $10.7 million in cash 80% of the common stock of Pizza World Supreme, Inc. ("PWSI") which in turn had acquired 26 operating pizza parlors in various communities in California's San Joaquin Valley. Concurrent with the purchase, ART granted to an individual an option to purchase 36.25% of such ART subsidiary at any time for 36.25% of ART's net investment in such subsidiary. Additionally, ART held negotiations with underwriters regarding a public offering of such subsidiary's stock. ART believed that such option will be exercised and, further, that the subsidiary would become publicly held approximately one year from the date of its acquisition. Accordingly, ART believed its control of such entity was temporary and accounted for such entity under the equity method through April 1997. In May 1997, ART acquired the remaining 20% of PWSI and discontinued equity accounting.


                  [Remainder of Page Intentionally Left Blank]

                         SELECTED FINANCIAL DATA OF ART


                                                          For the Years Ended December 31,
                                ------------------------------------------------------------------------------------
                                    1996              1995             1994                1993              1992
                                ------------      ------------  ------------------  ------------------  ------------
                                                                (dollars in thousands, except per share)
EARNINGS DATA
Revenue ...................     $     26,979      $     22,952      $     23,070      $     13,427      $     11,481
Expense ...................           38,577            28,314            26,490            18,128            18,243
                                ------------      ------------      ------------      ------------      ------------
(Loss) from operations ....          (11,598)           (5,362)           (3,420)           (4,701)           (6,762)
Equity in income (losses)
    of investees ..........            2,004              (851)              292            (4,014)           (3,388)
Gain on sale of real estate            3,659             2,594               379               481               566
                                ------------      ------------      ------------      ------------      ------------
(Loss) before extraordinary
    gain ..................           (5,935)           (3,619)           (2,749)           (8,234)           (9,584)
Extraordinary gain ........              381               783               323             3,807                --
                                ------------      ------------      ------------      ------------      ------------
Net (loss) ................           (5,554)           (2,836)           (2,426)           (4,427)           (9,584)
Preferred Dividend
    Requirement ...........             (113)               --                --                --                --
Redeemable Common Stock,
    accretion of discount..               --                --                --              (129)             (258)
                                ------------      ------------      ------------      ------------      ------------
(Loss) applicable to
    Common Shares .........     $     (5,667)     $     (2,836)     $     (2,426)     $     (4,556)     $     (9,842)
                                ============      ============      ============      ============      ============
PER SHARE DATA
(Loss) before extraordinary
    gain ..................     $       (.46)     $       (.31)     $       (.23)     $       (.68)     $       (.98)
Extraordinary Gain ........              .03               .07               .03               .31               --
                                ------------      ------------      ------------      ------------      ------------
Net (loss) ................             (.43)             (.24)             (.20)             (.37)             (.98)
Redeemable Common Stock,
    accretion of discount..               --                --                --              (.01)             (.03)
                                ------------      ------------      ------------      ------------      ------------
(Loss) applicable to
    Common shares .........     $       (.43)     $       (.24)     $       (.20)     $       (.38)     $      (1.01)
                                ============      ============      ============      ============      ============
Dividends per share .......     $        .15      $         --      $         --      $         --      $         --
Weighted average shares
    outstanding ...........       12,765,082        11,716,656        12,208,876        12,101,100         9,813,168

                                                                              December 31,
                                        ----------------------------------------------------------------------------------------
                                             1996              1995                1994              1993             1992
                                             ----              ----                ----              ----             ----
                                                              (dollars in thousands, except per share)
BALANCE SHEET DATA
Notes and interest
     receivable, net............        $   48,485        $   49,741          $   45,664         $   51,769       $   72,808
Real estate, net................           119,035            59,424              47,526             52,437           45,317
Total assets....................           235,037           162,033             137,362            139,861          151,010
Notes and interest
     payable....................           127,863            61,163              45,695             53,693           63,698
Margin borrowings...............            40,044            34,017              26,391             16,147            9,681
Stockholders'
     equity.....................            47,786            53,058              55,894             56,120           60,476
Book value per
     share......................        $     3.74        $     4.53          $     4.77         $     5.56       $     5.94

     Shares and per share data have been adjusted for the 2 for 1 forward Common Stock splits effected January 2, 1996 and February 17, 1997.

                                For the Three    For the Three       For the Nine       For the Nine
                                -------------    -------------       ------------       ------------
                                 Months Ended     Months Ended        Months Ended      Months Ended
                                -------------    -------------       -------------      -------------
                                September 30,    September 30,       September 30,      September 30,
                                ------------     -------------       -------------     --------------
                                    1997              1996                1997              1996
                                ------------     -------------       -------------     --------------

EARNINGS DATA                                 (dollars in thousands, except per share)
Revenues ...................     $     15,039      $      7,306      $     32,205      $     19,442
Expenses ...................           24,296             9,279            52,051            26,089
                                 ------------      ------------      ------------      ------------
(Loss) from operations .....           (9,257)           (1,973)          (19,846)           (6,647)
Equity in income (losses)
     of investees ..........             (145)              604             5,106             1,544
Gain on sale of real
     estate ................            3,205             2,018            11,354             3,133
                                 ------------      ------------      ------------      ------------
Income (loss) before
     extraordinary gain ....           (6,197)              649            (3,386)           (1,970)
Extraordinary gain .........               --               121                --               381
                                 ------------      ------------      ------------      ------------
Net income (loss) ..........           (6,197)              770            (3,386)           (1,589)
Preferred dividend
     requirement ...........              (49)              (48)             (151)              (65)
                                 ------------      ------------      ------------      ------------
Net Income (loss) applicable
     to Common shares ......     $     (6,246)     $        722      $     (3,537)     $     (1,654)
                                 ============      ============      ============      ============
PER SHARE DATA
Income (loss) before extra-
     ordinary gain .........     $       (.52)     $        .05      $       (.29)     $       (.16)
Extraordinary Gain .........               --               .01                --               .03
                                 ------------      ------------      ------------      ------------
Net income (loss) applicable
     to Common Shares ......     $       (.52)     $        .06      $       (.29)     $       (.13)
                                 ============      ============      ============      ============
Dividends per share ........     $        .05      $        .05      $        .15      $        .10
Weighted average Common
     shares used in computing
     earnings per share ....       11,975,921        13,192,148        12,041,252        12,714,894

                                                            September 30, 1997
                                                            ------------------
BALANCE SHEET DATA                               (dollars in thousands, except per share)
Note and interest receivable,
net...............................                          $     20,738
Real Estate, net..................                               234,025
Total Assets......................                               354,618
Notes and interest payable........                               213,293
Margin Borrowings.................                                52,071
Stockholder's equity..............                                47,056
Book Value per share..............                          $       3.42



         ART MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF ART

INTRODUCTION

         ART was organized in 1961 to provide investors with a professionally managed, diversified portfolio of real estate and mortgage loan investments selected to provide opportunities for capital appreciation as well as current income.

LIQUIDITY AND CAPITAL RESOURCES

         General. Cash and cash equivalents at September 30, 1997 aggregated $2.0 million, compared with $1.3 million at December 31, 1996. Although ART anticipates that during 1997 it will generate excess cash from operations, as discussed below, such excess cash is not sufficient to discharge all of ART's debt obligations as they mature. ART will therefore continue to rely on externally generated funds, including borrowings against its investments in various real estate entities, mortgage notes receivable, the sale or refinancing of properties and, to the extent available or necessary, borrowings from BCM, which totaled $23.2 million at September 30, 1997, to meet its debt service obligations, pay taxes, interest and other non-property related expenses.

         At December 31, 1996, notes payable totaling $36.0 million had either scheduled maturities or required principal reduction payments during 1997. Through September 30, 1997, ART has paid off a total of $11.5 million of such debt and has refinanced an additional $18.9 million. ART intends to either pay off, extend the maturity dates or obtain alternate financing for the remaining $5.6 million of debt obligations that mature during the remainder of 1997. There can be no assurance, however, that these efforts to obtain alternative financing or debt extensions will be successful.

         ART expects an increase in cash flow from property operations during the remainder of 1997. Such increase is expected to be derived from operations of the Inn at the Mart and the Kansas City Holiday Inn as well as the recently purchased Piccadilly Inns and Collection retail and commercial center. ART also expects continued sales of its Las Colinas I land, Pin Oak land and Valley Ranch land to generate additional cash flow.

         On June 12, 1996, the ART Board announced the resumption of dividend payments on ART's Common Stock at the initial rate of $.05 per share. ART paid dividends totaling $1.5 million or $.15 per share in 1996.

         Also on June 12, 1996, ART announced the redemption of its share purchase rights for $.01 per right. The redemption price, totaling $101,000, was paid on July 8, 1996 to stockholders of record on June 21, 1996.

         In 1996, ART sold a total of 39.1 acres of land in Las Colinas, Texas in four separate transactions for a total of $6.8 million. ART applied the $6.5 million net sales proceeds to paydown the term loans secured by such land. In January 1997, ART sold an additional 3.0 acres of land in Las Colinas, Texas for $1.2 million in cash.

         In 1996, ART purchased a total of 1,368.5 acres of land in Denver, Colorado, Houston, Texas, Dallas County, Texas and Lewisville, Texas, for a total of $32.1 million. ART paid $5.4 million in cash, obtained new or seller financing of $25.4 million and issued 15,000 shares of ART's Series C 10% Cumulative Preferred Stock with an aggregate liquidation value of $1.5 million.

         In April 1996, ART purchased for $10.7 million in cash 80% of the common stock of an entity that had acquired 26 operating pizza parlors in various communities in California's San Joaquin Valley. Also in April 1996, ART purchased a 28% general partner interest in a partnership which has an interest in an office building in Dallas, Texas, for $550,000 in cash and a $500,000 note.

         In May 1996, ART purchased a 2,271 square foot single family residence in Dallas, Texas, for $266,000 in cash. In August 1996, ART financed the residence for $173,000. ART received net financing proceeds of $168,000 after the payment of various closing costs associated with the financing.

         In June 1996, ART sold a tract of land that had been leased under a long-term ground lease for $120,000 in cash.

         In July 1996, a newly formed limited partnership of which ART is the 1% general partner acquired 580 acres of land in Collin County, Texas, for $5.7 million in cash. ART contributed $100,000 in cash to the partnership.

         In August 1996, ART purchased a pool of assets for $3.1 million, from Southmark consisting of undeveloped land totaling 151.5 acres in California, Indiana and Idaho, various percentage interests, ranging from 15% to 45%, in five partnerships and trusts that hold an unsecured note receivable with a principal balance of $3.4 million and Southmark's 19.2% limited partnership interest in SAMLP. In connection with the acquisition, ART borrowed $3.0 million.

         In December 1996, a newly formed partnership, of which ART is the general partner and Class B limited partner, acquired the Best Western Oceanside Hotel in Virginia Beach, Virginia for $6.8 million. In conjunction with the acquisition, the partnership issued 1,813,660 Class A limited partner units having an agreed value of $1.00 per unit, with the remaining $5.0 million of the purchase price being obtained through a mortgage financing.

         Also in December 1996, ART acquired 452 acres of partially developed land in Irving, Texas, for $15.5 million. In conjunction with the acquisition, ART became the general partner and Class B limited partner in the partnership that owned the land. Of the purchase price $7.7 million was financed with a mortgage loan and the remainder of the purchase price by the issuance of 8,000,000 Class A limited partner units with an agreed value of $1.00 per partner unit.

         In January 1997, ART sold 3.0 acres of the Las Colinas I Land in Las Colinas, Texas, for $1.2 million in cash. ART recognized a gain of $697,000 on the sale.

         Also in January 1997, ART purchased Scout land, a 546 acre parcel of undeveloped land in Tarrant County, Texas, for $2.2 million. ART paid
$725,000 in cash and obtained mortgage financing for the remaining $1.5 million of the purchase price.

         In October 1995, ART purchased BP Las Colinas, a 92.6 acre parcel of partially developed land in Las Colinas, Texas. In February 1996, ART entered into a contract to sell 72.5 acres of such parcel for $12.9 million. The contract called for the sale to close in two phases. In July 1996, ART completed the first phase sale of 32.3 acres for $4.9 million in cash. In February 1997, ART completed the second phase sale of 40.2 acres for $8.0 million, of which $7.2 million was paid in cash. Of the net sales proceeds of $6.9 million, $1.5 million was used to payoff the underlying debt secured by the BP Las Colinas parcel, pay a $500,000 maturity fee to the lender, make a $1.5 million principal paydown on the note secured by Parkfield land in Denver, Colorado with the same lender, and $1.0 million was applied as a principal paydown on the term loan secured by the Las Colinas I land parcel. In conjunction with the sale, ART provided $800,000 in purchase money financing in the form of a six month unsecured loan. ART recognized a gain of $3.4 million on such sale, deferring an additional $800,000 of gain until the unsecured loan was paid in full. In August 1997, the loan was paid in full and the deferred gain recognized.

         In March 1997, ART purchased Katy Road land, a 130.6 acre parcel of undeveloped land in Harris County, Texas, for $5.6 million. ART paid $1.6 million in cash with the seller providing purchase money financing of the remaining $4.0 million of the purchase price.

         In April 1997, ART purchased McKinney Corners I, 30.4 acres of undeveloped land in Collin County, Texas, for $3.5 million. ART paid $1.0 million in cash and obtained mortgage financing for the remaining $2.5 million of the purchase price.

         Also in April 1997, ART purchased McKinney Corners II, 173.9 acres of undeveloped land in Collin County, Texas, for $5.7 million. ART paid $700,000 in cash and obtained mortgage financing for the remaining $5.0 million of the purchase price as a fourth advance under the term loan from the Las Colinas I lender. The term loan was amended, changing the required principal reduction payments to $500,000 in June, July, September and October 1997 and $1.0 million in August and November 1997.

         Also in April 1997, ART sold a 3.1 acre tract of the Las Colinas I land for $1.3 million in cash. ART used $1.0 million of the net sales proceeds as a collateral escrow deposit in accordance with the provisions of the Valley Ranch land loan. ART recognized a gain of $648,000 on the sale.

         In May 1997, ART purchased McKinney Corners III land, a 15.5 acre parcel of undeveloped land in Collin County, Texas, for $896,000 in cash.

         Also in May 1997, ART purchased Lacy Longhorn land, a 17.1 acre parcel of undeveloped land in Farmers Branch, Texas, for $1.8 million. ART paid $200,000 in cash and the seller provided short-term purchase money financing of the remaining $1.6 million of the purchase price. The loan was paid off at its October 15, 1997 maturity.

         Also in May 1997, ART purchased Chase Oaks land, a 60.5 acre parcel of undeveloped land in Plano, Texas, for $4.2 million. ART paid $200,000 in cash and the seller provided purchase money financing of the remaining $4.0 million of the purchase price.

         Also in May 1997, ART purchased the remaining 20% of PWSI that it did not already own, for $5.0 million in unsecured promissory notes.

         Also in May 1997, ART purchased Pioneer Crossing land, a 1,448 acre parcel of undeveloped land in Austin, Texas, for $21.5 million. ART paid $5.4 million in cash and the seller provided purchase money financing of the remaining $16.1 million of the purchase price.

         In June 1997, ART purchased Kamperman land, a 129.6 acre parcel of undeveloped land in Collin County, Texas, for $5.0 million in cash. ART simultaneously closed on a sale of 99.7 acres for $4.5 million in cash. ART recognized a $215,000 gain on the sale.

         Also in June 1997, ART purchased Keller land, a 811.8 acre parcel of undeveloped land in Tarrant County, Texas, for $6.3 million. ART paid $2.3 million in cash and obtained mortgage financing for the remaining $4.0 million of the purchase price.

         Also in June 1997, ART purchased McKinney Corners IV land, a 31.3 acre parcel of undeveloped land in Collin County, Texas, for $2.4 million. ART paid $400,000 in cash and obtained mortgage financing for the remaining $2.0 million of the purchase price, as a fifth advance under the term loan from the Las Colinas I lender.

         Also in June 1997, ART purchased Pantex land, a 182.5 acre parcel of undeveloped land in Collin County, Texas, for $5.4 million. ART paid $900,000 in cash and the seller provided purchase money financing of the remaining $4.5 million of the purchase price.

         In July 1997, ART sold 3.9 acres of the Las Colinas I land in Las Colinas, Texas for $1.6 million in cash. In accordance with the provisions of the term loan secured by such parcel, ART applied the net proceeds of the sale, $1.4 million, to paydown the term loan in exchange for that lender's release of its collateral interest in such land. ART recognized a gain of $771,000 on such sale.

         Also in July 1997, ART purchased Dowdy and McKinney Corners V land, which parcels are adjacent to ART's other McKinney Corners land, and consists of a total of 175 acres of undeveloped land in Collin County, Texas, for $2.9 million. ART obtained mortgage financing of $3.3 million as a sixth advance under the term loan from the Las Colinas I lender. The Dowdy land, McKinney Corners V land and McKinney Corners III land were added as additional collateral on the term loan.

         Also in July 1997, ART purchased Perkins land, a 645.4 acre parcel of undeveloped land in Collin County, Texas, for $5.8 million. ART paid $3.3 million in cash and assumed the existing mortgage of $2.5 million.

         Also in July 1997, ART purchased LBJ land, a 10.4 acre parcel of undeveloped land in Dallas County, Texas, for $2.3 million. ART paid $300,000 in cash and the seller provided purchase money financing of the remaining $2.0 million of the purchase price.

         In September 1997, ART sold the Mopac Building in St. Louis, Missouri, for $1.0 million in cash. In accordance with the provisions of the Las Colinas I term loan, ART applied $350,000 of the net sales proceeds to paydown the term loan in exchange for the lender's release of its collateral interest in such property. ART recognized a gain of $481,000 on the sale.

         Also in September 1997, ART sold a 2.6 acre tract of the Las Colinas I land in Las Colinas, Texas, for $1.2 million in cash. In accordance with the provisions of the term loan secured by such parcel, ART applied the net sales proceeds of $1.0 million, to paydown the term loan in exchange for the lender's release of its collateral interest in such land. ART recognized a gain of $578,000 on the sale.

         Also in September 1997, ART sold three tracts of Valley Ranch land totaling 24.0 acres for $1.6 million in cash. The net sales proceeds of $1.2 million were put into a certificate of deposit for the benefit of the lender, in accordance with the term loan secured by such land. ART recognized a gain of $567,000 on the sale.

         Also in September 1997, ART purchased the Collection, a retail and commercial center in Denver, Colorado for $19.5 million. ART paid
$791,000 in cash, assumed existing mortgages totaling $14.7 million and issued 400,000 ART Preferred Shares with a liquidation value of $4.0 million.

         In 1991, ART purchased all of the capital stock of a corporation which owned 198 developed residential lots in Fort Worth, Texas. Through December 31, 1996, 188 of the residential lots had been sold. During 1997, 9 additional lots were sold for an aggregate gain of $17,000. At September 30, 1997, one lot remained to be sold.

         In October 1997, ART contributed its Pioneer Crossing land, a 1,448 acre parcel of undeveloped land in Austin, Texas to a limited partnership in exchange for $3.4 million in cash, a 1% managing general partner interest, all of the Class B limited partner units in the partnership and the partnership's assumption of the $16.1 million mortgage debt secured by the property. The existing partners converted their general and limited partner interests into Class A limited partner units. The Class A units are entitled to a fixed preferred return of 10% per annum, paid quarterly. The Class A Partnership units have an agreed value of $1.00 per unit. The Class A limited partner units may be converted into ART Preferred Shares at any time after the first anniversary of the closing but no later than the sixth anniversary of the closing date.

         Also in October 1997, ART refinanced the mortgage debt secured by the Denver Merchandise Mart in Denver, Colorado for $23.0 million. ART received net refinancing proceeds of $5.4 million after the payoff of $14.8 million in existing mortgage debt and the payment of various closing costs associated with the refinancing.

         Also in October 1997, ART contributed its Denver Merchandise Mart, a 509,000 square foot merchandise mart in Denver, Colorado, to a limited partnership in exchange for $6.0 million in cash, a 1% managing general partner interest, all of the Class B limited partner units in the partnership and the partnership's assumption of the $23.0 million in mortgage debt secured by the property. The existing general and limited partners converted their interests into Class A limited partner units. The Class A units have an agreed value of $1.00 per unit. The Class A units are entitled to a fixed preferred return of 10% per annum, paid quarterly. The Class A units may be converted into ART Preferred Shares at any time after the first anniversary of the closing but not later than the sixth anniversary of the closing date.


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

         Also in October 1997, ART purchased Palm Desert land, a 315.2 acre parcel of undeveloped land in Palm Desert, California, for $11.2 million. ART paid $3.8 million in cash and assumed the existing mortgage of $7.4 million.

         Also in October 1997, ART purchased Thompson land, a 4.0 acre parcel of undeveloped land in Dallas County, Texas, for $869,000 in cash.

         Also in October 1997, ART purchased Santa Clarita land, a 20.6 acre parcel of undeveloped residential lots in Santa Clarita, California, for $1.3 million in cash.

         Also in October 1997, ART purchased Tomlin land, a 9.2 acre parcel of undeveloped land in Dallas County, Texas, for $1.7 million in cash.

         Also in October 1997, ART purchased Rasor land, a 378.2 acre parcel of undeveloped land in Plano, Texas, for $14.4 million. ART paid $1.6 million in cash, obtained additional mortgage financing from the Las Colinas I lender of $3.5 million applied the net proceeds of $3.5 million from the simultaneous $3.8 million sale of an 86.5 acre tract, and exchanged the Perkins land, a 645.4 acre parcel of undeveloped land in Collin County, Texas for the remainder of the purchase price. ART will recognize a gain of approximately $200,000 on the sale of the 86.5 acre tract.

         Also in October 1997, ART purchased the Piccadilly Inns, four hotels in Fresno, California, for $33.0 million. ART issued 1.6 million ART Preferred Shares having liquidation value of $10.00 per share or total of $16.0 million and obtained mortgage financing of $19.8 million. ART received net financing proceeds of $2.2 million after the payment of various closing costs associated with the financing.

         Also in October 1997, a newly formed partnership, of which ART is the 1% general partner and 99% Class B limited partner, purchased a 15.8 acre parcel of undeveloped land in Tarrant County, Texas, for $4.5 million. The partnership paid $800,000 in cash, assumed $2.5 million of mortgage debt and issued 1.1 million Class A limited partner units, with an agreed value of $1.00 per unit, in the newly formed partnership. The Class A units may be exchanged for either shares of ART's Series G Preferred Stock on or after the second anniversary of the closing date at a rate of one share for each 100 Class A units exchanged or ART Common Shares only on or after the third anniversary of the closing date.

         ART expects that funds from existing cash resources, collections on mortgage notes receivable, sales or refinancing of real estate and/or mortgage notes receivable, and borrowings against its investments in marketable equity securities, mortgage notes receivable and to the extent necessary, borrowings from ART's advisor, will be sufficient to meet the cash requirements associated with ART's current and anticipated level of operations, maturing debt obligations and existing commitments. To the extent that financing sources are available, ART will continue to make investments in real estate, primarily investments in partially developed and/or undeveloped land, continue making additional investments in real estate entities and marketable equity securities and fund or acquire mortgage notes.

         Notes Receivable. ART has received $22.9 million in principal payments or sales proceeds on its notes receivable in the nine months ended September 30, 1997. Scheduled principal maturities of $20.4 million are due in 1997 of which $1.9 million is due on nonperforming notes receivable. In February 1997, ART sold one of the nonperforming notes with a principal balance at December 31, 1996 of $1.6 million for $1.8 million in cash. The balance of ART's mortgage notes receivable are due over the next one to ten years and provide for "balloon" principal payments. It may be necessary for ART to consider extending certain notes if the borrowers do not have the resources to repay the loans, are unable to sell the property securing such loans, or are unable to refinance the debt owed.

         In August 1990, ART foreclosed on its fourth lien note receivable secured by the Continental Hotel and Casino in Las Vegas, Nevada. ART acquired the hotel and casino through foreclosure subject to first and second lien mortgages totaling $10.0 million. In June 1992, ART sold the hotel and casino for a $22.0 million wraparound mortgage note receivable, with an extended maturity of July 1, 1996. In March 1997, the wraparound note was again modified and extended. The wraparound note now matures in June 1999 with the borrower having two one year extension options. The modified wraparound note bears interest at 10.5% per annum the first year, 11.5% per annum the second year and 12.5% per annum the third year, and any extension periods and requires an annual $500,000 paydown. The borrower is also required to invest $2.0 million in improvements to the hotel and casino within four months of the March 1997 modification and an additional $2.0 million prior to December 1997. The note is performing in accordance with its modified terms. ART's wraparound mortgage note receivable had a principal balance of $27.6 million at December 31, 1996.




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         The borrower on a $1.7 million mortgage note receivable secured by land in Osceola, Florida failed to pay the note on its November 1, 1993 maturity. ART instituted foreclosure proceedings and was awarded a summary judgment in January 1994. During 1994 and 1995, the borrower paid ART a total of $270,000 in nonrefundable fees to delay foreclosure of the property until April 24, 1995. On April 25, 1995, the borrower filed for bankruptcy protection. On August 26, 1996, the bankruptcy court's stay was lifted allowing ART to proceed with foreclosure. In February 1997, ART sold its mortgage note receivable for $1.8 million in cash. ART recognized a gain of $171,000 on the sale.

         In December 1996, ART and the borrower on a $3.7 million note receivable secured by an apartment complex in Merrillville, Indiana agreed to an extension of the note's maturity to December 2000. In May 1997, ART received $3.7 million plus accrued but unpaid interest in full payment of the loan.

         In September 1997, ART sold its $16.3 million wraparound mortgage note receivable secured by the Las Vegas Plaza Shopping Center in Las Vegas, Nevada, for $15.0 million in cash. ART received net cash of $6.0 million after the payoff of the loan in the amount of $9.2 million secured by such note receivable.

         Also in September 1997, ART foreclosed on its $14.6 million junior mortgage note receivable secured by the Williamsburg Hospitality House in Williamsburg, Virginia. ART acquired the property at foreclosure subject to a first lien mortgage of $11.9 million. ART incurred no loss on the foreclosure.

         ART anticipates a continued improvement in the operations of the properties securing its mortgage notes receivable in certain regions of the continental United States. In spite of this perceived improvement in the real estate market in general, ART can give no assurance that it will not continue to experience deterioration in cash flow from notes receivable due to new problem loans.

         Loans Payable. ART has margin arrangements with various brokerage firms which provide for borrowings up to 50% of the market value of marketable equity securities. The borrowing under such margin arrangements are secured by equity securities of the REITs, NRLP and ART's trading portfolio and bear interest rates ranging from 7.0% to 9.0%. Margin borrowing totaled $28.1 million at September 30, 1997.

         In August 1996, ART consolidated its existing NRLP margin debt held by the various brokerage firms into a single loan of $20.3 million. The loan is secured by ART's NRLP units with a market value of at least 50% of the principal balance of the loan. As of September 30, 1997, 3,349,169 NRLP units with a market value of $74.9 million were pledged as security for such loan. In July 1997, the lender advanced an additional $3.7 million, increasing the loan balance to $24.0 million.

         Also in August 1996, ART obtained a $2.0 million loan from a financial institution secured by a pledge of equity securities of the REITs and Common Stock of ART owned by BCM, ART's advisor, with a market value of $4.0 million. ART received $2.0 million in net cash after the payment of closing costs associated with the loan.

         In September 1996, the same lender made a second $2.0 million loan. The second loan is also secured by a pledge of equity securities of the REITs owned by ART and Common Stock of ART owned by BCM with a market value of $5.0 million. ART received $2.0 million in net cash after the payment of closing costs associated with the loan.

         In February 1996, ART refinanced $7.8 million of underlying debt collateralized by a mortgage note receivable with a balance of $18.4 million which is secured by the Las Vegas Shopping Center in Las Vegas, Nevada, for $12.0 million. ART received net cash of $2.3 million after the payoff of the existing debt, payment of closing costs associated with the refinancing and making a $1.5 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas in exchange for that lender's release of its participation in the note receivable.

         In April 1996, ART refinanced the first and second lien mortgage debt underlying its $22.0 million wraparound mortgage note receivable secured by the Continental Hotel and Casino in Las Vegas, Nevada, for $16.8 million. ART received net cash of $11.2 million after the payoff of the two underlying liens totaling $2.9 million, various closing costs associated with the refinancing and making a $1.4 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas in exchange for that lender's release of its participation in the note receivable.

         Also in April 1996, ART refinanced $5.1 million of first and second lien mortgage debt secured by the Denver Merchandise Mart for $15.0 million. ART received net refinancing proceeds of $7.8 million after the payoff of the first





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

and second lien debt, purchasing the ground lease on Denver Merchandise Mart for $678,000 and payment of various closing costs associated with the refinancing.

         In August 1996, ART refinanced the $2.4 million existing mortgage debt secured by the Rosedale Towers Office Building in Roseville, Minnesota for $2.8 million. ART received net refinancing proceeds of $154,000 after the payoff of the existing debt and payment of various closing costs associated with the refinancing.

         Also in August 1996, ART financed the previously unencumbered Inn at the Mart in Denver, Colorado for $2.0 million to facilitate renovating the property. ART received net financing proceeds of $890,000 after the payment of various closing costs associated with the financing and a $1.1 million renovation holdback. The lender advanced the $1.1 million renovation holdback in December 1996.

         In October 1996, ART completed the sale of $1.1 million in 11- 1/2% senior subordinated notes in a private placement.

         In December 1996, ART obtained second lien mortgage financing of $3.2 million on the Kansas City Holiday Inn in Kansas City, Missouri. ART received net financing proceeds of $3.0 million after the payment of various closing costs associated with the financing.

         In May 1997, ART financed 10.6 acres of the BP Las Colinas land for $3.1 million. The note matured in November 1997.

         Also in May 1997, ART obtained a second mortgage of $3.0 million on the Pin Oak land. The note matures in December 1997.

         In June 1997, ART obtained second lien financing of $3.0 million secured by the Lewisville land. The loan matures in February 1998.

         Also in June 1997, ART refinanced the Valwood land for $15.8 million. ART received net cash of $4.9 million after the payoff of the existing $6.2 million Valwood land loan, an additional $3.0 million being applied to payoff the Jefferies land loan and $1.4 million being applied to paydown the Las Colinas land loan. The new loan matures in June 1998.

         In July 1997, ART obtained a third lien financing of $2.0 million secured by the Pin Oak land. The note matures in February 1998.

         In September 1997, ART refinanced the Las Colinas I land Double O tract for $7.3 million. ART received net cash of $2.0 million after the payoff of $5.0 million in existing mortgage debt. The note matures in October 1998.

         Equity Investments. During the fourth quarter of 1988, ART began purchasing shares of the REITs, which have the same advisor as ART, and units of limited partner interest in NRLP. It is anticipated that additional equity securities of NRLP and the REITs will be acquired in the future through open-market and negotiated transactions to the extent ART's liquidity permits.

         Equity securities of the REITs and NRLP held by ART may be deemed to be "restricted securities" under Rule 144 of the Securities Act. Accordingly, ART may be unable to sell such equity securities other than in a registered public offering or pursuant to an exemption under the Securities Act for a period of one year after they are acquired. Such restrictions may reduce ART's ability to realize the full fair market value of such investments if ART attempted to dispose of such securities in a short period of time.

         ART's cash flow from these investments is dependent on the ability of each of the entities to make distributions. CMET and IORI have paid regular quarterly distributions since the first quarter of 1993, NRLP since the fourth quarter of 1993 and TCI since the fourth quarter of 1995. In 1996, ART received total distributions from the REITs of $2.1 million and $6.9 million from NRLP. ART accrued $3.3 million in distributions from NRLP at December 31, 1995 which were paid January 2, 1996. ART received distributions totaling $1.9 million during the first nine months of 1997 from the REITs and NRLP.


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

         In July 1997, ART purchased an additional 9% interest in Campbell Centre Joint Venture, for $868,000 in cash, increasing to 36% ART's interest in the Campbell Centre Joint Venture.

         Policies Regarding Impairment. ART's management reviews the carrying values of ART's properties and mortgage note receivables at least annually and whenever events or a change in circumstances indicate that impairment may exist. Impairment is considered to exist if, in the case of a property, the future cash flow from the property (undiscounted and without interest) is less than the carrying amount of the property. For notes receivable impairment is considered to exist if it is probable that all amounts due under the terms of the note will not be collected. In those instances where impairment is found to exist, a provision for loss is recorded by a charge against earnings. ART's mortgage note receivable review includes an evaluation of the collateral property securing such note. The property review generally includes selective property inspections, a review of the property's current rents compared to market rents, a review of the property's expenses, a review of maintenance requirements, a review of the property's cash flow, discussions with the manager of the property and a review of properties in the surrounding area.

RESULTS OF OPERATIONS

         Nine months ended September 30, 1997. For the three months ended September 30, 1997, ART reported a net loss of $6.2 million, compared to net income of $770,000 for the three months ended September 30, 1996. For the nine months ended September 30, 1997, ART reported a net loss of $3.4 million compared with a net loss of $1.6 million for the nine months ended September 30, 1996. The primary factors contributing to ART's operating results are discussed in the following paragraphs. Sales and cost of sales for the three and nine months ended September 30, 1997 relate to the operations of PWSI.

         Rents increased from $5.3 million and $14.7 million for the three and nine months ended September 30, 1996 to $7.8 million and $18.7 million for the three and nine months ended September 30, 1997. The increases are principally due to increased rents at ART's commercial properties and increased rents and occupancy at ART's hotels. One of ART's hotels, the Best Western Oceanside, was purchased in December 1996.

         Interest income from mortgage notes receivable decreased from $1.1 million and $3.4 million for the three and nine months ended September 30, 1996 to $471,000 and $2.7 million for the three and nine months ended September 30, 1997. The decreases are due to the collection of $6.0 million in principal payments on mortgage notes receivable, in the nine months ended September 30, 1997, the sale of the $1.7 million note receivable secured by land in Osceola, Florida, the $16.3 million mortgage note receivable secured by the Las Vegas Plaza Shopping Center in Las Vegas, Nevada and the foreclosure of the $14.6 million mortgage note receivable secured by the Williamsburg Hospitality House in Williamsburg, Virginia. Interest income for the remainder of 1997 is expected to approximate that of the third quarter of 1997.

         Other income decreased from income of $824,000 for the three months ended September 30, 1996 to a loss of $1.8 million for the three months ended September 30, 1997 and decreased from income of $1.3 million for the nine months ended September 30, 1996 to a loss of $117,000 for the nine months ended September 30, 1997. The decreases are primarily due to a $2.1 million and a $1.6 million increase in unrealized losses offset by on trading portfolio securities and decreases of $688,000 and $133,000 in realized losses incurred on the sale of trading portfolio securities.

         Property operating expenses increased from $3.6 million and $11.2 million for the three and nine months ended September 30, 1996 to $5.0 million and $13.5 million for the three and nine months ended September 30, 1997. The increases are primarily due to the acquisition of the Best Western Oceanside Hotel in 1996 and taxes and property maintenance costs associated with ART's land parcels. These costs are expected to continue to increase as ART acquires additional properties.

         Interest expense increased from $4.2 million and $10.7 million for the three and nine months ended September 30, 1996 to $5.0 million and $13.5 million for the three and nine months ended September 30, 1997. The increases are primarily due to the debt incurred related to the acquisition of 14 parcels of land and the Best Western Oceanside Hotel subsequent to September 1996. These increases were offset in part by a decrease of $969,000 due to the sale of 40.2 acres of the BP Las Colinas land parcels in February 1997. Interest expense is expected to increase as ART continues to acquire properties on a leveraged basis.

         Advisory and mortgage servicing fees increased from $392,000 and $1.1 million for the three and nine months ended September 30, 1996 to $630,000 and $1.6 million for the three and nine months ended September 30, 1997.

These increases are primarily attributable to the increase in ART's gross assets, the basis for such fee. Such fee is expected to increase as ART continues to acquire additional properties.

         General and administrative expenses increased from $618,000 and $1.9 million for the three and nine months ended September 30, 1996 to $2.3 million and $4.7 million for the three and nine months ended September 30, 1997. The increase is primarily attributable to legal fees and travel expenses incurred in 1997 relating to pending acquisitions and refinancings, increases in advisor cost reimbursements, and the inclusion of the general and administrative expenses of PWSI.

         Depreciation and amortization expense increased from $429,000 and $1.1 million for the three and nine months ended September 30, 1996 to the $755,000 and $1.9 million for the three and nine months ended September 30, 1997. These increases are primarily due to the purchase of Best Western Oceanside Hotel in December 1996. Depreciation and amortization for the remainder of 1997 is expected to be higher than in the third quarter of 1997 due to the recent purchase of the Piccadilly Inns and the Collection retail and commercial center.

         Incentive compensation for the nine months ended September 30, 1997 was $299,000. Incentive compensation relates to the deferred gain recognition on the sale of Porticos Apartments.

         Equity in income of investees was income of $604,000 and $1.5 million for the three and nine months ended September 30, 1996 compared to a loss of $145,000 and income of $5.0 million for the three and nine months ended September 30, 1997. The nine month improvement in equity income is attributable in part to an increase in the combined operating income of REITs and NRLP. Such improvement is generally attributable to improved occupancy and increased rental rates. The remainder of the improvement is due to gains on sale of real estate.

         Gains on sale of real estate were $3.3 million and $11.4 million for the three and nine months ended September 30, 1997 compared to $2.0 million and $3.1 million for the three and nine months ended September 30, 1996. In June 1997, ART recognized a previously deferred gain of $3.0 million on the sale of Porticos Apartments and a $216,000 gain on the sale of the Kamperman land. In April 1997, a gain of $668,000 was recognized on the sale of a 3.1 acre tract of Las Colinas I land. In February 1997, a gain of $3.4 million was recognized on the sale of a 40.2 acre tract of BP Las Colinas land, a gain of $171,000 on the sale of Osceola mortgage note receivable and a gain of $676,000 on the sale of a
3.0 acre tract of Las Colinas I land. In September 1997, a gain of $578,000 was recognized on the sale of a 2.6 acre tract of Las Colinas I land, a $481,000 gain on the sale of the Mopac Building and a $771,000 gain on the sale of a 3.9 acre tract of Las Colinas I land. For the three months ended September 30, 1996, ART recognized a $2.0 million gain on the sale of a 32.3 acre parcel of the Las Colinas I land, and a $13,000 gain on the sale of four residential lots. The first nine months of 1996 includes an additional $1.1 million gain on the sale of a 4.6 acre parcel in Las Colinas I land, a $44,000 gain on the sale of a parcel of land in Midland, Michigan and an $11,000 gain on the sale of eight residential lots.

         ART reported extraordinary gains of $121,000 and $381,000 for the three and nine months ended September 30, 1996. The extraordinary gain for the three months ended September 30, 1996 represents ART's share of its equity investees' extraordinary gain from the early payoff of debt. The first nine months of 1996 includes an additional extraordinary gain of $13,000 which represents ART's share of an equity investee's extraordinary gain from the early payoff of debt and $247,000 represents ART's share of an equity investee's extraordinary gain relating to an insurance settlement from a fire loss.

         1996 Compared to 1995. ART reported a net loss of $5.6 million in 1996 as compared to a net loss of $2.8 million in 1995. The primary factors contributing to the increase in ART's net loss are discussed in the following paragraphs.

         Net rental income (rents less property operating expenses) increased from $4.6 million in 1995 to $4.8 million in 1996. This increase is primarily attributable to increased rents at the Denver Merchandise Mart and increased room rates and occupancy at the Kansas City Holiday Inn. Net rental income is expected to increase in 1997 from continued improvement at the Kansas City Holiday Inn and from a full years operations of the Best Western Oceanside Hotel which was acquired in December 1996.

         Interest income decreased from $4.9 million in 1995 to $4.7 million in 1996. This decrease is primarily attributable to a note receivable being paid off in 1995. Interest income in 1997 is expected to approximate that of 1996.

         Other income increased from $154,000 in 1995 to $1.6 million in 1996. This increase is due to recognizing an unrealized gain of $486,000 on ART's trading portfolio of equity securities in 1996 compared to recognizing an unrealized loss of $1.4 million in 1995. This increase was offset in part by dividend income and gain on marketable equity securities decreasing by $689,000 and $292,500 respectively.

         Interest expense increased from $8.9 million in 1995 to $16.5 million in 1996. The increase is primarily attributable to debt refinancings and the debt incurred related to the purchase of six parcels of land in 1995 and 1996 and the Oaktree Shopping Center obtained in November 1995. Offsetting the increase was a $161,000 decrease in interest expense due to the sale of an apartment complex in February 1995. Interest expense for 1997 is expected to increase from the continued acquisition of properties on a leveraged basis.

         Advisory and mortgage servicing fees increased from $1.2 million in 1995 to $1.5 million in 1996. The increase is primarily attributable to ART's increase in gross assets, the basis for such fee. Such fee will continue to increase as ART's gross assets increase.

         Depreciation increased from $1.7 million in 1995 to $2.0 million in 1996 due to $2.9 million in property improvements made in 1996.

         Equity in income of investees improved from a loss of $851,000 in 1995 to income of $2.0 million in 1996. The increase in equity income is primarily attributable to an improvement in income from property operations for both CMET and NRLP, from increased rental rates and a decrease in operating expenses. The 1995 gains are attributable to ART's equity share ($1.8 million) of NRLP's fourth quarter gain on the sale of two apartment complexes, ART's equity share ($2.5 million) of TCI's gain on the sale of land in the third quarter and an apartment complex in the fourth quarter of 1995, a $4.6 million gain representing ART's equity share of the REIT's gain on sale of real estate.

         Gains on the sale of real estate increased from $2.6 million in 1995 to $3.7 million in 1996. In 1996, ART recognized a $2.0 million gain on the sale of
32.3 acres of the BP Las Colinas land in Las Colinas, Texas, and a $1.1 million gain on the sale of 4.6 acres of the Las Colinas I land also in Las Colinas, Texas. The 1995 gains are attributable to a $1.6 million gain recognized on the sale of 6.9 acres of Las Colinas I land and a $924,000 gain recognized on the sale of the Boulevard Villas Apartments in February 1995.

         ART reported $783,000 in extraordinary gains in 1995 compared to $381,000 in extraordinary gains in 1996. The 1996 extraordinary gain is ART's share of TCI's extraordinary gain from the early payoff of debt and CMET's extraordinary gain from an insurance settlement. The 1995 extraordinary gain is ART's equity share of TCI's extraordinary gain from the early payoff of mortgage debt.

         1995 Compared to 1994. ART reported a net loss of $2.8 million in 1995 as compared to a net loss of $2.4 million in 1994. The primary factors contributing to the decrease in ART's net loss are discussed in the following paragraphs.

         Net rental income (rents less property operating expenses) decreased from $5.0 million in 1994 to $4.6 million in 1995. This decrease is primarily attributable to the sale of four apartment complexes in November 1994 and the sale of an additional apartment complex in February 1995 contributing a combined $2.4 million to the decrease. Offsetting the decrease in part, is a $1.2 million increase in net rental income from the Denver Merchandise Mart and Inn at the Mart, acquired in the second quarter of 1994 and a $529,000 increase at the Kansas City Holiday Inn due to increased room rates directly attributable to the capital improvements made to the property in 1994.

         Interest income increased from $4.0 million in 1994 to $4.9 million in 1995. This increase is primarily attributable to the Continental Hotel wraparound mortgage note receivable performing throughout 1995.

         Other income decreased from $1.1 million in 1994 to $154,000 in 1995. This decrease is primarily attributable to the fourth quarter write down of ART's marketable equity securities trading portfolio by $998,000 due to a decline in market value.

         Interest expense increased from $7.9 million in 1994 to $8.9 million in 1995. This increase is primarily due to a $1.2 million increase in margin interest due to a $7.6 million increase in margin debt from December 1994 to December 1995 and a $2.0 million increase due to the debt incurred in connection with ART's two land purchases in Las Colinas, Texas, during 1995. These increases are offset by a $1.5 million decrease due to a reduction in debt as a

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result of the sale of four apartment complexes in November 1994 and an additional apartment complex in February 1995 and reductions in loan principal balances.

         Advisory and mortgage servicing fees were comparable in 1995 and 1994 at $1.2 million as were general and administrative expense at $2.6 million in 1995 and 1994.

         Depreciation increased from $1.6 million in 1994 to $1.7 million in 1995. This increase is primarily attributable to the 1994 acquisitions of the Denver Merchandise Mart and the Inn at the Mart offset by the sale of four apartment complexes in November 1994 and the sale of an additional apartment complex in February 1995.

         Equity in income of investees decreased from a income of $292,000 in 1994 to a loss of $851,000 in 1995. This decrease in equity income is primarily attributable to an increase in net loss of both IORI and TCI, resulting from a $1.5 million writedown of a wraparound mortgage note receivable to the balance of the underlying first lien mortgage by a partnership in which IORI and TCI are the sole partners. Offsetting such losses in part, is ART's equity share ($1.8 million) of NRLP's fourth quarter gain on the sale of two apartment complexes, ART's equity share ($2.5 million) of TCI's gain on the sale of land in the third quarter and an apartment complex in the fourth quarter of 1995.

         Gains on the sale of real estate increased from $292,000 in 1994 to $2.6 million in 1995. The 1995 gains are attributable to a $1.6 million gain recognized on the sale of 6.9 acres of Las Colinas I land in Las Colinas, Texas, acquired by ART in May 1995 and a $924,000 gain recognized by ART on the sale of the Boulevard Villas Apartments in February 1995.

         ART reported $323,000 in extraordinary gains in 1994 compared to $783,000 in extraordinary gains in 1995. The 1995 extraordinary gain is ART's equity share of TCI's extraordinary gain from the early payoff of mortgage debt. In 1994, $273,000 of the extraordinary gain is ART's equity share of TCI's settlement of litigation with a lender and the remaining $50,000 is due to a lender's forgiveness of a portion of a first mortgage, due to ART's early payoff of the second lien mortgage secured by the same property.

COMMITMENTS AND CONTINGENCIES

         In January 1995, NRLP, SAMLP and the NRLP oversight committee and William H. Elliott executed an Implementation Agreement which provided for the nomination of a successor general partner to succeed SAMLP as general partner of NRLP and NOLP, the operating partnership of NRLP and for the resolution of all related matters under the 1990 settlement of a class action lawsuit. On February 20, 1996, the parties to the Implementation Agreement executed an Amended and Restated Implementation Agreement.

         If the successor general partner had been elected pursuant to the terms of the Amended and Restated Implementation Agreement, SAMLP would have received $12.5 million from the Partnership. This amount represents a compromise settlement of the net amounts owed by the Partnership to SAMLP upon SAMLP's withdrawal as general partner and any amounts which SAMLP and its affiliates may owe to the Partnership. This amount would have been paid to SAMLP pursuant to a promissory note in accordance with the terms set forth in the Amended and Restated Implementation Agreement.

         In September 1996, the Judge appointed to supervise the class action settlement (the "Supervising Judge") entered an order granting tentative approval of the Amended and Restated Implementation Agreement and the form of notice to be sent to the original class members. A notice was sent to all class members and unitholders in April 1997 and a hearing was held on June 27, 1997. On September 8, 1997, the Supervising Judge rendered a Statement of Decision in which he declined to approve the Amended and Restated Implementation Agreement.

         As a result of the Statement of Decision, the original class action settlement shall remain in full force and effect and all of the provisions of the Amended and Restated Implementation Agreement have been voided. SAMLP and the NRLP oversight committee executed a new agreement to implement the election of a successor general partner as required under the original class action settlement. The new agreement will be submitted to the Supervising Judge for approval.

         On September 26, 1997, one of the original class action defendants, Robert A. McNeil, filed motions to (i) be installed as receiver for NRLP and
(ii) disband the NRLP oversight committee. A hearing on the motion has been set for January 23, 1998.

ENVIRONMENTAL MATTERS

         Under various federal, state and local environmental laws, ordinances and regulations, ART may be potentially liable for removal or remediation costs, as well as certain other potential costs relating to hazardous or toxic substances (including governmental fines and injuries to persons and property) where property-level managers have arranged for the removal, disposal or treatment of hazardous or toxic substances. In addition, certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from ART for personal injury associated with such materials.

         ART's management is not aware of any environmental liability relating to the above matters that would have a material adverse effect on ART's business, assets or results of operations.

INFLATION

         The effects of inflation on ART's operations are not quantifiable. Revenues from property operations fluctuate proportionately with inflationary increases and decreases in housing costs. Fluctuations in the rate of inflation also affect the sales values of properties and, correspondingly, the ultimate gains to be realized by ART from property sales.


                     DESCRIPTION OF THE CAPITAL STOCK OF ART

GENERAL

         ART is authorized by its Articles of Incorporation, as amended, to issue up to 16,666,667 ART Common Shares and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which may be designated by the ART Board from time to time. The ART Preferred Shares are a series of the Special Stock.

ART PREFERRED SHARES

         On August 13, 1997, the ART Board designated and authorized the issuance of a total of 7,500,000 ART Preferred Shares with a par value of $2.00 per share and a preference on liquidation of $10.00 per share plus payment of accrued and unpaid dividends. The ART Preferred Shares are non-voting except (i) as provided by law and (ii) at any time or times when all or any portion of the dividends on the ART Preferred Shares for any six quarterly dividends, whether or not consecutive, shall be in arrears and unpaid. In the latter event, the number of directors constituting the board of directors of ART shall be increased by two and the holders of ART Preferred Shares, voting separately as a class, shall be entitled to elect two directors to fill such newly created directorships with each holder being entitled to one vote in such election for each share of ART Preferred Shares held. ART is not obligated to maintain a sinking fund with respect to the ART Preferred Shares.

         The ART Preferred Shares are convertible, at the option of the holder, into ART Common Shares at any time and from time to time, in whole or in part, after the earliest to occur of (i) August 15, 2003; (ii) the first business day, if any, occurring after a Quarterly Dividend Payment Date (as defined below), on which an amount equal to or in excess of 5% of the $10.00 liquidation value (i.e., $.50 per ART Preferred Share) is accrued and unpaid, or (iii) when ART becomes obligated to mail a statement, signed by an officer of ART, to the holders of record of each of the ART Preferred Shares because of a proposal by ART at any time before all of the ART Preferred Shares have been redeemed by or converted into ART Common Shares, to merge or consolidate with or into any other corporation (unless ART is the surviving entity and holders of ART Common Shares continue to hold such ART Common Shares without modification and without receipt of any additional consideration), or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up. The ART Preferred Shares are convertible into that number of shares of ART Common Shares obtained by multiplying the number of shares being converted by $10.00, then adding all accrued and unpaid dividends, then dividing such sums by (in most instances) 90% of the simple average of the daily closing price of the ART Common Shares for the 20 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such ART Common Shares are then listed (the "Conversion Price"). Notwithstanding the foregoing, ART, at its option, may elect to redeem any ART Preferred Shares sought to be so converted by paying the holder of such ART Preferred Shares cash in an amount equal to the Conversion Price.

         The ART Preferred Shares bear a cumulative, compounded dividend per share equal to 10% per annum of the Adjusted Liquidation Value, payable quarterly on the 15th day of the month following the end of each calendar quarter (each, a "Quarterly Dividend Payment Date"), and commencing accrual on August 16, 1998 to and including the date on which the redemption price of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of ART legally available for the payment of such dividends. Dividends on the ART Preferred Shares are in preference to and with priority over dividends upon the ART Common Shares. Except as provided in the following sentence, the ART Preferred Shares rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other Special Stock issued by ART. ART will not issue any shares of Special Stock of any series which are superior to the ART Preferred Shares as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any ART Preferred Shares are issued and outstanding, without the prior written consent of the holders of at least 662/3 of such shares of the ART Preferred Shares then outstanding voting separately as a class. As of November 1, 1997, the outstanding Special Stock of ART consisted of 2,000,000 ART Preferred Shares, 4,000 shares of its Series B 10% Cumulative Preferred Stock (as described below) and 16,681 shares of its Series C 10% Cumulative Preferred Stock (as described below).

         In addition to ART's redemption right in connection with conversions of ART Preferred Shares as described above, ART may redeem any or all of the ART Preferred Shares at any time and from time to time, at its option, for cash upon no less than 20 days nor more than 30 days prior notice thereof. The redemption price of the ART Preferred Shares shall be an amount per share equal to (i) 105% of the Adjusted Liquidation Value during the period from August 15, 1997 through August 15, 1998; (ii) 104% of the Adjusted Liquidation Value during the period from August 16, 1998 through August 15, 1999; and (iii) 103% of the Adjusted Liquidation Value at any time on or after August 16, 1999. Each ART Preferred Share will be convertible, at the option of the holder, into fully paid and nonassessable ART Common Shares.

         The ART Preferred Shares constitute a new issue of securities with no established trading market. While ART intends to apply for listing of the ART Preferred Shares on the NYSE, there can be no assurance that an active market for the ART Preferred Shares will develop or be sustained in the future on the NYSE. Moreover, to the extent that EQK Shares are tendered and accepted in the Merger, the liquidity and trading market for the EQK Shares could be adversely affected. See "Risk Factors -- Risks Relating to ART Preferred Shares -- Risks Associated with Listing and Trading of ART Preferred Shares and the EQK Shares."

ART COMMON SHARES

         All of the ART Common Shares are entitled to share equally in dividends from funds legally available therefor, when declared by the ART Board, and upon liquidation or dissolution of ART, whether voluntary or involuntary (subject to any prior rights of holders of the Special Stock), and to share equally in the assets of ART available for distributions to shareholders. Each holder of ART Common Shares is entitled to one vote for each share held on all matters submitted to the shareholders. There is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to the ART Common Shares. The holders of ART Common Shares do not have any preemptive rights to acquire additional ART Common Shares when issued. All outstanding ART Common Shares are fully paid and nonassessable. As of October 31, 1997, 13,479,348 ART Common Shares were issued and 10,711,921 ART Common Shares were outstanding.

SPECIAL STOCK

         The following is a description of certain general terms and provisions of the Special Stock, including the ART Preferred Shares, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series G Preferred Stock.

         Article 5 of the Articles of Incorporation of ART, as amended, authorizes the issuance of up to 20,000,000 shares of Special Stock in one or more series with such preferences, limitations and rights as the ART Board determines. In particular, the ART Board may fix and determine, among other things, the dividend payable with respect to such shares of Special Stock (including whether and in what manner such dividend shall be accumulated); whether such shares shall be redeemable, and if so, the prices, terms and conditions of such redemption; the amount payable on such shares in the event of voluntary or involuntary liquidation; the nature of any purchase, retirement or sinking fund provisions; the nature of any conversion rights with respect to such shares; and the extent of the voting rights, if any, of such shares. Certain provisions of the Special Stock may, under certain circumstances, adversely affect the rights or interests of holders of ART Common Shares. For example, the ART Board could, without shareholder approval, issue a series of Special Stock with voting and conversion rights which could adversely affect the voting power of the common shareholders. In addition, the Special Stock may be issued under certain circumstances as a defensive device to thwart an attempted hostile takeover of ART.

         Through the date of this Prospectus/Proxy Statement, ART has amended its Articles of Incorporation to designate six series of the Special Stock as explained below. Each series of Special Stock now outstanding ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.

         Series A Preferred Stock; Terminated Rights Plan. On April 11, 1990, the ART Board designated 500,000 shares of the Series A Cumulative Participating Preferred Stock (the "Series A Preferred Stock"), adopted a preferred share purchase rights plan and approved the distribution to shareholders of a dividend of one preferred share purchase right on each outstanding ART Common Share (the "Rights"). The rights plan provided that one Right would be distributed to all shareholders of ART for each ART Common Share owned of record by them as of April 23, 1990. In addition, the rights plan required that ART issue one Right with each ART Common Share that became outstanding thereafter so that all ART Common Shares would carry a Right. The Rights were primarily designed to assure that all holders of ART Common Shares receive fair and equal treatment in the event of any attempt to acquire ART and to guard the interest of such shareholders against partial tender offers, inadequate offers, open market accumulations and other abusive or coercive tactics. The rights plan was not adopted in response to any effort to acquire ART, and ART has remained unaware of any such effort. On June 12, 1996, the ART Board resolved to redeem the Rights held by the shareholders of record as of June 21, 1996 at the redemption price of $.01 per Right. The redemption price was paid on July 8, 1996. The decision by the ART Board was based on a determination that the rights plan was no longer necessary to protect ART and its shareholders from coercive tender offers.

         On February 27, 1997, the ART Board deleted the designation of the Series A Preferred Stock from the Articles of Incorporation and none will be issued in the future.

         Series B Preferred Stock. On April 3, 1996, the ART Board designated 4,000 shares of Series B Preferred Stock with a par value of $2.00 per share and a preference on liquidation of $100 per share plus payment of accrued and unpaid dividends. The Series B Preferred Stock is non-voting except as required by law, and ART is not required to maintain a sinking fund for such stock.

         The Series B Preferred Stock is convertible, but only during a 30-day period beginning May 8, 1998, into that number of ART Common Shares obtained by multiplying the number of shares of Series B Preferred Stock being converted by $100 and then dividing such sum by (in most instances) 90% of the simple average of the daily closing price of the ART Common Shares for the 30 trading days immediately preceding the conversion period on the market where the ART Common Shares are then regularly traded. The right of conversion shall terminate at the close of business on the second full business day prior to the date fixed for redemption and on the commencement of any liquidation, dissolution or winding up of ART.

         The Series B Preferred Stock bears a cumulative dividend per share of $10.00 per annum, payable quarterly in equal installments of $2.50. Dividends on the Series B Preferred Stock are in preference to and with priority over dividends upon the ART Common Shares. The Series B Preferred Stock rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock, including the ART Preferred Shares.

         ART may from time to time redeem any or all of the Series B Preferred Stock upon payment of the liquidation value of $100 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series B Preferred Stock by ART while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption ART must pay all accrued and unpaid dividends on the shares being redeemed. As of November 1, 1997, there were 4,000 shares of Series B Preferred Stock issued and outstanding.

         Series C Preferred Stock. On May 23, 1996, the ART Board designated 16,681 shares of Series C Preferred Stock with a par value of $2.00 per share and a preference on liquidation of $100 per share plus all accrued and unpaid dividends. The Series C Preferred Stock is non-voting except as required by law. ART is not required to maintain a sinking fund for such stock.

         Each share of Series C Preferred Stock is convertible, but only during a 90-day period beginning on November 25, 1998, into the number of ART Common Shares obtained by multiplying the number of shares of Series C Preferred

Stock being converted by $100 and dividing the result by (in most instances) 90% of the then-recent average trading price for the ART Common Shares.

         The Series C Preferred Stock bears a cumulative dividend per share of $10.00 per annum, payable quarterly in equal installments of $2.50. Dividends on the Series C Preferred Stock are in preference to and with priority over dividends upon the ART Common Shares. The Series C Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock, including the ART Preferred Shares. The dividends for the first twelve months are to be paid in additional shares of Series C Preferred Stock.

         ART may from time to time redeem any or all of the Series C Preferred Stock upon payment of the liquidation value of $100 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series C Preferred Stock by ART while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption ART must pay all accrued and unpaid dividends on the shares being redeemed. As of November 1, 1997, there were 16,681 shares of Series C Preferred Stock issued and outstanding.

         Series D Preferred Stock. The ART Board designated 91,000 shares of Series D Cumulative Preferred Stock (the "Series D Preferred Stock") on August 2, 1996, with a par value of $2.00 per share and a preference on liquidation of $20.00 per share plus payment of accrued and unpaid dividends. The Series D Preferred Stock is non-voting except as required by law and are not convertible. ART is not required to maintain a sinking fund for such stock.

         Each Share of Series D Preferred Stock has a cumulative dividend per share of 9.5% per annum of the $20.00 liquidation preference, payable quarterly in equal installments of $0.475. Dividends on the Series D Preferred Stock are in preference to and with priority over dividends upon the ART Common Shares. The Series D Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.

         ART may from time to time after June 1, 2001 redeem any or all of the Series D Preferred Stock upon payment of the liquidation value of $20.00 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series D Preferred Stock by ART while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption ART must pay all accrued and unpaid dividends on the shares being redeemed. As of November 1, 1997, there were no shares of Series D Preferred Stock issued or outstanding.

         The Series D Preferred Stock is reserved for issuance upon the conversion Class A units held by the limited partners of Ocean Beach Partners L.P.

         Series E Preferred Stock. On December 3, 1996, the ART Board designated 80,000 shares of Series E Cumulative Convertible Preferred Stock (the "Series E Preferred Stock") with a par value of $2.00 per share and a preference on liquidation of $100 per share plus payment of all accrued and unpaid dividends. The Series E Preferred Stock is non-voting except as required by law. ART is not required to maintain a sinking fund for such stock.

         Each share of Series E Preferred Stock is convertible into that number of ART Common Shares obtained by multiplying the number of shares being converted by $100, then adding all accrued and unpaid dividends on such shares, then dividing such sum by (in most instances) 80% of the ART Common Share's then-recent average trading price for the 20 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such ART Common Shares are then listed or admitted to trading as determined by ART. The schedule pursuant to which shares of Series E Preferred Stock may be so converted is as follows: up to 30,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 1998 and thereafter; up to an additional 10,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 1999; and up to an additional 40,000 shares of the Series E Preferred Stock may be converted beginning as of November 4, 2001.

         The Series E Preferred Stock bears a cumulative dividend per share equal to $10.00 per annum, payable quarterly in equal installments of $2.50 for the period from date of issuance to November 4, 1999, and $11.00 per annum ($2.75 per quarter) thereafter. Dividends on the Series E Preferred Stock are in preference to and with priority over dividends upon the ART Common Shares. The Series E Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.

         ART may redeem any or all of the shares of Series E Preferred Stock from time to time upon payment of $100.00 per share plus all accrued and unpaid dividends. There is no restriction on the repurchase or redemption of the Series E Preferred Stock by ART while there is any arrearage in payment of dividends except that at the time of such repurchase or redemption ART must pay all accrued and unpaid dividends on the shares being redeemed. As of November 1, 1997, there were no shares of Series E Preferred Stock issued and outstanding.

         The Series E Preferred Stock is reserved for issuance upon the conversion of Class A units held by the limited partners in the Valley Ranch Limited Partnership.

         Series G Preferred Stock. On September 18, 1997, the ART Board designated 11,000 shares of Series G Cumulative Convertible Preferred Stock (the "Series G Preferred Stock") with a par value of $2.00 per share and a preference on liquidation of $100 per share plus all accrued and unpaid dividends. The Series G Preferred Stock is non-voting except as required by law. ART is not required to maintain a sinking fund for such stock.

         Each share of Series G Preferred Stock is convertible, but only after October 6, 2000, into that number of ART Common Shares obtained by multiplying the number of shares of Series B Preferred Stock being converted by $100 and then dividing such sum by (in most instances) 90% of the simple average of the daily closing price of the ART Common Shares for the 20 trading days ending on the last trading day of the calendar week immediately preceding the conversion on the market where the ART Common Shares are then regularly traded. The right of conversion shall terminate upon receipt of the notice of redemption from ART and on the earlier of (i) the commencement of any liquidation, dissolution or winding up of ART or (ii) the adoption of any resolution authorizing the commencement thereof. ART may elect to redeem the shares of Series G Preferred Stock sought to be converted instead of issuing shares of ART Common Stock.

         The Series G Preferred Stock bears a cumulative dividend per share equal to $10.00 per annum, payable in arrears in quarterly equal installments of $2.50 on each Quarterly Dividend Payment Date, and commencing accrual on the date of issuance to and including the date on which the redemption price of such shares is paid. Dividends on the Series E Preferred Stock are in preference to and with priority over dividends upon the ART Common Shares. The Series G Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock.

         ART may redeem any or all of the shares of the Series G Preferred Stock at any time and from time to time, at its option, for cash upon no less than twenty (20) days nor more than thirty (30) days prior notice thereof. The redemption price of the shares of the Series G Preferred Stock shall be an amount per share equal to the $100 liquidation value plus all accrued and unpaid dividends on such shares through the redemption date. The right of ART to redeem shares of Series G Preferred Stock remains effective notwithstanding prior receipt by ART of notice by any holder of Series G Preferred Stock of such holder's intent to convert shares of Series G Preferred Stock. As of November 1, 1997 there were no issued or outstanding shares of Series G Preferred Stock.

         The description of the foregoing provisions of each series of the Special Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the definitive Articles of Amendment of the Articles of Incorporation relating to such series of Special Stock.


                               DESCRIPTION OF EQK

         EQK (sometimes referred to herein as the "Trust") was formed pursuant to the Declaration of Trust. ERPM, (successor in interest to EQK Partners), currently acts as the "Advisor" to EQK. ERPM is a wholly owned subsidiary of ERE, itself an indirect wholly owned subsidiary of Equitable. Upon consummation of the Merger, BCM will assume the role of New Advisor to EQK. See "The New Advisory Agreement Proposal" herein.

         EQK has transacted its affairs so as to qualify as, and has elected to be treated as, a REIT under applicable provisions of the Code. Under the Code, a REIT that meets applicable requirements is not subject to Federal income tax on that portion of its taxable income that is distributed to its shareholders. EQK is currently a closed-end trust (i.e., it may not issue any additional EQK Shares without the approval of holders of three-quarters of the outstanding EQK Shares), and, except in limited circumstances, it may not make any additional real estate investments and is required to distribute to its shareholders the net proceeds from each sale and financing of any investment. Consequently, EQK is currently a self-liquidating trust. However, upon consummation of the Merger, subject to the Requisite Shareholder Approval, the Declaration of Trust will be amended to extend the term of EQK for an additional 20 years. See "The Declaration Amendment Proposal" herein.

         The principal executive offices of EQK and of the Advisor are located at 5775 Peachtree Dunwoody Road, Suite 200D, Atlanta, Georgia, 30342, and their telephone number is (404) 303-6100.


                               THE BUSINESS OF EQK

GENERAL

         EQK was formed for the purpose of acquiring for a finite holding period a specified portfolio of substantially unleveraged, institutional quality real estate in order to maximize current distributions of cash flow from operations, to realize long-term capital appreciation for distribution and to protect its shareholders' capital. None of EQK's policies may be amended without the approval of holders of three-quarters of the outstanding EQK Shares. See "The Declaration Amendment Proposal" herein.

         EQK consummated the public offering of its EQK Shares on March 12, 1985. Certain of the net proceeds to EQK from such offering were expended to acquire certain properties on March 13, 1985 (which were comprised of the Center as described below, as well as two properties subsequently sold: Castleton Park or "Castleton," an office park in Indianapolis, Indiana, which was sold in transactions in 1991 and 1995, and Peachtree Dunwoody Pavilion, or "Peachtree," an office complex in Atlanta, Georgia, which was sold in transactions in 1992 and 1993).

         The Declaration of Trust currently provides that actual disposition of the remaining property, the Center, may occur at any time prior to March 1999. The precise timing of this disposition or an alternative strategic transaction will be at the discretion of EQK's Board of Trustees, depending on both the prevailing conditions in the relevant real estate market and the ability of EQK to extend or refinance its debt maturing in June 1998 (see Note 2 to EQK's financial statements). For a description of the Center and certain proposed amendments to the Declaration of Trust, see "Description of the Center" and "The Declaration Amendment Proposal" herein.

         Since December 15, 1992, EQK has had in place a mortgage note (the "Mortgage Note") with Prudential, which had an initial balance of $75,689,000, and an original maturity date of December 15, 1995. The interest rates on the Mortgage Note averaged 9.79% over its initial three year term. However, the Mortgage Note agreement required monthly payments of interest only at the rate of 8.54% per annum. The additional interest charges were accrued and added to principal over this initial term of the Mortgage Note. Absent any prepayments of debt arising from property dispositions, the amount of principal due on the original maturity date of December 15, 1995 would have been $78,928,000. Under the terms of the Mortgage Note, Prudential received the Prudential Warrants. None of the Prudential Warrants have been exercised as of the date of this Prospectus/Proxy Statement.

         EQK has also had a term loan (the "Term Loan") in place since December 15, 1992 with PNC Bank Corp. ("PNC"). The Term Loan bears interest at 8.33% per annum and requires payments at the same annual rate of 8.54% as was required under the Mortgage Note agreement. The payments made in excess of the interest rate were applied to the principal balance of the loan such that the original principal balance of $2,859,000 would have been reduced over its three year term to $2,839,000, absent any prepayments arising from property dispositions.

         On December 8, 1995, EQK completed the sale of Castleton, its 44 building office park located in Indianapolis, Indiana. The net proceeds of $35,990,000 (reduced by customary prorations of $2,517,000) were used to retire $34,738,000 of the Mortgage Note and $1,252,000 of the Term Loan. At the original expiration of the Mortgage Note and Term Loan on December 15, 1995, the remaining balances of $44,125,000 and $1,587,000, respectively, were extended for one year to December 15, 1996 under terms substantially comparable to those previously in effect.

         The principal balances outstanding under the Mortgage Note and the Term Loan at December 15, 1996, $43,794,000 and $1,585,000, respectively, were extended for 18 months through June 15, 1998. The Mortgage Note remains collateralized by a first mortgage lien on the Center, an assignment of leases and rents, and certain cash balances. The Term Loan is collateralized by a subordinate lien on the Center. The Mortgage Note requires payments of interest only at the rate of 8.88% per annum. The Term Loan reflects the same pay rate of 8.88% that is applicable to the Mortgage Note, but also bears interest at an accrual rate that re-sets periodically and is computed at EQK's discretion at either 2 5/8% above the Euro-Rate (as defined in the Term Loan) or 1 1/8% above the Prime Rate (as defined in the Term Loan). The accrual rate in effect through May 18, 1997 averaged 8.12%. The difference between the accrual rate and the pay rate will be subtracted from the principal balance due at maturity.

         In consideration for the fixed annual interest accrual rate on the Mortgage Note, EQK paid an up-front application fee of $165,000 and agreed to pay a back end fee of $272,900, plus interest thereon at the contract rate of 8.88%, at the maturity date of June 15, 1998, or the date at which all or any part of the original principal amount is prepaid.

         In connection with the December 15, 1992 debt financings, EQK issued 1,675,000 previously repurchased EQK Shares to the Advisor for consideration of $6,700,000, or $4.00 per share. EQK may, at its discretion, reissue the remaining 791,211 EQK Shares previously repurchased. Any issuance of EQK Shares in excess of the EQK Shares previously repurchased would require shareholder approval.

         Subject to certain restrictions, EQK is permitted to make additional real estate investments involving the expansion of its existing properties. EQK has no intentions of acquiring additional real estate interests, but will make certain capital expenditures required to maintain or enhance the value of the Center, including tenant allowances associated with leasing activity.

         EQK may make secured or unsecured borrowings to make distributions to its shareholders and for normal working capital needs, including tenant alterations and/or allowances and the repair and maintenance of properties in which it has invested. The Declaration of Trust currently prohibits EQK's aggregate borrowings from exceeding 75% of its total asset value, as defined therein. See "The Declaration Amendment Proposal."

         EQK will not engage in any business not related to its real estate investments and, as described below, the Declaration of Trust currently imposes certain prohibitions and investment restrictions on various investment practices or activities of EQK. See "The Declaration Amendment Proposal."

SUMMARY OF THE EXISTING DECLARATION OF TRUST

         The following is a brief summary of provisions of the Declaration of Trust not described elsewhere in this Prospectus/Proxy Statement. EQK's Declaration of Trust provides that each person who becomes an EQK Shareholder shall as a result thereof be deemed to have agreed to and be bound by the provisions of the Declaration of Trust. Reference is made to the Declaration of Trust.

         Trustees. The Declaration of Trust provides that the number of Trustees may be fixed from time to time by the Trustees or by the holders of EQK Shares, with a minimum of five and a maximum of 12 Trustees, a majority of whom must be unaffiliated with EQK or ERPM (each, an "Unaffiliated Trustee"). There are currently seven Trustees, including four Unaffiliated Trustees. Trustees continue in office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Vacancies may be filled by a majority of the remaining Trustees, except that a vacancy among the Unaffiliated Trustees shall be filled by a majority of the remaining Unaffiliated Trustees, or by the holders of EQK Shares. Any Trustee may be removed with cause by all the remaining Trustees, or with or without cause by holders of a majority of the outstanding EQK Shares.

         The Declaration of Trust provides that no Trustee or officer of EQK, shall be liable to any party (including EQK and its holders of EQK Shares), except for liability arising from his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties. The Declaration of Trust also provides for indemnification of the Trustees and officers against expense or liability in any action arising out of such person's activities on behalf of EQK, except with respect to conduct of the types described above. Therefore, EQK Shareholders may be entitled to more limited rights of action than those to which they otherwise would have been entitled absent the limitation on the Trustees' and officers' liability set forth in the Declaration of Trust.

         Shareholder Liability. The Declaration of Trust provides that the EQK Shareholders shall not be subject to any liability for the acts or obligations of EQK and that, as far as practicable, each written agreement of EQK is to contain a provision to that effect. With respect to all types of claims in such jurisdictions and with respect to tort claims, contract claims whereas the shareholder liability is not disavowed as described above, claims for taxes and certain statutory liabilities in other jurisdictions, an EQK Shareholder may be held personally liable to the extent that claims are not satisfied by EQK. However, the Declaration of Trust provides that, upon payment of any such liability, the EQK Shareholder will be entitled to reimbursement from EQK's general assets. The Trustees intend to continue to maintain appropriate insurance and to conduct the operations of EQK, with the advice of counsel, in such a way as to avoid, as far as practicable, the ultimate liability of the EQK Shareholders.

         Redemption and Prohibition of Transfer of Shares. For EQK to continue to qualify as a REIT under the Code in any taxable year, not more than 50% of its outstanding EQK Shares may be owned by five or fewer individuals at any time during the last half of the taxable year, and the EQK Shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In order to meet these requirements, the Trustees have power to redeem or prohibit the transfer of a sufficient number of EQK Shares selected in a manner deemed appropriate to maintain or bring the ownership of the EQK Shares into conformity with such requirements. The price to be paid in the event of the redemption of the EQK Shares will be the last reported sale price of the EQK Shares on the last business day prior to the redemption date on the NYSE.

         Duration and Termination of the Trust. If the Merger-Related Proposals do not receive the Requisite Shareholder Approval, the duration of the Trust will terminate in March of 1999. The Declaration of Trust also permits the holders of a majority of the outstanding EQK Shares to terminate the Trust at any time. Termination by the Trustees may be effected without any action or consent of the shareholders, except that any plan for the termination of the Trust which contemplates the distribution to shareholders of securities or other property in kind, other than the right to receive cash, also requires the affirmative vote of the holders of three-quarters of the outstanding EQK Shares. See "The Declaration Amendment Proposal."

         Transactions with Affiliates. Affiliates of the Advisor may perform leasing, property management, or other similar services for EQK, provided that any such transactions are approved by a majority of the Unaffiliated Trustees who determine that the compensation is not in excess of any compensation paid to such affiliates by nonaffiliates for comparable services in the same geographic area and that the compensation paid is not greater than that generally charged by competent nonaffiliates for comparable services in the same geographic area. No properties will be sold to affiliates of the Advisor unless the transaction is approved by a majority of the Unaffiliated Trustees and of the holders of a majority of the outstanding EQK Shares. In addition, no such sale is permitted unless the sale price is equal to or greater than the independently appraised value of the property being sold.

         Amendment of Declaration of Trust; Merger. The Declaration of Trust may be amended, or EQK may be merged into a successor entity, by the majority vote of the Trustees (including a majority vote of the Unaffiliated Trustees in the case of a merger) and by vote of the holders of a majority of the outstanding EQK Shares, except that the holders of three-quarters of the outstanding EQK Shares must approve any amendment that would alter any of EQK's investment or operational policies. In addition, two-thirds of the Trustees may, without the approval or consent of the shareholders, adopt any amendment which they in good faith determine to be necessary to permit EQK to continue to qualify as a REIT under the Code, or to comply with other Federal laws or regulations or to comply with state securities laws or the requirements of administrative agencies thereunder. The Trustees may also, without the vote or consent of the shareholders, change the name of EQK to a name that does not include any name similar to that of ERPM or any affiliate thereof.

         Prohibited Activities and Investments. EQK may not currently engage in any business not related to its real estate investments and, in that regard, the Declaration of Trust currently imposes certain prohibitions and investment restrictions on various investment practices or activities of EQK, including a prohibition against investing in any mortgage, other than purchase money mortgages designed to facilitate the sale of EQK's real estate investments, provided that the term of any such purchase money mortgage does not exceed the remaining term of the Trust as described above under "--Duration and Termination of the Trust."

PROPERTY MANAGEMENT AGREEMENT

         EQK has also entered into a property management agreement with Compass, which operates as a business unit of ERE Yarmouth, for the on-site management of the Center. Management fees paid to Compass are generally based upon a percentage of rents and certain other charges. EQK believes that such fees are comparable to those charged by unaffiliated third-party management companies providing comparable services. For the years ended December 31, 1996, 1995 and 1994, management fees to Compass were $297,000, $291,000, and $314,000, respectively. For the nine months ended September 30, 1997, management fee expense attributable to services rendered by Compass was $220,000. Compass is an affiliate of ERE Yarmouth and its management portfolio currently includes 39 properties, totaling over 31,000,000 square feet. The majority of the portfolio consists of enclosed regional shopping malls.

         In 1995, Compass received a $150,000 development fee in connection with the redevelopment of the Center's outparcel building.

         Compass has agreed to continue to act as on-site property manager for the Center after the consummation of the Merger and shall continue to earn the same property management fee as it currently earns.


                         SELECTED FINANCIAL DATA OF EQK

         The selected historical financial data of EQK set forth below has been derived from the financial statements of EQK as they appeared in EQK's Forms 10-K filed with the Commission for each of the five fiscal years in the period ended December 31, 1996.

                                                         As of and for the YEARS ENDED DECEMBER 31,
                                    -----------------------------------------------------------------------------
                                             1996           1995           1994           1993           1992
                                             ----           ----           ----           ----           ----
Revenues from rental
     operations ...................     $   6,174      $   15,761      $  16,512      $  18,458      $  20,900
Write down of investments
     in real estate (a) ...........            --          (3,200)            --             --         (4,001)
Loss before gain on sales
     of real estate and
     extraordinary loss ...........        (1,488)         (6,575)        (3,459)        (2,351)        (9,993)
Gain on sales of
     real estate (b) ..............            --             229             --            282          1,143
Loss before extraordinary
     gain .........................        (1,488)         (6,346)        (3,459)        (2,069)        (8,850)
Extraordinary loss from
     early retirement
     of debt (c)...................            --              --             --         (1,711)            --
Net loss ..........................        (1,488)         (6,346)        (3,459)        (3,780)        (8,850)
Per  share data (d) Loss per share:
        Loss before gain on
        sales of real estate and
        extraordinary loss ........    $    (0.16)    $     (0.71)    $    (0.37)     $   (0.25)    $    (1.31)
       Loss before
         extraordinary loss .......    $    (0.16)    $     (0.68)    $    (0.37)     $   (0.22)    $    (1.16)
       Net loss ...................    $    (0.16)    $     (0.68)    $    (0.37)     $   (0.41)    $    (1.16)
       Dividends declared .........            --              --             --             --             --
Total assets ......................        46,603          48,209         90,258         93,163        103,690

Long-term obligations:
     Mortgage notes payable,
     net of imputed interest
     and discount .................        45,379          45,712         80,032         78,727         86,713
Shareholders' equity
     (deficit) ....................        (3,021)         (1,533)         4,813          8,176         11,559

---------------

(a) To the extent that the net cost investment in any property exceeds its current market value, an allowance is recorded to adjust the net investment to management's estimate of net realizable value. The write-downs in 1992 and 1995 related to EQK's investment in Castleton, a commercial office complex located in Indianapolis, Indiana.

(b) In 1995, EQK sold its remaining interest in Castleton and recognized a gain on the sale of $229,000. In 1993, EQK sold its remaining two buildings at Peachtree Dunwoody Pavilion, a commercial office complex in Atlanta, Georgia, and recognized a gain on the sale of $282,000. In 1992, EQK sold five buildings at Peachtree Dunwoody Pavilion and recognized a gain on the sale of $1,143,000.

(c) In 1993 EQK retired mortgage notes assumed in connection with its purchase of the Center and recognized an extraordinary charge to earnings of $1,711,000.

(d) Calculation is based on 9,264,344 weighted average shares outstanding during all periods presented except 1992, during which 7,653,415 weighted average shares were outstanding.

                                         For the Three        For the Three         For the Nine         For the Nine
                                         -------------        -------------         ------------         ------------
                                          Months Ended         Months Ended         Months Ended         Months Ended
                                          ------------         ------------         ------------         ------------
                                         Sept. 30, 1997       Sept. 30, 1996       Sept. 30, 1997       Sept. 30, 1996
                                         --------------       --------------       --------------       --------------
EARNINGS DATA                                              (dollars in thousands, except per share)
Revenues from rental
     operations ................            $  1,545             $  1,576             $  4,515             $  4,705
Write down of investments
     in real estate (a) ........                  --                   --                   --                   --
Loss before gain on sales
     of real estate and
     extraordinary loss ........                (565)                (261)              (1,418)                (929)
Gain on sales of
     real estate ...............                  --                   --                   --                   --
Loss before extraordinary
     gain ......................                (565)                (261)              (1,418)                (929)
Extraordinary loss from
     early retirement
     of debt ...................                  --                   --                   --                   --
Net loss .......................                (565)                (261)              (1,418)                (929)
Total assets ...................            $ 44,908             $ 46,502             $ 44,908             $ 46,502

Long-term obligations:
     Mortgage notes payable,
     net of imputed interest
     and discount ..............              45,379               45,466               45,379               45,466
Shareholders' equity
     (deficit) .................              (4,439)              (2,462)              (4,439)              (2,462)
Per share data (b)
     Loss per share:
       Loss before gain on
         sales of real estate and
         extraordinary loss ....            ($  0.06)            ($  0.03)            ($  0.15)            ($  0.10)
       Loss before
         extraordinary loss ....            ($  0.06)            ($  0.03)            ($  0.15)            ($  0.10)
       Net loss ................            ($  0.06)            ($  0.03)            ($  0.15)            ($  0.10)
       Dividends declared ......                  --                   --                   --                   --


(a) To the extent that the net cost investment in any property exceeds its current market value, an allowance is recorded to adjust the net investment to management's estimate of net realizable value.

(b) Calculation is based on 9,264,344 weighted average shares outstanding during all periods presented.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                OPERATIONS OF EQK

     Over the past several years, the retail industry has experienced a large number of retail store mergers and bankruptcies. Consolidations within the retail industry and the financial difficulties experienced by individual retailers have, in turn, led to a high level of unanticipated store closings and requests for rent relief within regional shopping malls.

     At the Center, the current state of the retail industry has impacted both its department stores and its smaller specialty stores. Two of the department stores operating in 1994 have since closed, Hess's (November 1994) and John Wanamaker (October 1995). These department store spaces remained "dark" for substantial periods of time pending the opening of their replacements, Hecht's (October 1995) and Lord & Taylor (March 1997).

     The temporary closure of these department stores permitted certain tenants to exercise co-tenancy provisions pursuant to their leases, which allowed them to pay a lower amount of rent based on a percentage of sales volumes in lieu of fixed minimum rents. Additionally, certain other tenants experienced financial difficulties which led to requests for rent relief and unanticipated store closings. As a result of these matters, the aggregate decline in rental revenues from amounts otherwise provided for under the related lease agreements amounted to approximately $600,000, in total, for 1995 and 1996, and $80,000 for the first quarter of 1997.

     Upon the opening of Lord & Taylor on March 10, 1997, substantially all of the in-line tenants' co-tenancy provisions ceased being operable, and such tenants' rent structures reverted back to fixed minimum rents. However, certain other tenants have either closed or remained on rent relief. Tenants on rent relief have led to a decline in rental revenues of approximately $55,000 per quarter in 1997 from amounts otherwise contractually due. EQK's management will continue to seek new tenants to fill existing vacancies and to replace such under-performing tenants. No assurances can be given, however, that EQK's management will succeed with such efforts, or that such adverse effects will not continue beyond 1997 or increase in amount. These factors, as well as competitive pressures within the retail industry, have adversely affected the value and marketability of regional shopping malls in general and of the Center in particular, and there is no assurance that such adverse effects will not continue or increase in the future.

     Mortgage Debt Extensions. On December 15, 1996 EQK extended the maturity dates on its Mortgage Note (remaining balance, $43,794,000) and its Term Loan (remaining balance, $1,585,000) for a period of 18 months (extended maturity date, June 15, 1998). The terms of such debt facilities pursuant to the extensions are substantially comparable to the terms in effect since the original issuance date, December 15, 1992, except as described below. The Mortgage Note and Term Loan were previously extended from their original maturity date on December 15, 1995 to December 15, 1996. The Mortgage Note remains collateralized by a first mortgage lien on the Center, an assignment of leases and rents, and certain cash balances. The Term Loan is collateralized by a subordinate lien on the Center.

     The Mortgage Note agreement has been amended to provide for monthly payments of interest only accruing at the rate of 8.88% per annum ($324,000 per month). This interest rate reflects an increase from the 8.54% interest rate in effect during the previous extension period (December 16, 1995 to December 15, 1996). The average rate in effect during the initial three year term of the debt was 9.79% per annum.

     In consideration for the fixed annual interest accrual rate on the Mortgage Note agreement, EQK paid an up-front application fee of $165,000 and agreed to pay a back end fee of $272,900, plus interest thereon at the contract rate of 8.88%, at the maturity date of June 15, 1998, or the date at which all or any part of the original principal amount is prepaid.

     The Term Loan reflects the same pay rate of 8.88% that is applicable to the Mortgage Note, but accrues interest at a rate that re-sets periodically. The accrual rate is computed at EQK's discretion at either 2 5/8% above the Euro-rate or 1 1/8% above the prime rate. The accrual rate in effect through May 18, 1997 averaged 8.12%. The difference between the accrual rate and the pay rate will be reflected in the principal balance due at maturity.

     In the event that EQK does not sell the Center before the Mortgage Note and Term Loan mature on June 15, 1998, Management will explore its external financing alternatives, including the refinancing of its debt with the existing lenders. However, if EQK is unable to refinance or replace the existing debt at commercially reasonable terms or at all, Management's plans with respect to liquidating the Center will be accelerated to satisfy its debt obligations.

     The Center. On May 13, 1996, EQK and May Department Stores Company ("May Company") executed a lease agreement that provides for the opening of a Lord & Taylor department store (a division of May Company) in the anchor space previously occupied by John Wanamaker. The John Wanamaker location at the Center has been closed since October 1995 following Woodward & Lothrop's (the owner of John Wanamaker) sale of certain department stores in this retail chain to May Company pursuant to an August 1995 bankruptcy court auction. Given its existing presence at the Center through its recently opened Hecht's department store, May Company initially pursued an assignment of this leasehold interest to other retail operators before deciding instead to open a Lord & Taylor department store in this location. The execution of such lease agreement has resulted in, among other things, the termination of the legal proceedings initiated by EQK against May Company in March 1996 following May Company's failure to open or cause another retail operator to open for business once the John Wanamaker store closed, which was a violation of a continuous operating covenant contained in its lease agreement.

     The new lease agreement with May Company has an initial term of nine years (October 31, 2005), with three renewal options of ten years each. The new lease agreement has a longer committed lease term than the John Wanamaker lease agreement, which stipulated an initial lease term expiration date of October 31, 1999. The financial terms are comparable to those contained in the John Wanamaker lease, although minimum rent payments during the first three years of the lease are anticipated to be approximately $75,000 less per annum. Due to certain rent offsets that John Wanamaker would have otherwise been entitled to, the revenue stream after the third lease year is anticipated to be more favorable to EQK. In connection with the execution of this lease agreement, EQK received approval from May Company, on behalf of its Hecht's and Lord & Taylor stores, to certain modifications to the Center's site plan which will give EQK flexibility in future development planning. The opening of a Lord & Taylor store is expected to have a positive impact on EQK's ability to lease space to new tenants and to renew leases with existing tenants.

     Lord & Taylor opened its newly renovated store on March 10, 1997. Initially, Lord & Taylor had projected an opening prior to the 1996 Holiday shopping season. However, issues affecting construction scheduling delayed the opening date. Prior to the opening of the Lord & Taylor store, certain tenants were permitted to pay, pursuant to co-tenancy provisions in their leases, percentage rent in lieu of fixed minimum rentals. With the opening of the Lord & Taylor store, substantially all of the in-line tenants' co-tenancy provisions ceased being operable, and such tenants' rent structures reverted back to fixed minimum rents.

     One of the conditions of the Mortgage Note was the establishment of a capital reserve account, which is maintained by a third-party escrow agent and from which expenditures must be approved by the lender. The cash balance of EQK's capital reserve account at September 30, 1997 was $1,865,000. Management believes the current cash balance in this account will be sufficient to fund the Center's capital expenditure requirements discussed below.

     Liquidity. The comparability of the Statements of Cash Flows during 1994 to 1996 is affected by the property dispositions and debt repayments that occurred during this time period.

     EQK's cash flows provided by operating activities decreased by $721,000 during the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. This decrease in operating cash flows is principally the result of decreases in the Center's 1997 revenues ($190,000) coupled with the non-recurrence of accelerated accounts receivable collections in the prior year ($300,000), as well as increases in both real estate taxes ($100,000) and interest ($94,000) paid in 1997. Operating cash flows were also impacted by two 1996 non-recurring events which essentially offset one another, the refund of previously paid real estate taxes at Peachtree Dunwoody Pavilion ($264,000) and the repayment of a $300,000 obligation to the Advisor in 1996.

     During 1996, EQK generated cash flows from operating activities of $1,217,000, an increase of $94,000 from the prior year's operating cash flows of $1,123,000. This increase in operating cash flows was primarily attributable to a decline in cash paid for interest following the December 1995 partial repayment of mortgage debt ($2,816,000), an increase in the Center's cash flows from operations related to the receipt of lease termination fees ($451,000) and to accelerated collections of real estate tax recoveries ($150,000), and the receipt of a $268,000 refund of previously paid real estate taxes related to reductions in the 1991 and 1992 assessed values of Peachtree. These increases were partially offset by the loss of Castleton's operating cash flow following the sale in December 1995 (which amounted to $3,656,000 in 1995).

     During 1995, the cash flow provided by operating activities declined by $1,061,000 compared to 1994. The decline was primarily attributable to the accelerated payment of $1,425,000 for Castleton's real estate taxes in connection with sale of the property in December, and a $619,000 decrease in rental revenues for the Center as described below. This decline was partially offset by a $400,000 real estate tax refund and a reduction in operating expenses of $433,000 for Castleton and the Center which are also described below.

     Cash flows used in investing and financing activities during 1996 were for routine capital expenditures ($195,000) and scheduled repayments of debt ($333,000). Cash flows used in investing activities during the nine months ended September 30, 1997 and 1996 amounted to $505,000 and $190,000, respectively. The 1997 results reflect a parking lot repaving project and the payment of certain tenant allowances at the Center. The 1996 results also reflect the payment of certain tenant allowances at the Center. The Trust anticipates capital expenditure requirements of approximately $350,000 for the remainder of 1997, which include projected tenant allowances of $315,000. During the nine months ended September 30, 1996, cash flows used in financing activities were limited to scheduled principal payments on the Trust's debt. Pursuant to the mortgage debt extension effective December 15, 1996, the Mortgage Note and Term Loan generally require monthly payments of interest only. Accordingly, there were no cash flows used in financing activities during the first nine months of 1997.

     With respect to 1995, cash flows generated from investing activities and cash flows used in financing activities were largely a function of the sale of Castleton and the resulting repayment of mortgage debt in December 1995. Net cash provided by investing activities in 1995, $33,145,000, was due to the receipt of proceeds from the sale of Castleton, $38,507,000, partially offset by additional investments in real estate, including $3,440,000 related to the redevelopment of the Center outparcel building. Net cash used in financing activities in 1995, $35,997,000 primarily related to the application of sales proceeds of $35,990,000 (net of customary prorations) to retire a portion of EQK's mortgage indebtedness.

     During 1994, EQK used $3,192,000 in investing activities and $7,000 in financing activities. Cash used in investing activities in 1994 primarily related to routine capital additions at the properties, while cash used in financing activities was for scheduled principal payments on EQK's term loan.

     EQK will make certain capital expenditures to maintain or enhance the value of the property, including tenant allowances associated with leasing activity. EQK anticipates making 1997 capital expenditures of up to $1,200,000, which include budgeted tenant allowances of $670,000. Certain of these expenditures are discretionary in nature and therefore may be deferred into future periods.

     In addition to capital expenditure requirements described above, EQK's liquidity requirements for the remaining quarter of 1997 will also include principal and interest payments of $1,005,000 pursuant to existing loan agreements. These loan agreements mature on June 15, 1998; the principal balance at maturity will be approximately $45,379,000.

     EQK's cash management agreement stipulates that all rental payments from tenants are to be made directly to a third party escrow agent that also funds monthly operating expenses in accordance with a budget approved by the lender. EQK believes that its cash flow for 1997 will be sufficient to fund its various operating requirements, including budgeted capital expenditures and monthly principal and interest payments, although its discretion with respect to cash flow management will be limited by the terms of the cash management agreement. Management believes that EQK's current cash reserves, coupled with additional cash flow projected to be generated from operations, will permit EQK to meet its operating, capital and debt service requirements. As of September 30, 1997, a balance of $498,000 was held by a third-party escrow agent in accordance with EQK's cash management agreement. The cash management agreement also provides for the establishment of a capital reserve account, which is maintained by the escrow agent. Disbursements from this account, which is funded each month with any excess operating cash flow, are limited to capital expenditures approved by the lender. As of September 30, 1997 the balance of the capital reserve account was $1,865,000.

     As discussed above, EQK records its investments in real estate in accordance with the historical cost accounting convention. Accordingly, EQK has not written up the cost basis of its investment in the Center to its substantially higher net realizable value. Therefore, EQK management does not believe that the deficit in shareholders' equity of $4,439,000 at September 30, 1997 is indicative of its current liquidity or its current net equity value.

     Results of Operations. For the nine months ended September 30, 1997, EQK reported a net loss of $1,418,000 ($.15 per EQK Share) compared to a net loss of $929,000 ($.10 per EQK Share) for the nine months ended September 30, 1996. For the third quarter of 1997, a net loss of $565,000 ($.06 per EQK Share) was reported compared to a net loss of $261,000 ($.03 per EQK Share) for the third quarter of 1996.

     For the year ended December 31, 1996, EQK reported a net loss of $1,488,000 ($.16 per EQK Share) compared to net losses of $6,346,000 ($.68 per EQK Share) and $3,459,000 ($.37 per EQK Share) for the years ended December 31, 1995 and 1994, respectively. The year ended December 31, 1995 includes a write-down of the investment in Castleton of $3,200,000 ($.35 per EQK Share) and the gain on the sale of Castleton of $229,000 ($0.03 per EQK Share). The 1994 period was impacted by a write-off of $429,000 of capitalized pre-development costs.

     EQK's revenues for the three and nine months ended September 30, 1997 were $1,545,000 and $4,515,000, respectively, representing decreases of $31,000 and $190,000 over the comparable 1996 periods. The decrease for the nine month period was primarily due to non-recurring lease cancellation fees received in 1996 which are partially offset by the cessation of co-tenancy provisions and a corresponding increase in tenant rent obligations.

     EQK's revenues for the year ended December 31, 1996 were $6,174,000, which represented a $9,587,000 decrease from the 1995 amount of $15,761,000. This decline was primarily due to the sale of Castleton, which accounted for revenues of $9,554,000 for the year ended December 31, 1995. At the Center, rental revenues declined from amounts recognized in 1995 due to the effects of tenant bankruptcies and short-term rent relief agreements ($216,000), lower percentage rent due to decreases in certain tenants' sales volumes ($90,000) and a non-cash adjustment to the calculation of minimum rents recognized on a straight-line basis over the terms of tenant leases ($300,000). However, such decreases were substantially offset by collections of lease termination fees of $450,000 and an increase of $135,000 in temporary tenant rental revenues.

     Given the opening of Lord & Taylor on March 10, 1997, it is anticipated that revenues will increase by approximately $350,000 over 1996. Such increase is expected to result from increased rent payments from certain tenants whose payment obligations had been reduced pursuant to the exercise of co-tenancy provisions and short-term rent relief agreements associated with anchor store vacancies. With the opening of Lord & Taylor, such provisions and agreements will expire and these tenants will revert to paying fixed minimum rent.

     Revenue from rental operations of $15,761,000 during 1995 declined from $16,512,000 during 1994, primarily due to a decrease in rental revenue of $584,000 from the Center. This decline is primarily the result of rental reductions pursuant to cotenancy provisions of certain tenant leases which first became applicable upon the closure of Hess's Department Store in November 1994 until its replacement, Hecht's, re-opened in October 1995. These cotenancy provisions continued to be operable upon the October 1995 closure of John Wanamaker. The decrease in the Center rental revenues is also attributable to the partial year vacancy of the outparcel building during its 1995 renovation, and to lower net utility income due to increased maintenance expenses.

     EQK's expenses (net of tenant reimbursements) for the three and nine months ended September 30, 1997 and 1996 were $283,000 and $642,000, respectively, representing an increase of $160,000 for the third quarter and a decline of $12,000 for the nine month period. The increase of net expenses for the third quarter was primarily attributable to a $78,000 decrease in the Center's common area maintenance expense recoveries due to a 4% decline in average occupancy levels in 1997, and to other miscellaneous variances, none of which are individually significant.

     In March 1996, EQK was notified by the Fulton County (Georgia) Tax Commissioner's office of a reduction in the assessed value of the real estate underlying Peachtree Dunwoody Pavilion for tax years 1991 and 1992. As previously discussed, EQK completed the sale of Peachtree Dunwoody Pavilion during the period 1992-1993. Such reduction in assessed value resulted in a refund of previously paid real estate taxes in the amount of $192,000 which EQK recognized as other income during the first quarter of 1996. In June 1996, EQK was notified by the Fulton County Tax Commissioner's office of an additional tax refund of $72,000, which EQK received in July 1996 and recognized as other income in the second quarter of 1996. There were no such similar events during the nine months ended September 30, 1997.

     Interest expense for the three and nine months ended September 30, 1997 increased by $40,000 and $109,000, respectively, over the comparable 1996 periods. The increase is primarily the result of an increase in the mortgage note interest rate to 8.88% from 8.54% effective with the December 15, 1996 mortgage note extension agreement.

     Operating expenses for the year ended December 31, 1996 were $887,000, which declined from the related 1995 amounts of $5,403,000. The decline is primarily due to the sale of Castleton, which accounted for expenses of $4,600,000 for the year ended December 31, 1995. This decline in annual expenses was offset by a net increase in the Center operating expenses of $77,000. The annual increase was due to an increase in bad debt expenses of $151,000 due to tenant bankruptcies in 1996 and an increase in administrative expenses of $50,000. These increases were offset by decreases in advertising expenses of $94,000 and sales tax expenses of $53,000 attributable to non-recurring items in 1995.

     Operating expenses for the year ended December 31, 1995 were $5,403,000, which declined from the related 1994 amounts of $5,836,000. The annual declines were attributable to lower operating expenses for both the Center and Castleton. At Castleton, operating expenses decreased due to a reduction in repairs and maintenance expenses and a reduction in real estate tax expense resulting from both a valuation reassessment and the expense proration effective with the 1995 sale. These declines were partially offset by an increase in security costs. The Center's operating expenses decreased in 1995 due to unexpected recoveries of previously recognized bad debts and reductions in legal and consulting costs.

     Interest expense for the years ended December 31, 1996, 1995, and 1994 was $3,896,000, $8,302,000 and $8,132,000, respectively. The decrease in interest expense in 1996 as compared to 1995 is primarily attributable to the lower average debt balances outstanding in 1996 following the mortgage debt repayment in December 1995, as well as decreases in the interest accrual rates for both the Mortgage Note and Term Loan. The increase in interest expense in 1995 as compared to 1994 is due to an increase in the Mortgage Note principal balance from accrued but not currently payable interest and the amortization of non-cash expense arising from the issuance of warrants to the lender.

     Other expenses consist of portfolio management fees, other costs related to the operation of EQK, and interest income earned on cash balances. The decrease in other expenses of $174,000 for the nine months ended September 30, 1997 is primarily attributable to the recognition of imputed interest on deferred advisory fees in 1996. The imputed interest, which was fully amortized as of December 31, 1996, relates to the 1989 amendment to the Advisory Agreement. Partially offsetting this decline is the recognition of certain administrative costs related to management's efforts to wind down EQK's business affairs

     Other expenses decreased $227,000 in 1996 from 1995 balances. The decrease is primarily attributable to a decrease in portfolio management and other professional fees. There was no significant fluctuation in other expenses between 1995 and 1994.

     As discussed in the liquidity section above, EQK management believes that the existing cash reserves and its anticipated cash flow generated from operations will be sufficient to meet its capital and debt service requirements. However, due to the effects of non-cash accounting adjustments (principally depreciation and amortization), EQK management anticipates that EQK will continue to incur net losses.

                          DESCRIPTION OF THE EQK SHARES

     EQK is currently authorized to issue 10,055,555 EQK Shares, and the EQK Board may not currently issue any additional EQK Shares unless such issuance is approved by the holders of three-quarters of the outstanding EQK Shares. Upon consummation of the Merger, the Declaration of Trust will be amended to remove all limitations on the number of EQK Shares that EQK shall have the authority to issue. See "The Declaration Amendment Proposal." The EQK Shareholders are entitled to receive and to participate ratably in dividends, when and as declared by the EQK Board out of any funds legally available for such purpose, and, in the event of termination of the trust or upon the distribution of its net assets, to receive and to participate ratably in payments and distributions. All EQK Shares have equal voting rights. The EQK Shares do not have any preference, appraisal, conversion, exchange or preemptive rights. Outstanding EQK Shares are freely transferable, except that in certain limited circumstances the EQK Board may refuse to transfer EQK Shares or may compel redemption of EQK Shares. See "The Business of EQK -- Summary of the Existing Declaration of Trust -- Redemption and Prohibition of Transfer of Shares." The outstanding EQK Shares have been legally issued and are fully paid and nonassessable, except to the extent of any personal liability of the EQK Shareholders as described herein under "The Business of EQK -- Summary of the Existing Declaration of Trust -- Shareholder Liability." At any meeting of the holders of EQK Shares, each EQK Shareholder is entitled to one vote for each EQK Share owned without cumulative voting with respect to the election of Trustees and with respect to all other matters as to which the vote of the EQK Shareholders may from time to time be required or permitted under the Declaration of Trust. The EQK Shareholders may vote by proxy provided that proxies are placed on file with EQK before the time of voting.

     According to EQK's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, there were, as of November 12, 1997, 9,264,344 outstanding EQK Shares and 367,868 Prudential Warrants for EQK Shares and, as described below, it is a condition of the Merger that all of such EQK Shares plus any EQK Shares issued pursuant to the exercise of the Prudential Warrants are outstanding immediately prior to the consummation of the Merger. In addition, according to EQK's 1996 Form 10-K, as of February 28, 1997, there were 271 holders of record of EQK Shares. Although EQK does not know the exact number of beneficial holders of its shares, EQK estimates that the number exceeds 1,500.

     EQK has appointed Chase Mellon Shareholder Services as its registrar and transfer agent.

     The EQK Shares are listed for trading on the NYSE.


                COMPARISON OF EQK SHARES TO ART PREFERRED SHARES

     The following is a brief summary comparison of certain of the principal terms of the EQK Shares and the ART Preferred Shares.

                                                   EQK Shares                          ART Preferred Shares
                                                   ----------                         ---------------------
Interest/Dividend Rate.........          No stated rate.  Each EQK Share             10% per annum, payable
                                         is entitled to receive quarterly            quarterly, on a cumulative,
                                         distributions of cash flow                  compounded basis, and
                                         generated from operations in                commencing accrual August 16,
                                         excess of operating expenses,               1998.
                                         capital expenditures, debt service,
                                         working capital and reasonable
                                         reserves.  No dividends have been
                                         paid in respect of the EQK Shares
                                         since 1994.

Optional Redemption............          Not applicable, except that the             ART may redeem any or all of
                                         EQK Board has the power to                  the ART Preferred Shares at any
                                         redeem or prohibit the transfer of          time and from time to time, at its
                                         a sufficient number of EQK                  option, for cash upon no less than
                                         Shares selected in a manner                 20 days nor more than 30 days
                                         deemed appropriate to maintain              prior notice thereof.  The
                                         or bring the ownership of the               redemption price of the ART
                                         EQK Shares into conformity with             Preferred Shares shall be an
                                         the real estate investment trust            amount per share equal to
                                         requirements of the Code.                   (i)105% of the Adjusted
                                                                                     Liquidation Value during the
                                                                                     period from August 15, 1997
                                                                                     through August 15, 1998; (ii)
                                                                                     104% of the Adjusted Liquidation
                                                                                     Value during the period from
                                                                                     August 16, 1998 through August
                                                                                     15, 1999; and (iii) 103% of the
                                                                                     Adjusted Liquidation Value at
                                                                                     any time on or after August 16,
                                                                                     1999.

Ranking........................          The EQK Shares are the only                 Shall rank on a parity as to
                                         class of shares currently                   dividends and upon liquidation,
                                         authorized by the Declaration of            dissolution or winding up with
                                         Trust.  However, upon                       all other shares of Special Stock
                                         completion of the Merger, the               issued by ART and shall be senior
                                         Declaration of Trust may be                 to ART Common Shares. ART shall
                                         amended to provide for the                  not issue any shares of Special
                                         issuance of Additional EQK                  Stock of any series which are
                                         Shares or other types of                    superior to the ART Preferred


                                                     EQK Shares                           ART Preferred Shares
                                                     ----------                            --------------------
                                         securities, certain of which may            Shares as to dividends or rights
                                         have preferences senior to the              upon liquidation, dissolution or
                                         EQK Shares.                                 winding up of ART as long as
                                                                                     any shares of the ART Preferred
                                                                                     Shares are issued and
                                                                                     outstanding, without the prior
                                                                                     written consent of the holders of
                                                                                     662/3% of such ART Preferred
                                                                                     Shares then outstanding and
                                                                                     voting separately as a class.

Voting Rights..................          One vote per EQK Share.                     Non-voting except (i) as provided
                                                                                     by law and (ii) at any time or
                                                                                     times when all or any portion of
                                                                                     the dividends on the ART
                                                                                     Preferred Shares for any six
                                                                                     quarterly dividends, whether or
                                                                                     not consecutive, shall be in
                                                                                     arrears and unpaid.  In the latter
                                                                                     event, the number of directors
                                                                                     constituting the ART Board shall
                                                                                     be increased by two and the
                                                                                     holders of ART Preferred Shares,
                                                                                     voting separately as a class, shall
                                                                                     be entitled to elect two directors
                                                                                     to fill such newly created
                                                                                     directorships with each holder
                                                                                     being entitled to one vote in such
                                                                                     election for each share of ART
                                                                                     Preferred Shares held.
New York Stock Exchange
  Listing......................          Authorized for listing on the               Application will be made to list
                                         NYSE.                                       the ART Preferred Shares on the
                                                                                     NYSE.

Dividends Received
  Deductions...................          Distributions on the EQK Shares             Dividends on the ART Preferred
                                         are not eligible for the dividends          Shares are eligible for the
                                         received deduction for corporate            dividends received deduction for
                                         holders.                                    corporate holders.  The dividends
                                                                                     received deduction is not
                                                                                     applicable to individual, non-
                                                                                     corporate holders.

Conversion.....................          Not Applicable.                             Convertible into ART Common
                                                                                     Shares at the option of the holder
                                                                                     after the earliest to occur of
                                                                                     (i) the August 15, 2003; (ii) the
                                                                                     first business day, if any,
                                                                                     occurring after a Quarterly
                                                                                     Dividend Payment Date on which
                                                                                     dividends equal to or in excess of


             EQK Shares                        ART Preferred Shares
             ----------                        --------------------
                                             5% of the Liquidation
                                             Value is accrued and
                                             unpaid, or (iii) ART
                                             becomes obligated to mail
                                             a statement to the
                                             holders of record of each
                                             of the ART Preferred
                                             Shares because of a
                                             proposal by ART to merge
                                             or consolidate with or
                                             into any other
                                             corporation (unless ART
                                             is the surviving entity),
                                             or to sell, lease, or
                                             convey all or
                                             substantially all its
                                             property or business, or
                                             to liquidate, dissolve or
                                             wind up. Each ART
                                             Preferred Share is
                                             convertible (in most
                                             instances) into that
                                             number of ART Common
                                             Shares obtained by
                                             dividing (i) the sum of
                                             the Adjusted Liquidation
                                             Value of such ART
                                             Preferred Share plus all
                                             accrued and unpaid
                                             dividends on such ART
                                             Preferred Share to the
                                             date of conversion by
                                             (ii) the Conversion
                                             Price. The Conversion
                                             Price will be the amount
                                             (rounded upward to the
                                             nearest cent) equal to
                                             90% of the simple average
                                             of the daily closing
                                             price of the ART Common
                                             Shares for the twenty
                                             business days ending on
                                             the last business day of
                                             the calendar week
                                             immediately preceding the
                                             date of conversion on the
                                             principal stock exchange
                                             on which such ART Common
                                             Shares are then listed.
                                             ART may elect to redeem
                                             ART Preferred Shares that
                                             are submitted for
                                             conversion as described
                                             herein.

                     DESCRIPTION OF THE HARRISBURG EAST MALL

GENERAL

         The Center is a two-level enclosed regional mall shopping center located approximately three miles from the central business district of Harrisburg, Pennsylvania, the state capital. The Center opened for business in 1969 and is currently anchored by three major department stores, Hecht's (187, 280 sq. ft.), J.C. Penney (153,770 sq. ft.) and Lord & Taylor (173,515 sq. ft.). Currently, Center mall tenants occupy 227,031 square feet of space and there is an additional 45,950 square feet of space currently occupied by Toys 'R' Us in the annex. The Center is located on a site of approximately 61.5 acres with paved surface parking for approximately 4,727 automobiles (5.3 spaces per 1,000 gross leasable square feet). Compass currently manages the Center.

         The total area of the Center is allocated as shown in the table below.

                                               Approximate
                                                Number of         Gross
                                             Store Spaces at  Leasable Area    % of Total     Occupancy
                                              Sept.30, 1997     (Sq. Ft.)    Building Area  % at 9/30/97
                                             ---------------  -------------  -------------  ------------
Gross Leasable area
     Anchor stores ........................            3         514,565         51.6%         100.0%
     Mall stores ..........................          106         284,026         28.5           79.9
     Other stores in free-standing
        building ..........................            3          52,345          5.2           87.8
                                                 -------      ----------        -----          -----
Total Stores ..............................          112
                                                 =======
Total Gross leasable area .................                      850,936        85.30           92.5%
                                                              ----------        -----          =====
Common area ...............................                      146,371        14.70
                                                              ----------        -----
Total building area .......................                      997,307         100.0%
                                                              ==========        =====

LOCATION AND TRADE AREA OVERVIEW

     The Center is located in Dauphin County, Pennsylvania, near the intersection of Paxton Street (U.S. Route 322) and Interstate 83. The Center is adjacent to Pennsylvania Route 441, approximately five miles from the Pennsylvania Turnpike and three miles from the central business district of Harrisburg. Access to the site from Interstate 83, the major north-south traffic corridor serving Harrisburg, is provided by the Paxton Street interchange. Access from the Pennsylvania Turnpike, the major east-west traffic corridor serving Harrisburg, is provided by the Interstate 283 interchange.

     The primary trade area for the Center encompasses the populated section of Dauphin County, Pennsylvania, and along with small adjacent portions of Cumberland and Perry Counties, Pennsylvania, comprises the Harrisburg Metropolitan Statistical Area (the "Harrisburg M.S.A."). In total, the Harrisburg M.S.A. encompasses 1,991 square miles.

     Harrisburg, the capital of the Commonwealth of Pennsylvania, is situated in south-central Pennsylvania on the banks of the Susquehanna River, between Philadelphia and Pittsburgh. The Harrisburg M.S.A. is ranked 85th in regard to size among metropolitan areas in the United States. The Harrisburg M.S.A. is an area which has experienced moderate economic and demographic growth in the recent past. Historically a center for agriculture and manufacturing, the area's economy has become increasingly more diversified with strong job growth experienced in services-related employment. In addition, as the state capital, the area is a center for government and government related employment. Similar to many areas nationally, demographic growth in the Harrisburg M.S.A. is projected to occur at a more moderate rate relative to past levels. However, the Harrisburg M.S.A. remains economically vital.

ANCHOR TENANTS

     The Center has three department stores, two of which are currently occupied by J.C. Penney and Hecht's, a division of May Department Stores Co. ("May Company"), which replaced Hess' in November 1995. The third department store space was formerly occupied by John Wanamaker, which closed in October 1995 following Woodward & Lothrop's (the owner of John Wanamaker) sale of certain department stores in this retail chain to May Company pursuant to an August 1995 bankruptcy court auction. Given its existing presence at the Center through its recently-opened Hecht's department store, May Company initially pursued an assignment of this leasehold interest to other retail operators before deciding in May 1996 to instead open a Lord & Taylor (a division of May Company) department store in this location. The execution of such lease agreement has resulted in, among other things, the termination of the legal proceedings initiated by EQK against May Company in March 1996 following May Company's failure to open or cause another retail operator to open for business once the John Wanamaker store closed, which was a violation of a continuous operating covenant contained in its lease agreement.

             Lord & Taylor opened its newly renovated store on March 10, 1997. Initially, Lord & Taylor had projected an opening prior to the 1996 holiday shopping season. However, issues affecting construction scheduling delayed the opening date.

     The three anchor tenants lease their stores and the underlying land pursuant to leases which are summarized below.

           Anchor Tenant                    Area               Minimum             Expiration              Renewal
           -------------                 (Sq. Ft.)           Annual Rent              Date                 Options
                                         ---------           -----------           ----------         ----------------
Hecht's                                   187,280             $200,000              1/31/2007         3-10 yr. options
J.C. Penney                               153,770             $300,000              3/31/2001          6-5 yr. options
Lord & Taylor (a)                         173,515             $150,000             10/31/2005         3-10 yr. options



(a) During 1996, May Company paid rent of $201,080 in accordance with the terms of the John Wanamaker lease and the terms of the new Lord & Taylor lease executed on May 13, 1996. Due to certain rent offsets that John Wanamaker would have otherwise been entitled to, the revenue stream of the Lord & Taylor lease is anticipated to be more favorable to EQK than the old John Wanamaker lease beginning in the fourth lease year. In connection with the execution of this lease agreement, EQK received approval from May Company, on behalf of its Hecht's and Lord & Taylor stores, to certain modifications to the Mall's site plan which will give EQK flexibility in future development planning.

MALL AND OTHER TENANTS

     At September 30, 1997, there were approximately 77 retail tenants, exclusive of the anchor stores, occupying approximately 272,981 square feet of gross leasable area in the mall and free-standing building, representing an occupancy percentage of 81%, and approximately 63,390 square feet were vacant. The gross leasable area of the mall is divided evenly between national and regional/local tenants. Exclusive of the anchor stores, no tenant occupies more than 10% of the gross leasable area of the Center.


                  [Remainder of Page Intentionally Left Blank]

LEASE EXPIRATIONS

     The following table shows selected vacancy and lease expiration information for the tenants of the mall and outparcel stores at December 31, 1996:

                                                                                                               % of
                                                               Gross                   1996               Aggregate 1996
                                    Number of                  Leased                Minimum                 Minimum
                                      Leases                    Area                  Annual                  annual
           Year                    Expiring (a)              (Sq. Ft.)                 Rent                    Rent
      --------------               -----------               ---------               -------              --------------
      Month to Month                    4                       6,587                172,414                   4.1%
           1997                         7                      12,752                213,509                   5.0%
           1998                        14                      14,788                405,506                   9.6%
           1999                         4                       5,637                148,558                   3.5%
           2000                        10                      36,166                490,863                  11.6%
           2001                         8                      17,034                399,846                   9.4%
           2002                         5                      17,926                180,432                   4.3%
           2003                         8                      23,109                176,141                   4.2%
           2004                         5                       8,794                218,416                   5.2%
           2005                         7                      59,271                393,554                   9.3%
    2006 and thereafter                 7                      77,791                672,684                  15.9%
                                       --              --------------         --------------                  ----
           TOTAL                       79                     279,855              3,471,923                  81.9%
                                       ==              ==============         ==============                  ====

---------------
(a) Assumes no renewal options will be exercised in order to show the earliest termination of the leases.


CAPITAL REQUIREMENTS

     EQK will make certain capital expenditures to maintain or enhance the value of The Center, including tenant allowances associated with leasing activity. EQK anticipates making 1997 capital expenditures of up to $1,200,000, which include budgeted tenant allowances of $670,000. Certain of these expenditures are discretionary in nature and therefore may be deferred into future periods.

     One of the conditions of the Mortgage Note was the establishment of a capital reserve account, which is maintained by a third-party escrow agent and from which expenditures must be approved by Prudential. The balance of this account at December 31, 1996 was $1,886,000. Management of EQK believes the current cash balance in this account will be sufficient to fund Harrisburg East Mall's capital expenditures requirements.

OCCUPANCY DATA AND AVERAGE EFFECTIVE ANNUAL RENT

     Information regarding occupancy rates and average effective annual rent for the property, including anchor and outparcel tenants, is set forth below:

                                       1996            1995                      1994                 1993                1992
                                   -------------       -------------         -------------       -------------       -------------
Occupancy Rate (a)                          93.7%               73.6%                 94.3%               96.9%               97.5%
                                   =============       =============         =============       =============       =============
Total Annual Minimum Rent (b)      $   4,902,122       $   5,110,162         $   5,973,828       $   5,943,748       $   5,591,915
Total Percentage Rent                    225,419             269,558               294,591             154,039             262,870
                                   -------------       -------------         -------------       -------------       -------------
Total Annual Effective Rent        $   5,127,541       $   5,379,720         $   6,268,419       $   6,097,787       $   5,854,785
                                   =============       =============         =============       =============       =============
Average Annual Rent
Per Square Foot (c)
Mall Anchor Tenants                $        1.37       $        1.32(d)      $        1.67       $        1.71       $        1.71
Outparcel Stores                   $        7.44       $        6.91         $        5.69       $        6.30       $        6.27
Mall Tenants                       $       17.08       $       16.46         $       16.55       $       15.48       $       14.76
All Tenants                        $        6.26       $        6.44(d)      $        7.49       $        7.16       $        6.88

-----------------------

(a) Occupancy rate at December 31, 1995 reflects vacancy of the former John Wanamaker anchor space. Excluding the effect of the vacancy, the occupancy rate on a pro forma basis at December 31, 1995 was 95.8%. On May 13, 1996, EQK and May Company executed a lease agreement that provides for the opening of a Lord & Taylor department store. The December 31, 1996 occupancy rate includes the occupancy of Lord & Taylor, which opened for business on March 10, 1997.

(b) Total minimum annual rent and percentage rent represents actual tenant rental income for each calendar year, and does not include adjustments for stipulated rent increases in accordance with Generally Accepted Accounting Principles.

(c) Anchor and outparcel rent per square foot data is based on actual leased square footage during each calendar year presented. Mall tenant rent per square foot data is based on leased square footage at December 31 on each year presented.

(d) The decrease in mall anchor tenant average rent per square foot in 1995 and average rent per square foot for all tenants is principally due to the replacement of the Hess department store with Hecht's in November 1994, and Hecht's expansion into an adjacent basement space. Hecht's now occupies 187,280 square feet at $1.07 per square foot, whereas Hess formerly occupied 139,656 square feet at $2.18 per square foot.


                  [Remainder of Page Intentionally Left Blank]

COMPETITION

     The following table provides selected information with respect to certain existing competitors of the Center. Each property is located within eight miles of the Mall. Additional information with respect to Colonial Park Plaza, Capital City Mall and Camp Hill Shopping Center, the primary competitors of the Center, is set forth below.



                                                                   Gross Leasable
         Shopping Center                 Type of Center            Area (Sq. Ft.)               Anchor Stores
         ---------------                 --------------            --------------               -------------
Colonial Park Plaza                Enclosed one level                 762,000         Sears, The Bon Ton, Boscov's
                                   regional mall

Capital City Mall                  Enclosed one level                 722,000         Sears, Hecht's, JC Penney
                                   regional mall

Camp Hill Shopping Center          Enclosed one level mall            505,000         Boscov's, Montgomery Ward

Union Square                       Power Center                       289,000         Dunham Sports, Gabriel Bros.
                                                                                      Weiss, Office Max

Colonial Commons                   Power Center                       429,000         Giant, RX Place Service
                                                                                      Merchandise, Montgomery
                                                                                      Wards, TJ Maxx

Point Shopping Center              Strip Center                       300,000         U.S. Factory Outlet,
                                                                                      Burlington Coat Factory

     The boundaries of the trade area for the Center are influenced by the existence of natural boundaries, competing developments, and demographic characteristics. The Susquehanna River splits the Harrisburg market in two, creating the East and West shores. The Center is located in Dauphin County in the East shore area. The Mall's primary trade area consists of all of Dauphin County, while the secondary trade area includes sections of Lebanon and Lancaster counties on the East shore and sections of Perry and Cumberland counties on the West shore.

     Primary competition for the Center consists of three regional centers located in the Harrisburg trade area: Colonial Park Plaza, Capital City Mall, and Camp Hill Shopping Center.

     Colonial Park Plaza, which opened in 1960, is located approximately five miles north of the Center in the primary trade area, and contains 762,000 square feet of gross leasable area. It is anchored by The Bon-Ton, Sears, and Boscov's, contains 90 in-line specialty retailers and as of December 31, 1996 had an occupancy percentage of 90%. In 1990, this one- level center was renovated and expanded to include a food court and additional specialty shops. Colonial Center continues to be Harrisburg East's primary competitor due to the strength of Boscov's and its tenant mix, which is very similar to that found at Harrisburg.

     Capital City Mall, a one-level center which opened in 1974, is located eight miles west of the Center in the secondary trade area. The center contains approximately 722,000 square feet of gross leasable area and is anchored by Hecht's, JC Penney, and Sears. As of December 31, 1996 it was 97.7% occupied, with a strong concentration of boutique style retailers, and with the addition of Hecht's and JC Penney in 1995, offers the same anchor appeal as the Center.

     Camp Hill Shopping Center, a former community center originally constructed in 1959, was completely enclosed and renovated in 1987. Camp Hill is located approximately eight miles west of the Center in the secondary trade area, and contains approximately 505,700 square feet. The center is anchored by Boscov's and Montgomery Ward, and also contains a 42,000 square foot Pathmark Superstore. The tenant mix is mostly comprised of local retailers and occupancy at 95.0% at December 31, 1996.

DEBT

     As described herein under "The Business of EQK," EQK completed an 18 month extension of its existing mortgage debt aggregating $45,379,000 effective December 1996 (maturity date of June 15, 1998). The following table sets forth certain information regarding the outstanding debt. Both the Mortgage Note and the Term Loan may be prepaid in full without penalty.

                                                                                                            Principal
                                              Principal           Annual Debt                              Balance at
                                            Balance as of           Service            Maturity             Maturity
       Lender            Annual Rate        1996 (000's)            (000's)              Date                (000's)
       ------            -----------        ------------           ---------           --------            ----------
Prudential                8.88%(a)           $43,794                 $3,888            6/15/98             $43,794
PNC                       8.88%(b)              1585                    132            6/15/98               1,585(2)

---------------
(a) The extended Mortgage Note Agreement with Prudential requires monthly interest only payments of $324,000, at 8.88%. In consideration for the fixed annual interest accrual rate, EQK paid an up-front application fee of $165,000 and agreed to pay a back end fee of $272,900, plus interest thereon at the contract rate of 8.88%, at the maturity date of June 15, 1998, or the date at which all or any part of the original principal amount is prepaid.

(b) The extended Term Loan Agreement with PNC provides for the accrual interest rate to be re-set periodically, and is computed at EQK's discretion at either 2 5/8% above the Euro-Rate (as defined in the Term Loan Agreement) or 1 1/8% above the Prime Rate (as defined in the Term Loan Agreement). The accrual rate in effect through May 18, 1997 averages 8.12%. The differential between the accrual rate and the pay rate of 8.88% will be added or subtracted to the principal balance due at maturity.

PHYSICAL DESCRIPTION OF BUILDINGS

     The enclosed shopping mall and the anchor stores are two-level buildings of steel frame and masonry construction with reinforced concrete foundations and four-ply built-up roofs. The free-standing building is a one-level building of similar construction, containing convenience-type shops. The exterior of the mall consists of stone and brick walls and the anchor stores are of complimentary finishes. The mall's two levels are connected by two escalators and two stairways. All mall tenants and the anchor stores have their own air handling units which are supplied with chilled and hot water from a central plant. The free-standing building is served by roof-top cooling units which are predominantly of the packaged, self-contained type with gas heating sections.

PHYSICAL IMPROVEMENTS

     Since acquiring the Mall in 1985, EQK has undertaken several physical improvement programs. In 1987, EQK converted approximately 51,400 square feet of space in the basement of the former Hess's department store space into mall tenant space, at which time it was leased to Toys 'R' Us. During 1988, a new food court with approximately 13,000 square feet of gross leasable area was added. In 1991, EQK completed the conversion of 47,960 square feet of space previously occupied by JC Penney into approximately 31,500 square feet of new leasable area leased at substantially higher rates.

     In conjunction with the JC Penney conversion, the remaining area of the JC Penney store was remodeled. In addition, the terms of the amended JC Penney lease required EQK to renovate the common areas and the exterior facade of the Mall. This renovation was completed in 1993 for a cost of approximately $4,000,000. The project included a complete refurbishment of the property's interior common area, with new floors, finishes, and lighting throughout.

     Upon the expansion of Hecht's into the basement space previously occupied by Toys 'R' Us (approximately 51,400 square feet), EQK renovated Harrisburg East Mall's outparcel building (approximately 51,000 square feet) to accommodate the relocation of Toys 'R' Us for a cost of approximately $3,440,000. In addition to the expansion of the anchor tenant space, Hecht's performed an interior renovation of its new department store space.

     In anticipation of the opening of Lord & Taylor in the former John Wanamaker anchor space, May Company (Lord & Taylor's parent company) completed a major renovation of this anchor store location. Management believes that May Company has spent approximately $10,000,000 on renovations and improvements.

APPRAISAL OF THE CENTER

     EQK has received an appraisal from an unaffiliated third-party appraiser (the "Independent Appraiser") with respect to the market value of the Center. Based upon the analysis set forth in such appraisal, the Independent Appraiser estimates that the market value of the leasehold interest (subject to occupancy leases) of the Center, on a free and clear basis as of December 31, 1996, was $61,500,000.00. In arriving at its appraised value for the Center, the Independent Appraiser considered relevant economic and market factors, including population, employment and other demographic factors and the impact of competition from other shopping centers in the Harrisburg M.S.A.

REAL ESTATE TAXES

     Real estate taxes are levied against the Center for county and township, and school tax purposes. Harrisburg paid $914,000 in real estate taxes in 1996. The 1996 millage rate was 26.886. The county lowered the assessed value of Harrisburg East in 1997. However, the decrease in tax expense associated with the lower assessed value will be substantially offset by a rate increase announced by the county of approximately 2 millage points. Real estate taxes are substantially reimbursed by the tenants through real estate tax recovery billings.

DEPRECIATION

     As of December 31, 1996, for Federal income tax purposes, EQK depreciates its assets under the ACRS and the MACRS as follows:


Buildings:

Gross Federal Income Tax Basis                   $ 49,953,000
Accumulated Depreciation                         $ 14,151,000
Depreciation Method                              Straight Line
Depreciable Life                                 40 Years

Land Improvements:

Gross Federal Income Tax Basis                   $  2,363,000
Accumulated Depreciation                         $    187,000
Depreciation Method                              Straight Line
Depreciable Life                                 40 Years

Personal Property:

Gross Federal Income Tax Basis                   $    185,000
Accumulated Depreciation                         $    102,000
Depreciation Method                              Straight Line*
Depreciable Life                                 10 Years*

*Except for automobiles which are depreciated over a range of 3 to 7 years using the double declining balance method.


ADDITIONAL INFORMATION

     For additional information concerning the Center, see EQK's 1996 Form 10-K, as amended by EQK's Form 10K-A, filed with the Commission on April 30, 1997, each of which is incorporated by reference herein.

   SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF ART AND EQK

     The following unaudited pro forma combined financial information of ART and EQK presents the historical consolidated balance sheets and statements of income of ART and EQK after giving effect to the Merger. The unaudited pro forma combined balance sheet data at September 30, 1997 and December 31, 1996 gives effect to the Merger as if it had occurred on either September 30, 1997 or December 31, 1996. The unaudited pro forma combined statements of income for the nine months ended September 30, 1997 and the fiscal year ended December 31, 1996 give effect to the Merger as if it had occurred on January 1 of each year. These statements have been prepared on the basis of accounting for the Merger as a purchase of an investment in an equity method investee and are based on the assumptions set forth in the notes thereto.

     The following unaudited pro forma combined financial information has been prepared from, and should be read in conjunction with, the consolidated financial statements and related notes thereto of ART as set forth herein and the consolidated financial statements and related notes thereto of EQK included elsewhere in this Prospectus/Proxy Statement. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date as of which, or at the beginning of the periods for which, the Merger is being given effect, nor is it necessarily indicative of future operating results or financial position.
See "Incorporation of Certain Documents by Reference."


                  [Remainder of Page Intentionally Left Blank]

                           AMERICAN REALTY TRUST, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                                                       Proforma                 Proforma
                                                                Historical            Adjustments               Combined
                                                                ----------            -----------               --------
                         Assets                                      (dollars in thousands, except per share)
                         ------
Notes and interest receivable, net of allowances
      for estimated losses.....................                   $ 20,738                                     $  20,738
Real estate held for sale, net of accumulated
      depreciation.............................                    149,127                                       149,127
Real estate held for investment, net of
      accumulated depreciation.................                     84,898                                        84,898
Plant and equipment, net of accumulated
      depreciation.............................                      5,809                                         5,809
Marketable equity securities at market
      value....................................                      7,425                                         7,425
Cash and cash equivalents......................                      2,031        {$(1,888)  (3)}                  2,031
                                                                                  {   (216)  (4)}
                                                                                  {   (400)  (6)}
                                                                                  {  2,504   (7)}
Investments in equity investees................                     46,266        {  3,118   (1)}                 60,780
                                                                                  {  1,024   (2)}
                                                                                  {  6,421   (3)}
                                                                                  {    216   (4)}
                                                                                  {  3,335   (5)}
                                                                                  {    400   (6)}

Intangibles, net of accumulated
      amortization.............................                     15,309                                        15,309
Other assets...................................                     23,015           ______                       23,015
                                                                  --------                                      --------

                                                                  $354,618          $14,514                     $369,132
                                                                  ========          =======                     ========

                                                                                     Proforma                 Proforma
                                                               Historical           Adjustments               Combined
                                                               ----------           -----------               --------
                                                                     (dollars in thousands, except per share)
          Liabilities and Stockholders' Equity
          ------------------------------------
Liabilities
Notes and interest payable.....................                  $213,293                                     $ 213,293
Margin borrowings..............................                    52,071                                        52,071
                                                                                    {$1,360  (5)}
Accounts payable and other liabilities.........                    31,456          {  2,504  (7)}                35,320
                                                                ---------         ---------                   ---------
                                                                  296,820             3,864                     300,684
Minority interest..............................                    10,742                                        10,742
Stockholders' Equity
Preferred Stock, $2.00 par value,
      authorized 20,000,000 shares, issued
      and outstanding

          4,000 shares Series B................                         8                                             8

          16,681 shares Series C...............                        33                                            33

          1,470,623 shares Series F............                       800           {   624  (1)}                 2,931
                                                                                    {   205  (2)}
                                                                                    {   907  (3)}
                                                                                    {   395  (5)}
                                                                                    {   123  (6)}
Common Stock, $.01 par value, authorized
      16,666,667 shares, issued 13,479,348
      shares...................................                       120                                           120

Paid-in capital................................                    72,147          {  2,494  (1)}                80,711
                                                                                   {    819  (2)}
                                                                                   {  3,626  (3)}
                                                                                   {  1,580  (5)}

Accumulated (deficit)..........................                   (26,037)                                      (26,037)
Treasury stock at cost, 1,503,427 shares.......                       (15)                                          (15)
                                                                ---------         ---------                   ---------
                                                                   47,056            10,650                      57,706
                                                                ---------         ---------                   ---------
                                                                $ 354,618         $  14,514                   $ 369,132
                                                                =========         =========                   =========

                          AMERICAN REALTY TRUST, INC.
              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1997

NOTE 1.           Purchase of 1,685,556 EQK Shares from ERPM for $1.85 per EQK
                  Share, paid in ART Preferred Shares valued for this purpose at the liquidation value of $10.00 per ART Preferred Share.

NOTE 2.           Purchase of 553,800 EQK Shares from Greenspring  for $1.85 per
                  EQK Share paid in ART Preferred Shares valued for this purpose at the liquidation value of $10.00 per ART Preferred Share.

NOTE 3. Purchase of 4,804,761 newly issued EQK Shares for consideration of $0.3929 per EQK Share in cash and $0.9435 per share in ART Preferred Shares valued for this purpose at the liquidation value of $10.00 per ART Preferred Share.

NOTE 4. Cash payment of $0.10 per EQK Share held by 5% Holders in consideration for their execution of Standstill Agreement.

NOTE 5.           Payment to ERPM in connection with the termination of the Advisory
                  Agreement of $3,335,000 valued for this purpose at the
                  liquidation value of $10.00 per ART Preferred Share in ART
                  Preferred Shares at the closing of the merger transaction and
                  $1,360,000 in ART Preferred Shares three years thereafter.

NOTE 6. Payment of closing costs related to stock purchase/merger transaction.

NOTE 7. Cash advance from BCM, ART's advisor, for the cash required to complete the cash portions of the transactions detailed above.

                           AMERICAN REALTY TRUST, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                DECEMBER 31, 1996


                                                                                Proforma                Proforma
                                                            Historical         Adjustments              Combined
                                                          -------------     ------------------         ------------
                         Assets                                      (dollars in thousands, except per share)
                         ------
Notes and interest receivable, net of allowances
      for estimated losses.....................           $     48,485                                 $     48,485
Real estate held for sale, net of accumulated
      depreciation.............................                 77,688                                       77,688
Real estate held for investment, net of
      accumulated depreciation.................                 41,347                                       41,347
Marketable equity securities at market
      value....................................                  2,186                                        2,186
Cash and cash equivalents......................                  1,254      {$   (1,888)     (3)}             1,254
                                                                            {      (216)     (4)}
                                                                            {      (400)     (6)}
                                                                            {     2,504      (7)}
Investments in equity investees................                 55,880      {$    3,118      (1)}            70,394
                                                                            {     1,024      (2)}
                                                                            {     6,421      (3)}
                                                                            {       216      (4)}
                                                                            {     3,335      (5)}
                                                                            {                   }
                                                                            {       400      (6)}
Other assets...................................                  8,197                                        8,197
                                                          ------------      -----------                ------------
                                                          $    235,037      $    14,514                $    249,551
                                                          ============      ===========                ============

                                                                                Proforma                Proforma
                                                            Historical         Adjustments              Combined
                                                          -------------     ------------------        -------------
                                                                     (dollars in thousands, except per share)
          Liabilities and Stockholders' Equity
          ------------------------------------
Liabilities
Notes and interest payable.....................           $    127,863                                 $    127,863
Margin borrowings..............................                 40,044                                       40,044
                                                                            {$    1,360      (5)}
Accounts payable and other liabilities.........                  8,433      {     2,504      (8)}            12,297
                                                          ------------      -----------                ------------

                                                               176,340            3,864                     180,204
Minority interest..............................                 10,911                                       10,911

Stockholders' Equity

Preferred Stock, $2.00 par value,
      authorized 20,000,000 shares, issued
      and outstanding
          4,000 shares Series B................                      8                                            8

          15,877 shares Series C...............                     32                                           32

          1,070,623 Series F...................                      -      {       624      (1)}             2,142
                                                                            {       216      (2)}
                                                                            {       907      (3)}
                                                                            {       272      (5)}
                                                                            {       123      (6)}
Common Stock, $.01 par value, authorized
      16,666,667 shares, issued 13,479,348
      shares...................................                    129                                          129

Paid-in capital................................                 68,601      {     2,494      (1)}            77,165
                                                                            {       864      (2)}
                                                                            {     3,626      (3)}
                                                                            {     1,088      (5)}
                                                                            {       492      (6)}
Accumulated (deficit)..........................                (20,978)                                     (20,978)
Treasury stock at cost, 564,704 shares.........                     (6)                                          (6)
                                                          ------------      -----------                ------------
                                                                47,786           10,706                      58,492
                                                          ------------      -----------                ------------
                                                          $    235,037      $    14,570                $    249,607
                                                          ============      ===========                ============

                           AMERICAN REALTY TRUST, INC.
               NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                DECEMBER 31, 1996

NOTE 1.           Purchase of 1,685,556 EQK Shares from ERPM for $1.85 per EQK
                  Share, paid in ART Preferred Shares valued for this purpose at the liquidation value of $10.00 per ART Preferred Share.

NOTE 2.           Purchase of 553,800 EQK Shares from Corbyn for $1.85 per EQK
                  Share paid in ART Preferred Shares valued for this purpose at the liquidation value of $10.00 per ART Preferred Share.

NOTE 3. Purchase of 4,804,761 newly issued EQK Shares for consideration of $0.3929 per share in cash and $0.9435 per share in ART Preferred Shares valued for this purpose at the liquidation value of $10.00 per ART Preferred Share.

NOTE 4. Cash payment of $0.10 per EQK Share held by 5% Holders in consideration for their execution of Standstill Agreement.

NOTE 5.           Payment to ERPM in connection with the termination of the Advisory
                  Agreement of $3,335,000 valued for this purpose at the
                  liquidation value of $10.00 per ART Preferred Share, with
                  $1,975,000 payable in ART Preferred Shares at the closing
                  of the merger the transaction and $1,360,000 in ART
                  Preferred Shares three years thereafter.

NOTE 6. Payment of closing costs related to stock purchase/merger transaction.

NOTE 7. Cash advance from BCM, ART's advisor, for the cash required to complete the cash portions of the transactions described above.

                           AMERICAN REALTY TRUST, INC.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997


                                                                                       Proforma               Proforma
                                                                Historical            Adjustments             Combined
                                                                ----------            -----------             --------
                                                                        (dollars in thousands, except per share)
Revenues
      Sales....................................                 $   10,828                                   $    10,828
      Rents....................................                     18,725                                        18,725
      Interests................................                      2,769                                         2,765
      Other....................................                       (117)                                         (117)
                                                                ----------                                   -----------
                                                                    32,205                                        32,205
Expenses
      Cost of sales............................                      8,672                                         8,672
      Property operations......................                     13,501                                        13,501
      Interest.................................                     20,425                                        20,425
      Advisory and servicing fees..............                      1,938                                         1,938
      General and administrative...............                      4,654                                         4,654
      Depreciation and amortization............                      1,902                                         1,902
      Minority interest........................                        959                                           959
                                                               -----------                                   -----------
                                                                    52,051                                        52,051
                                                               -----------                                   -----------

(Loss) from operations.........................                    (19,846)                                      (19,846)
Equity in income (losses) of investees.........                      5,106       { $    638   (1)}                 5,166
                                                                                 {     (578)  (2)}
Gain on sale of real estate....................                     11,354                                        11,354
                                                               -----------       ----------                  -----------
Net loss ......................................                     (3,386)             (60)                      (3,326)
Preferred dividend requirement.................                       (151)            (803)                        (954)
                                                               -----------       ----------                  -----------
Net (loss) applicable to
Common shares..................................                $    (3,537)      $     (743)                 $    (4,280)
                                                               ===========       ==========                  ===========
Earnings per share
Net(loss) applicable to
Common shares..................................                $      (.29)      $     (.06)                 $      (.35)
                                                               ===========       ==========                  ===========
Weighted average Common shares used in
      computing earnings per share.............                 12,041,252       12,041,252                   12,041,252
                                                               ===========       ==========                  ===========

                           AMERICAN REALTY TRUST, INC.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

NOTE 1.           Equity in net loss of EQK for the nine months ended
                  September 30, 1997 (net loss of ($1,418,000) adjusted for obligation for deferred advisor fee of $2,720,000 assumed by ART equals adjusted net income of $1,302,000 times ART's ownership percentage of 49%).

NOTE 2.           Amortization of cost in excess of net book value of EQK
                  Shares acquired (net book value at September 30, 1997 of (4,439,000), adjusted for obligation for deferred advisory assumed by ART of $(2,720,000) times ART's 49% ownership equals ($842,000) add purchase price assigned to EQK investment of $14,570,000 equals $15,412,000 or ART's excess of cost over net book value of EQK Shares amortized over 20 years, estimated remaining useful life of the Center).

NOTE 3. Dividend requirement on ART Preferred Shares (1,070,623 shares times $.75 per share).

                           AMERICAN REALTY TRUST, INC.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


                                                                                    Proforma             Proforma
                                                            Historical             Adjustments           Combined
                                                          -------------            -----------         ------------
                                                                     (dollars in thousands, except per share)
Income
      Rents....................................           $     20,658                                 $     20,658
      Interests................................                  4,724                                        4,724
      Other....................................                  1,597                                        1,597
                                                          ------------                                 ------------
                                                                26,979                                       26,979
Expenses
      Property operations......................                 15,874                                       15,874
      Interest.................................                 16,450                                       16,450
      Advisory and servicing fees..............                  1,539                                        1,539
      General and administrative...............                  2,712                                        2,712
      Depreciation and amortization............                  2,002                                        2,002
      Minority interest........................                      -                                            -
                                                          ------------                                 ------------
                                                                38,577                                       38,577
                                                          ------------                                 ------------
(Loss) from operations.........................                (11,598)                                     (11,598)
Equity in income (losses) of investees.........                  2,004      {$      604      (1)}             1,872
                                                                            {      (736)     (2)}
Gain on sale of real estate....................                  3,659                                        3,659
                                                          ------------      -----------                ------------
(Loss) before extraordinary gain...............                 (5,935)            (132)                     (6,067)
Extraordinary gain.............................                    381                -                         381
                                                          ------------      -----------                ------------
Net (loss)                                                      (5,554)            (132)                     (5,686)
Preferred dividend requirement.................                   (113)          (1,071)                     (1,184)
                                                          ------------      -----------               -------------
Net (loss) applicable to Common shares.........           $     (5,667)     $    (1,203)               $     (6,870)
                                                          -------------     ===========               -------------

Earnings per share
(Loss) before extraordinary gain...............           $       (.46)     $      (.08)               $       (.54)
Extraordinary gain.............................                    .03                -                         .03
                                                          ------------      -----------                ------------
Net (loss) applicable to Common shares.........           $       (.43)     $      (.08)               $       (.51)
                                                          ============      ===========                ============
Weighted average Common shares used in
      computing earnings per share.............             12,765,082       12,765,082                  12,765,082
                                                          ============      ===========                ============

                           AMERICAN REALTY TRUST, INC.
            NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


NOTE 1. Equity in net loss of EQK for the year needed December 31, 1996 (net loss of ($1,488,000) adjusted for obligation for deferred advisor fee of $2,720,000 assumed by ART equals adjusted net income of $1,232,000 times ART's ownership percentage of 49%).


NOTE 2. Amortization of cost in excess of net book value of EQK Shares acquired (net book value at December 31, 1996 of $(3,021,000) adjusted for obligation for deferred advisory assumed by ART of $2,720,000 times ART's 49% ownership equals ($147,000) add purchase price assigned to EQK investment of $14,570,000 equals $14,717,000 or ART's excess of cost over net book value of EQK Shares amortized over 20 years, estimated remaining useful life of the Center).

NOTE 3. Dividend requirement on ART Preferred Shares (1,070,623 shares times $1.00 per share).

                             EQK REALTY INVESTORS I
                        UNAUDITED PRO FORMA BALANCE SHEET
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                Historical
                                                                  9/30/97             Pro Forma                Pro Forma
                                                               Per Form 10-Q         Adjustments                9/30/97
                                                               -------------         -----------                -------
                        Assets                                                 (dollars in thousands)
                        -----
Investment in Harrisburg East Mall, at cost.....                 $  52,733                                     $  52,733
      Less accumulated depreciation.............                    16,753                                        16,753
                                                                 ---------                                     ---------
                                                                    35,980                                        35,980
Cash and cash equivalents:
      Cash Management Agreement ................                     2,363                                         2,363
      Other ....................................                       642                                           642

Deferred leasing costs (net of accumulated
      amortization of $1,865)...................                     3,827                                         3,827

Accounts receivable and other assets............                     2,096                                         2,096
                                                                 ---------                                     ---------
TOTAL ASSETS....................................                 $  44,908                                     $  44,908
                                                                 =========                                     =========

      LIABILITIES AND DEFICIT IN SHAREHOLDERS' EQUITY

Liabilities:
      Mortgage note payable ....................                 $  43,794                                     $  43,794
      Term loan payable to bank ................                     1,585                                         1,585
      Accounts payable and other liabilities
        including amounts due affiliates of
        $3,053 in the historical presentation and
        $333 in the pro forma presentation).....                     3,968          (2,720)     (a)                1,248
                                                                 ---------                                     ---------

                                                                    49,347                                        46,627
Deficit in Shareholders' Equity:

      Shares of beneficial interest, without par
        value: 10,055,555 shares authorized, 9,264,344
        shares issued and outstanding in the historical
        presentation and an unlimited number of shares
        authorized, 13,772,367 shares issued and
        outstanding in the pro forma
        presentation ...........................                  135,875            2,720     (a)(b)           138,695

      Accumulated deficit ......................                 (140,314)                                     (140,314)
                                                              -----------                                   ------------

                                                                   (4,439)                                        (1,719)
                                                              -----------                                   ------------
TOTAL LIABILITIES AND DEFICIT
      IN SHAREHOLDERS' EQUITY ..................              $    44,908                                   $     44,908
                                                              ===========                                   ============

                             EQK REALTY INVESTORS I
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                      Historical Nine                        Pro Forma
                                                       Months Ended                         Nine Months
                                                          9/30/97         Pro Forma             Ended
                                                      Per Form 10-Q     Adjustments           9/30/97
                                                      -------------     -----------         -----------
                                                                             (dollars in thousands)
Revenues from rental operations ................      $     4,515                           $     4,515

Operating Expenses, net of tenant reimbursements
      (including property management fees earned
      by an affiliate of $220) .................              642                                   642

Depreciation and amortization ..................            1,893                                 1,893
                                                      -----------                           -----------

Income from rental operations ..................            1,980                                 1,980

Interest expense ...............................            3,033                                 3,033

Other expenses, net of interest income
      (including portfolio management fees
      earned by an affiliate of $183) ..........              365                                   365
                                                      -----------                           -----------

Net loss .......................................      ($    1,418)                          ($    1,418)
                                                      ===========                           ===========

Weighted Average shares outstanding ............        9,264,344     4,508,023      (b)     13,772,367
                                                      ===========                           ===========

Net loss per share .............................           ($0.15)                          ($     0.10)
                                                      ===========                           ===========

                             EQK REALTY INVESTORS I
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                               Historical
                                                               Year Ended                                     Pro Forma
                                                                12/31/96               Pro Forma             Year Ended
                                                              Per Form 10-K           Adjustments              12/31/96
                                                              -------------           -----------              --------
                                                                             (dollars in thousands)
Revenues from rental operations.................                $   6,174                                    $    6,174

Operating Expenses, net of tenant reimbursements
      (including property management fees earned
      by an affiliate of $297)........................                887                                           887

Depreciation and amortization.........................              2,391                                         2,391

Other income..........................................               (268)                                         (268)
                                                                ---------                                    ----------

Income from rental operations.........................              3,164                                         3,164

Interest expense......................................              3,896                                         3,896

Other expenses, net of interest income
      (including portfolio management fees
      earned by an affiliate of $250).................                756                                           756
                                                                ----------                                   -----------

Net loss..............................................            ($1,488)                                      ($1,488)
                                                                =========                                    ==========

Weighted Average shares outstanding...................          9,264,344        4,508,023     (b)           13,772,367
                                                                =========                                    ==========

Net loss per share....................................             ($0.16)                                       ($0.11)
                                                                =========                                    ==========

                             EQK REALTY INVESTORS I
                    NOTES TO PRO FORMA FINANCIAL INFORMATION
                                   (Unaudited)


The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1996 is derived form the historical Statement of Operations included herein and in the Annual Report on Form 10-K for the year ended December 31, 1996. The Unaudited Pro Forma Balance Sheet as of September 30, 1997 and the Unaudited Pro Forma Statement of Unaudited Operations for the nine months ended September 30, 1997 are derived from the historical statements included herein and in the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

The pro forma financial information should be read in conjunction with the Trust's historical Financial Statements and Notes thereto contained herein and in the Annual Report on Form 10-K for the year ended December 31, 1996 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. The pro forma financial information does not purport to be indicative of the results of operations or the financial position which would have actually resulted if the sale transaction had been consummated on the date indicated. In addition, the pro forma financial information does not purport to be indicative of the results of operations or financial position which may be obtained in the future.

The Unaudited Pro Forma Adjustments are comprised of the following:

     (a) Payments by ART to ERPM on account of the termination of the Advisory Agreement in the amount of $2,720,000. One-half of the obligation will be paid at closing in the form of ART Preferred Shares valued at the Liquidation Value and the remaining half will be paid within three years after the consummation of the merger also in the form of ART Preferred Shares valued at the Liquidation Value.

     (b) The issuance of 4,804,761 shares to ART as consideration for the merger, which in addition to the shares acquired from ERPM and Greenspring, will give ART a total 49% interest in EQK. The adjustment further reflects the issuance of 367,868 EQK Shares to Prudential at an exercise price of $0.0001 per share pursuant to the Prudential Warrant Agreement. (In this regard, EQK has the right to require Prudential to exercise this warrant in advance of the Merger, and based on the below-market value exercise price, EQK's management anticipates that Prudential will exercise this warrant.)

                              PLAN OF DISTRIBUTION

     The Dealer Manager will distribute the EQK Merger Consideration to EQK Shareholders residing in the states of Florida, Kansas, Missouri, New Jersey, North Carolina, North Dakota and Vermont on ART's behalf. The Merger Agent will distribute the EQK Merger Consideration to all other EQK Shareholders on ART's behalf.

     The Dealer Manager and the Merger Agent will be entitled to indemnifications by ART against certain civil liabilities, including liabilities under the Securities Act, or to contribution by ART to payments they may be required to make in respect thereof. The Dealer Manager is an affiliate of ART and may engage in transactions with, or perform services for ART in the ordinary course of business.


                                  LEGAL MATTERS

     The validity of the shares of ART Preferred Shares offered hereby has been passed upon for ART by Holt Ney Zatcoff & Wasserman, LLP, Atlanta, Georgia. Certain matters in connection with the Merger will be passed upon for EQK by its special Massachusetts counsel, Palmer & Dodge, Boston, Massachusetts. The federal income tax consequences of the Merger have been passed upon by Andrews & Kurth L.L.P., Dallas, Texas.

                                     EXPERTS

     The financial statements and schedules of ART included and incorporated by reference in this Prospectus/Proxy Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their reports appearing elsewhere herein and in the Registration Statement, and such reports are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

     The financial statements and the related financial statement schedule of EQK included and incorporated by reference in this Prospectus/Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   APPENDIX A

                                 Index of Terms

"5% Holder".......................................................................................-4-
"ACMs"...........................................................................................-17-
"ADA" ...........................................................................................-17-
"Adjusted Liquidation Value"......................................................................-7-
"Advisory Agreement"...........................................................................3, -1-
"Advisor".............................................................................-2-, -37-, -86-
"Amended Declaration of Trust"....................................................................-5-
"ARB"...............................................................................................6
"ART Affiliated Trustees"........................................................................-21-
"ART Board".......................................................................................-2-
"ART Designated Trustees"........................................................................-21-
"ART Form 10-K"...................................................................................-9-
"ART Independent Trustee"........................................................................-21-
"ART Merger Consideration"..........................................................................4
"ART Newco"......................................................................................2, 4
"ART Preferred Consideration"....................................................................-30-
"ART Preferred Shares"..............................................................................4
"ART" .....................................................................................2, 4, F-10
"BCM" .................................................................................-1-, -2-, F-24
"Block Purchase"....................................................................................4
"Board Election Proposal"......................................................................2, -1-
"Carmel Realty"............................................................................-39-, F-27
"Carmel, Ltd.".............................................................................-39-, F-27
"Center" .........................................................................................-2-
"CMET" ............................................................................7, -2-, F-17, F-53
"Code" ...........................................................................................-1-
"Commission".....................................................................................4, 6
"Company"........................................................................................F-38
"Compass".........................................................................................-2-
"Conversion Price"..........................................................................-7-, -82-
"Davister".................................................................................-60-, F-14
"Dealer Manager"..................................................................................-8-
"Declaration Amendment Proposal"...............................................................2, -1-
"Declaration of Trust"............................................................................-1-
"Description of Capital Stock of ART".............................................................-7-
"EBITDA" ........................................................................................-29-
"Effective Time"..................................................................................-5-
"EKR" ..............................................................................................6
"Eldercare"......................................................................................-22-
"EQK Annual Meeting"................................................................................4
"EQK Board".........................................................................................4
"EQK Form 10-K"...................................................................................-9-
"EQK Merger Consideration".......................................................................2, 4
"EQK Record Date"...................................................................................4
"EQK Shareholders"..................................................................................4
"EQK Shares"........................................................................................4
"EQK Share".........................................................................................4
"EQK"............................................................................................2, 4
"Equitable".......................................................................................-2-
"ERE".............................................................................................-2-
"ERPM/ART Stock Purchase Agreement"..............................................................-10-
"ERPM/Greenspring Shares"........................................................................-33-
"ERPM"......................................................................................2, 4, -1-
"Exchange Act"......................................................................................6
"Expense Sharing Agreement"......................................................................-35-
"FFO" ...........................................................................................-29-
"First Equity"...................................................................................-39-
"Free Cash Flows"................................................................................-32-
"GCLP"...........................................................................................-61-
"Greenspring".......................................................................................4
"Harrisburg M.S.A.".............................................................................-101-
"Initial Board Change"...........................................................................-21-
"IORI".............................................................................8, -2-, F-17, F-53
"Landauer"........................................................................................-3-
"Legg Mason Opinion".......................................................................-26-, -28-
"Legg Mason"......................................................................................-3-
"Liquidation Value"............................................................................4, -7-
"May Company"....................................................................................-94-
"Meeting"........................................................................................2, 3
"Merger Agent"...................................................................................-24-
"Merger Agreement"............................................................................2, 3, 4
"Merger Consideration"..............................................................................4

"Merger Proposal"..............................................................................2, -1-
"Merger" .....................................................................................2, 3, 4
"Moorman Settlement Agreement"...................................................................-62-
"Mortgage Note"..................................................................................-87-
"Nasdaq" ........................................................................................-13-
"Negative Determination"..........................................................................-5-
"Net Assets".....................................................................................-31-
"New Advisory Agreement Proposal"..............................................................2, -1-
"New Advisory Agreement".......................................................................3, -1-
"New Advisor".....................................................................................-2-
"New EQK Board"..................................................................................-21-
"NOLP"...................................................................-38-, -81-, F-11, F-38, F-53
"NOLs"..........................................................................-4-, -18-, -26-, -31-
"Non-ART Affiliated Trustees"....................................................................-21-
"Non-ART Designated Trustees"....................................................................-21-
"Non-ART Independent Trustee"....................................................................-21-
"NRLP Oversight Committee".......................................................................-62-
"NRLP".......................................................................8, -2-, -61-, F-10, F-53
"NYSE Rules"......................................................................................-4-
"NYSE"..............................................................................................6
"Ownership Limit".................................................................................-5-
"PNC" ...........................................................................................-87-
"Post Merger Components Equity Value per EQK Share"..............................................-32-
"Post Merger Components Investment Value per EQK Share"..........................................-33-
"Post Merger Multiples Equity Value per EQK Share"...............................................-31-
"Post Merger Multiples Investment Value per Continuing EQK Share"................................-31-
"Post Merger Public Market Equity Value per EQK Share"...........................................-30-
"Post Merger Public Market Investment Value per EQK Share".......................................-30-
"Pre Merger Components Equity value per EQK Share"...............................................-32-
"Pre Merger Multiples Equity Value per EQK Share"................................................-31-
"Pre Merger Public Market Equity value per EQK Share"............................................-30-
"Property Management Agreement"..................................................................-10-
"Proposals".........................................................................................2
"Proxy Solicitor"................................................................................-20-
"Prudential"......................................................................................-4-
"Public EQK Shareholders"...........................................................................4
"PWSI"...........................................................................................-66-
"PWS" ...........................................................................................F-10
"Quarterly Dividend Payment Date"...........................................................-7-, -82-
"Redeemable General Partner Interest"......................................................-62-, F-12
"Reform Act"........................................................................................6
"Registration Statement".........................................................................4, 6
"REIT Transactions"..............................................................................-30-
"REITs"....................................................................................-60-, F-17
"REIT"............................................................................................-1-
"Requisite Shareholder Approval"..................................................................-1-
"Retail REITs"...................................................................................-30-
"Retail Transactions"............................................................................-31-
"Rights" ........................................................................................-83-
"SAMI".....................................................................................-21-, F-12
"SAMLP"..............................................................................-38-, F-11, F-53
"San Jacinto"....................................................................................-13-
"Securities Act"...........................................................................4, 6, -77-
"Selling Costs"..................................................................................-31-
"Series A Preferred Stock".......................................................................-83-
"Series D Preferred Stock".......................................................................-85-
"Series E Preferred Stock".......................................................................-85-
"Series G Preferred Stock".......................................................................-85-
"Southmark"....................................................................-13-, -54-, F-11, F-15
"Special Stock"..................................................................................-82-
"Standstill Agreement"............................................................................-4-
"Supervising Judge"..................................................................-63-, F-12, F-38
"SWI"............................................................................................F-27
"Target Companies"...............................................................................-30-
"Target Properties"..............................................................................-31-
"Tax Counsel".....................................................................................-7-
"TCI"..............................................................................8, -2-, F-17, F-53
"Term Loan"......................................................................................-87-
"Trust"..........................................................................................-86-
"Trustee".........................................................................................-3-
"Unaffiliated Trustee"...........................................................................-88-
"VRLP".....................................................................................-54-, F-16

                        INDEX TO FINANCIAL STATEMENTS

                                                                                                               Page
                                                                                                               ----
FINANCIAL STATEMENTS OF AMERICAN REALTY TRUST, INC.:

Report of Independent Certified Public Accountants..............................................................F-3

Consolidated Balance Sheets -
   December 31, 1996 and 1995...................................................................................F-4

Consolidated Statements of Operations -
   Years Ended December  31, 1996, 1995 and 1994................................................................F-6

Consolidated Statements of Stockholders' Equity -
   Years Ended December 31, 1996, 1995 and 1994.................................................................F-7

Consolidated Statements of Cash Flows -
   Years Ended December 31, 1996, 1995 and 1994.................................................................F-8

Notes to Consolidated Financial Statements.....................................................................F-11

Interim Financial Statements (Unaudited):

Consolidated Balance Sheets -
   September 30, 1997 and December 31, 1996....................................................................F-32

Consolidated Statements of Operations -
   Three and Nine Months Ended September 30, 1997 and 1996.....................................................F-34

Consolidated Statements of Stockholders' Equity -
   Nine Months Ended September 30, 1997........................................................................F-35

Consolidated Statements of Cash Flows -
   Nine Months Ended September 30, 1997 and 1996...............................................................F-36

Notes to Consolidated Interim Financial Statements.............................................................F-39


FINANCIAL STATEMENTS OF EQK REALTY INVESTORS I:

Report of Independent Certified Public Accountants.............................................................F-50

Balance Sheets at December 31, 1996 and 1995...................................................................F-51

Statements of Operations -
   Years Ended December 31, 1996, 1995 and 1994................................................................F-52

Statements of Shareholders' Equity -
   Years Ended December 31, 1996 1995 and 1994.................................................................F-53



Statements of Cash Flows -
   Years Ended December 31, 1996, 1995 and 1994................................................................F-54

Notes to Financial Statements, including
   Supplementary Data..........................................................................................F-55

Financial Statement Schedule...................................................................................F-62

Interim Financial Statements (Unaudited)

Balance Sheets at September 30, 1997 and
   December 31, 1996...........................................................................................F-63

Statements of Operations -
   for three and nine months ended
   September 30, 1997 and September 30, 1996...................................................................F-64

Statements of Cash Flow-
   for nine months ended September 30, 1997
   and September 30, 1996......................................................................................F-65

Notes to Financial Statements..................................................................................F-66




All other schedules are omitted because they are not required, are not applicable or the information required is included in the Financial Statements or the notes thereto.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors of
American Realty Trust, Inc.


We have audited the accompanying consolidated balance sheets of American Realty Trust, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of ART's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Realty Trust, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                     BDO Seidman, LLP



Dallas, Texas
March 26, 1997

                           AMERICAN REALTY TRUST, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                December 31,
                                                                ------------
                                                             1996         1995
                                                           --------     --------
                                                           (dollars in thousands)
  Assets
Notes and interest receivable
  Performing (including $13,563 in 1996 and
         $14,657 in 1995 from affiliate) .............     $ 50,784     $ 51,840
  Nonperforming, nonaccruing .........................        1,627        1,827
                                                           --------     --------
                                                             52,411       53,667

Less - allowance for estimated losses ................       (3,926)      (3,926)
                                                           --------     --------
                                                             48,485       49,741
Real estate held for sale, net of accumulated
  depreciation ($5,098 in 1996 and 1995) .............       77,688       32,627

Less - allowance for estimated losses ................           --       (3,328)
                                                           --------     --------
                                                             77,688       29,299
Real estate held for investment net of accumu-
  lated depreciation ($4,234 in 1996 and $2,646
  in 1995) ...........................................       41,347       30,125

Marketable equity securities, at market value ........        2,186        2,093
Cash and cash equivalents ............................        1,254        1,054
Investments in equity investees ......................       55,880       41,072
Other assets (including $3,336 in 1995 from
  affiliate) .........................................        8,197        8,649
                                                           --------     --------
                                                           $235,037     $162,033
                                                           ========     ========


The accompanying notes are an integral part of these Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
                     CONSOLIDATED BALANCE SHEETS - CONTINUED



                                                              December 31,
                                                              ------------
                                                           1996         1995
                                                        ---------     ---------
                                                         (dollars in thousands)
       Liabilities and Stockholders' Equity
Liabilities
Notes and interest payable (including $8,973 in
  1996 and $8,556 in 1995 to affiliates) ...........    $ 127,863     $  61,163
Margin borrowings ..................................       40,044        34,017
Accounts payable and other liabilities
  (including $4,584 in 1995 to affiliate) ..........        8,433        12,698
                                                        ---------     ---------
                                                          176,340       107,878

Minority interest ..................................       10,911         1,097

Commitments and contingencies

Stockholders' equity
Preferred Stock, $2.00 par value, authorized
  20,000,000 shares; issued and outstanding
  4,000 shares Series B ............................            8            --
  15,877 shares Series C ...........................           32            --
Common Stock, $.01 par value, authorized
  16,666,667 shares; issued 13,479,348 shares in
  1996 and 11,716,656 shares in 1995 ...............          129           117
Paid-in capital ....................................       68,601        66,661
Accumulated (deficit) ..............................      (20,978)      (13,720)
Treasury stock at cost, 564,704 shares .............           (6)           --
                                                        ---------     ---------
                                                           47,786        53,058
                                                        ---------     ---------

                                                        $ 235,037     $ 162,033
                                                        =========     =========


The accompanying notes are an integral part of these Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              Years Ended December 31,
                                                                        1996            1995            1994
                                                                    ------------    ------------    ------------
                                                                      (dollars in thousands, except per share)
Income
  Rents .........................................................   $     20,658    $     17,869    $     18,013
  Interest (including $539 in 1996, $506 in 1995 and $366 in
    1994 from affiliates) .......................................          4,724           4,929           3,959
  Other .........................................................          1,597             154           1,098
                                                                    ------------    ------------    ------------
                                                                          26,979          22,952          23,070


Expenses
  Property operations (including $892 in 1996, $1,200 in 1995
    and $899 in 1994 to affiliates) .............................         15,874          13,260          13,013
  Interest (including $418 in 1996, $437 in 1995 and $589
    in 1994 to affiliates) ......................................         16,450           8,941           7,875
  Advisory and servicing fees to affiliate ......................          1,539           1,195           1,242
  General and administrative (including $691 in 1996, $516 in
    1995 and $434 in 1994 to affiliate) .........................          2,712           2,554           2,562
  Depreciation and amortization .................................          2,002           1,691           1,620
  Minority interest .............................................             --             671             169
                                                                    ------------    ------------    ------------
                                                                          38,577          28,312          26,481
                                                                    ------------    ------------    ------------

(Loss) from operations ..........................................        (11,598)         (5,360)         (3,411)
Equity in income (losses) of investees ..........................          2,004            (851)            292
Gain on sale of real estate .....................................          3,659           2,594             379
                                                                    ------------    ------------    ------------

(Loss) before income taxes ......................................         (5,935)         (3,617)         (2,740)
Income tax expense ..............................................             --               2               9
                                                                    ------------    ------------    ------------

(Loss) before extraordinary gain ................................         (5,935)         (3,619)         (2,749)

Extraordinary gain ..............................................            381             783             323
                                                                    ------------    ------------    ------------

Net (loss) ......................................................         (5,554)         (2,836)         (2,426)

Preferred dividend requirement ..................................           (113)             --              --
                                                                    ------------    ------------    ------------

Net (loss) applicable to Common shares ..........................   $     (5,667)   $     (2,836)   $     (2,426)
                                                                    ============    ============    ============

Earnings per share
(Loss) before extraordinary gain ................................   $       (.46)   $       (.31)   $       (.23)
Extraordinary gain ..............................................            .03             .07             .03
                                                                    ------------    ------------    ------------

Net (loss) applicable to Common shares ..........................   $       (.43)   $       (.24)   $       (.20)
                                                                    ============    ============    ============

Weighted average Common shares used in computing
   earnings per share ...........................................     12,765,082      11,716,656      12,208,876
                                                                    ============    ============    ============


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 Series B     Series C                                         Accumulated
                                 Preferred   Preferred     Common      Treasury     Paid-in      Earnings   Stockholders
                                   Stock       Stock        Stock        Stock       Capital     (Deficit)     Equity
                                  --------    --------    --------     --------     --------     --------     --------
                                                                 (dollars in thousands)
Balance
  January 1, 1994 ............    $     --    $     --    $    102     $     --     $ 64,476     $ (8,458)    $ 56,120
Reclassification of
Redeemable Common
  Stock ......................          --          --          14           --        2,186           --        2,200
Common Stock
  Issued .....................          --          --           9           --           (9)          --           --
Common Stock
  retired ....................          --          --          (8)          --            8           --           --
Net (loss) ...................          --          --          --           --           --       (2,426)      (2,426)
                                  --------    --------    --------     --------     --------     --------     --------
Balance
  December 31, 1994 ..........          --          --         117           --       66,661      (10,884)      55,894
Net (loss) ...................          --          --          --           --           --       (2,836)      (2,836)
                                  --------    --------    --------     --------     --------     --------     --------
Balance
  December 31, 1995 ..........          --          --         117           --       66,661      (13,720)      53,058
Common Stock issued ..........          --          --          12           --          (12)          --           --
Series B Preferred Stock
    issued ...................           8          --          --           --          392           --          400
Series C Preferred Stock
    issued ...................          --          30          --           --        1,469           --        1,499
Common stock cash
    dividend ($.15 per
    share) ...................          --          --          --           --           --       (1,491)      (1,491)
Redemption of share
    purchase rights ($.01
    per right) ...............          --          --          --           --           --         (101)        (101)
Series B Preferred Stock
    cash dividends ($6.46
    per share) ...............          --          --          --           --           --          (25)         (25)
Series C Preferred Stock
    stock dividend ($5.74
    per share) ...............          --           2          --           --           85          (87)          --
Treasury stock, at cost ......          --          --          --           (6)           6           --           --
Net (loss) ...................          --          --          --           --           --       (5,554)      (5,554)
                                  --------    --------    --------     --------     --------     --------     --------
Balance
  December 31, 1996 ..........    $      8    $     32    $    129     $     (6)    $ 68,601     $(20,978)    $ 47,786
                                  ========    ========    ========     ========     ========     ========     ========


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           For The Years Ended December 31,
                                                                           --------------------------------
                                                                            1996         1995         1994
                                                                          --------     --------     --------
                                                                               (dollars in thousands)
Cash Flows From Operating Activities
   Rents collected ...................................................    $ 19,013     $ 18,473     $ 17,130
   Interest collected ($385 in 1996, $399 in
          1995 and $366 in 1994 from affiliates) .....................       4,304        4,845        3,829
   Distributions from equity investees' operating activities .........       9,054        1,464        1,642
   Interest paid (including $19 in 1995 and $213 in 1994 to
         affiliate) ..................................................      (9,601)      (8,296)      (4,286)
   Payments for property operations
         (including $892 in 1996, $1,200 in 1995
         and $899 in 1994 to affiliate) ..............................     (15,034)     (13,442)     (13,162)
   Advisory fee paid to affiliate ....................................      (1,539)      (1,195)      (1,242)
   General and administrative expenses paid
         (including $691 in 1996, $516 in 1995 and
         $434 in 1994 to affiliate) ..................................      (3,095)      (2,448)      (2,384)
   Litigation settlement .............................................          --         (100)        (750)
   Other .............................................................      (1,084)         500          235
                                                                          --------     --------     --------

         Net cash provided by (used in) operating
            activities ...............................................       2,018         (199)       1,012

Cash Flows From Investing Activities
   Collections on notes receivable
   (including $1,166 in 1996 and $394
    in 1995 from affiliates) .........................................       1,495        1,604        2,757
   Purchase of marketable equity securities ..........................     (22,613)     (19,394)     (16,518)
   Proceeds from sale of marketable equity securities ................      23,557       18,374       15,123
   Notes receivable funded ...........................................        (250)      (3,295)        (700)
   Proceeds from sale of real estate .................................       3,129       11,992        4,058
   Return of capital distributions ...................................          --           --          514
   Acquisitions of real estate .......................................      (6,698)     (21,394)          --
   Real estate improvements ..........................................      (2,862)      (1,802)      (2,168)
   Investment in equity investees ....................................     (15,471)      (7,169)      (6,884)
                                                                          --------     --------     --------

         Net cash (used in) investing activities .....................     (19,713)     (21,084)      (3,818)


                           AMERICAN REALTY TRUST, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)



                                                                      For The Years Ended December 31,
                                                                      --------------------------------
                                                                       1996         1995         1994
                                                                     --------     --------     --------
                                                                           (dollars in thousands)
Cash Flows From Financing Activities
   Proceeds from notes payable ..................................    $ 58,520     $ 36,211     $    710
   Margin borrowings, net .......................................       2,981        7,626        8,598
   Proceeds from issuance of Preferred Stock ....................         400           --           --
   Payments on notes payable (including $990 in 1995,
         $1,320 in 1994 to affiliate) ...........................     (32,382)     (22,268)      (5,151)
   Southmark settlement payments ................................          --           --         (435)
   Deferred borrowing costs .....................................      (5,028)      (2,475)          --
   Net advances (payments) to/from affiliates ...................      (4,979)       3,050       (1,566)
   Dividends paid ...............................................      (1,617)          --           --
                                                                     --------     --------     --------
         Net cash provided by financing activities ..............      17,895       22,144        2,156
                                                                     --------     --------     --------
   Net increase (decrease) in cash and cash equivalents .........         200          861         (650)
   Cash and cash equivalents, beginning of year .................       1,054          193          843
                                                                     --------     --------     --------
   Cash and cash equivalents, end of year .......................    $  1,254     $  1,054     $    193
                                                                     ========     ========     ========
   Reconciliation of net (loss) to net cash provided
         by (used in) operating activities
   Net (loss) ...................................................    $ (5,554)    $ (2,836)    $ (2,426)

   Adjustments to reconcile net (loss) to net cash provided
     by (used in) operating activities
         Extraordinary gain .....................................        (381)        (783)        (323)
         Gain on sale of real estate ............................      (3,659)      (2,594)        (379)
         Depreciation and amortization ..........................       2,002        1,691        1,620
         Equity in (income) losses of investees .................      (2,004)         851         (292)
           Distributions from equity investees' operating
              activities ........................................       9,054        1,464        1,642
           (Increase) decrease in accrued interest receivable ...        (117)          79          (18)
           Decrease in other assets .............................         452        1,439          228
           Increase (decrease) in accrued interest payable ......       1,417           (5)         575
           Increase in accounts payable and other liabilities ...         733          495          150
           Other ................................................          75           --          235
                                                                     --------     --------     --------
             Net cash provided by (used in) operating
               activities .......................................    $  2,018     $   (199)    $  1,012
                                                                     ========     ========     ========


                           AMERICAN REALTY TRUST, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)



                                                                     For The Years Ended December 31,
                                                                     --------------------------------
                                                                       1996        1995         1994
                                                                     --------    --------     --------
                                                                           (dollars in thousands)
Schedule of noncash investing and financing activities

Acquisition of real estate financed by debt .....................    $  9,099    $ 21,394     $  6,800

Stock dividends on Series C Preferred Stock .....................          87          --           --

Real estate sales financed by purchase money mortgages ..........          --          --        1,400

Carrying value of real estate securities acquired through
   assumption of debt with carrying value of
   $6,080 in 1994 ...............................................          --          --        9,810

Sale of real estate subject to debt .............................          --      (5,878)          --

Carrying value of real estate obtained in satisfaction
   of a receivable with a carrying value of $125 ................          --          --          125

Settlement with insurance company
   Carrying value of real estate received .......................          --       1,619           --

   Carrying value of notes receivable
         participation received .................................          --          --           --

   Carrying value of notes receivable
         returned ...............................................          --         (32)          --

   Carrying value of real estate returned .......................          --      (2,183)          --


The accompanying notes are an integral part of these Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The accompanying Consolidated Financial Statements of American Realty Trust, Inc. and consolidated entities ("ART") have been prepared in conformity with generally accepted accounting principles, the most significant of which are described in NOTE 1. "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES." These, along with the remainder of the Notes to Consolidated Financial Statements, are an integral part of the Consolidated Financial Statements. The data presented in the Notes to Consolidated Financial Statements are as of December 31 of each year and for the year then ended, unless otherwise indicated. Dollar amounts in tables are in thousands, except per share amounts.

         Certain balances for 1994 and 1995 have been reclassified to conform to the 1996 presentation. Shares and per share data have been restated for the 2 for 1 forward Common Stock splits effected February 17, 1997 and January 2, 1996.

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and company business. American Realty Trust, Inc. ("ART"), a Georgia corporation, is successor to a District of Columbia business trust, that primarily invests in real estate and real estate-related entities and purchases and originates mortgage loans.

         Basis of consolidation. The Consolidated Financial Statements include the accounts of ART, and all majority- owned subsidiaries and partnerships other than National Realty, L.P. ("NRLP") and Pizza World Supreme, Inc. ("PWS"). ART uses the equity method to account for its investment in NRLP and PWS as control is considered to be temporary. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P." and
NOTE 6. "INVESTMENTS IN EQUITY INVESTEES." All significant intercompany transactions and balances have been eliminated.

         Accounting estimates. In the preparation of ART's Consolidated Financial Statements in conformity with generally accepted accounting principles it was necessary for ART's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expense for the year then ended. Actual results could differ from these estimates.

         Interest recognition on notes receivable. It is ART's policy to cease recognizing interest income on notes receivable that have been delinquent for 60 days or more. In addition, accrued but unpaid interest income is only recognized to the extent that the net realizable value of the underlying collateral exceeds the carrying value of the receivable.

         Allowance for estimated losses. Valuation allowances are provided for estimated losses on notes receivable considered to be impaired. Impairment is considered to exist when it is probable that all amounts due under the terms of the note will not be collected. Valuation allowances are provided for estimated losses on notes receivable to the extent that ART's investment in the note exceeds ART's estimate of net realizable value of the collateral securing such note, or fair value of the collateral if foreclosure is probable.

         Real Estate Held for Investment and Depreciation. Real estate held for investment is carried at cost. Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") requires that a property be considered impaired, if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property. If impairment exists, an impairment loss is recognized by a charge against earnings, equal to the amount by which the carrying amount of the property exceeds the fair value of the property. If impairment of a property is recognized, the carrying amount of the property is reduced by the amount of the impairment, and a new cost for the property is established. Such new cost is depreciated over the property's remaining useful life. Depreciation is provided by the straight-line method over estimated useful lives, which range from 10 to 40 years.

         Real Estate Held for Sale. Foreclosed real estate is initially recorded at new cost, defined as the lower of original cost or fair value minus estimated costs of sale. SFAS No. 121 also requires that properties held for sale be reported at the lower of carrying amount or fair value less costs of sale. If a reduction in a held for sale property's carrying amount to fair value less costs of sale is required, a provision for loss shall be recognized by a charge against

                          AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


earnings. Subsequent revisions, either upward or downward, to a held for sale property's estimated fair value less costs of sale is recorded as an adjustment to the property's carrying amount, but not in excess of the property's carrying amount when originally classified as held for sale. A corresponding charge against or credit to earnings is recognized. Properties held for sale are not to be depreciated.

         Investments in equity investees. Because ART may be considered to have the ability to exercise significant influence over the operating and investment policies of certain of its investees, ART accounts for such investments by the equity method. Under the equity method, ART's initial investment, recorded at cost, is increased by ART's proportionate share of the investee's operating income and any additional investment and decreased by ART's proportionate share of the investee's operating losses and distributions received.

         Present value premiums/discounts. ART provides for present value premiums and discounts on notes receivable or payable that have interest rates that differ substantially from prevailing market rates and amortizes such premiums and discounts by the interest method over the lives of the related notes. The factors considered in determining a market rate for notes receivable include the borrower's credit standing, nature of the collateral and payment terms of the note.

         Revenue recognition on the sale of real estate. Sales of real estate are recognized when and to the extent permitted by Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate" ("SFAS No. 66"). Until the requirements of SFAS No. 66 for full profit recognition have been met, transactions are accounted for using either the deposit, the installment, the cost recovery or the financing method, whichever is appropriate.

         Fair value of financial instruments. ART used the following assumptions in estimating the fair value of its notes receivable, marketable equity securities and notes payable. For performing notes receivable, the fair value was estimated by discounting future cash flows using current interest rates for similar loans. For nonperforming notes receivable the estimated fair value of ART's interest in the collateral property was used. For marketable equity securities fair value was based on the year end closing market price of each security. For notes payable the fair value was estimated using current rates for mortgages with similar terms and maturities.

         Cash equivalents. For purposes of the Consolidated Statements of Cash Flows, ART considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         Earnings per share. Loss per share is computed based upon the weighted average number of shares of Common Stock and redeemable Common Stock outstanding during each year, adjusted for the two for one forward Common Stock splits effected February 17, 1997 and January 2, 1996.

NOTE 2.  SYNTEK ASSET MANAGEMENT, L.P.

         In August 1996, ART purchased a pool of assets from Southmark Corporation ("Southmark") for $3.1 million. Included in the asset pool was Southmark's 19.2% limited partner interest in Syntek Asset Management, L.P. ("SAMLP"). Such purchase increased ART's limited partner interest in SAMLP from 76.8% to 96%. SAMLP is the general partner of NRLP and National Operating, L.P. ("NOLP"), the operating partnership of NRLP. Gene E. Phillips, a Director and Chairman of the Board of ART until November 16, 1992, is a general partner of SAMLP, and until March 4, 1994, William S. Friedman, a Director and President of ART until December 31, 1992, was also a general partner of SAMLP.

         NRLP, SAMLP and Messrs. Phillips and Friedman were among the defendants in a class action lawsuit arising from the formation of NRLP. An agreement settling such lawsuit for the above mentioned defendants became effective on July 5, 1990. The settlement agreement provided for, among other things, the appointment of an NRLP oversight committee; the establishment of specified annually increasing targets for five years relating to the price of NRLP's units of limited partner interest; a limitation and deferral or waiver of NRLP's reimbursement to SAMLP of certain future salary costs; a deferral or waiver of certain future compensation to SAMLP; the required distribution to unitholders of all of NRLP's cash from operations in excess of certain renovation costs unless the NRLP oversight committee approves alternative uses for such cash from operations; the issuance of unit purchase warrants to members of the plaintiff class; and the contribution by the then individual general partners of $2.5 million to NRLP over a four-year period. In

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

accordance with the indemnification provisions of SAMLP's agreement of limited partnership, SAMLP agreed to indemnify Messrs. Phillips and Friedman, the individual general partners, at the time, of SAMLP, for the $2.5 million payment to NRLP. The final annual installment of principal and interest was paid by SAMLP in May 1994.

         The settlement agreement provides for the resignation and replacement of SAMLP as general partner if the unit price targets are not met for two consecutive anniversary dates. NRLP did not meet the unit price targets for the first and second anniversary dates. On July 8, 1992, SAMLP notified the NRLP oversight committee of the failure of NRLP to meet the unit price targets for two successive years and that it expects to resign as general partner of NRLP and NOLP.

         The withdrawal of SAMLP as general partner would require NRLP to purchase SAMLP's general partner interest (The "Redeemable General Partner Interest") at its then fair value, and to pay certain fees and other compensation as provided in the partnership agreement. Syntek Asset Management, Inc. ("SAMI"), the managing general partner of SAMLP, has calculated the fair value of such Redeemable General Partner Interest to be $40.2 million at December 31, 1996, before reduction for the principal balance ($4.2 million at December 31, 1996) and accrued interest ($6.2 million at December 31, 1996) on the note receivable from SAMLP for its original capital contribution to the Partnership.

         In January 1995, NRLP, SAMLP, the NRLP oversight committee and William
H. Elliott executed an Implementation Agreement which provides for the nomination of an entity controlled by Mr. Elliott as successor general partner and for the resolution of all related matters under the class action settlement. On February 20, 1996, the parties to the Implementation Agreement executed an Amended and Restated Implementation Agreement.

         Provided that the successor general partner is elected pursuant to the terms of the Amended and Restated Implementation Agreement, SAMLP shall receive $12,471,500 from the NRLP. This amount represents a compromise settlement of the net amounts owed by NRLP to SAMLP upon SAMLP's withdrawal as general partner and any amounts which SAMLP and its affiliates may owe to NRLP. This amount shall be paid to SAMLP pursuant to a promissory note in accordance with the terms set forth in the Amended and Restated Implementation Agreement.

         In September 1996, the Judge appointed to supervise the class action settlement (The "Supervising Judge") entered an order granting tentative approval of the Amended and Restate Implementation Agreement and the form of notice to be sent to the original class members. However, the order reserved jurisdiction to determine other matters which must be resolved prior to final approval. Upon final approval by the Supervising Judge, the proposal to elect the successor general partner will be submitted to the NRLP unitholders for a vote. In addition, the unitholders will vote upon amendments to NRLP's partnership agreement which relate to the proposed compensation of the successor general partner and other related matters.

         Upon approval by NRLP's unitholders, SAMLP shall resign as general partner of NRLP and NOLP and the successor general partner shall take office. If the required approvals are obtained, it is anticipated that the successor general partner may be elected and take office during the third quarter of 1997.

         The Amended and Restated Implementation Agreement provides that SAMLP, and its affiliates owning units in NRLP, shall not vote to remove the successor general partner, except for removal with cause, for a period of 36 months from the date the successor general partner takes office.

         Upon the election and taking office of the successor general partner, the class action settlement and the NRLP oversight committee shall be terminated. If the successor general partner nominee is not elected, the existing settlement shall remain in full force and effect and all of the provisions of the Amended and Restated Implementation Agreement shall be voided, including the compromise settlement referred to above.

         On September 3, 1996, Joseph B. Moorman filed a Motion for Orders Compelling Enforcement of the existing settlement agreement, appointment of a receiver and collateral relief with the court. The motion alleges that the settling defendants had failed or refused to perform their obligations under the existing settlement agreements. The motion requested that SAMLP be removed as general partner and a receiver be appointed to manage the Partnership. The

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


motion also requested that ART be ordered to deliver to the court all NRLP units which had been purchased by ART since August 7, 1991. A hearing was held on this motion on October 4, 1996, and the Court took the matter under submission. On January 2, 1997, the Supervising Judge entered an order denying the motion.

         On January 27, 1997, Joseph B. Moorman filed motions to (i) discharge the NRLP Oversight Committee and (ii) vacate the Court's orders and renewed his prior motions to compel enforcement of the Moorman Settlement Agreement, appoint a receiver over the Partnership, and for collateral relief against ART. Also on January 27, 1997, Robert A. McNeil filed motions to (i) be installed as receiver for the Partnership, (ii) vacate the Court's orders, and (iii) disband the NRLP Oversight Committee.

         A hearing on the motions to discharge or disband the Oversight Committee and to vacate the Court's orders was held on March 21, 1997, and the Supervising Judge ruled that neither Mr. McNeil nor Mr. Moorman had standing to bring the motions. The Supervising Judge also set June 27, 1997 as the hearing date for final approval of the Amended and Restated Implementation Agreement.

         In April 1995, ART's Board of Directors approved ART's entering into a comfort and indemnification letter whereby ART would agree to indemnify Mr. Elliott and any entity controlled by Mr. Elliott which is elected to serve as the successor general partner of NRLP and NOLP. Such indemnification will stand behind any indemnification to which Mr. Elliott or any entity controlled by Mr. Elliott may be entitled to under the NRLP partnership agreement.

NOTE 3.  NOTES AND INTEREST RECEIVABLE


                                                 1996                      1995
                                        ---------------------    ---------------------
                                        Estimated                Estimated
                                          Fair         Book         Fair       Book
                                          Value       Value        Value       Value
                                        ---------    --------    ---------    --------
Notes Receivable
     Performing (including $13,563
       in 1996 and $14,657 in 1995
       from affiliates) ..............  $ 52,939    $ 55,161     $ 60,121    $ 56,335
     Nonperforming, nonaccruing ......     1,884       1,584        1,784       1,784
                                        --------    --------     --------    --------
                                        $ 54,823    $ 56,745     $ 61,905      58,119
                                        ========                 ========

     Interest receivable .............                   445                      267
     Unamortized premiums/
        (discounts) ..................                  (162)                    (102)
     Deferred gains ..................                (4,617)                  (4,617)
                                                    --------                 --------
                                                    $ 52,411                 $ 53,667
                                                    ========                 ========



         ART recognizes interest income on nonperforming notes receivable on a cash basis. For the years 1996, 1995 and 1994 unrecognized interest income on such nonperforming notes receivable totaled $1.6 million, $1.2 million and $2.0 million, respectively.

         Notes receivable at December 31, 1996, mature from 1997 to 2014 with interest rates ranging from 6.0% to 12.9% and a weighted average rate of 9.84%. A small percentage of these notes receivable carry a variable interest rate. Notes receivable include notes generated from property sales which have interest rates adjusted at the time of sale to yield rates ranging from 6% to 14%. Notes receivable are generally nonrecourse and are generally collateralized by real estate. Scheduled principal maturities of $20.4 million are due in 1997 of which $1.9 million is due on nonperforming notes receivable. See NOTE 21. "SUBSEQUENT EVENTS."

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         Nonrecourse participations totaling $1.6 million and $1.1 million at December 31, 1996 and 1995, respectively, have been deducted from notes receivable.

         In August 1990, ART foreclosed on its fourth lien note receivable secured by the Continental Hotel and Casino in Las Vegas, Nevada. ART acquired the hotel and casino through foreclosure subject to first and second lien mortgages totaling $10.0 million. In June 1992, ART sold the hotel and casino accepting as partial payment a $22.0 million wraparound mortgage note receivable. The $22.0 million note bears interest at 11% and was scheduled to mature in July 1995. ART recorded a deferred gain of $4.6 million in connection with the sale of the hotel and casino resulting from a disputed third lien mortgage being subordinated to ART's wraparound mortgage note receivable. ART and the borrower agreed to extend ART's wraparound mortgage note receivable to December 31, 1995. A one percent extension fee was added to the principal balance of the wraparound mortgage note. The monthly payments on the note remained at $175,000 per month as did the other terms of the note. At the note's extended maturity, ART and the borrower again agreed to extend ART's wraparound mortgage note to July 1, 1996. A one percent extension fee was again added to the principal balance of ART's wraparound mortgage note. The monthly payments on the wraparound mortgage note remained at $175,000 per month as did the other terms of the note. ART's modified wraparound note continued to accrue interest at 11% per annum with any unpaid interest being added monthly to the principal balance. In March 1997, the wraparound note was again modified and extended. The wraparound note now matures in June 1999 with the borrower having two one year extension options. The modified wraparound note bears interest at 10.5% per annum the first year, 11.5% per annum the second year and $12.5% per annum the third year and in any extension periods, and requires an annual $500,000 principal paydown. The borrower is also required to invest $2.0 million in improvements to the hotel and casino within four months of the March 1997 modification and an additional $2.0 million prior to December 1997. The borrower has also pledged 1,500,000 shares of common stock in Crowne Ventures, Inc., as additional collateral. The borrower is making payments in accordance with the terms of the modified note. ART's wraparound mortgage note receivable had a principal balance of $27.6 million at December 31, 1996. Prior to the modification and extension, ART recognized interest income on this wraparound mortgage note only to the extent interest was collected.

         At December 31, 1996, ART held a mortgage note receivable secured by a third lien on a commercial property in South Carolina and personal guaranties of several individuals. The note had an extended maturity date of September 1, 1996. ART and the borrower have again agreed to extend the mortgage note receivable's maturity date to September 1, 1997. The extension required an additional $90,000 principal reduction payment payable in three equal monthly installments beginning November 1, 1996. ART received $85,000 of the required principal reduction payments in 1996 and the remaining $5,000 in 1997. The monthly interest, quarterly principal reduction payments of $25,000 and all other terms remained the same. The principal balance of the note was $93,000 at December 31, 1996 and the note is now performing in accordance with its modified terms.

         In May 1996, ART funded a $100,000 second lien mortgage secured by a single family residence in Oklahoma City, Oklahoma. The mortgage note receivable bears interest at 10% per annum with the principal and accrued but unpaid interest being payable in a single installment on demand. The mortgage note receivable matures June 1, 1998.

         The borrower on a $1.7 million mortgage note receivable secured by land in Osceola, Florida failed, to pay the note on its November 1, 1993 maturity. ART instituted foreclosure proceedings and was awarded a summary judgment in January 1994. During 1994 and 1995, the borrower paid ART a total of $270,000 in nonrefundable fees to delay foreclosure of the property until April 24, 1995. On April 25, 1995, the borrower filed for bankruptcy protection. On August 24, 1996, the bankruptcy court's stay was lifted allowing ART to proceed with foreclosure. The note had a principal balance of $1.6 million at December 31, 1996. On February 2, 1997, ART sold its note for $1.8 million in cash. See NOTE
21. "SUBSEQUENT EVENTS."

         Related Party. ART holds a junior mortgage note receivable secured by the Williamsburg Hospitality House in Williamsburg, Virginia, that is subject to a first lien mortgage of $12.0 million at December 31, 1996. In October 1993, the then first lien debt was restructured and split into three pieces. During 1995, ART advanced the borrower $3.3 million to payoff the then second lien, allowing the borrower to receive a $2.4 million discount offered by the lender for early payoff of such lien. In conjunction with such advance, ART extended the maturity date of its note to April 1, 1996. All other terms of the note remained unchanged. In December 1996, the underlying lien debt was refinanced for $12.0 million. Of the loan proceeds, $9.0 million was used to payoff the existing underlying lien, $700,000 was applied

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


to the principal and interest due ART with the remainder of the loan proceeds being used to fund a repair escrow and pay various closing costs associated with the refinancing. ART is the 1% general partner of the partnership owning the property.

         At December 31, 1996, ART held a mortgage note receivable secured by an apartment complex in Merriville, Indiana, with a principal balance of $3.5 million. The property is owned by a subsidiary of Davister Corp. ("Davister"), a general partner in a partnership that owns approximately 5.2% of ART's outstanding shares of Common Stock. The note matured in December 1996. ART and borrower have agreed to a modification and extension of the note. The modified note receivable continues to bear interest at 10% per annum, requires monthly payments of principal and interest of $42,000 and has an extended maturity date of December 2000. As additional collateral for this loan, ART has received a second lien on another property owned by Davister as well as Davister's guarantee of the loan.

NOTE 4.  REAL ESTATE

         In March 1996, ART sold 2.3 acres of the Las Colinas I land parcel for $961,000 in cash. In accordance with the provisions of the term loan secured by such parcel, ART applied the net proceeds of the sale, $891,000, to pay down the term loan. ART recognized a gain of $538,000 on the sale.

         In May 1996, ART sold an additional 2.3 acres of the Las Colinas I land parcel for $941,000 in cash. In accordance with the provisions of the term loan secured by such parcel, ART applied the net proceeds of the sale of $864,000 to paydown the term loan. ART recognized a gain of $534,000 on the sale.

         Also in May 1996, ART purchased a 2,271 square foot single family residence in Dallas, Texas, for $266,000 in cash. In August 1996, ART financed the residence for $173,000. ART received net financing proceeds of $168,000 after the payment of various closing costs associated with the financing. The loan bears interest at a variable rate, currently 9.25% per annum, requires monthly principal and interest payments of $2,000 and matures in August 2008. The residence is currently being leased.

         In June 1996, ART purchased Parkfield land, 442.7 acres of partially developed land in Denver, Colorado, for $8.5 million. In connection with the acquisition, ART obtained mortgage financing of $7.5 million and issued to the seller 15,000 shares of ART's Series C Cumulative Convertible Preferred Stock with an aggregate liquidation preference of $1.5 million. See NOTE 9. "PREFERRED STOCK." The excess financing proceeds of $500,000 were applied to the payment of various closing costs associated with the acquisition. The loan bears interest at 15% per annum, requires monthly interest only payments at a rate of 12% per annum, with the remaining 3% being deferred and added to the principal balance of the loan. The principal balance, accrued and unpaid interest and a $600,000 "maturity fee" are due at the loan's maturity in June 1998.

         Also in June 1996, ART sold for $120,000 in cash a parcel of land in Midland, Michigan that was leased under a long-term ground land lease. ART recognized a gain of $44,000 on the sale.

         In October 1995, ART purchased BP Las Colinas, a 92.6 acre parcel of partially developed land in Las Colinas, Texas. In February 1996, ART entered into a contract to sell 72.5 acres for $12.9 million. The contract called for the sale to close in two phases. In July 1996, ART completed the first phase sale of 32.3 acres for $4.9 million in cash. In accordance with the terms of the term loan secured by the property, ART applied the net proceeds of the sale, $4.7 million, to paydown the term loan, in exchange for that lenders' release of its collateral interest in the 32.3 acres sold. ART recognized a gain of $2.0 million on such sale. In February 1997, ART completed the second phase sale of 40 acres for $8.0 million. See NOTE 21. "SUBSEQUENT EVENTS."

         In July 1996, ART purchased Pin Oak land, 567.7 acres of partially developed land in Houston, Texas for $6.2 million. ART paid $451,000 in cash and obtained seller mortgage financing for the remaining $5.7 million of the purchase price. The loan bears interest at 9% per annum, required a $500,000 principal and interest payment on November 1, 1996 and requires quarterly principal and interest payments of $145,000, thereafter. The loan matures in August 1998. In September 1996, ART entered into a contract to sell the land for a price in excess of the land's purchase

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

price and carrying and estimated selling costs. The sale, should it be consummated, would close on or about December 1, 1997.

         In August 1996, ART purchased a pool of assets for $3.1 million from Southmark Corporation ("Southmark"), consisting of a total of 151.5 acres of unimproved land in California, Indiana and Idaho, various percentage interests, ranging from 15% to 45%, in five partnerships and trusts that hold an unsecured note receivable with a principal balance of $3.4 million and Southmark's 19.2% limited partner interest in SAMLP. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P." To complete the acquisition, ART borrowed an additional $3.0 million from the lender whose term loan is secured by ART's Las Colinas I land in Las Colinas, Texas. The term loan was amended to increase the loan amount from $10.9 million to $13.9 million. The $3.0 million advance is secured by the 82.4 acres of unimproved land acquired from Southmark in Oceanside, California and the 19.2% limited partner interest in SAMLP.

         Also in August 1996, ART purchased Valwood land, 280 acres of partially developed land in Dallas County, Texas for $13.5 million. ART paid $3.8 million in cash and obtained new mortgage financing for the remaining $9.7 million of the purchase price, as a third advance under the term loan from the lender discussed above. The term loan was again amended increasing the term loan amount from $13.9 million to $19.5 million with an additional $4.0 million being loaned on an overline advance note. The amendment also changed the principal reduction payments to $3.0 million on the last day of March 1997, June 1997, September 1997 and January 1998, and added 240 acres of the 280 acres of the Valwood land as additional collateral on the term loan. All other terms of the term loan remained unchanged. The $4.0 million overline advance was repaid in full in December 1996.

         In November 1996, ART sold an additional 2.2 acres of the 74.9 acre Las Colinas I land parcel for $899,000 in cash. ART used the net proceeds of the sale of $749,000 to pay down the term loan secured by such parcel in accordance with provisions of the loan. ART recognized a gain of $505,000 on the sale.

         Also in November 1996, ART purchased Lewisville land, 78.5 acres of undeveloped land in Lewisville, Texas for $3.6 million. ART paid $1.1 million in cash and financed the remaining $2.5 million of the purchase price. The mortgage bears interest at 10% per annum, requires an annual interest payment of $250,000 on November 9, 1997, and quarterly interest payments of $62,500 thereafter and matures in October 1999.

         In December 1996, ART purchased the Best Western Oceanside Hotel in Virginia Beach, Virginia, for $6.8 million. ART acquired the property through Ocean Beach Partners, L.P. ("Ocean L.P."), a newly formed partnership of which a wholly-owned subsidiary of ART, is the 1% general partner and ART is the 99% Class B limited partner. In conjunction with the acquisition, Ocean L.P. issued 1,813,660 Class A limited partner units in Ocean L.P. having an agreed value of $1.00 per partnership unit to the former owners of the property. The Class A limited partner units are entitled to a $.095 per unit preferred annual return. The Class A limited partners do not otherwise participate in the income, loss or cash flow of the partnership. The Class A limited partner units may be exchanged for Series D Cumulative Preferred Stock in ART at a rate of 20 units per share of Preferred Stock. ART obtained new mortgage financing for the remaining $5.0 million of the purchase price. The mortgage bears interest at 9.94% per annum, requires monthly payments of principal and interest of $49,000 and matures in January 2007.

         Also in December 1996, ART purchased Valley Ranch land, 452 acres of partially developed land in Irving, Texas, for $15.5 million. In conjunction with the acquisition, a wholly-owned subsidiary of ART became the 1% general partner and ART became the 99% Class B limited partner in Valley Ranch Limited Partnership ("VRLP"). VRLP issued 8,000,000 Class A limited partner units in VRLP having an agreed value of $1.00 per partnership unit to the former VRLP limited partners. The Class A limited partner units are entitled to a $.10 per unit preferred annual return for the first 36-month period, $.11 per unit thereafter. The Class A limited partners do not otherwise participate in the income, loss or cash flow of the partnership. The Class A limited partner units may be exchanged for Series E Preferred Cumulative Convertible Stock of ART at a rate of 100 units per share of Preferred Stock. ART obtained new mortgage financing for the remaining $7.7 million of the purchase price. The mortgage bears interest at a variable rate, currently 10.25% per annum, requires monthly interest only payments of $70,000 and matures in December 1999.

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


         In 1991, ART purchased all of the capital stock of a corporation which owned 198 developed residential lots in Fort Worth, Texas. Through December 31, 1995, 176 of the residential lots had been sold. During 1996, 12 additional lots have been sold for an aggregate gain of $24,000. At December 31, 1996, 10 lots remained to be sold.

         In February 1995, ART sold the Boulevard Villas Apartments in Las Vegas, Nevada, for $9.6 million. ART received net cash of $3.4 million, after the payoff of $5.9 million in existing mortgage debt and the payment of various closing costs associated with the sale. ART recognized a gain of $924,000 on the sale.

         In May 1995, ART purchased Las Colinas I, a 74.9 acre parcel of partially developed land in Las Colinas, Texas, for $13.5 million. In connection with the acquisition, ART borrowed $15.0 million under a term loan. In September 1995, ART sold 6.9 acres of the Las Colinas I land parcel, for $2.9 million in cash. In accordance with the provisions of the term loan, ART applied the net proceeds of the sale, $2.6 million, to pay down the term loan.

         In October 1995, ART purchased BP Las Colinas land, a 92.6 acre parcel of partially developed land in Las Colinas, Texas, for $7.1 million. ART paid $959,000 in cash and borrowed the remaining $6.1 million of the purchase price. ART also pledged to the lender, as additional collateral for the loan, $2.0 million of newly issued shares of ART's Common Stock.

NOTE 5.  ALLOWANCE FOR ESTIMATED LOSSES

Activity in the allowance for estimated losses was as follows:


                                   1996        1995        1994
                                  -------     -------     -------
Balance January 1, ...........    $ 7,254     $ 8,201     $ 9,913
Amounts charged off ..........         --        (947)     (1,712)
Writedown of property ........     (3,328)         --          --
                                  -------     -------     -------

Balance December 31, .........    $ 3,926     $ 7,254     $ 8,201
                                  =======     =======     =======


NOTE 6.  INVESTMENTS IN EQUITY INVESTEES

         Real estate entities. ART's investment in real estate entities at December 31, 1996, includes (i) equity securities of three publicly traded real estate investment trusts Continental Mortgage and Equity Trust ("CMET"), Income Opportunity Realty Investors, Inc. ("IORI"), and Transcontinental Realty Investors, Inc. ("TCI") (Collectively the "REITs"), (ii) units of limited partner interest of NRLP, (iii) a general partner interest in NRLP and NOLP, the operating partnership of NRLP, through its 96% limited partner interest in SAMLP and (iv) interests in real estate joint venture partnerships. Gene E. Phillips, the Chairman of the Board and a Director of ART until November 16, 1992, is a general partner of SAMLP, the general partner of NRLP and NOLP and was a director and Chief Executive Officer of SAMI until May 15, 1996. Randall M. Paulson, an Executive Vice President of ART, serves as the sole director of SAMI and as President of the REITs, SAMI and BCM. In addition, BCM serves as advisor to the REITs, and performs certain administrative and management functions for NRLP and NOLP on behalf of SAMLP.

         ART accounts for its investment in the REITs, NRLP and the joint venture partnerships using the equity method as more fully described in NOTE 1. "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Investments in equity investees." ART continues to account for its investment in NRLP under the equity method due to the pending resignation of SAMLP as general partner of NRLP. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P."

         Substantially all of ART's equity securities of the REITs and NRLP are pledged as collateral for borrowings. See NOTE 9. "MARGIN BORROWINGS."

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


         ART's investment in real estate entities, accounted for using the equity method, at December 31, 1996 was as follows:

                                                                       Equivalent
                    Percentage                 Carrying                 Investee
                     of ART's                  Value of                Book Value             Market Value
                   Ownership at              Investment at                 at               of Investment at
Investee         December 31, 1996         December 31, 1996        December 31, 1996       December 31, 1996
--------         -----------------         -----------------        -----------------       -----------------
NRLP                 54.5%                     $ 14,421                    $     *                $ 44,997
CMET                 40.6                        14,141                     32,148                  18,789
IORI                 29.6                         2,719                      6,625                   4,838
TCI                  30.5                         6,318                     24,204                  13,131
                                                  -----                    -------                --------
                                                                                                  $ 81,755
                                                                                                  ========



General partner
   interest in NRLP and NOLP                      6,607
Other                                            (2,234)
                                               --------
                                               $ 41,972
                                               ========


------------

* At December 31, 1996, NRLP reported a deficit partners' capital. ART's share of NRLP's revaluation equity, however, was $188.5 million. Revaluation equity is defined as the difference between the appraised value of the partnership's real estate, adjusted to reflect the partnership's estimate of disposition costs, and the amount of the mortgage notes payable and accrued interest encumbering such property as reported in NRLP's Annual Report on Form 10-K for the year ended December 31, 1996.

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


ART's investment in real estate entities, accounted for using the equity method, at December 31, 1995 was as follows:

                                                                       Equivalent
                    Percentage                 Carrying                 Investee
                     of ART's                  Value of                Book Value             Market Value
                   Ownership at              Investment at                 at               of Investment at
Investee         December 31, 1996         December 31, 1996        December 31, 1996       December 31, 1996
--------         -----------------         -----------------        -----------------       -----------------
NRLP                  51.1%                  $   12,712                   $      *                $ 38,020
CMET                  37.2                       12,116                     28,297                  15,757
IORI                  25.9                        2,752                      6,271                   4,065
TCI                   28.2                        9,162                     25,195                  11,335
                                             ----------                   --------                --------
                                                 36,742                                           $ 69,177
                                                                                                  ========



General partner
  interest in NRLP and NOLP                       7,726
Other                                            (3,396)
                                               --------
                                               $ 41,072
                                               ========



------------

* At December 31, 1995, NRLP reported a deficit partners' capital. ART's share of NRLP's revaluation equity, however, was $161.5 million. Revaluation equity is defined as the difference between the appraised value of the partnership's real estate, adjusted to reflect the partnership's estimate of disposition costs, and the amount of the mortgage notes payable and accrued interest encumbering such property as reported in NRLP's Annual Report on Form 10-K for the year ended December 31, 1995.

         ART's management continues to believe that the market value of each of the REITs and NRLP undervalues their assets and ART has, therefore, continued to increase its ownership in these entities in 1996, as its liquidity has permitted.

         In April 1996, ART purchased a 28% general partner interest in Campbell Center Associates, Ltd. Which in turn has a 56.25% interest in Campbell Centre Joint Venture, which owns a 413,175 square foot office building in Dallas, Texas. The purchase price of the general partner interest was $550,000 in cash and a $500,000 note, which bears interest at 8% per annum, requires monthly interest only payments commencing in April 1997 and matures April 2000. In January 1997, ART exercised its option to purchase an additional 28% general partner interest in Campbell Center Associates, Ltd. The purchase price was $300,000 in cash and a $750,000 note, which bears interest at 8% per annum, requires monthly interest only payments commencing in April 1997 and matures in April 2000.

         In July 1996, a newly formed limited partnership, of which ART is 1% general partner, purchased 580 acres of undeveloped land in Collin County, Texas for $5.7 million in cash. ART contributed $100,000 in cash to the partnership with the remaining $5.6 million being contributed by the limited partner. The partnership agreement designates ART as the managing general partner. In September 1996, the Partnership obtained financing of $2.8 million secured by the 580 acres of land and personal guarantees of the limited partners. The Partnership agreement also provides that the limited partner receive a 12% preferred cumulative return on its investment before any sharing of partnership profits occurs.

         In June 1995, ART purchased the corporate general partner of a limited partnership which owns apartment complexes in Illinois, Florida and Minnesota, with a total of 900 units. The purchase price of the corporate general partner was $628,000 in cash. The corporate general partner has a 1% interest in the partnership which is subordinated to a priority return of the limited partner.

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         In November 1994, ART sold four apartment complexes to a newly formed limited partnership in exchange for cash, a 27% limited partner interest in the partnership and two mortgage notes receivable, secured by one of the properties sold by ART. In conjunction with the exchange transaction ART recorded a deferred gain of $5.6 million which is offset against ART's investment in the partnership.

         In January 1992, ART entered into a partnership which acquired 287 developed residential lots adjacent to ART's other residential lots in Fort Worth, Texas. The partnership agreement designates ART as managing general partner. The partnership agreement also provides each of the partners with a guaranteed 10% return on their respective investments. Through December 31, 1995, 132 of the residential lots owned by the partnership were sold. During 1996, an additional 52 lots were sold with 103 lots remaining to be sold at December 31, 1996. Through December 31, 1996, each partner had received $172,000 in return of capital distributions and $181,000 in profit distributions from the partnership.

         Other equity investees. In April 1996, a wholly-owned subsidiary of ART purchased for $10.7 million in cash 80% of the common stock of an entity which in turn had acquired 26 operating pizza parlors in various communities in California's San Joaquin Valley. Concurrent with the purchase, ART granted to an individual an option to purchase 36.25% of ART's subsidiary at any time for ART's net investment in such subsidiary. ART anticipates taking such entity public during 1997. Accordingly, ART believes its control of such entity is temporary and accounts for such entity under the equity method.

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Set forth below are summary financial data for equity investees owned over 50%:

                                                   1996          1995
                                                 ---------     ---------
Property and notes
   receivable, net ..........................    $ 240,552     $ 239,728
Other assets ................................       59,409        53,202
Notes payable ...............................     (352,441)     (338,534)
Other liabilities ...........................      (19,294)      (53,663)
                                                 ---------     ---------
Equity ......................................    $ (71,774)    $ (99,267)
                                                 =========     =========


                                                   1996          1995          1994
                                                 ---------     ---------     ---------
Revenues ....................................    $ 124,044     $ 110,892     $ 107,546
Depreciation ................................      (11,148)      (10,268)      (10,034)
Interest ....................................      (34,640)      (34,956)      (34,145)
Operating expenses ..........................      (78,043)      (69,572)      (66,602)
                                                 ---------     ---------     ---------

Income (loss) before gains on sale of
   real estate ..............................          213        (3,904)       (3,235)
Gains on sale of real estate ................           61         7,701         8,252
                                                 ---------     ---------     ---------
Net income ..................................    $     274     $   3,797     $   5,017
                                                 =========     =========     =========


The difference between the carrying value of ART's investment and the equivalent investee book value is being amortized over the life of the properties held by each investee.


ART's equity share of:

                                                   1996      1995        1994
                                                 -------    -------     -------
Income (loss) before gains on sale of
   real estate ..............................    $   270    $(1,767)    $(1,279)
Gains on sale of real estate ................         --      1,884       1,923
                                                 -------    -------     -------
Net income ..................................    $   270    $   117     $   644
                                                 =======    =======     =======


Set forth below are summary financial data for equity investees owned less than 50%:

                                                   1996          1995
                                                 ---------     ---------
Property and notes
   receivable, net ..........................    $ 501,097     $ 466,220
Other assets ................................       57,877        61,697
Notes payable ...............................     (358,203)     (318,161)
Other liabilities ...........................      (19,849)      (20,396)
                                                 ---------     ---------
Equity ......................................    $ 180,922     $ 189,360
                                                 =========     =========


                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                                   1996           1995         1994
                                                 ---------     ---------     ---------
Revenues ....................................    $ 101,246     $  94,730     $  74,093
Depreciation ................................      (14,408)      (13,950)      (10,276)
Provision for losses ........................          844          (541)       (1,429)
Interest ....................................      (30,401)      (28,102)      (20,264)
Operating expenses ..........................      (69,698)      (65,471)      (54,213)
                                                 ---------     ---------     ---------
(Loss) before gains on sale of
   real estate and extraordinary
   gains ....................................      (12,417)      (13,334)      (12,089)
Gains on sale of real estate ................       11,701         5,822         6,375
Extraordinary gains .........................        1,068         1,437         1,189
                                                 ---------     ---------     ---------
Net income (loss) ...........................    $     352     $  (6,075)    $  (4,525)
                                                 =========     =========     =========


ART's equity share of:

                                                   1996       1995        1994
                                                 -------     -------     -------
(Loss) before gains on sale of
   real estate and extraordinary
   gains ....................................     (2,911)     (3,356)     (1,250)
Gains on sale of real estate ................      4,645       2,463         895
Extraordinary gains .........................        381         783         273
                                                 -------     -------     -------
Net income (loss) ...........................    $ 2,115     $  (110)    $   (82)
                                                 =======     =======     =======


         ART's cash flow from the REITs and NRLP is dependent on the ability of each of the entities to make distributions. CMET and IORI have been making regular quarterly distributions since the first quarter of 1993, NRLP since the fourth quarter of 1993 and TCI since the fourth quarter of 1995. In 1996, ART received distributions from the REITs totaling $ 2.1 million and $6.9 million from NRLP. At December 31, 1995, ART accrued $3.3 million in NRLP distributions which were paid January 2, 1996. In 1995, ART received total distributions from the REITs of $641,000 and $719,000 from NRLP.

         ART's investments in the REITs and NRLP were initially acquired in 1989. In 1996, ART purchased an additional $2.2 million of equity securities of the REITs and NRLP.

NOTE 7.  MARKETABLE EQUITY SECURITIES - TRADING PORTFOLIO

         In 1994, ART began purchasing equity securities of entities other than those of the REITs and NRLP to diversify and increase the liquidity of its margin accounts. In 1996, ART purchased $22.6 million and sold $23.6 million of such securities. These equity securities are considered a trading portfolio and are carried at market value. At December 31, 1996, ART recognized an unrealized decline in the market value of the equity securities in its trading portfolio of $486,000. In 1996, ART realized a net gain of $29,000 from the sale of trading portfolio securities and received $163,000 in dividends. At December 31, 1995, ART recognized an unrealized decline in the market value of the equity securities in its trading portfolio of $998,000. In 1995, ART realized a net gain of $349,000 from the sale of trading portfolio securities and received $852,000 in dividends and $238,000 in return of capital distributions on such securities. At December 31, 1994, ART recognized an unrealized decline in the market value of the equity securities in its trading portfolio of $24,000. In 1994, ART realized a net loss of $101,000 from the sale of trading portfolio securities and received $274,000 in dividends on such securities. Unrealized and realized gains and losses in the trading portfolio are included in other income in the accompanying Consolidated Statements of Operations.

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE 8.  NOTES AND INTEREST PAYABLE

     Notes and interest payable consisted of the following:

                                                         1996                    1995
                                                ---------------------   ---------------------
                                                Estimated               Estimated
                                                  Fair        Book        Fair        Book
                                                  Value       Value       Value       Value
                                                ---------    --------   ---------    --------
Notes payable
     Mortgage Loans .........................    $ 40,680    $ 68,385    $ 18,376    $ 22,086
     Borrowings from financial
        institutions ........................      78,812      48,929      27,052      29,945
     Notes payable to affiliates ............       1,658       4,176       1,554       4,176
                                                 --------    --------    --------    --------
                                                 $121,150     121,490    $ 46,982      56,207
                                                 ========                ========

Interest payable (including
$4,798 in 1996 and $4,380
in 1995 to affiliate) .......................                   6,373                   4,956
                                                             --------                --------
                                                             $127,863                $ 61,163
                                                             ========                ========


Scheduled principal payments on notes payable are due as follows:


         1997........................................    $  36,022
         1998........................................       47,552
         1999........................................       15,387
         2000........................................        1,108
         2001........................................        2,538
         Thereafter..................................       18,883
                                                         ---------
                                                         $ 121,490
                                                         =========

         Stated interest rates on notes payable ranged from 6.0% to 14% at December 31, 1996, and mature in varying installments between 1997 and 2007. At December 31, 1996, notes payable were collateralized by mortgage notes receivable with a net carrying value of $18.2 million and by deeds of trust on real estate with a net carrying value of $122.2 million.

         In February 1996, ART refinanced the $7.8 million of debt collateralized by a mortgage note receivable with a principal balance of $18.2 million at December 31, 1996, which is secured by a shopping center in Las Vegas, Nevada, for $12.0 million. ART received net refinancing proceeds of $2.3 million after the payoff of the existing debt, payment of various closing costs associated with the refinancing and making a $1.5 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas, in exchange for that lender's release of its participation in the note receivable. The new loan bears interest at 15% per annum, requires monthly principal and interest payments of $152,000 and matures in February 1998.

         In April 1996, ART refinanced the $2.9 million of underlying debt collateralized by a wraparound mortgage note receivable with a principal balance of $27.6 million at December 31, 1996, which is secured by a hotel and casino in Las Vegas, Nevada for $16.8 million. ART received net cash of $11.2 million after the payoff of the underlying liens, the payment of various closing costs associated with the refinancing and making a $1.4 million paydown on the term loan secured by the Las Colinas I land in Las Colinas, Texas, in exchange for that lender's release of its participation in the wraparound note receivable. The new loan bears interest at 16.5% per annum, requires monthly interest only payments at a rate of 12.5% with the remaining 4% being deferred and added to principal. The loan matures in April 1998.

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         Also in April 1996, ART refinanced the $5.1 million mortgage debt secured by the Denver Merchandise Mart in Denver, Colorado, for $15.0 million. ART pledged 1,264,000 newly issued shares of ART's common stock as additional collateral for such loan. See NOTE 10. "COMMON STOCK." ART received net refinancing proceeds of $7.8 million after the payoff of the existing mortgage debt, purchasing the ground lease on Denver Merchandise Mart for $678,000 and payment of various closing costs associated with the refinancing. The new loan bears interest at a variable rate, currently 10.5% per annum, requires monthly principal and interest payments of $142,000 and matures in October 1997.

         In August 1996, ART refinanced the $2.4 million mortgage debt secured by the Rosedale Towers Office Building in Roseville, Minnesota for $2.8 million. ART received net refinancing proceeds of $154,000 after the payoff of the existing mortgage debt and payment of various closing costs associated with the refinancing. ART also received 564,704 shares of Common Stock of ART that it had pledged as additional collateral on the refinanced mortgage debt. Such shares are held as treasury stock by ART. The new loan bears interest at 9.05% per annum, requires monthly principal and interest payments of $24,000 and matures in August 2006.

         Also in August 1996, ART financed the previously unencumbered Inn at the Mart in Denver, Colorado for $2.0 million to facilitate renovation of the property. ART received net financing proceeds of $890,000 after the payment of various closing costs associated with the financing and a $1.1 million renovation holdback. Upon completion of the renovations, the lender advanced the $1.1 million renovation holdback in December 1996. The loan bears interest a variable rate, currently 10.50% per annum and requires monthly interest only payments through February 1, 1998. Commencing March 1, 1998, monthly payments of interest plus a $3,000 principal paydown are required until the loan's maturity in September 2001.

         In October 1996, ART completed the sale of $1.1 million in 11-1/2% senior subordinated notes in a private placement. Interest on the notes is payable semi-annually on March 31 and September 30 of each year commencing March 31, 1997. The notes mature September 30, 1999, and are subject to the right of ART to call the notes for early redemption at no penalty or premium to ART.

         In December 1996, ART obtained second lien financing on the Kansas City Holiday Inn in Kansas City, Missouri, of $3.2 million. ART received net financing proceeds of $3.0 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 15% per annum, requires monthly payments of $41,000 and matures in February 1999.

         Notes payable to affiliates at December 31, 1996 and 1995 include a $4.2 million note due to NRLP as payment for SAMLP's general partner interest in NRLP. The note bears interest at 10% per annum compounded semi-annually and is due at the earlier of September 2007, the liquidation of NRLP or the withdrawal of SAMLP as general partner of NRLP. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P."

NOTE 9.  MARGIN BORROWINGS

         ART has margin arrangements with various brokerage firms which provide for borrowings of up to 50% of the market value of ART's marketable equity securities. The borrowings under such margin arrangements are secured by equity securities of the REITs, NRLP and ART's trading portfolio and bear interest rates ranging from 7.0% to 11.0%. Margin borrowings were $40.0 million at December 31, 1996, and $34.0 million at December 31, 1995, 34.5% and 47%, respectively, of the market values of such equity securities at such dates.

         In August 1996, ART consolidated its existing NRLP margin debt held by the various brokerage firms into a single loan of $20.3 million. The loan is secured by ART's NRLP units with a market value of at least 50% of the principal balance of the loan. As of December 31, 1996, 3,418,319 NRLP units with a market value of $44.9 million were pledged as security for such loan.

         Also in August 1996, ART obtained a $2.0 million loan from a financial institution secured by a pledge of equity securities of REITs owned by ART and Common Stock of ART owned by Basic Capital Management, Inc.

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


("BCM"), ART's Advisor, with a market value of $4.0 million. ART received $2.0 million in net cash after the payment of closing costs associated with the loan.

         In September 1996, the same lender made a second $2.0 million loan. The second loan is also secured by a pledge of equity securities of the REITs owned by ART and Common Stock of ART owned by BCM with a market value of $5.0 million. ART received $2.0 million in net cash after the payment of closing costs associated with the loan.

NOTE 10. COMMON STOCK

         In April 1996, ART issued 500,000 newly issued shares of Common Stock to ND Investments, Inc., a wholly-owned subsidiary of ART, which in turn pledged such shares as additional collateral for the loan secured by the BP Las Colinas land in Las Colinas, Texas. See NOTE 4. "REAL ESTATE."

         Also in April 1996, ART issued 1,264,000 newly issued shares of Common Stock to Garden Capital Merchandise Mart, Inc., a wholly-owned subsidiary of ART, which pledged such shares as additional collateral for the loan secured by Denver Merchandise Mart, in Denver, Colorado. See NOTE 8. "NOTES AND INTEREST PAYABLE."

NOTE 11. DIVIDENDS

         In June 1996, ART's Board of Directors resumed the payment of dividends on ART's Common Stock with the declaration of a second quarter dividend of $.05 per share. ART had last paid dividends on May 15, 1990. ART paid common dividends totaling $1.5 million or $.15 per share in 1996. ART reported to the Internal Revenue Service that 100% of the dividends paid in 1996 represented a return of capital.

NOTE 12. PREFERRED STOCK

         In April 1996, ART filed Articles of Amendment to its Articles of Incorporation creating and designating a Series B 10% Cumulative Convertible Preferred Stock, par value $2.00 per share, with a liquidation preference of $100.00 per share. The Series B Preferred Stock consists of a maximum of 4,000 shares, all of which were sold April 4, 1996 for $400,000 in cash in a private transaction. Dividends are payable at the rate of $10.00 per year or $2.50 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the ART Board. The Series B Preferred Stock may be converted to Common Stock of ART at 90% of the average closing price of ART's Common Stock on the prior 20 trading days.

         In June 1996, ART filed Articles of Amendment to its Articles of Incorporation creating and designating a Series C 10% Cumulative Convertible Preferred Stock, par value $2.00 per share, with a liquidation preference of $100.00 per share. The Series C Preferred Stock consists of a maximum of 16,500 shares, of which 15,000 were issued on June 4, 1996 in connection with the purchase of Parkfield land in Denver, Colorado. See NOTE 4. "REAL ESTATE." Dividends are payable at a rate of $10.00 per year or $2.50 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the ART Board. The dividends for the first four quarters are to be paid in shares of Series C Preferred Stock. In 1996, ART issued a total of 877 shares of Series C Preferred Stock to the Series C Preferred Stock stockholders in lieu of cash dividends. The Series C Preferred Stock may be converted to Common Stock of ART at 90% of the average closing price of ART's Common Stock on the prior 20 trading days. At December 31, 1996, 15,877 shares of Series C Preferred Stock was issued and outstanding.

         In December 1996, ART filed Articles of Amendment to its Articles of Incorporation, creating and designating a Series D 9.50% Cumulative Preferred Stock, par value of $2.00 per share, with a liquidation preference of $20.00 per share. The Series D Preferred Stock consists of a maximum of 91,000 shares. Dividends are payable at a rate of $1.90 per year of $.475 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the ART Board. The Class A limited partner units of Ocean L.P. may be exchanged for Series D Preferred Stock at a rate of 20 units per share of Series D Preferred Stock. No more than one-third of the Class A units held may be exchanged between January 1, 1997 and May 31, 2001. Between June 1, 2001 and May 31, 2006 all unexchanged Class A units are exchangeable. At December 31, 1996, none of the Series D Preferred Stock was issued. See NOTE 4. "REAL ESTATE."

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         Also in December 1996 ART filed Articles of Amendment to its Articles of Incorporation, creating and designating a Series E 10% Cumulative Convertible Preferred Stock, par value $2.00 per share, with a liquidation preference of $100.00 per share. The Series E Preferred Stock consists of a maximum of 80,000 shares. Dividends are payable at a rate of 10.00 per year or $2.50 per quarter to Stockholders of record on the 15th day of each March, June, September and December when and as declared by the Board of Directors of ART, for the period from November 4, 1996 to November 4, 1999 and $11.00 per year, $2.75 per quarter thereafter. The Class A limited partner units of VRLP may be exchanged for Series E Preferred Stock at a rate of 100 Class A units per share of Preferred Stock. No more than one-half of the Class A units may be exchanged prior to May 4, 1997, thereafter all unexchanged Class A units are exchangeable. Beginning November 4, 1998, the Series E Preferred Stock may be converted to Common Stock of ART at 80% of the average closing price of ART's Common Stock on the prior 20 trading days. Up to 37.50% of the preferred shares may be converted between November 4, 1998 and November 3, 1999. Between November 4, 1999 and November 3, 2001 an additional 12.50% of the original preferred shares may be converted, and the remaining can be converted as of November 4, 2001 and thereafter. At December 31, 1996, none of the Series E Preferred Stock was issued. See NOTE 4. "REAL ESTATE."

NOTE 13. ADVISORY AGREEMENT

         Although ART's Board of Directors is directly responsible for managing the affairs of ART and for setting the policies which guide it, the day-to-day operations of ART are performed by BCM, a contractual advisor under the supervision of ART's Board of Directors. The duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage loan investment and sales opportunities as well as financing and refinancing sources for ART. BCM as advisor also serves as a consultant in connection with ART's business plan and investment policy decisions made by ART's Board of Directors.

         BCM has been providing advisory services to ART since February 6, 1989. BCM is a company owned by a trust for the benefit of the children of Gene E. Phillips. Mr. Phillips served as Chairman of the Board and as a Director of ART until November 16, 1992. Mr. Phillips also served as a director of BCM until December 22, 1989, and as Chief Executive Officer of BCM until September 1, 1992. Mr. Phillips serves as a representative of the trust for the benefit of his children that owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to ART. Ryan T. Phillips, a Director of ART until June 6, 1996, is a director of BCM and a trustee of the trust that owns BCM. Oscar W. Cashwell, a Director of ART, served as Executive Vice President of BCM until January 10, 1997.

         The Advisory Agreement provides that BCM shall receive base compensation at the rate of 0.125% per month (1.5% on an annualized basis) of ART's Average Invested Assets. On October 23, 1991, based on the recommendation of BCM, ART's advisor, ART's Board of Directors approved a reduction in BCM's base advisory fee by 50% effective October 1, 1991. This reduction remains in effect until ART's earnings for the four preceding quarters equals or exceeds $.50 per share.

         In addition to base compensation, the Advisory Agreement provides that BCM, or an affiliate of BCM, receive an acquisition fee for locating, leasing or purchasing real estate for ART; a disposition fee for the sale of each equity investment in real estate; a loan arrangement fee; an incentive fee equal to 10% of net income for the year in excess of a 10% return on stockholders' equity, and 10% of the excess of net capital gains over net capital losses, if any; and a mortgage placement fee, on mortgage loans originated or purchased.

         The Advisory Agreement further provides that BCM shall bear the cost of certain expenses of its employees not directly identifiable to ART's assets, liabilities, operations, business or financial affairs; and miscellaneous administrative expenses relating to the performance by BCM of its duties under the Advisory Agreement.

         If and to the extent that ART shall request BCM, or any director, officer, partner or employee of BCM, to render services to ART other than those required to be rendered by BCM under the Advisory Agreement, such additional services, if performed, will be compensated separately on terms agreed upon between such party and ART from time to time. ART has requested that BCM perform loan administration functions, and ART and BCM have entered into a separate agreement, as described below.

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         The Advisory Agreement automatically renews from year to year unless terminated in accordance with its terms. ART's management believes that the terms of the Advisory Agreement are at least as fair as could be obtained from unaffiliated third parties.

         Since October 4, 1989, BCM has acted as loan administration/servicing agent for ART, under an agreement terminable by either party upon thirty days' notice, under which BCM services ART's mortgage notes and receives as compensation a monthly fee of .125% of the month-end outstanding principal balances of the mortgage notes serviced.

NOTE 14. PROPERTY MANAGEMENT

         Since February 1, 1990, affiliates of BCM have provided property management services to ART. Currently, Carmel Realty Services, Ltd. ("Carmel, Ltd.") provides property management services for a fee of 5% or less of the monthly gross rents collected on the properties under its management. Carmel, Ltd. subcontracts with other entities for the property-level management services to ART at various rates. The general partner of Carmel, Ltd. is BCM. The limited partners of Carmel, Ltd. are (i) Syntek West, Inc. ("SWI"), of which Mr. Phillips is the sole shareholder, (ii) Mr. Phillips and (iii) a trust for the benefit of the children of Mr. Phillips. Carmel, Ltd. subcontracts the property- level management of ART's hotels, shopping centers, one of its office buildings and the Denver Merchandise Mart to Carmel Realty, Inc. ("Carmel Realty"), which is a company owned by SWI. Carmel Realty is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Carmel, Ltd.

NOTE 15. ADVISORY FEES, PROPERTY MANAGEMENT FEES, ETC.

     Fees and cost reimbursements to BCM and its affiliates were as follows:

                                        1996      1995      1994
                                       ------    ------    ------
Fees
    Advisory and mortgage
       servicing ..................    $1,539    $1,195    $1,242
    Brokerage commissions .........     1,889       905       497
    Property and construction
       management and leasing
       commissions* ...............       892     1,200       899
    Loan arrangement ..............       806        95        25
                                       ------    ------    ------
                                       $5,126    $3,395    $2,663
                                       ======    ======    ======


Cost reimbursements ...............    $  691    $  516    $  434
                                       ======    ======    ======


-----------

* Net of property management fees paid to subcontractors, other than Carmel Realty.


NOTE 16. INCOME TAXES

         Financial statement income varies from taxable income, principally due to the accounting for income and losses of investees, gains and losses from asset sales, depreciation on owned properties, amortization of discounts on notes receivable and payable and the difference in the allowance for estimated losses. At December 31, 1996, ART had a tax net operating loss carryforward of $17.7 million expiring through 2010.

         At December 31, 1996, ART has a deferred tax benefit of $5.2 million due to tax deductions available to it in future years. However, due to, among other factors, ART's inconsistent earnings history, ART was unable to conclude that the future realization of such deferred tax benefit, which requires the generation of taxable income, was more likely than not. Accordingly, a valuation allowance for the entire amount of the deferred tax benefit has been recorded.

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The components of tax expense are as follows:

                                     1996          1995      1994
                                     ----          ----      ----
Income tax provision
  Current ....................    $      --      $     2    $    9
                                  =========      =======    ======


NOTE 17. EXTRAORDINARY GAIN

         In 1996, ART recognized an extraordinary gain of $381,000 representing its equity share of TCI's extraordinary gain from the early payoff of debt and CMET's extraordinary gain from an insurance settlement.

         In 1995, ART recognized an extraordinary gain of $783,000 representing its equity share of TCI's extraordinary gain from the early payoff of debt.

         In 1994, ART recognized an extraordinary gain of $273,000 representing its equity share of TCI's extraordinary gain from settlement of claims against it by a lender. ART also recognized $50,000 from forgiveness of a portion of a first mortgage due to the early payoff of the second mortgage.

NOTE 18. RENTS UNDER OPERATING LEASES

         ART's operations include the leasing of an office building, a merchandise mart and shopping centers. The leases thereon expire at various dates through 2006. The following is a schedule of minimum future rents on non-cancelable operating leases as of December 31, 1996:


         1997 ...................................    $1,899
         1998 ...................................     1,555
         1999 ...................................     1,075
         2000 ...................................       740
         2001 ...................................       599
         Thereafter .............................     1,444
                                                     ------
                                                     $7,302
                                                     ======


NOTE 19. COMMITMENTS AND CONTINGENCIES

         ART is involved in various lawsuits arising in the ordinary course of business. In the opinion of ART's management the outcome of these lawsuits will not have a material impact on ART's financial condition, results of operations or liquidity.

                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE 20.     QUARTERLY RESULTS OF OPERATIONS

         The following is a tabulation of ART's quarterly results of operations for the years 1996 and 1995:

                                                     Three Months Ended
                                       --------------------------------------------------
1996                                   March 31,    June 30,  September 30,  December 31,
----                                   --------     --------  -------------  ------------
Revenue ...........................    $  6,790     $  5,346     $  7,306     $  7,537
Expense ...........................       8,255        8,555        9,279       12,488
                                       --------     --------     --------     --------
(Loss) from operations ............      (1,465)      (3,209)      (1,973)      (4,951)
Equity in income of
     investees ....................         678          271          661          394
Gain on sale of
     real estate ..................         559          547        1,961          592
Extraordinary gain ................          13          247          121           --
                                       --------     --------     --------     --------
Net income (loss) .................        (215)      (2,144)         770       (3,965)

Preferred dividend
     requirement ..................          --          (17)         (48)         (48)
                                       --------     --------     --------     --------
Net income (loss)
     applicable to
     common shares ................    $   (215)    $ (2,161)    $    722     $ (4,013)
                                       ========     ========     ========     ========

Earnings per share
Income (loss) before extra-
     ordinary gain ................    $   (.02)    $   (.19)    $    .05     $  (.28)
Extraordinary gain ................          --          .02          .01          --
                                       --------     --------     --------     --------
Net income (loss) .................    $   (.02)    $   (.17)    $    .06     $  (.28)
                                       ========     ========     ========     ========



                                                     Three Months Ended
                                      ------------------------------------------------
1995                                  March 31,   June 30,  September 30, December 31,
----                                  --------    --------  ------------- ------------
Revenue ...........................    $ 6,080     $ 5,552     $ 7,066     $ 4,254
Expense ...........................      6,940       7,311       6,523       7,540
                                       -------     -------     -------     -------
Income (loss) from
     operations ...................       (860)     (1,759)        543      (3,286)
Equity in income (losses)
     of investees .................     (1,260)     (1,699)     (1,410)      3,518
Gains on sale of real estate ......        924          24       1,596          50
Extraordinary gain ................        315          12         431          25
                                       -------     -------     -------     -------
Net income (loss) .................    $  (881)    $(3,422)    $ 1,160     $   307
                                       =======     =======     =======     =======

Earnings per share
Income (loss) before extra-
     ordinary gain ................    $  (.20)    $  (.59)    $   .13     $   .05
Extraordinary gain ................        .05          --         .07         .01
                                       -------     -------     -------     -------
Net income (loss) .................    $  (.15)    $  (.59)    $   .20     $   .06
                                       =======     =======     =======     =======


                           AMERICAN REALTY TRUST, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE 21. SUBSEQUENT EVENTS

         In February 1997, ART completed the second phase of the BP Las Colinas land sale of 40.2 acres for $8.0 million, of which $7.2 million was in cash. In conjunction with the sale, ART provided $800,000 of purchase money financing in the form of a six month unsecured loan. The loan bears interest at 12% per annum, with all accrued but unpaid interest and principal due at maturity. Of the net sales proceeds of $6.9 million, $1.5 million was used to payoff the underlying debt secured by the land in Las Colinas, pay a $500,000 maturity fee to the lender, make a $1.5 million principal paydown on the note secured by the Parkfield land in Denver, Colorado with the same lender, and $1.0 million was applied as a principal paydown on the term loan secured by the Las Colinas I land parcel. ART will recognize a gain of $3.4 million on the sale, deferring the gain associated with the $800,000 loan until it is paid in full.

         In February 1997, ART sold its mortgage note receivable secured by land in Osceola, Florida for $1.8 million in cash. The note receivable had a principal balance of $1.6 million at December 31, 1996 and had been in default since November 1993. See NOTE 3. "NOTES AND INTEREST RECEIVABLE." ART will recognize a gain of approximately $150,000 on the sale.

         In January 1997, ART sold 3.0 acres of the Las Colinas I Land in Las Colinas, Texas, for $1.2 million in cash. ART recognized a gain of $697,000 on the sale.

         In January 1997, ART purchased Scout land, 546 acres of undeveloped land in Tarrant County, Texas, for $2.2 million. ART paid $725,000 in cash and obtained mortgage financing for the remaining $1.5 million of the purchase price. The mortgage bears interest at 16% per annum, requires quarterly interest payments of $61,000 beginning in April 1997, and matures in January 2000.

         In March 1997, ART purchased Katy Road land, 130.6 acres of undeveloped land in Harris County, Texas for $5.0 million. ART paid $958,000 in cash and obtained seller financing for the remaining $4.0 million of the purchase price. The mortgage bears interest at 9% per annum, requires quarterly interest payments of $92,000 and matures in March 2000.

                           AMERICAN REALTY TRUST, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                              September 30,  December 31,
                                                                  1997           1996
                                                              ------------   ------------
                                                                (dollars in thousands)
                     Assets

Notes and interest receivable
  Performing ...............................................    $   4,182     $  50,784
  Nonperforming ............................................       18,954         1,627
                                                                ---------     ---------
                                                                   23,136        52,411

Less - allowance for estimated losses ......................       (2,398)       (3,926)
                                                                ---------     ---------
                                                                   20,738        48,485

Real estate held for sale, net of accumulated
  depreciation ($5,098 in 1996) ............................      149,127        77,688


Real estate held for investment, net of accumulated
  depreciation ($5,636 in 1997 and $4,234 in 1996) .........       84,898        41,347

Plant and equipment, net of accumulated depreciation
  ($669 in 1997) ...........................................        5,809            --

Marketable equity securities, at market value ..............        7,425         2,186
Cash and cash equivalents ..................................        2,031         1,254
Investments in equity investees ............................       46,266        55,880
Intangibles, net of accumulated amortization ($580
  in 1997) .................................................       15,309            --
Other assets ...............................................       23,015         8,197
                                                                ---------     ---------

                                                                $ 354,618     $ 235,037
                                                                =========     =========



The accompanying notes are an integral part of these Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED) - CONTINUED


                                                         September 30,  December 31,
                                                             1997          1996
                                                         ------------   -----------
                                                            (dollars in thousands)
      Liabilities and Stockholders' Equity

Liabilities
Notes and interest payable ($9,293 in 1997
  and $8,973 in 1996 to affiliates) ...................    $ 213,293     $ 127,863
Margin borrowings .....................................       52,071        40,044
Accounts payable and other liabilities (including
  $23,227 in 1997 to affiliate) .......................       31,456         8,433
                                                           ---------     ---------

                                                             296,820       176,340


Minority interest .....................................       10,742        10,911


Commitments and contingencies


Stockholders' equity
Preferred Stock, $2.00 par value, authorized
  20,000,000 shares, issued and outstanding
    4,000 shares Series B .............................            8             8
    16,681 shares Series C ............................           33            32
    400,000 shares Series F ...........................          800            --
Common stock, $.01 par value; authorized
  16,667,667 shares, issued 13,479,348 shares in
  1997 and 1996 .......................................          120           129
Paid-in capital .......................................       72,147        68,601
Accumulated (deficit) .................................      (26,037)      (20,978)
Treasury stock at cost, 1,503,427 shares in 1997
  and 564,704 shares in 1996 ..........................          (15)           (6)
                                                           ---------     ---------

                                                              47,056        47,786
                                                           ---------     ---------

                                                           $ 354,618     $ 235,037
                                                           =========     =========





The accompanying notes are an integral part of these Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                 For the Three Months              For the Nine Months
                                                 Ended September 30,               Ended September 30,
                                            -----------------------------     -----------------------------
                                                1997             1996             1997             1996
                                            ------------     ------------     ------------     ------------
                                                       (dollars in thousands, except per share)
Revenues
  Sales ................................    $      8,647     $         --     $     10,828     $         --
  Rents ................................           7,804            5,339           18,725           14,733
  Interest .............................             471            1,143            2,769            3,416
  Other ................................          (1,883)             824             (117)           1,293
                                            ------------     ------------     ------------     ------------
                                                  15,039            7,306           32,205           19,442
Expenses
  Cost of sales ........................           6,984               --            8,672               --
  Property operations ..................           5,030            3,600           13,501           11,166
  Interest .............................           8,351            4,240           20,425           10,656
  Advisory and servicing fees
     to affiliate ......................             630              392            1,639            1,093
  Incentive compensation to
     affiliate .........................              --               --              299               --
  General and administrative ...........           2,303              618            4,654            1,855
  Depreciation and
     amortization ......................             755              429            1,902            1,319
  Minority interest ....................             243               --              959               --
                                            ------------     ------------     ------------     ------------
                                                  24,296            9,279           52,051           26,089
                                            ------------     ------------     ------------     ------------

(Loss) from operations .................          (9,257)          (1,973)         (19,846)          (6,647)
Equity in income (losses) of
  investees ............................            (145)             604            5,106            1,544
Gain on sale of real estate ............           3,205            2,018           11,354            3,133
                                            ------------     ------------     ------------     ------------

Income (loss) before
  extraordinary gain ...................          (6,197)             649           (3,386)          (1,970)
Extraordinary gain .....................              --              121               --              381
                                            ------------     ------------     ------------     ------------
Net income (loss) ......................          (6,197)             770           (3,386)          (1,589)

Preferred dividend requirement .........             (49)             (48)            (151)             (65)
Net income (loss) applicable
  to Common shares .....................    $     (6,246)    $        722     $     (3,537)    $     (1,654)
                                            ============     ============     ============     ============

Earnings per share
  Income (loss) before
  extraordinary gain ...................    $       (.52)    $        .05     $       (.29)    $       (.16)
  Extraordinary gain ...................              --              .01               --              .03
                                            ------------     ------------     ------------     ------------
  Net income (loss) applicable
     to Common shares ..................    $       (.52)    $        .06     $       (.29)    $       (.13)
                                            ============     ============     ============     ============

Weighted average Common shares
  used in computing earnings
  per share ............................      11,975,921       13,192,148       12,041,252       12,714,894
                                            ============     ============     ============     ============


The accompanying notes are an integral part of these Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997



                         Series B     Series C    Series F
                         Preferred    Preferred   Preferred    Common      Treasury     Paid-in    Accumulated Stockholders'
                            Stock       Stock       Stock      Stock        Stock       Capital     (Deficit)     Equity
                         ---------    ---------   ---------   --------     --------     --------   ----------- -------------
                                                                                (dollars in thousands, except per share)
Balance, January
   1, 1997 .............. $      8    $     32    $     --    $    129     $     (6)    $ 68,601    $(20,978)    $ 47,786


Dividends
   Common Stock ($.15
      per share) ........       --          --          --          --           --           --      (1,520)      (1,520)
   Series B Preferred
      Stock ($7.50 per
      share) ............       --          --          --          --           --           --         (30)         (30)
   Series C Preferred
      Stock ($7.50 per
      share) ............       --           1          --          --           --           79        (123)         (43)

Series F Preferred
   Stock issued .........       --          --         800          --           --        3,200          --        4,000

Sale of Common Stock ....       --          --          --          --           --          249          --          249

Treasury stock, at
   cost .................       --          --          --          (9)          (9)          18          --           --

Net income ..............       --          --          --          --           --           --      (3,386)      (3,386)
                          --------    --------    --------    --------     --------     --------    --------     --------


Balance, September
   30, 1997 ............. $      8    $     33    $    800    $    120     $    (15)    $ 72,147    $(26,037)    $ 47,056
                          ========    ========    ========    ========     ========     ========    ========     ========



The accompanying notes are an integral part of these Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                            For the Nine Months
                                                            Ended September 30,
                                                           ---------------------
                                                             1997         1996
                                                           --------     --------
                                                          (dollars in thousands)
Cash Flows From Operating Activities
   Revenues collected .................................    $ 27,800     $ 14,760
   Interest collected .................................       2,624        3,197
   Distributions received from equity investees'
       operating cash flow ............................       1,905        8,626
   Payments for property operations and cost of
       products sold ..................................     (17,697)     (11,628)
   Interest paid ......................................     (12,723)      (5,881)
   Advisory and servicing fees paid to affiliate ......      (1,938)      (1,093)
   Distributions to minority interest holders .........      (1,128)          --
   General and administrative expenses paid ...........      (4,765)      (2,169)
   Other ..............................................        (717)         417
                                                           --------     --------
       Net cash provided by (used in) operating
          activities ..................................      (6,639)       6,229

Cash Flows From Investing Activities
   Collections on notes receivable ....................       3,062          640
   Notes receivable funded ............................      (3,688)        (100)
   Proceeds from sale of real estate ..................      18,567        6,740
   Proceeds from sale of marketable equity
       securities .....................................       6,019       22,564
   Proceeds from sale of notes receivable .............      18,342           --
   Purchases of marketable equity securities ..........     (11,779)     (21,271)
   Investment in real estate entities .................      (3,523)     (14,219)
   Acquisition of real estate .........................     (67,620)      (5,658)
   Deposits ...........................................     (12,277)        (526)
   Real estate improvements ...........................      (5,505)      (1,901)
   Fixed asset purchased ..............................      (5,809)          --
                                                           --------     --------
       Net cash (used in) investing activities ........     (64,211)     (13,731)

Cash Flows From Financing Activities
   Proceeds from notes payable ........................      91,141       48,153
   Payments on notes payable ..........................     (47,150)     (29,486)
   Deferred borrowing costs ...........................      (3,294)      (3,019)
   Net advances (payments) from/to affiliates .........      23,632       (7,530)
   Margin borrowings, net .............................       8,890          464
   Proceeds from issuance of Series B preferred
       stock ..........................................          --          400
   Dividends on Common Stock ..........................      (1,520)      (1,437)
   Dividends on Preferred Stock .......................         (72)          --
                                                           --------     --------
       Net cash provided by financing activities ......      71,627        7,545

       Net increase in cash and cash equivalents ......         777           43

Cash and cash equivalents, beginning of period ........       1,254        1,054
                                                           --------     --------

Cash and cash equivalents, end of period ..............    $  2,031     $  1,097
                                                           ========     ========



The accompanying notes are an integral part of these Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED) - CONTINUED

                                                                 For the Nine Months
                                                                 Ended September 30,
                                                                ---------------------
                                                                  1997         1996
                                                                --------     --------
                                                                (dollars in thousands)
Reconciliation of net (loss) to net cash provided
   by (used in) operating activities
   Net (loss) ..............................................    $ (3,386)    $ (1,589)
   Adjustments to reconcile net (loss) to net cash
       provided by (used in) operating activities
       Extraordinary gain ..................................          --         (381)
       Depreciation and amortization .......................       1,570        1,319
       Amortization of deferred borrowing cost .............         332           --
       Gain on sale of real estate .........................     (11,434)      (3,133)
       Distributions from equity investees' operating
          cash flow ........................................       1,905        8,626
       Equity in (income) of investees .....................      (5,106)      (1,544)
       Unrealized (gain) loss on marketable equity
          securities .......................................         470         (598)
       (Increase) decrease in interest receivable ..........           3          (93)
       (Increase) decrease in other assets .................       8,553        2,151
       Increase in interest payable ........................         520          844
       (Decrease) in accounts payable and
          other liabilities ................................        (205)        (131)
       Other ...............................................         139          758
                                                                --------     --------

         Net cash provided by (used in) operating
            activities .....................................    $ (6,639)    $  6,229
                                                                ========     ========



Schedule of noncash investing and financing activities

Issuance of 16,681 shares of Series C Preferred
   Stock with a liquidation value of $1,667 ................    $     --     $     31

Stock dividends on Series C Preferred Stock ................          82           --

Issuance of 400,000 shares of Series F Preferred
   Stock with a liquidation value of $4,000 ................         800           --

Current value of property acquired through
   foreclosure on $14,485 note receivable ..................      20,226           --

Notes payable from property acquired through
   foreclosure .............................................      11,867           --

Notes payable from acquisition of real estate ..............      33,746           --

Notes payable from acquisition of minority
   interest in subsidiary ..................................       5,000           --


The accompanying notes are an integral part of these Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED) - CONTINUED




                                                           For the Nine Months
                                                           Ended September 30,
                                                           -------------------
                                                             1997       1996
                                                           -------    --------
                                                         (dollars in thousands)
Acquisition of Pizza World Supreme, Inc.

   Carrying value of intangibles ......................    $15,641    $    --

   Carrying value of plant and equipment ..............      3,998         --

   Carrying value of note receivable retired ..........     13,387         --

   Carrying value of accounts payable and other
       liabilities ....................................      1,314         --








The accompanying notes are an integral part of these Consolidated Financial Statements.

                           AMERICAN REALTY TRUST, INC.
               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS


NOTE 1.  BASIS OF PRESENTATION

The accompanying Consolidated Financial Statements of American Realty Trust, Inc. and consolidated entities (the "Company") have been prepared in conformity with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the Consolidated Financial Statements and Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Form 10-K").

Certain balances for 1996 have been reclassified to conform to the 1997 presentation. Shares and per share data have been restated for the two for one forward share split effected February 17, 1997.

NOTE 2.  SYNTEK ASSET MANAGEMENT, L.P.

The Company owns a 96% limited partner interest in Syntek Asset Management, L.P. ("SAMLP"). SAMLP is the general partner of National Realty, L.P. ("NRLP") and National Operating, L.P. ("NOLP"), the operating partnership of NRLP. Gene E. Phillips, a Director and Chairman of the Board of the Company until November 16, 1992, is also a general partner of SAMLP. As of September 30, 1997, the Company owned approximately 54% of the outstanding limited partner units of NRLP.

NRLP, SAMLP and Mr. Phillips were among the defendants in a class action lawsuit arising from the formation of NRLP. An agreement settling such lawsuit for the above mentioned defendants became effective on July 5, 1990. The settlement agreement provided for, among other things, the appointment of an NRLP oversight committee; the establishment of specified annually increasing targets for five years relating to the price of NRLP's units of limited partner interest; a limitation and deferral or waiver of NRLP's reimbursement to SAMLP of certain future salary costs; a deferral or waiver of certain future compensation to SAMLP; the required distribution to unitholders of all of NRLP's cash from operations in excess of certain renovation costs unless the NRLP oversight committee approves alternative uses for such cash from operations; the issuance of unit purchase warrants to members of the plaintiff class; and the contribution by the then individual general partners of $2.5 million to NRLP over a four-year period. In accordance with the indemnification provisions of SAMLP's agreement of limited partnership, SAMLP agreed to indemnify Mr. Phillips, the individual general partners, at the time, of SAMLP, for the $2.5 million payment to NRLP. The final annual installment of principal and interest was paid by SAMLP in May 1994.

The settlement agreement provides for the resignation and replacement of SAMLP as general partner if the unit price targets are not met for two consecutive anniversary dates. NRLP did not meet the unit price targets for the first and second anniversary dates. On July 8, 1992, SAMLP notified the NRLP oversight committee of the failure of NRLP to meet the unit price targets for two successive years and that it expects to resign as general partner of NRLP and NOLP.

The withdrawal of SAMLP as general partner would require NRLP to purchase SAMLP's general partner interest (the "Redeemable General Partner Interest") at its then fair value, and to pay certain fees and other compensation as provided in the partnership agreement. Syntek Asset Management, L.P. ("SAMI"), the managing general partner of SAMLP, has calculated the fair value of such Redeemable General Partner Interest to be $40.2 million at September 30, 1997, before reduction for the principal balance ($4.2 million at September 30, 1997) and accrued interest ($6.9 million at September 30, 1997) on the note receivable from SAMLP for its original capital contribution to the partnership.

In January 1995, NRLP, SAMLP, William H. Elliott and the NRLP oversight committee executed an Implementation Agreement which provided for the nomination of an entity controlled by Mr. Elliott as successor general partner and for the resolution of all related matters under the class action settlement. On February 20, 1996, the parties to the Implementation Agreement executed an Amended and Restated Implementation Agreement.

In September 1996, the Judge appointed to supervise the class action settlement (the "Supervising Judge") entered an order granting tentative approval of the Amended and Restated Implementation Agreement and the form of notice to be sent to the original class members. On April 7, 1997, the Supervising Judge entered an order amending the September 23, 1996 order,

                           AMERICAN REALTY TRUST, INC.
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS - CONTINUED


approving the formal notice and setting a hearing on the Amended and Restated Implementation Agreement for June 27, 1997. A notice was sent to all class members and unitholders in April 1997 and the hearing was held on June 27, 1997. On September 8, 1997, the Supervising Judge rendered a Statement of Decision in which he declined to approve the Amended and Restated Implementation Agreement.

As a result of the Statement of Decision, the original class action settlement shall remain in full force and effect and all of the provisions of the Amended and Restated Implementation Agreement have been voided. SAMLP and the NRLP oversight committee are considering alternative methods to implement the election of a successor general partner as required under the original class action settlement.

On September 26, 1997, one of the original class action defendants, Robert A. McNeil, filed motions to (i) be installed as receiver for NRLP and (ii) disband the NRLP oversight committee. As of November 10, 1997, a hearing on the motions had not been set.

NOTE 3.  NOTES AND INTEREST RECEIVABLE

The borrower on a $1.7 million mortgage note receivable secured by land in Osceola, Florida failed to pay the note on its November 1, 1993 maturity. The Company instituted foreclosure proceedings and was awarded a summary judgment in January 1994. During 1994 and 1995, the borrower paid the Company a total of $270,000 in nonrefundable fees to delay foreclosure of the property until April 24, 1995. On April 25, 1995, the borrower filed for bankruptcy protection. On August 26, 1996, the bankruptcy court's stay was lifted allowing the Company to proceed with foreclosure. In February 1997, the Company sold its mortgage note receivable for $1.8 million in cash. The Company recognized a gain of $171,000 on the sale.

In September 1997, the Company sold its $16.3 million wraparound mortgage note receivable secured by the Las Vegas Plaza Shopping Center in Las Vegas, Nevada, for $15.0 million. The Company secured net cash of $5.5 million after the payoff of the loan in the amount of $9.2 million secured by such note receivable. The Company incurred no loss on the sale beyond the reserve previously established.

In September 1997, the Company foreclosed on its $14.6 million junior mortgage note receivable secured by the Williamsburg Hospitality House in Williamsburg, Virginia. The Company acquired the property at foreclosure subject to a first lien mortgage of $11.9 million. The Company incurred no loss on foreclosure as the fair value of the property exceeded the carrying value of the Company's mortgage note receivable. The property is included in real estate held for investment in the accompanying Consolidated Balance Sheet.

In August 1990, the Company foreclosed on its fourth lien note receivable secured by the Continental Hotel and Casino in Las Vegas, Nevada. The Company acquired the hotel and casino through foreclosure subject to first and second lien mortgages totaling $10.0 million. In June 1992, the Company sold the hotel and casino for a $22.0 million wraparound mortgage note receivable, a $500,000 unsecured note receivable, which was collected in full, and $100,000 in cash. In March 1997, the wraparound note was modified and extended in exchange for, among other things, the borrower's commitment to invest $2.0 million in improvements to the hotel and casino within four months of the March 1997 modification and an additional $2.0 million prior to December 1997. The borrower has not made the required payments since April 1997, nor the required improvements and the Company is in negotiations with the borrower, but has also begun foreclosure proceedings. If the negotiations are not successful and the Company forecloses on the property it does not expect to incur a loss as the fair value of the property exceeds the carrying value of the Company's note receivable.

Related Party. In December 1996, the Company and the borrower on a $3.7 million note receivable secured by an apartment complex in Merrillville, Indiana agreed to an extension of the notes December 1996 maturity date to December 2000. The property is owned by a subsidiary of Davister Corp. ("Davister"), a general partner in a partnership that owns approximately 14.6% of the Company's outstanding shares of Common Stock. In May 1997, the note plus accrued but unpaid interest was paid in full. See NOTE 10. "CERTAIN RELATIONSHIPS AND TRANSACTIONS."

                           AMERICAN REALTY TRUST, INC.
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS - CONTINUED

NOTE 4.  REAL ESTATE

In January 1997, the Company sold a 3.0 acre tract of the Las Colinas I land parcel in Las Colinas, Texas, for $1.2 million in cash. The Company recognized a gain of $697,000 on the sale.

In January 1997, the Company purchased Scout land, a 546 acre parcel of undeveloped land in Tarrant County, Texas, for $2.2 million. The Company paid $725,000 in cash and obtained mortgage financing for the remaining $1.5 million of the purchase price. The mortgage bears interest at 16% per annum, requires quarterly interest only payments of $61,000, and matures in January 2000. The Company paid a real estate brokerage commission of $135,000 to Carmel Realty, Inc. ("Carmel Realty"), an affiliate of Basic Capital Management, Inc. ("BCM"), the Company's advisor, based on the $2.2 million purchase price of the property.

In October 1995, the Company purchased BP Las Colinas land, a 92.6 acre parcel of partially developed land in Las Colinas, Texas. In February 1996, the Company entered into a contract to sell 72.5 acres of such parcel for $12.9 million. The contract called for the sale to close in two phases. In July 1996, the Company completed the first phase sale of 32.3 acres for $4.9 million in cash. In February 1997, the Company completed the second phase sale of 40.2 acres for $8.0 million, of which $7.2 million was paid in cash. Of the net sales proceeds of $6.9 million, $1.5 million was used to payoff the underlying debt secured by the BP Las Colinas parcel, pay a $500,000 maturity fee to the lender, make a $1.5 million principal paydown on note secured by Parkfield land in Denver, Colorado with the same lender, and $1.0 million was applied as a principal paydown on the term loan secured by the Las Colinas I land parcel. In conjunction with the sale the Company provided $800,000 in purchase money financing in the form of a six month unsecured loan. The loan bears interest at 12% per annum, with all accrued but unpaid interest and principal due at maturity in August 1997. The Company recognized a gain of $3.4 million on such sale, deferring an additional $800,000 of gain until the unsecured loan is paid in full. The loan was paid in full August 1997 and the $800,000 gain was recognized. The Company paid a real estate brokerage commission of $239,000 to Carmel Realty based on the $8.0 million sales price of the property.

In March 1997, the Company purchased Katy Road land, a 130.6 acre parcel of undeveloped land in Harris County, Texas, for $5.6 million. The Company paid $1.6 million in cash with the seller providing purchase money financing for the remaining $4.0 million of the purchase price. The mortgage bears interest at 9% per annum, requires quarterly interest only payments of $92,000 and matures in March 2000. The Company paid a real estate brokerage commission of $209,000 to Carmel Realty based on the $5.6 million purchase price of the property.

In April 1997, the Company purchased McKinney Corners I land, a 30.4 acre parcel of undeveloped land in Collin County, Texas, for $3.5 million. The Company paid $1.0 million in cash and obtained mortgage financing for the remaining $2.5 million of the purchase price. The loan bears interest at 14% per annum, requires monthly interest only payments of $29,000 and matures in April 1998. The Company paid a real estate brokerage commission of $208,000 to Carmel Realty based on the $3.5 million purchase price of the property.

In April 1997, the Company purchased McKinney Corners II land, a 173.9 acre parcel of undeveloped land in Collin County, Texas, for $5.7 million. The Company paid $700,000 in cash and obtained mortgage financing for the remaining $5.0 million of the purchase price as a fourth advance under the term loan from the Las Colinas I lender. The term loan was amended increasing the term loan amount from $19.5 million to $24.5 million. The amendment also changed the required principal reduction payments to $500,000 in June, July, September and October 1997 and $1.0 million in August and November 1997. The McKinney Corners II land was added as additional collateral on the term loan. The Company paid a real estate brokerage commission of $343,000 to Carmel Realty based on the $5.7 million purchase price of the property.

In April 1997, the Company sold a 3.1 acre parcel of the Las Colinas I land for $1.3 million in cash. The Company used $1.0 million of the sales proceeds as a collateral escrow deposit in accordance with the provision of the Valley Ranch land loan. In September 1997, such collateral escrow was released to the Company. The Company recognized a gain of $648,000 on the sale. The Company paid a real estate brokerage commission of $38,000 to Carmel Realty based on the $1.3 million sales price of the property.

                           AMERICAN REALTY TRUST, INC.
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS - CONTINUED


In May 1997, the Company purchased McKinney Corners III land, a 15.5 acre parcel of undeveloped land in Collin County, Texas, for $896,000 in cash. The Company paid a real estate brokerage commission of $54,000 to Carmel Realty based on the $896,000 purchase price of the property.

Also in May 1997, the Company purchased Lacy Longhorn land, a 17.1 acre parcel of undeveloped land in Farmers Branch, Texas, for $1.8 million. The Company paid $200,000 in cash and obtained seller financing of the remaining $1.6 million of the purchase price. The loan bore interest at 10% per annum, required monthly principal and interest payments of $400,000 and matured in

October 1997. The loan was paid off at maturity. The Company paid a real estate brokerage commission of $105,000 to Carmel Realty based on the $1.8 million purchase price of the property.

In May 1997, the Company purchased Chase Oaks land, a 60.5 acre parcel of undeveloped land in Plano, Texas, for $4.2 million. The Company paid $200,000 in cash and obtained seller financing of the remaining $4.0 million of the purchase price. The note bears interest at 18% per annum, requires monthly interest only payments of $60,000 and matures May 2000. The Company paid a real estate brokerage commission of $250,000 to Carmel Realty based on the $4.2 million purchase price of the property.

Also in May 1997, the Company purchased Pioneer Crossing land, a 1,448 acre parcel of undeveloped land in Austin, Texas, for $21.5 million. The Company paid $5.4 million in cash and obtained seller financing of the remaining $16.1 million of the purchase price. The note bears interest at 9.5% per annum, requires monthly interest only payments of $127,000 and matures in May 2001. The Company paid a real estate brokerage commission of $675,000 to Carmel Realty based on the $21.5 million purchase price of the property.

In June 1997, the Company purchased Kamperman land, a 129.6 acre parcel of undeveloped land in Collin County, Texas, for $5.0 million in cash. The Company simultaneously closed on a sale of a 99.7 acre parcel for $4.5 million in cash. The Company recognized a $215,000 gain on the sale. The Company paid a real estate brokerage commission of $152,000 to Carmel Realty based on the $5.0 million purchase price of the property and $135,000 to Carmel Realty based on the $4.5 million sales price of the tract sold.

Also in June 1997, the Company purchased Keller land, a 811.8 acre parcel of undeveloped land in Tarrant County, Texas, for $6.3 million. The Company paid $2.3 million in cash and obtained mortgage financing for the remaining $4.0 million of the purchase price. The loan bears interest at 12.95% per annum, requires monthly interest only payments of $43,000 and matures in June 1998. The Company paid a real estate brokerage commission of $280,000 to Carmel Realty based on the $6.3 million purchase price of the property.

In June 1997, the Company purchased McKinney Corners IV land, a 31.3 acre parcel of undeveloped land in Collin County, Texas, for $2.4 million. The Company paid $400,000 in cash and obtained mortgage financing for the remaining $2.0 million of the purchase price, as a fifth advance under the term loan from the Las Colinas I lender. The McKinney Corners IV land was added as additional collateral on the term loan. The Company paid a real estate brokerage commission of $151,000 to Carmel Realty based on the $2.4 million purchase price of the property.

Also in June 1997, the Company purchased Pantex land, a 182.5 acre parcel of undeveloped land in Collin County, Texas, for $5.4 million. The Company paid $900,000 in cash and obtained seller financing of the remaining $4.5 million of the purchase price. The note bears interest at 10.5% per annum, requires semiannual interest only payments of $239,000 and matures in December 2000. The Company paid a real estate brokerage commission of $321,000 to Carmel Realty based on the $5.4 million purchase price of the property.

In July 1997, the Company sold a 3.9 acre tract of the Las Colinas I land in Las Colinas, Texas, for $1.6 million in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net sales proceeds of $1.4 million, to paydown the term loan in exchange for that lender's release of its collateral interest in such land. The Company recognized a gain of $771,000 on the sale. The Company paid a real estate brokerage commission of $48,000 to Carmel Realty based on the $1.6 million sales price of the property.

                           AMERICAN REALTY TRUST, INC.
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS - CONTINUED


Also in July 1997, the Company purchased Dowdy and McKinney Corners V land, which parcels are adjacent to the Company's other McKinney Corners land, consisting of a total of 175 acres of undeveloped land in Collin County, Texas, for $2.9 million. The Company obtained mortgage financing of $3.3 million as a sixth advance under the term loan from the Las Colinas I lender. The Dowdy land, McKinney Corners V land and McKinney Corners III land were added as additional collateral on the term loan. The Company paid a real estate brokerage commission of $173,000 to Carmel Realty based on the $2.9 million purchase price of the properties.

In July 1997, the Company purchased Perkins land, a 645.4 acre parcel of undeveloped land in Collin County, Texas, for $5.8 million. The Company paid $3.3 million in cash and assumed the existing mortgage of $2.5 million. The mortgage bears interest at 8.5% per annum, requires quarterly interest only payments of $53,000 and matures March 2002. The Company paid a real estate brokerage commission of $224,000 to Carmel Realty based on the $5.8 million purchase price of the property.

Also in July 1997, the Company purchased LBJ land, a 10.4 acre parcel of undeveloped land in Dallas County, Texas, for $2.3 million. The Company paid $300,000 in cash and obtained seller financing of the remaining $2.0 million of the purchasing price. The loan bears interest at 18% per annum, with interest payable quarterly and matures in January 1998. The Company paid a real estate brokerage commission of $141,000 to Carmel Realty based on the $2.3 million purchase price.

In September 1997, the Company sold the Mopac Building in St. Louis, Missouri, for $1.0 million in cash. In accordance with the provisions of the Las Colinas I term loan, the Company applied $350,000 of the sales proceeds to paydown the term loan in exchange for the lender's release of its collateral interest in such property. The Company recognized a gain of $481,000 on the sale.

Also in September 1997, the Company sold a 2.6 acre parcel of the Las Colinas I land in Las Colinas, Texas, for $1.2 million in cash. In accordance with the provisions of the term loan secured by such parcel, the Company applied the net sales proceeds of $1.0 million, to paydown the term loan in exchange for the lender's release of its collateral interest in such land. The Company recognized a gain of $578,000 on the sale. The Company paid a real estate brokerage commission of $35,000 to Carmel Realty based on the $1.2 million sales price of the property.

In September 1997, the Company sold three tracts of Valley Ranch land totaling
24.0 acres for $1.6 million in cash. The net sales proceeds of $1.2 million were put into a certificate of deposit for the benefit of the lender, in accordance with the term loan secured by such land. The Company recognized a gain of $567,000 on the sale. The Company paid a real estate brokerage commission of $46,000 to Carmel Realty based on the $1.6 million sales price of the property.

Also in September 1997, the Company purchased the Collection, a retail and commercial center totaling 206,048 square feet in Denver, Colorado, for $19.5 million. The Company paid $791,000 in cash and assumed existing mortgages totaling $14.7 million, and issued 400,000 shares of the Company's Series F Cumulative Convertible Preferred Stock. See NOTE 11. "PREFERRED STOCK." The first lien mortgage in the amount of $14.2 million bears interest at 8.64% per annum, requires monthly principal and interest payments of $116,000 and matures in May 2017. The second lien mortgage in the amount of $580,000 bears interest at 7% per annum from April 1996 to April 2001, 7.5% per annum from May 2001 to April 2006, and 8% per annum from May 2006 to May 2010, requires monthly principal and interest payments of $3,000 and matures in May 2010. The Company paid a real estate brokerage commission of $646,000 to Carmel Realty based on the $19.5 million purchase price of the property.

In 1991, the Company purchased all of the capital stock of a corporation which owned 198 developed residential lots in Fort Worth, Texas. Through December 31, 1996, 188 of the residential lots had been sold. During 1997, 9 additional lots were sold for an aggregate gain of $17,000. At September 30, 1997, one lot remained to be sold.

In November 1991, the Company transferred the Porticos Apartments to Income Opportunity Realty Investors, Inc. ("IORI"), an equity investee, in satisfaction, at the time, of the Company's $3.6 million obligation to IORI. The Company recorded a deferred gain of $3.0 million on the transfer. In June 1997, IORI sold the property, and accordingly the Company recognized such previously deferred gain. See NOTE 5. INVESTMENT IN EQUITY INVESTEES."

                           AMERICAN REALTY TRUST, INC.
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS - CONTINUED


NOTE 5.  INVESTMENT IN EQUITY INVESTEES

Real estate entities. The Company's investment in real estate entities at September 30, 1997, includes (i) equity securities of three publicly traded Real Estate Investment Trusts (collectively the "REITs"), Continental Mortgage and Equity Trust ("CMET"), IORI and Transcontinental Realty Investors, Inc. ("TCI"),
(ii) units of limited partner interest of NRLP, (iii) a general partnership interest in NRLP and NOLP, the operating partnership of NRLP, through the Company's 96% limited partner interest in SAMLP and (iv) interests in real estate joint venture partnerships. BCM, the Company's advisor, serves as advisor to the REITs, and performs certain administrative and management functions for NRLP and NOLP on behalf of SAMLP.

The Company accounts for its investment in the REITs, NRLP and the joint venture partnerships under the equity method. The Company continues to account for its investment in NRLP under the equity method due to the pending resignation of SAMLP as general partner of NRLP and NOLP. See NOTE 2. "SYNTEK ASSET MANAGEMENT, L.P." Substantially all of the Company's equity securities of the REITs and NRLP are pledged as collateral for borrowings. See NOTE 7. "NOTES AND INTEREST PAYABLE."

The Company's investment in real estate entities, accounted for using the equity method, at September 30, 1997 was as follows:

                                                                             Equivalent
                    Percentage                   Carrying                     Investee
                 of the Company's                Value of                     Book Value              Market Value
                   Ownership at                Investment at                     at                 of Investment at
Investee        September 30, 1997           September 30, 1997          September 30, 1997        September 30, 1997
--------        ------------------           ------------------          ------------------        ------------------
NRLP                  54.4%                  $     16,516                  $          *              $      76,996
CMET                  40.6                         14,888                        35,387                     32,674
IORI                  29.6                          3,457                         7,342                      5,626
TCI                   30.6                          5,162                        22,941                     22,682
                                             ------------                  ------------              -------------
                                                   40,023                                            $     137,978
                                                                                                     =============
General partner interest in
  NRLP and NOLP                                     6,324
Other equity investees                                (81)
                                             ------------
                                             $     46,266
                                             ============


--------------

* At September 30, 1997, NRLP reported a deficit partners' capital. The Company's share of NRLP's revaluation equity at December 31, 1996, was $188.5 million. Revaluation equity is defined as the difference between the appraised value of the partnership's real estate, adjusted to reflect the partnership's estimate of disposition costs, and the amount of the mortgage notes payable and accrued interest encumbering such property as reported in NRLP's Annual Report on Form 10-K for the year ended December 31, 1996.

The difference between the carrying value of the Company's investment and the equivalent investee book value is being amortized over the life of the properties held by each investee.

The Company's management continues to believe that the market value of each of the REITs and NRLP undervalues their assets and the Company may, therefore, continue to increase its ownership in these entities in 1997.

Other equity investees. In April 1996, a newly formed subsidiary of the Company purchased, for $10.7 million in cash, 80% of the common stock of Pizza World Supreme, Inc. ("PWSI"), which in turn had acquired 26 operating pizza parlors in various communities in California's San Joaquin Valley. Concurrent with the purchase, the Company granted to an individual an option to purchase 36.25% of the Company's subsidiary at any time for the Company's net investment in such subsidiary. Additionally, the Company held negotiations with underwriters to take such subsidiary public. The Company believes that such option will be exercised and further, that the subsidiary would become publicly held approximately one year from its date of acquisition.

                           AMERICAN REALTY TRUST, INC.
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS - CONTINUED


Accordingly, the Company believed its control of such subsidiary was temporary and therefore accounted for such subsidiary under the equity method through April 1997. In May 1997, the Company acquired the remaining 20% of PWSI and discontinued equity accounting. See NOTE 8. "ACQUISITION OF PIZZA WORLD SUPREME, INC."

Set forth below is summarized results of operations for the Company's equity investees for the nine months ended September 30, 1997:


Equity investees owned over 50%:


     Revenues ....................................         $ 94,320
     Property operating expenses .................           61,189
     Depreciation ................................            7,806
     Interest expense ............................           25,727
                                                           --------
     (Loss) from operations ......................             (402)
     Gain on sale of real estate .................            5,654
                                                           --------
     Net income ..................................         $  5,252
                                                           ========


The Company's share of over 50% owned equity investees' operations was income of $900,000 for the nine months ended September 30, 1997. The Company's share of equity investees gains on sale of real estate was $3.0 million for the nine months ended September 30, 1997.

Equity investees owned less than 50%:


     Revenues ....................................         $ 90,546
     Equity in income (loss) of partnerships .....              751
     Property operating expenses .................           60,132
     Depreciation ................................           12,740
     Interest expense ............................           27,100
     Provision for loss ..........................              225
                                                           --------
     (Loss) from operations ......................           (8,900)
     Gain on sale of real estate .................           11,835
                                                           --------
     Net income ..................................         $  2,935
                                                           ========


The Company's share of less than 50% owned equity investees' loss from operations was $2.8 million for the nine months ended September 30, 1997. The Company's share of equity investees gains on sale of real estate was $4.0 million for the nine months ended September 30, 1997.

The Company's cash flow from the REITs and NRLP is dependent on the ability of each of the entities to make distributions. CMET and IORI have paid regular quarterly distributions since the first quarter of 1993, NRLP since the fourth quarter of 1993 and TCI since the fourth quarter of 1995. In the first nine months of 1997, the Company received aggregate distributions of $1.9 million from the REITs and NRLP.

In the first nine months of 1997, the Company purchased a total of $173,000 of equity securities of the REITs and NRLP.

In January 1992, the Company entered into a partnership agreement with an entity affiliated with the owner, at the time, of in excess of 14% of the Company's outstanding shares of Common Stock, to acquire 287 developed residential lots adjacent to the Company's other residential lots in Fort Worth, Texas. The partnership agreement designates the Company as managing general partner. The partnership agreement also provides each of the partners with a guaranteed 10% return on their respective investments. Through December 31, 1996, 184 residential lots had been sold. In the first nine months of 1997 an additional 13 lots were sold. At September 30, 1997, 90 lots remained to be sold. In 1997, each partner has received $21,000 in return of capital distributions.

                           AMERICAN REALTY TRUST, INC.
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS - CONTINUED


In June 1996, a newly formed limited partnership, of which the Company is a 1% general partner, purchased a 580 acre parcel of undeveloped land in Collin County, Texas. In April 1997, the partnership sold a 35.0 acre tract for $1.3 million in cash. The net proceeds of $1.2 million were distributed to the limited partners in accordance with the partnership agreement. The partnership recognized a gain of $884,000 on the sale. In July 1997, the Partnership sold a
24.6 acre tract for $800,000 in cash. In accordance with the terms of the term loan secured by such property, $197,000 of the net sales proceeds were used to paydown such term loan. The remaining $545,000 was distributed to the limited partners in accordance with the partnership agreement. The partnership recognized a gain of $497,000 on the sale. In September 1997, the partnership sold a 77.19 acre tract for $1.5 million in cash. In accordance with the terms of the term loan secured by such property, the net proceeds were used to paydown such loan. The partnership recognized a gain of $704,000 on the sale. In October 1997, the partnership sold a 96.53 acre tract for $1.7 million in cash. In accordance with the terms of the term loan secured by such property $548,000 of the net sales proceeds were used to payoff such loan. The remaining $1.1 million was distributed to the limited partners in accordance with the partnership agreement. The partnership will recognize a gain of approximately $691,000 on the sale. The Company has received no distributions from the partnership.

In September 1997, a newly formed limited partnership, of which the Company is a 1% general partner and 21.5% limited partner, purchased a 422.4 acre parcel of undeveloped land in Denton County, Texas, for $16.0 million in cash. The Company contributed $3.6 million in cash to the partnership with the remaining $12.4 million being contributed by the other limited partners. The partnership agreement designates the Company as the managing general partner. In September 1997, the partnership obtained financing of $6.5 million secured by the 422.4 acres of land. The loan bears interest at 10% per annum, requires monthly interest only payments of $54,000 and matures in September 2001. The net financing proceeds were distributed to the partners, the Company receiving repayment of $2.9 million of its initial investment. The partnership agreement also provides that the limited partners receive a 12% preferred cumulative return on their investment before any sharing of partnership profits occurs. See
NOTE 10. "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

NOTE 6.  MARKETABLE EQUITY SECURITIES - TRADING PORTFOLIO

In the first quarter of 1994, the Company began purchasing equity securities of entities other than the REITs and NRLP to diversify and increase the liquidity of its margin accounts. In the first nine months of 1997, the Company purchased $11.8 million and sold $5.7 million of such securities. These equity securities are considered a trading portfolio and are carried at market value. At September 30, 1997, the Company recognized an unrealized decrease in the market value of its trading portfolio securities of $782,000. Also in the first nine months of 1997, the Company realized a net gain of $128,000 from the sale of trading portfolio securities and received $87,000 in dividends. Unrealized and realized gains and losses on trading portfolio securities are included in other revenues in the accompanying Consolidated Statements of Operations.

NOTE 7.  NOTES AND INTEREST PAYABLE

In May 1997, the Company financed a 10.6 acre parcel of the BP Las Colinas land for $3.1 million. The note bears interest at 9.5% per annum, requires monthly interest only payments of $24,000 and matures in November 1997.

In May 1997, the Company obtained a second mortgage of $3.0 million secured by the Pin Oak land. The note bears interest at 12.5% per annum compounded monthly, and matures in December 1997. See NOTE 10. "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

In June 1997, the Company obtained a second mortgage of $3.0 million secured by the Lewisville land. The note bears interest at 12.5% per annum, compounded monthly and matures in February 1998. See NOTE 10. "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

In June 1997, the Company refinanced the Valwood land for $15.8 million. The note bears interest at the prime rate plus 4.5% per annum, currently 13%, requires monthly interest only payments of $176,000 and matures in June 1998. The Company received net refinancing proceeds of $4.9 million, after the payoff of $6.2 million in existing mortgage debt secured by the

                           AMERICAN REALTY TRUST, INC.
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS - CONTINUED


property, $3.0 million being applied to payoff the Jefferies land loan and $1.4 million being applied to paydown the Las Colinas I land loan.

In July 1997, the Company obtained a third mortgage of $2.0 million secured by the Pin Oak land. The note bears interest at 12.5% per annum, compounded monthly and matures in February 1998. See NOTE 10. "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

In September 1997, the Company refinanced the Las Colinas I land Double O tract for $7.3 million. The Company received net refinancing proceeds of $2.1 million, after the payoff of existing mortgage debt of $5.0 million. The note bears interest at the prime rate plus 4.5% per annum, currently 13%, requires monthly interest only payments of $77,000 and matures October 1998. The Company paid a mortgage brokerage and equity refinancing fee of $73,000 to BCM based upon the new mortgage of $7.3 million.

The Company has margin arrangements with various brokerage firms which provide for borrowing of up to 50% of the market value of the Company's marketable equity securities. The borrowings under such margin arrangements are secured by equity securities of the REITs, NRLP and the Company's trading portfolio and bear interest rates ranging from 7.0% to 9.0%. Margin borrowings totaled $28.1 million at September 30, 1997.

In August 1996, the Company consolidated its existing NRLP margin debt held by various brokerage firms into a single loan of $20.3 million. The loan is secured by the Company's NRLP units with a market value of at least 50% of the principal balance of the loan. As of September 30, 1997, 3,349,169 NRLP units with a market value of $74.9 million were pledged as security for such loan. In July, the lender advanced an additional $3.7 million, increasing the loan balance to $24.0 million.

NOTE 8.  ACQUISITION OF PIZZA WORLD SUPREME, INC.

In April 1996, a newly formed subsidiary of the Company purchased, for $10.7 million in cash, 80% of the common stock of PWSI, an entity which had acquired 26 operating pizza parlors in various communities in California's San Joaquin Valley. The Company accounted for such subsidiary under the equity method. See
NOTE 5. "INVESTMENT IN EQUITY INVESTEES."

In May 1997, the Company purchased the remaining 20% of the common stock of PWSI for $5.0 million in unsecured promissory notes. The notes bear interest at 8% per annum, for three years and 10% per annum thereafter, require quarterly interest only payments of $100,000 and mature in May 2007. The Company now consolidates PWSI's operations.

NOTE 9.  INCOME TAXES

Financial statement income varies from taxable income principally due to the accounting for income and losses of investees, gains and losses from asset sales, depreciation on owned properties, amortization of discounts on notes receivable and payable and the difference in the allowance for estimated losses. The Company had no taxable income or provision for income taxes in the nine months ended September 30, 1997, due to operating loss carryforwards.

NOTE 10. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In May, June and July 1997, the Company obtained a total of $8.0 million in mortgage loans from entities and trusts affiliated with the limited partner in a partnership that owns approximately 14% of the Company's outstanding shares of Common Stock. See NOTE 7. "NOTES AND INTEREST PAYABLE."

In September 1997, the limited partner in a partnership that owns approximately 14.6% of the Company's outstanding shares of Common Stock became a 22.50% limited partner in a newly formed limited partnership of which the Company is a 1% general partner and a 21.50% limited partner. See NOTE 5. "INVESTMENT IN EQUITY INVESTEES."

                           AMERICAN REALTY TRUST, INC.
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS - CONTINUED


NOTE 11. PREFERRED STOCK


In August 1997, the Company filed Articles of Amendment to its Articles of Incorporation creating and designating a Series F 10% Cumulative Convertible Preferred Stock, par value $2.00 per share, and a liquidation value of $10.00 per share out of the 7,500,000 shares authorized. Dividends are payable at a rate of $1.00 per year or $.25 per quarter to stockholders of record on the 15th day of each March, June, September and December when and as declared by the Board of Directors of the Company accruing cumulatively from August 16, 1998 and commencing on October 15, 1998. The Series F Preferred Stock may be converted into Common Stock of the Company at 90% of the market value of the Company's Common Stock after August 15, 2003.


NOTE 12. COMMITMENTS AND CONTINGENCIES

Litigation. The Company is involved in various lawsuits arising in the ordinary course of business. In the opinion of the Company's management, the outcome of these lawsuits will not have a material impact on the Company's financial condition, results of operations or liquidity.

NOTE 13. SUBSEQUENT EVENTS

In October 1997, the Company contributed its Pioneer Crossing land, a 1,448 acre tract of undeveloped land in Austin, Texas to a limited partnership in exchange for $3.4 million in cash, a 1% managing general partner interest, all of the Class B limited partner units in the partnership and the partnership's assumption of the $16.1 million mortgage debt secured by the property. The existing partners converted their general and limited partner interests into Class A limited partner units. The Class A limited partner units have an agreed value of $1.00 per unit. The Class A units are entitled to a fixed preferred return of 10% per annum, paid quarterly. The Class A units may be converted into a total of 360,000 shares of the Company's Series F Cumulative Convertible Preferred Stock at any time after the first anniversary of the closing but no later than the sixth anniversary, on a basis of one Series F Cumulative Convertible Preferred share per ten Class A units. See NOTE 11. "PREFERRED STOCK."

In October 1997, the Company refinanced the mortgage debt secured by the Denver Merchandise Mart in Denver, Colorado for $23.0 million. The Company received net refinancing proceeds of $5.4 million after the payoff of $14.8 million in existing mortgage debt and the payment of various closing costs associated with the refinancing. The new mortgage bears interest at 8.3% per annum requires monthly principal and interest payments of $198,000 and matures in October 2012.

Also in October 1997, the Company contributed its Denver Merchandise Mart, a 509,000 square foot merchandise mart in Denver, Colorado, to a limited partnership in exchange for $6.0 million in cash, a 1% managing general partner interest, all of the Class B limited partner units in the partnership and the partnership's assumption of the $23.0 million in mortgage debt secured by the property. The existing general and limited partners converted their general and limited partner interests into Class A limited partner units. The Class A units have an agreed value of $1.00 per unit. The Class A units are entitled to a fixed preferred return of 10% per annum, paid quarterly. The Class A units may be converted into a total of 529,000 shares of the Company's Series F Cumulative Convertible Preferred Stock at any time after the first anniversary of the closing but not later than the sixth anniversary, on the basis of one Series F Cumulative Convertible Preferred share per ten Class A units. See NOTE 11. "PREFERRED STOCK."

In October 1997, the Company purchased Palm Desert land, a 315.2 acre parcel of undeveloped land in Palm Desert, California, for $11.2 million. The Company paid $3.8 million in cash and assumed the existing mortgage of $7.4 million. The mortgage bears interest at 9% per annum, requires monthly principal and interest payments of $76,000 and matures in February 2002. The Company paid a real estate brokerage commission of $396,000 to Carmel Realty based on the $11.2 million purchase price of the property.

                           AMERICAN REALTY TRUST, INC.
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS - CONTINUED

Also in October 1997, the Company purchased Thompson land, a 4.0 acre parcel of undeveloped land in Dallas County, Texas, for $869,000 in cash. The Company paid a real estate brokerage commission of $52,000 to Carmel Realty based on the $869,000 purchase price of the property.

In October 1997, the Company purchased Santa Clarita land, a 20.6 acre parcel of undeveloped land, in Santa Clarita, California, for $1.3 million in cash. The Company paid a real estate brokerage commission of $78,000 to Carmel Realty based on the $1.3 million purchase price of the property.

Also in October 1997, the Company purchased Tomlin land, a 9.2 acre parcel of undeveloped land in Dallas County, Texas, for $1.7 million in cash. The Company paid a real estate brokerage commission of $100,000 to Carmel Realty based on the $1.7 million purchase price of the property.

In October 1997, the Company purchased Rasor land, a 378.2 acre parcel of undeveloped land in Plano, Texas, for $14.4 million. The Company paid $1.6 million in cash, obtained mortgage financing from the Las Colinas I lender of $3.5 million, applied the net proceeds of $3.5 million from the simultaneous $3.8 million sale of an 86.5 acre tract, and exchanged the Perkins land, a 645.4 acre parcel of undeveloped land in Collin County, Texas, for the remainder of the purchase price. The Company paid a real estate brokerage commission of $268,000 to Carmel Realty based on the $14.4 million purchase price of the property. The Company will recognize a gain of approximately $200,000 on the sale of the 86.5 acre tract. The Company paid a real estate brokerage commission of $115,000 to Carmel Realty based on the $3.8 million sales price of the tract.

In October 1997, the Company purchased the Piccadilly Inns, four hotels in Fresno, California, for $33.0 million. The Company issued 1.6 million shares of Series F Cumulative Convertible Preferred Stock having a liquidation value of $10.00 per share or a total of $16.0 million and obtained mortgage financing of $19.8 million. See NOTE 11. "PREFERRED STOCK." The Company received net financing proceeds of $2.2 million after the payment of various closing costs associated with the financing. The mortgage bears interest at 8.40% per annum, requires monthly principal and interest payments of $158,000 and matures in October 2013. The Company paid a real estate brokerage commission of $1.1 million to Carmel Realty based on the $33.0 million purchase price of the property.

In October 1997, a newly formed partnership, of which the Company is the 1% general partner and 99% Class B limited partner, purchased a 15.8 acre parcel of undeveloped land in Tarrant County, Texas, for $4.5 million. The partnership paid $800,000 in cash, assumed $2.5 million of mortgage debt and issued 1.1 million Class A limited partner units with an agreed value of $1.00 per unit. The Class A limited partner is entitled to a $.10 per unit annual preferred return paid quarterly. The Class A units may be exchanged for either shares of the Company's Series G Cumulative Convertible Preferred Stock on or after the second anniversary of the closing date at a rate of one share of Series G Cumulative Preferred Stock for each 100 Class A units exchanged or shares of the Company's Common Stock only on or after the third anniversary of the closing date. The Class A units are exchangeable for shares of Common Stock at a rate of $1.00 per unit plus any outstanding preferred return divided by .9 times the simple average of the daily closing price of the Common Stock for the 20 days preceding the date of conversion. The assumed mortgage bears interest at 12.95% per annum requires quarterly interest only payments of $81,000 and matures in June 1998.


                                 ______________

INDEPENDENT AUDITORS' REPORT



Board of Trustees and Shareholders
EQK Realty Investors I:

We have audited the accompanying balance sheets of EQK Realty Investors I (a Massachusetts business trust) as of December 31, 1996 and 1995 and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule appearing on page F-62. These financial statements and the financial statement schedule are the responsibility of the Trust's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of EQK Realty Investors I as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements, presents fairly, in all material respects, the information set forth therein.




/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP


Atlanta, Georgia
March 14, 1997

                             EQK REALTY INVESTORS I
                                 BALANCE SHEETS



                                                                December 31,   December 31,
                                                                   1996           1995
                                                                ------------   ------------
                                                        (dollars in thousands, except share data)
                        Assets:
Investment in Harrisburg East Mall, at cost ................     $  52,228      $  52,033
      Less accumulated depreciation ........................        15,338         13,446
                                                                 ---------      ---------
                                                                    36,890         38,587
Cash and cash equivalents:
      Cash Management Agreement ............................         2,667          2,360
      Other ................................................           994            612

Deferred leasing costs (net of accumulated
      amortization of $1,629 and $1,361
      respectively) ........................................         4,041          4,331
Accounts receivable and other assets .......................         2,011          2,319
                                                                 ---------      ---------
TOTAL ASSETS ...............................................     $  46,603      $  48,209
                                                                 =========      =========

      LIABILITIES AND DEFICIT IN SHAREHOLDERS' EQUITY:

Liabilities:
      Mortgage note payable ................................     $  43,794      $  44,125
      Term loan payable to bank ............................         1,585          1,587
      Accounts payable and other liabilities
        including amounts due affiliates of
        $2,940 and $2,765, respectively) ...................         4,245          4,030
                                                                 ---------      ---------

                                                                    49,624         49,742
Deficit in Shareholders' Equity:

      Shares of beneficial interest, without par
        value: 10,055,555 shares authorized,
        9,264,344 shares issued and outstanding ............       135,875        135,875

      Accumulated deficit ..................................      (138,896)      (137,408)
                                                                 ---------      ---------
                                                                    (3,021)        (1,533)
                                                                 ---------      ---------
TOTAL LIABILITIES AND DEFICIT
      IN SHAREHOLDERS' EQUITY ..............................     $  46,603      $  48,209
                                                                 =========      =========


See accompanying Notes to Financial Statements.

                             EQK REALTY INVESTORS I
                             STATEMENT OF OPERATIONS


                                                                  Years ended December 31,
                                                              1996           1995         1994
                                                            --------      --------      --------
                                                      (dollars in thousands, except per share amount)
-----------------------------------------------------------------------------------------------------
Revenues from rental operations .......................     $  6,174      $ 15,761      $ 16,512

Operating Expenses, net of tenant reimbursements
      (including property management fees earned
      by an affiliate of $297, $291 and
      $314, respectively) .............................          887         5,403         5,836

Depreciation and amortization .........................        2,391         4,848         4,612

Other income ..........................................         (268)         (400)           --

Write-off of capitalized predevelopment costs .........           --            --           429

Write-down of investment in real estate ...............           --         3,200            --
                                                            --------      --------      --------

Income from rental operations .........................        3,164         2,710         5,635

Interest expense ......................................        3,896         8,302         8,132

Other expenses, net of interest income
      (including portfolio management fees
      earned by an affiliate of $250,
      $403 and $430, respectively) ....................          756           983           962
                                                            --------      --------      --------

Loss before gain on sale of real estate ...............       (1,488)       (6,575)       (3,459)

Gain on sale of real estate ...........................           --           229            --
                                                            --------      --------      --------

Net loss ..............................................     ($ 1,488)     ($ 6,346)     ($ 3,459)
                                                            ========      ========      ========
Loss per share:
      Loss before gain on sale of real estate .........     ($  0.16)     ($  0.71)     ($  0.37)

      Gain on sale of real estate .....................           --      $   0.03            --

Net loss ..............................................     ($  0.16)     ($  0.68)     ($  0.37)
                                                            ========      ========      ========


See accompanying Notes to Financial Statements.

                             EQK REALTY INVESTORS I
                   STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                  Shares of
                                                  Beneficial   Accumulated
                                                   Interest      Deficit         Total
                                                  ---------     ---------      ---------
                                             (dollars in thousands, except per share data)
------------------------------------------------------------------------------------------
Balance, December 31, 1993 ..................     $ 135,779     ($127,603)     $   8,176

Net Loss ....................................            --        (3,459)        (3,459)

Issuance of 51,226 warrants in
      connection with financing .............            96            --             96
                                                  ---------     ---------      ---------

Balance, December 31, 1994 ..................       135,875      (131,062)         4,813
                                                  ---------     ---------      ---------

Net loss ....................................            --        (6,346)        (6,346)

Balance, December 31, 1995 ..................       135,875      (137,408)        (1,533)
                                                  ---------     ---------      ---------

Net Loss ....................................            --        (1,488)        (1,488)

BALANCE, DECEMBER 31, 1996 ..................     $ 135,875     ($138,896)     ($  3,021)
                                                  =========     =========      =========


See accompanying Notes to Financial Statements.

                             EQK REALTY INVESTORS I
                            STATEMENTS OF CASH FLOWS

                                                              For The Years Ended December 31,
                                                            ------------------------------------
                                                              1996          1995          1994
                                                            --------      --------      --------
                                                                   (dollars in thousands)
Cash Flows From Operating Activities
   Net loss ...........................................     ($ 1,488)     ($ 6,346)     ($ 3,459)
Adjustments to reconcile net loss to net
   cash provided by operating activities:
       Write-down of investment in real estate ........           --         3,200            --
       Depreciation and amortization ..................        2,391         4,848         4,612
       Amortization of debt discount ..................           --           460           334
       Imputed and deferred interest ..................          302         1,494         1,320
       Gain on sale of real estate ....................           --          (229)           --
       Changes in assets and liabilities:
       Decrease in accounts
           payable and other liabilities ..............          (87)       (1,661)         (388)
       (Increase) decrease in accounts receivable
           and other assets ...........................           99          (643)         (235)
                                                            --------      --------      --------
Net cash provided by operating activities .............        1,217         1,123         2,184
                                                            --------      --------      --------
Cash Flows from investing activities:
   Proceeds from sale of real estate ..................           --        38,507            --
   Additions to real estate investments ...............         (195)       (5,362)       (2,976)
   Payment of real estate disposition fee .............           --            --          (216)
                                                            --------      --------      --------
Net cash provided by (used in)
   investing activities ...............................         (195)       33,145        (3,192)
                                                            --------      --------      --------
Cash flows from financing activities:
   Scheduled repayments of debt .......................         (333)           (7)           (7)
   Repayments of debt due to sale of property .........           --       (35,990)           --
                                                            --------      --------      --------
Net cash used in financing activities .................         (333)      (35,997)           (7)
                                                            --------      --------      --------
Increase (decrease) in cash and cash equivalents ......          689        (1,729)       (1,015)
Cash and cash equivalents
   beginning of year ..................................        2,972         4,701         5,716
                                                            --------      --------      --------
Cash and cash equivalents
   end of year ........................................     $  3,661      $  2,972      $  4,701
                                                            ========      ========      ========


See accompanying Notes to Financial Statements.

                             EQK REALTY INVESTORS I
                    NOTES TO FINANCIAL STATEMENTS (Continued)


                             EQK REALTY INVESTORS I
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1:       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS:

     EQK Realty Investors I, a Massachusetts business trust (the "Trust"), was formed pursuant to a Declaration of Trust dated October 8, 1984 to acquire certain income-producing real estate investments. Commencing with the period beginning April 1, 1985, the Trust qualified for and elected real estate investment trust ("REIT") status under the provisions of the Internal Revenue Code.

     At December 31, 1996, the Trust's remaining real estate investment is Harrisburg East Mall ("Harrisburg" or the "Mall"), a regional shopping center in Harrisburg, Pennsylvania. On December 8, 1995, the Trust sold its interest in Castleton Park ("Castleton"), an office park in Indianapolis, Indiana (see Note
3). During 1993, the Trust sold its two remaining office buildings within its office complex located in Atlanta, Georgia, formerly known as Peachtree-Dunwoody Pavilion or "Peachtree" (see Note 3). Prior to 1993, the Trust completed the sale of two office buildings at Castleton (1991) and five office buildings at Peachtree (1992).

     The Declaration of Trust currently provides that actual disposition of the remaining property, Harrisburg, may occur at any time prior to March 1999. The precise timing of this disposition or an alternative strategic transaction will be at the discretion of the Trustees, depending on both the prevailing conditions in the relevant real estate market and the ability of the Trust to extend or refinance its debt maturing in June 1998 (see Note 2 to the financial statements).

CAPITALIZATION, DEPRECIATION AND AMORTIZATION:

     Property additions are recorded at cost. Costs directly associated with major renovations and improvements, including interest on funds borrowed to finance construction, are capitalized to the point of substantial completion.

     Depreciation of real estate investments is provided on a straight-line basis over the estimated useful lives of the related assets, ranging generally from 5 to 40 years. Tenant improvements are amortized over their estimated useful lives, which do not exceed the terms of the respective tenant leases. Intangible assets are amortized on a straight-line basis over their estimated useful lives.

VALUATION OF REAL ESTATE:

In accordance with SFAS 121, the Company reviews for impairment, on a quarterly basis, real estate investments whenever events or changes in circumstances indicate that the carrying amount may not be reasonable based on estimates of future undiscounted cash flows without interest expense. In the event of an impairment, the real estate investment is written down to its fair market value. Real estate investments to be disposed of are recorded at the lower of net book value or fair market value less cost to sell at the date management commits to a plan of disposal.

DEFERRED LEASING COSTS:

     Costs incurred in connection with the execution of a new lease including leasing commissions, costs associated with the acquisition or buyout of existing leases, and legal fees are deferred and amortized over the term of the new lease. Included in deferred leasing costs is the unamortized portion of a 1990 payment of $5,500,000 made to an anchor tenant at Harrisburg in exchange for the tenant relinquishing space that was subsequently converted into leasable area for mall shops.

                             EQK REALTY INVESTORS I
                    NOTES TO FINANCIAL STATEMENTS (Continued)


REVENUE RECOGNITION:

     Minimum rents are recognized on a straight-line basis over the term of the related leases. Percentage rents are recognized on an accrual basis.

NET LOSS PER SHARE:

     The net loss per share calculation is based on the weighted average number of shares outstanding during the year, which was 9,264,344 for all years presented.

     Share warrants issued in connection with the Trust's 1992 debt restructuring (see Note 2) are considered common share equivalents. However, the warrants have not been included in the net loss per share calculation since the effect on such calculation would be anti-dilutive.

INCOME TAXES:

     The Trust has complied with all applicable provisions established by the Internal Revenue Code for maintaining its REIT status. Accordingly, no income tax provision or benefit has been recognized in the accompanying financial statements.

STATEMENTS OF CASH FLOWS:

     Cash equivalents include short-term investments with an original maturity of three months or less. Included in the statements of cash flows are cash payments for interest of $3,886,000, $6,703,000, and $6,746,000 in 1996, 1995
and 1994, respectively. Such amounts are net of interest costs of $69,000 capitalized in 1995.

     As of December 31, 1993, the Trust accrued additions to investments in real estate and a real estate disposition fee payable to the Advisor in the amounts of $489,000 and $216,000, respectively. Such amounts were paid in 1994.

     As a condition of the Trust's debt restructuring (see Note 2), the Trust issued a total of 367,868 share warrants to its primary mortgage lender during 1992 to 1994. The value of the warrants at the time of issuance was recorded as a debt discount and an increase in Shareholders' Equity.

FAS 107:

     The Trust values its financial instruments as required by FAS No. 107, "Disclosures about Fair Values of Financial Instruments". Based on rates currently available to the Trust for comparable financial instruments, the Trust believes, the carrying amounts of cash and cash equivalents, the Mortgage Note, and the Term Loan approximate fair value.

RECLASSIFICATIONS:

     Certain amounts in the prior year have been reclassified from previously issued financial statements to conform with the 1996 presentation.

MANAGEMENT ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             EQK REALTY INVESTORS I
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2:       MORTGAGE DEBT AND RESTRUCTURING ACTIVITIES

     On December 15, 1992, the Trust completed a restructuring of its existing mortgage debt through the issuance of a "Mortgage Note" and a "Term Loan", both due December 15, 1995, with original principal balances of $75,689,000 and $2,859,000, respectively. The Mortgage Note bore interest at an average rate of 9.79% per annum during its three year term, although interest was payable at 8.54% per annum. The Term Loan bore interest at 8.33% and was subject to the same pay rate of 8.54%. The differences between the accrual and pay rates of interest under both debt instruments were reflected in the principal balances due at maturity. Absent prepayments due to property dispositions, the scheduled amount of principal due under the Mortgage Note and the Term Loan on the original maturities date would have been $78,928,000 and $2,839,000, respectively. However, on December 8, 1995, the Trust completed the sale of Castleton Park (see Note 3) and used the net proceeds of $35,990,000 (reflecting reductions of $2,517,000 for customary prorations) to prepay such debt obligations in the amounts of $34,738,000 and $1,252,000, respectively. These debt instruments were subsequently extended for a period of one year to December 15, 1996, and again for a period of eighteen months to June 15, 1998 as described below.

     Pursuant to its Mortgage Note agreement, the Trust issued the lender warrants to purchase 367,868 of its shares of beneficial interest at $.0001 per share. As of December 31, 1996, all such warrants remain outstanding and exercisable.

     As part of the 1992 restructuring, the Trust entered into a Cash Management Agreement with the mortgage lender and assigned all lease and rent receipts to the lender as additional collateral. Pursuant to this agreement, a third-party escrow agent has been appointed to receive all rental payments from tenants and to fund monthly operating expenses in accordance with a budget approved by the lender. As of December 31, 1996, a balance of $781,000 was held by the third-party escrow agent in accordance with the Cash Management Agreement. The agreement also provides for the establishment of a capital reserve account, which is maintained by the escrow agent. Disbursements from this account, which is funded each month with any excess operating cash flow, are limited to capital expenditures approved by the lender. As of December 31, 1996 the balance of the capital reserve account was $1,886,000.

EXTENSIONS OF DEBT

     The remaining principal balances outstanding under the Mortgage Note and the Term Loan at December 15, 1996, $43,794,000 and $1,585,000, respectively, were extended for eighteen months through June 15, 1998, under terms substantially comparable from those previously in effect, except as described below. Previously, principal balances of $44,125,000 and $1,587,000, respectively, were extended from their original maturity date of December 15, 1995 to December 15, 1996. The Mortgage Note remains collateralized by a first mortgage lien on Harrisburg, an assignment of leases and rents, and certain cash balances. The Term Loan remains collateralized by a subordinate lien on Harrisburg.

     The Mortgage Note agreement has been amended to provide for monthly payments of interest only accruing at the rate of 8.88% per annum ($324,000 per month). Previously, in connection with the December 15, 1995 extension, the Mortgage Note agreement was amended to provide for monthly payments of principal (assuming a 30 year amortization) and interest (at an accrual rate equal to the former pay rate of 8.54%) in the aggregate amount of $341,000. The Term Loan agreement was amended to provide for an accrual rate that resets periodically and is computed at the Trust's discretion at either 2 5/8% above the Euro-Rate (as defined) or 1 1/8% above the Prime Rate (as defined). The accrual rate in effect through May 18, 1997 averages 8.12%.

     In consideration for the fixed annual interest accrual rate on the Mortgage Note agreement, the Trust paid an upfront application fee of $165,000 and agreed to pay a back end fee of $272,900, plus interest thereon at the contract rate of 8.88%, at the maturity date of June 15, 1998, or the date at which all or any part of the original principal amount is prepaid. At December 31, 1996, the $272,900 application fee is included in accounts payable and other liabilities on the balance sheet.

NOTE 3:       SALES OF REAL ESTATE

     During 1995, Management recorded a write-down of its investment in Castleton of $3,200,000 in order to reflect its then current estimate of net realizable value. In December 1995, the Trust completed the sale of its remaining forty-four buildings at Castleton. The Trust received net sales proceeds of $38,507,000 before reduction for customary prorations of $2,517,000, and recognized a gain on sale of $229,000. The net proceeds were used to repay a portion of outstanding mortgage indebtedness (see Note 2).

                             EQK REALTY INVESTORS I
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 4:       LEASING ARRANGEMENTS

     The Trust leases shopping center space generally under noncancelable operating leases, some of which contain renewal options. The shopping center leases generally provide for minimum rentals, plus percentage rentals based upon the retail stores' sales volume. Percentage rentals amounted to $179,000, $270,000 and $295,000 for the years ended December 31, 1996, 1995, and 1994, respectively. In addition, the tenants pay certain utility charges to the Trust and, in most leases, reimburse their proportionate share of real estate taxes and common area expenses. Recoveries of common area and real estate tax expenses amounted to $2,313,000, $2,355,000 and $2,311,000 for the years ended December 31, 1996, 1995, and 1994, respectively.


     Future minimum rentals under existing, non-cancelable leases at December 31, 1996 are as follows:



          Years ending December 31,                         Amount
          -------------------------                         ------
                1997                                       $ 4,485,000
                1998                                         4,536,000
                1999                                         4,234,000
                2000                                         4,023,000
                2001                                         3,306,000
                Thereafter                                  12,842,000
                                                           -----------

                                                           $33,426,000
                                                           ===========


     Due to a department store vacancy discussed in Note 8, certain tenants at Harrisburg have exercised the right, as provided for under cotenancy provisions set forth in their respective leases, to pay percentage rent in lieu of fixed minimum rents which amounted to $663,000, $702,000, and $209,000 for the years ended December 31, 1996, 1995, and 1994, respectively. Future minimum rentals for these tenants have been included in the above schedule beginning in March 1997, the month in which the rental payment obligations of these tenants reverts to fixed minimum rent due to the March 10, 1997 opening of Lord & Taylor in the vacant department store location.


NOTE 5: INVESTMENTS IN REAL ESTATE

     The Trust's investments in real estate at December 31, 1996 and 1995 consisted of the following:

                                                1996             1995
                                                ----             ----
     Land                                    $ 4,700,000     $ 4,700,000
     Buildings and improvements               45,033,000      44,975,000
     Tenant improvements                       2,332,000       2,195,000
     Personal property                           163,000         163,000
                                             -----------     -----------

                                             $52,228,000     $52,033,000
                                             ===========     ===========


     During 1995, the Trust renovated Harrisburg's outparcel building to accommodate the relocation of Toys'R'Us. The final cost of the renovation project was approximately $3,440,000. Additional real estate investments in 1996 consisted of minor building and tenant improvements to Harrisburg.

                             EQK REALTY INVESTORS I
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 6:    ADVISORY AND MANAGEMENT AGREEMENTS

ADVISORY AGREEMENT

     The Trust has entered into an agreement with Equitable Realty Portfolio Management, Inc. (successor in interest to EQK Partners), a wholly owned subsidiary of Equitable Real Estate Investment Management, Inc. ("Equitable Real Estate"), to act as its "Advisor". The Advisor makes recommendations to the Trust concerning investments, administration and day-to-day operations.

     Under the terms of the advisory agreement, as amended in December 1989, the Advisor receives a management fee that is based upon the average daily per share price of the Trust's shares plus the average daily balance of outstanding mortgage indebtedness. Such fee is calculated using a factor of 42.5 basis points (0.425%) and generally has been payable monthly without subordination. Commencing with the December 1995 extension of debt and continuing with the December 1996 debt extension (see Note 2), the Mortgage Note lender has requested, and the Advisor has agreed to, a partial deferral of payment of its fee. Whereas the fee continues to be computed as described above, payments to the Advisor are limited to $37,500 per quarter. Accrued but unpaid amounts will be eligible for payment upon the repayment of the Mortgage Note. For the years ended December 31, 1996, 1995 and 1994, portfolio management fees were $250,000, $403,000, and $430,000, respectively. The balance of accrued but unpaid advisory fees at December 31, 1996 was $125,000.

     As of December 31, 1989, portfolio management fees of $5,440,000 payable to the Advisor were deferred in accordance with subordination provisions contained in the original advisory agreement. Pursuant to the amended advisory agreement, the Advisor forgave one-half, or $2,720,000, of the deferred balance. The remaining deferred fees are to be paid upon the disposition of the Trust's properties. As of December 31, 1996, the liability for deferred management fees was $2,720,000.

     Upon the sale of all or any portion of any real estate investment of the Trust, the Advisor will receive a disposition fee equal to 2% of the gross sale price (including outstanding indebtedness taken subject to or assumed by the buyer and any purchase money indebtedness taken back by the Trust). The disposition fee will be reduced by the amount of any brokerage commissions and legal expenses incurred by the Trust in connection with such sales. During 1995, disposition fees earned by the Advisor were $788,000.

     In connection with the December 15, 1996 extension of debt (see Note 2), the Advisor will receive a refinancing fee of $50,000, which will be paid upon the retirement of the debt.

PROPERTY MANAGEMENT AGREEMENTS

     The Trust has also entered into agreements for the on-site management of each of its properties. Harrisburg East Mall is managed by Compass Retail, Inc. ("Compass"), an affiliate of Equitable Real Estate. Castleton Park was managed by an unaffiliated third-party management company up until the time of its sale.

     Management fees paid to Compass are generally based upon a percentage of rents and certain other charges. The Trust believes that such fees are comparable to those charged by unaffiliated third-party management companies providing comparable services. For the years ended December 31, 1996, 1995 and 1994, management fees to Compass were $297,000, $291,000, and $314,000, respectively.

     In connection with the redevelopment of Harrisburg's outparcel building as described in Note 5, Compass received a $150,000 development fee in 1995.

                             EQK REALTY INVESTORS I
                    NOTES TO FINANCIAL STATEMENTS (Continued)

SHARE OWNERSHIP

     In connection with a debt restructuring in December 1992, the Trust issued 1,675,000 previously repurchased shares to its Advisor for $6,700,000, or $4.00 per share. In total, the Advisor owns 1,685,556 shares, or 18.2% of the total shares outstanding. The Advisor earned a $500,000 fee in connection with this refinancing, which was paid in 1993-1994.

NOTE 7: RELATED PARTY TRANSACTIONS

     As a condition of the Term Loan issuance in December 1992 (Note 2), an escrow deposit of $300,000 was required as additional collateral. The Trust borrowed this amount from its Advisor. In connection with the December 15, 1995 extension of this debt, the escrow deposit was released and the Advisor was repaid in 1996.

NOTE 8: COMMITMENTS AND CONTINGENCIES

ANCHOR DEPARTMENT STORE VACANCY

     On March 10, 1997, May Department Stores Company ("May Company") opened a Lord & Taylor department store at Harrisburg, pursuant to a lease agreement with the Trust dated May 16, 1996. The new Lord & Taylor store is located in the anchor space previously occupied by John Wanamaker. The John Wanamaker location at Harrisburg had been closed since October 1995 following Woodward & Lothrop's (the owner of John Wanamaker) sale of certain department stores in this retail chain to May Company pursuant to an August 1995 bankruptcy court auction. Given its existing presence at Harrisburg through its recently-opened Hecht's department store, May Company initially pursued an assignment of this leasehold interest to other retail operators before deciding instead to open a Lord & Taylor department store in this location. The execution of such lease agreement has resulted in, among other things, the termination of the legal proceedings initiated by the Trust against May Company in March 1996 following May Company's failure to open or cause another retail operator to open for business once the John Wanamaker store closed, which was a violation of a continuous operating covenant contained in its lease agreement.

     The new lease agreement with May Company has an initial term of nine years (October 31, 2005), with three renewal options of ten years each. The new lease agreement has a longer committed lease term than the John Wanamaker lease agreement, which stipulated an initial lease term expiration date of October 31, 1999. The financial terms are comparable to those contained in the John Wanamaker lease, although minimum rent payments during the first three years of the lease are anticipated to be approximately $75,000 less per annum. Due to certain rent offsets that John Wanamaker would have otherwise been entitled to, the revenue stream after the third lease year is anticipated to be more favorable to the Trust. In connection with the execution of this lease agreement, the Trust received approval from May Company, on behalf of its Hecht's and Lord & Taylor stores, of certain modifications to the Mall's site plan which will give the Trust flexibility in future development planning. The opening of a Lord & Taylor store is expected to have a positive impact on the Trust's ability to lease space to new tenants and to renew leases with existing tenants.

NOTE 9: SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of selected quarterly financial data for the years ended December 31, 1996 and 1995:

                                           (in thousands, except per share amounts)
                                                         Quarter Ended
                                        -----------------------------------------------
1996                                    March 31     June 30     Sept. 30       Dec. 31
Revenues from rental operations         $ 1,714      $ 1,412      $ 1,576      $ 1,472
Income from rental operations               968          695          868          633
Net loss                                   (193)        (475)        (261)        (559)
Net loss per share                         (.02)        (.05)        (.03)        (.06)


                             EQK REALTY INVESTORS I
                    NOTES TO FINANCIAL STATEMENTS (Continued)

                                                      (in thousands, except per share amounts)
                                                                  Quarter Ended
                                                 -----------------------------------------------
1995                                             March 31     June 30     Sept. 30       Dec. 31
Revenues from rental operations                   $ 3,966      $ 4,113      $ 3,990      $ 3,692
Write down of investment in real estate                --           --       (3,200)          --
Income (loss) from rental operations                1,286        1,487       (1,388)       1,325
Loss before gain on sale of real estate            (1,128)        (890)      (3,802)        (755)
Gain on sale of real estate                            --           --           --          229
Net loss                                           (1,128)        (890)      (3,802)        (526)
Net loss per share before gain on sale
   of real estate                                    (.12)        (.10)        (.06)        (.08)
Net loss per share                                   (.12)        (.10)        (.41)        (.06)


     During the first and second quarters of 1996, the Trust was notified by the Fulton County (Georgia) Tax Commissioner's office of a reduction in the assessed value of the real estate underlying Peachtree Dunwoody Pavilion for tax years prior to the Trust's sale of this property. Such reduction in assessed value resulted in a refund of previously paid real estate taxes in the amount of $268,000, which the Trust recognized as other income.

     During the third quarter of 1995, as a result of a successful valuation appeal, the Trust received and recognized a $400,000 refund of Castleton real estate taxes relating to years 1989 to 1994. Also in the third quarter of 1995, in contemplation of completing the sale of Castleton, Management wrote down its investment in Castleton by $3,200,000 to its estimate of net realizable value. In the fourth quarter of 1995, the Trust completed the sale of Castleton and recognized a gain on the sale of $229,000 (see Note 3). The sum of the net loss per share for the four quarters in 1995 does not equal net loss per share due to rounding differences.

                          FINANCIAL STATEMENT SCHEDULE
                                DECEMBER 31, 1996
                                 (IN THOUSANDS)

              SCHEDULE III-REAL ESTATE AND ACCUMULATED DEPRECIATION






                                                           Cost Capitalized       Gross Amount
                                                            Subsequent to        at which Carried
                                          Initial Cost       Acquisition        at Close of Period
                                       -------------------  ------------  ---------------------------------
                                                  Bldg. &                            Bldg. &                     Accum.
    Description          Encumbrance   Land       Improv.   Improvements  Land     Improvements       Total      Deprec.
========================================================================================================================
Harrisburg East Mall...   $45,379(1) $4,700(2)   $31,287(2)   $16,241    $4,700(2)   $47,528(2)      $52,228     $15,338
  Harrisburg, PA
------------------------------------------------------------------------------------------------------------------------
                          $45,379    $4,700      $31,287      $16,241    $4,700      $47,528         $52,228     $15,338
========================================================================================================================



                                                 Life on which
                                                 Depreciation
                                                  in Latest
                            Date of      Date    Income Stmt.
    Description           Construction Acquired  is Computed
==============================================================
Harrisburg East Mall...     1969(4)     3/13/85    30 yrs
  Harrisburg, PA
--------------------------------------------------------------

==============================================================


(1) Encumbrance is a mortgage note payable constituting first lien on the Harrisburg real estate and a term loan payable to a bank constituting subordinated lien on the property.

(2)  Initial cost is net of imputed interest of $5,280 at date of acquisition.

(3) The aggregate tax basis of the Trust's property is $53 million as of December 31, 1996.

(4)  Renovation of Harrisburg was completed in 1993.



RECONCILIATION OF GROSS CARRYING AMOUNT OF REAL ESTATE:                 RECONCILIATION OF ACCUMULATED DEPRECIATION:

Balance, December 31, 1993                             $107,082      Balance, December 31, 1993                         $28,118

   Improvements and Additions                             2,487        Depreciation expense                               3,719

   Deductions -- Reversal of net book value of                         Deductions -- Reversal of net book value

   fully depreciated assets                                 (44)       of fully depreciated assets                          (44)
                                                       --------                                                        --------

Balance, December 31, 1994                              109,525      Balance, December 31, 1994                          31,793

   Improvements and Additions                             2,823        Depreciation Expense                               4,016

   Deductions--Sale of  Castleton Commercial Park       (60,315)       Deductions--Sale of Castleton Commercial Park    (22,363)
                                                       --------                                                        --------

Balance, December 31, 1995                               52,033      Balance, December 31, 1995                          13,446

   Improvements and Additions                               195        Depreciation Expense                               1,892
                                                       --------                                                        --------

Balance, December 31, 1996                             $ 52,228      Balance, December 31, 1996                        $ 15,338
                                                       ========                                                        ========


                             EQK REALTY INVESTORS I
                                 BALANCE SHEETS

                                                         September 30,   December 31,
                                                            1997            1996
                                                          ---------      ---------
                                                         (Unaudited)
                                                  (dollars in thousands, except share data)

                        Assets:
Investment in Harrisburg East Mall, at cost               $  52,733      $  52,228

      Less accumulated depreciation                          16,753         15,338
                                                          ---------      ---------

                                                             35,980         36,890
Cash and cash equivalents:
      Cash Management Agreement                               2,363          2,667
      Other                                                     642            994
Deferred leasing costs (net of accumulated
      amortization of $1,865 and $1,629
      respectively)                                           3,827          4,041
Accounts receivable and other assets                          2,096          2,011
                                                          ---------      ---------

TOTAL ASSETS                                              $  44,908      $  46,603
                                                          =========      =========

      LIABILITIES AND DEFICIT IN SHAREHOLDERS' EQUITY

Liabilities:
      Mortgage note payable                               $  43,794      $  43,794
      Term loan payable to bank                               1,585          1,585
      Accounts payable and other liabilities

      including amounts due affiliates of                     3,968          4,245
                                                          ---------      ---------

      $3,053 and $2,940, respectively)                       49,347         49,624

Deficit in Shareholders' Equity:

      Shares of beneficial interest, without par
      value: 10,055,555 shares authorized,
      9,264,344 shares issued and
      outstanding                                           135,875        135,875
      Accumulated deficit                                  (140,314)      (138,896)
                                                          ---------      ---------
                                                             (4,439)        (3,021)
                                                          ---------      ---------
TOTAL LIABILITIES AND DEFICIT
      IN SHAREHOLDERS' EQUITY                             $  44,908      $  46,603
                                                          =========      =========


See accompanying Notes to Financial Statements.

                             EQK REALTY INVESTORS I
                             STATEMENT OF OPERATIONS
                                 (UNAUDITED)

                                                            Three months ended         Nine Months ended
                                                               September 30,             September 30,
                                                            -------------------       --------------------
                                                               (in thousands, except per share amounts)
                                                              1997         1996        1997          1996
                                                            -------      -------      -------      -------
Revenues from rental operations .......................     $ 1,545      $ 1,576      $ 4,515      $ 4,705

Operating Expenses, net of tenant reimbursements
      (including property management fees earned
      by an affiliate of $72, $77, 220 and
      $229, respectively) .............................         283          123          642          654

Other income ..........................................          --           --           --          264

Depreciation and amortization .........................         637          585        1,893        1,781
                                                            -------      -------      -------      -------

Income from rental operations .........................         625          868        1,980        2,534

Interest expense ......................................       1,011          971        3,033        2,924

Other expenses, net of interest income
      (including portfolio management fees
      earned by an affiliate of $59,
      $65, $183 and $188, respectively) ...............         179          158          365          539
                                                            -------      -------      -------      -------

Net loss ..............................................     ($  565)     ($  261)     ($1,418)     ($  929)
                                                            =======      =======      =======      =======
Net loss per share: ...................................     ($ 0.06)     ($ 0.03)     ($ 0.15)     ($ 0.10)
                                                            =======      =======      =======      =======


See accompanying Notes to Financial Statements.

                             EQK REALTY INVESTORS I
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                       Nine months ended September 30,
                                                               (in thousands)
                                                             1997        1996
                                                           -------      -------
Cash Flows From Operating Activities
   Net loss ..........................................     ($1,418)     ($  929)
Adjustments to reconcile net loss to net
   cash provided by operating activities:
       Depreciation and amortization .................       1,893        1,781
       Imputed and deferred interest .................          --          236
       Changes in assets and liabilities:
       Decrease in accounts
           payable and other liabilities .............        (277)        (767)
       (Increase) decrease in accounts receivable
           and other assets ..........................        (349)         249
                                                           -------      -------

Net cash provided by operating activities ............        (151)         570
                                                           -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to real estate investments ..............        (505)        (190)
                                                           -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of mortgage debt .......................          --         (246)

Increase (decrease) in cash and cash equivalents .....        (656)         134
CASH AND CASH EQUIVALENTS
   BEGINNING OF PERIOD ...............................       3,661        2,972
                                                           -------      -------
CASH AND CASH EQUIVALENTS
   END OF PERIOD .....................................     $ 3,005      $ 3,106
                                                           =======      =======
Supplemental disclosure of cash flow information:
   Interest paid .....................................     $ 3,015      $ 2,921
                                                           =======      =======


See accompanying Notes to Financial Statements.

                             EQK REALTY INVESTORS I

                          NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE 1:  DESCRIPTION OF BUSINESS

      EQK Realty Investors I, a Massachusetts business trust (the "Trust"), was formed pursuant to a Declaration of Trust dated October 8, 1984 to acquire certain income-producing real estate investments. Commencing with the period beginning April 1, 1985, the Trust qualified for and elected real estate investment trust ("REIT") status under the provisions of the Internal Revenue Code.

      At September 30, 1997, the Trust's remaining real estate investment is Harrisburg East Mall ("Harrisburg" or the "Mall"), a regional shopping center located in Harrisburg, Pennsylvania. During 1995, the Trust sold its remaining interest in Castleton Park ("Castleton") an office park located in Indianapolis, Indiana. During 1993, the Trust sold its two remaining office buildings within its office complex located in Atlanta, Georgia, formerly known as Peachtree-Dunwoody Pavilion ("Peachtree"). Prior to 1993, the Trust sold two office buildings at Castleton (1991) and five office buildings at Peachtree
(1992). The Declaration of Trust currently provides that actual disposition of the remaining property, Harrisburg, may occur at any time prior to March 1999. The precise timing of this disposition or an alternative strategic transaction will be at the discretion of the Trustees, depending on both the prevailing conditions in the relevant real estate market and the ability of the Trust to extend or refinance its debt maturing in June 1998.

NOTE 2:  BASIS OF PRESENTATION

      The financial statements have been prepared by the Trust, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Trust believes that the disclosures are adequate to make the information presented not misleading. The financial statements should be read in conjunction with the audited financial statements and related notes thereto included in the Annual Report on Form 10-K and Amendment No. 1 to Form 10-K for the year ended December 31, 1996.

      In the opinion of the Trust, all adjustments, which include only normal recurring adjustments necessary to present fairly its financial position as of September 30, 1997, its results of operations for the three and nine months ended September 30, 1997 and 1996 and its cash flows for the nine months ended September 30, 1997 and 1996, have been included in the accompanying unaudited financial statements.


      Net loss per share for the three and nine months ended September 30, 1997 and 1996 have been computed on the basis of the 9,264,344 shares outstanding during the periods. Stock warrants held by the Trust's mortgage lender are considered common stock equivalents for purposes of the calculation of net loss per share. However, the warrants have not been included in the calculation of net loss per share for the periods presented since the effect of such calculation would be anti-dilutive.

NOTE 3:  CASH MANAGEMENT AGREEMENT

      In connection with the Trust's mortgage agreement (as amended and extended), the Trust entered into a Cash Management Agreement with the mortgage lender and assigned all lease and rent receipts to the lender as additional collateral. Pursuant to this agreement, a third-party escrow agent has been appointed to receive all rental payments from tenants and to fund monthly operating expenses in accordance with a budget approved by the lender. As of September 30, 1997, a balance of $498,000 was held by the third-party escrow agent in accordance with the Cash Management Agreement. The agreement also provides for the establishment of a capital reserve account, which is maintained by the escrow agent. Disbursements from this account, which is funded each month with any excess operating cash flow, are limited to capital expenditures approved by the lender. As of September 30, 1997 the balance of the capital reserve account was $1,865,000.

NOTE 4:  ADVISORY AND MANAGEMENT AGREEMENTS

      The Trust has entered into an agreement with Equitable Realty Portfolio Management, Inc., a wholly owned subsidiary of Equitable Real Estate Investment Management, Inc. ("Equitable Real Estate"), to act as its "Advisor". Equitable Real Estate was formerly a wholly owned subsidiary of the Equitable Life Assurance Society of the United States ("Equitable"). Effective June 10, 1997, Equitable sold its interest in Equitable Real Estate to Lend Lease Corporation, a real estate and financial services company based in Australia. Going forward, Equitable Real Estate and certain of its business units, including the Advisor, will operate under the name ERE Yarmouth. The Advisor makes recommendations to the Trust concerning investments, administration and day-to-day operations.

      Under the terms of the advisory agreement, as amended in December 1989, the Advisor receives a management fee that is based upon the average daily per share price of the Trust's shares plus the average daily balance of outstanding mortgage indebtedness. Such fee is calculated using a factor of 42.5 basis points (0.425%) and generally has been payable monthly without subordination. Commencing with the December 1995 debt extension and continuing with the December 1996 debt extension, the Mortgage Note lender has requested, and the Advisor has agreed to, a partial deferral of payment of its fee. Whereas the fee will continue to be computed as described, payments to the Advisor will be limited to $37,500 per quarter. Deferred fees, which amounted to $195,500 as of September 30, 1997, will be eligible for payment upon the repayment of the Mortgage Note. For the nine months ended September 30, 1997 and 1996, portfolio management fees amounted to $183,000 and $188,000, respectively.

      As part of the 1989 amendment to the advisory agreement, the Advisor forgave one-half, or $2,720,000, of the total amount of fees previously deferred pursuant to subordination provisions of the original advisory agreement. The remaining deferred fees are to be paid upon the disposition of Harrisburg.

      The Trust has also entered into an agreement with Compass Retail, Inc. ("Compass"), which operates as a business unit of ERE Yarmouth, for the on-site management of Harrisburg. Management fees paid to Compass are generally based upon a percentage of rents and certain other charges. Such fees and commissions are comparable to those charged by unaffiliated third-party management companies providing comparable services. For the nine months ended September 30, 1997 and 1996, management fee expense attributable to services rendered by Compass was $220,000 and $229,000, respectively.

NOTE 5:  DEBT MATURITIES

      The Trust's debt instruments mature on June 15, 1998 in the aggregate principal amount of $45,379,000. In the event that the Trust does not sell Harrisburg before the Mortgage Note and Term Loan mature, Management will explore its external financing alternatives, including the refinancing of the debt with its existing lenders. However, if the Trust is unable to refinance or replace the existing debt at commercially reasonable terms or at all, Management's plans with respect to liquidating Harrisburg will be accelerated to satisfy its debt obligations.

NOTE 6:  OTHER INCOME

      In March 1996, the Trust was notified by the Fulton County (Georgia) Tax Commissioner's office of a reduction in the assessed value of the real estate underlying Peachtree Dunwoody Pavilion for tax years 1991 and 1992. As previously disclosed in Note 1, the Trust completed the sale of Peachtree Dunwoody Pavilion during the period 1992-1993. Such reduction in assessed value resulted in a refund of previously paid real estate taxes in the amount of $192,000 which the Trust recognized as other income during the first quarter of 1996. In June 1996, the Trust was notified by the Fulton County Tax Commissioner's office of an additional tax refund of $72,000, which the Trust received in July 1996 and recognized as other income in the second quarter of 1996.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article Thirteen of ART's Articles of Incorporation provides that, to the fullest extent permitted by Georgia law, as the same exists or may be hereafter be amended, no director of ART shall be personally liable to ART or the shareholders of ART for monetary damages for breach of the duty of care as a director, provided that Article Thirteen does not limit or eliminate liability for (i) a breach of duty involving an appropriation of a business opportunity of ART; (ii) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) a transaction from which the director derived an improper personal benefit. In addition, a director's liability will not be limited as to any payment of a dividend or approval of a stock repurchase that is illegal under Section 14-2-640 of the Georgia Business Corporation Code.

      Article Thirteen applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity. In addition, Article Thirteen does not reduce the exposure of directors to liability under Federal securities laws.

      The Bylaws of ART require ART to indemnify any person who, by reason of the fact that he is or was a director of ART, is made or is threatened to be made a party to an action, including an action brought by ART or its shareholders. The Bylaws provide that ART will indemnify such person against reasonably incurred expenses (including, but not limited to, attorneys' fees and disbursements, court costs, and expert witness fees), and against any judgments, fines and amounts paid in settlement, provided that ART shall not indemnify such person under circumstances in which the Georgia Business Corporation Code, as in effect from time to time, would not allow indemnification.

      The Bylaws of ART give the ART Board the power to cause ART to provide to officers, employees, and agents of ART all or any part of the right to indemnification afforded to directors of ART as set forth in the Bylaws, subject to the conditions, limitations and obligations therein, upon a resolution to that effect identifying such officer, employee or agent and specifying the particular rights provided.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ART pursuant to the foregoing provisions, ART has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

           *3.1 --      Articles of Incorporation
           *3.2 --      Amendment to Articles of Incorporation dated September 15, 1989
           *3.3 --      Articles of Amendment setting forth Certificate of Designation of Series A
                           Cumulative Participating Preferred Stock dated as of April 11, 1990
           *3.4 --      Articles of Amendment dated December 10, 1990 to Articles of Incorporation
           *3.5 --      Amended By-laws of American Realty Trust, Inc., dated December 11, 1991
           *3.6 --      Articles of Amendment of the Articles of Incorporation of American Realty
                           Trust, Inc. setting forth the Certificate of Designations, Preferences and
                           Relative Participating or Optional or Other Special Rights, and Qualifications,
                           Limitations on Restrictions thereof of Special Stock of American Realty
                           Trust, Inc. (Series B 10% Cumulative Preferred Stock) dated as of
                           April 4, 1996
           *3.7 --      Articles of Amendment of the Articles of Incorporation of American Realty
                           Trust, Inc. setting forth the Certificate of Designations, Preferences and
                           Relative Participating or Optional or Other Special Rights, and Qualifications,
                           Limitations on Restrictions thereof of Special Stock of American Realty
                           Trust, Inc. (Series C 10% Cumulative Preferred Stock) dated as of
                           June 4, 1996

           *3.8 -- Articles of Amendment of the Articles of Incorporation of American Realty
                     Trust, Inc. setting forth the Certificate of Designations, Preferences and
                     Relative Participating or Optional or Other Special Rights, and
                     Qualifications, Limitations or Restrictions thereof of Series D Cumulative
                     Preferred Stock of American Realty Trust, Inc. dated as of August 2, 1996
           *3.9 -- Articles of Amendment of the Articles of Incorporation of American Realty
                     Trust, Inc. setting forth the Certificate of Designations, Preferences and
                     Relative Participating or Optional or Other Special Rights, and
                     Qualifications, Limitations or Restrictions thereof of Series E Cumulative
                     Convertible Preferred Stock of American Realty Trust, Inc. dated as of
                     December 3, 1996
          *3.10 -- Articles of Amendment of the Articles of Incorporation
                     deleting Certificate of Designation of Series A Cumulative
                     Participating Preferred Stock, dated as of February 28,
                     1997
          *3.11 -- Articles of Amendment of the Articles of Incorporation of American Realty
                     Trust, Inc. setting forth the Certificate of Designations, Preferences and
                     Relative Participating or Optional or Other Special Rights, and
                     Qualifications, Limitations or Restrictions thereof of Series F Cumulative
                     Convertible Preferred Stock of American Realty Trust, Inc. dated as of
                     August 13, 1997
          #3.12 -- Articles of Amendment of the Articles of Incorporation of American Realty
                     Trust, Inc. setting forth the Certificate of Designations, Preferences and
                     Relative Participating or Optional or Other Special Rights, and
                     Qualifications, Limitations or Restrictions thereof of Series G Cumulative
                     Convertible Preferred Stock of American Realty Trust, Inc. dated as of
                     September 18, 1997
           *4.1 -- Instruments defining the rights of security holders (included in Exhibit 3.11)
           #8.1 -- Opinion of Andrews & Kurth L.L.P. regarding tax matters
           *5.1 -- Opinion of Holt Ney Zatcoff & Wasserman, LLP as to the legality of the Preferred Stock being offered
         **11.1 -- Statement re: computation of per share earnings
         **12.1 -- Statement re: computation of ratios
         **15.1 -- Letter re: unaudited interim financial information
          *21.1 -- Subsidiaries of the registrant
          #23.1 -- Consent of BDO Seidman, LLP (American Realty Trust, Inc.)
          #23.2 -- Consent of BDO Seidman, LLP (Continental Mortgage and Equity Trust)
          #23.3 -- Consent of BDO Seidman, LLP (Income Opportunity Realty Investors, Inc.)
          #23.4 -- Consent of BDO Seidman, LLP (Transcontinental Realty Investors, Inc.)
          #23.5 -- Consent of BDO Seidman, LLP (National Realty, L.P.)
          #23.6 -- Consent of Holt Ney Zatcoff & Wasserman, LLP
          #23.7 -- Consent of Deloitte & Touche LLP (EQK Realty Investors I)
         ##23.8 -- Consent of Legg Mason Wood Walker, Inc. (included in Exhibit 99.4)
          #24.1 -- Power of Attorney
          *29.1 -- Financial Data Schedule
          #99.1 -- Agreement and Plan of Merger By and Among American Realty Trust, Inc., ART
                     Newco LLC, Basic Capital Management, Inc., EQK Realty Investors I,
                     Equitable Realty Portfolio Management, Inc., and Compass Retail, Inc.
          #99.2 -- Stock Purchase Agreement by and between Equitable Realty Portfolio Management,
                     Inc. and American Realty Trust, Inc., dated December 22, 1997.
          #99.3 -- Stock Purchase Agreement by and between Greenspring Fund, Incorporated and American
                     Realty Trust, Inc., dated December 22, 1997.
         ##99.4 -- Fairness Opinion of Legg Mason Wood Walker, Inc.
          #99.5 -- Second Amended and Restated Declaration of Trust of EQK (included as Exhibit "A" to Exhibit 99.1)
          #99.6 -- Form of Proxy Card

----------


* Incorporated by reference to the Registrant's Registration Statement No. 333-21583 filed with the Commission on February 11, 1997.
** Incorporated by reference to Amendment No. 1. to the Registrant's Registration Statement No. 333-21583 filed with the Commission on April 29, 1997.
*** Incorporated by reference to Exhibit 27.0 to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1997, as filed with the Commission on November 14, 1997.
+ Incorporated by reference to Post-Effective Amendment No. 1 to the Registrant's Registration Statement No. 333-21583 filed with the
     Commission on September 8, 1997.
++   Not Applicable
# Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-43777), filed with the Commission on January 6, 1998 and incorporated by reference therein.
##   To be filed by Amendment.


ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (b) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes any information contained in any documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ART pursuant to Item 20, above, or otherwise, ART has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ART of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ART will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 21st day of January, 1998.


                              AMERICAN REALTY TRUST, INC.


                              By:   /s/ KARL L. BLAHA
                                 ------------------------------------------
                                    Karl L. Blaha
                                    President (Principal Executive Officer)





     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                              Title                            Date
       /S/ KARL L. BLAHA
    -----------------------------       President (Principal Executive         January 21, 1998
           Karl L. Blaha                    Officer) and Director


                            *
    -----------------------------             Director                         January 21, 1998
            Roy E. Bode

                            *
    -----------------------------             Director                         January 21, 1998
         Oscar W. Cashwell

                            *
    -----------------------------             Director                         January 21, 1998
            Al Gonzalez

                            *
    -----------------------------             Director                         January 21, 1998
         Dale A. Crenwelge

                            *
    -----------------------------             Director                         January 21, 1998
            Cliff Harris

                            *
    -----------------------------        Executive Vice President and          January 21, 1998
         Thomas A. Holland                 Chief Financial Officer
                                          (Principal Financial and
                                             Accounting Officer)



*By: /s/ KARL L. BLAHA
    -----------------------------
        Karl L. Blaha
        Attorney-in-Fact

                                 EXHIBIT INDEX



          EXHIBIT
          NUMBER                       DESCRIPTION
          ------                       -----------
           *3.1 --      Articles of Incorporation
           *3.2 --      Amendment to Articles of Incorporation dated September 15, 1989
           *3.3 --      Articles of Amendment setting forth Certificate of Designation of Series A
                           Cumulative Participating Preferred Stock dated as of April 11, 1990
           *3.4 --      Articles of Amendment dated December 10, 1990 to Articles of Incorporation
           *3.5 --      Amended By-laws of American Realty Trust, Inc., dated December 11, 1991
           *3.6 --      Articles of Amendment of the Articles of Incorporation of American Realty
                           Trust, Inc. setting forth the Certificate of Designations, Preferences and
                           Relative Participating or Optional or Other Special Rights, and Qualifications,
                           Limitations on Restrictions thereof of Special Stock of American Realty
                           Trust, Inc. (Series B 10% Cumulative Preferred Stock) dated as of
                           April 4, 1996
           *3.7 --      Articles of Amendment of the Articles of Incorporation of American Realty
                           Trust, Inc. setting forth the Certificate of Designations, Preferences and
                           Relative Participating or Optional or Other Special Rights, and Qualifications,
                           Limitations on Restrictions thereof of Special Stock of American Realty
                           Trust, Inc. (Series C 10% Cumulative Preferred Stock) dated as of
                           June 4, 1996
           *3.8 --      Articles of Amendment of the Articles of Incorporation of American Realty
                          Trust, Inc. setting forth the Certificate of Designations, Preferences and
                          Relative Participating or Optional or Other Special Rights, and
                          Qualifications, Limitations or Restrictions thereof of Series D Cumulative
                          Preferred Stock of American Realty Trust, Inc. dated as of August 2, 1996
           *3.9 --      Articles of Amendment of the Articles of Incorporation of American Realty
                          Trust, Inc. setting forth the Certificate of Designations, Preferences and
                          Relative Participating or Optional or Other Special Rights, and
                          Qualifications, Limitations or Restrictions thereof of Series E Cumulative
                          Convertible Preferred Stock of American Realty Trust, Inc. dated as of
                          December 3, 1996
          *3.10 --      Articles of Amendment of the Articles of Incorporation
                          deleting Certificate of Designation of Series A Cumulative
                          Participating Preferred Stock, dated as of February 28,
                          1997
          *3.11 --      Articles of Amendment of the Articles of Incorporation of American Realty
                          Trust, Inc. setting forth the Certificate of Designations, Preferences and
                          Relative Participating or Optional or Other Special Rights, and
                          Qualifications, Limitations or Restrictions thereof of Series F Cumulative
                          Convertible Preferred Stock of American Realty Trust, Inc. dated as of
                          August 13, 1997
          #3.12 --      Articles of Amendment of the Articles of Incorporation of American Realty
                          Trust, Inc. setting forth the Certificate of Designations, Preferences and
                          Relative Participating or Optional or Other Special Rights, and
                          Qualifications, Limitations or Restrictions thereof of Series G Cumulative
                          Convertible Preferred Stock of American Realty Trust, Inc. dated as of
                          September 18, 1997
           *4.1 --      Instruments defining the rights of security holders (included in Exhibit 3.11)
           #8.1 --      Opinion of Andrews & Kurth L.L.P. regarding tax matters
           *5.1 --      Opinion of Holt Ney Zatcoff & Wasserman, LLP as to the legality of the Preferred Stock being offered
         **11.1 --      Statement re: computation of per share earnings
         **12.1 --      Statement re: computation of ratios
         **15.1 --      Letter re: unaudited interim financial information
          *21.1 --      Subsidiaries of the registrant
          #23.1 --      Consent of BDO Seidman, LLP (American Realty Trust, Inc.)
          #23.2 --      Consent of BDO Seidman, LLP (Continental Mortgage and Equity Trust)
          #23.3 --      Consent of BDO Seidman, LLP (Income Opportunity Realty Investors, Inc.)
          #23.4 --      Consent of BDO Seidman, LLP (Transcontinental Realty Investors, Inc.)
          #23.5 --      Consent of BDO Seidman, LLP (National Realty, L.P.)
          #23.6 --      Consent of Holt Ney Zatcoff & Wasserman, LLP
          #23.7 --      Consent of Deloitte & Touche LLP (EQK Realty Investors I)
         ##23.8 --      Consent of Legg Mason Wood Walker, Inc. (included in Exhibit 99.4)
          #24.1 --      Power of Attorney
          *29.1 --      Financial Data Schedule
          #99.1 --      Agreement and Plan of Merger By and Among American Realty Trust, Inc., ART
                          Newco LLC, Basic Capital Management, Inc., EQK Realty Investors I,
                          Equitable Realty Portfolio Management, Inc., and Compass Retail, Inc.
          #99.2 --      Stock Purchase Agreement by and between Equitable Realty Portfolio Management,
                          Inc. and American Realty Trust, Inc., dated December 22, 1997.
          #99.3 --      Stock Purchase Agreement by and between Greenspring Fund, Incorporated and American
                          Realty Trust, Inc., dated December 22, 1997.
         ##99.4 --      Fairness Opinion of Legg Mason Wood Walker, Inc.
          #99.5 --      Second Amended and Restated Declaration of Trust of EQK (included as Exhibit "A" to Exhibit 99.1)
          #99.6 --      Form of Proxy Card


----------


* Incorporated by reference to the Registrant's Registration Statement No. 333-21583 filed with the Commission on February 11, 1997.
** Incorporated by reference to Amendment No. 1. to the Registrant's Registration Statement No. 333-21583 filed with the Commission on April 29, 1997.
*** Incorporated by reference to Exhibit 27.0 to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1997, as filed with the Commission on November 14, 1997.
+ Incorporated by reference to Post-Effective Amendment No. 1 to the Registrant's Registration Statement No. 333-21583 filed with the
     Commission on September 8, 1997.
++   Not Applicable
# Filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (No. 333-43777), filed with the Commission on January 6, 1998 and incorporated by reference therein.
##   To be filed by Amendment.